UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒  Filed by a Party other than the Registrant 

Check the appropriate box:

☒           Preliminary Proxy Statement
☐           Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐           Definitive Proxy Statement
☐           Definitive Additional Materials
☐           Soliciting Material Pursuant to § 240.14a-12

DRAGON PHARMACEUTICAL INC.
(Name of Registrant as Specified In Its Charter)

___________________________________________________________________
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐           No fee required
☒           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.001 per share
2)
Aggregate number of securities to which transaction applies: 67,066,418 shares of common stock outstanding; in-the-money stock options with respect to 7,960,000 shares of common stock; and warrants  with respect to 0 shares of common stock.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (i) 67,066,418 shares of common stock multiplied by $0.82 per share; and (ii) in-the-money stock options with respect to 7,960,000 shares of common stock multiplied by $0.22 per share (which is the difference between $0.82 and the weighted average exercise price of $0.60 per share).  In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by multiplying 0.0000713 by the sum of the preceding sentence.

4)	Proposed maximum aggregate value of transaction: $56,745,662
5)	Total fee paid: $4,046
□	Fee paid previously with preliminary materials.
□
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)           Amount Previously Paid: ________________________________
2)           Form, Schedule or Registration Statement No.: _______________
3)           Filing Party: __________________________________________
4)           Date Filed: ____________________________________________

PRELIMINARY COPY

DRAGON PHARMACEUTICAL INC.
Suite 310, 650 West Georgia Street
Vancouver, British Columbia
Canada V6B 4N9
Telephone (604) 669-8817
[Date]
Dear Shareholder:

You are cordially invited to attend the special meeting of the shareholders of Dragon Pharmaceutical Inc. (“we”, the “Company” or “Dragon”) to be held at 10:30 a.m. local time, on ___________, 2010 at Dragon’s corporate office located at Suite 310, 650 West Georgia Street,  Vancouver, British Columbia, Canada  V6B 4N9.

At the special meeting, you will be asked to consider and vote upon the following proposals:

1.  to adopt the Agreement and Plan of Merger, dated as of March 26, 2010, which we refer to as the "Merger Agreement" in this proxy statement, by and among Dragon, Chief Respect Limited, a Hong Kong corporation, Datong Investment Inc., a Florida corporation and subsidiary of Chief Respect Limited, and Mr. Yanlin Han, pursuant to which Datong Investment Inc. will merge with and into Dragon and each holder of Dragon shares of common stock, excluding Mr. Han,  will receive $0.82 per share.

2.  to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Merger Agreement at the time of the special meeting; and

3.  to conduct such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

Pursuant to the Merger Agreement, Datong Investment Inc., a Florida corporation,  which we refer to as "MergerSub" in this proxy statement, will merge with and into Dragon, with our Company continuing as the surviving corporation of the merger.  The shares of common stock of the Company held by Mr. Han prior to the merger will remain issued and outstanding after the merger and will not be affected by the merger.  Following the merger, Dragon will become a subsidiary of Chief Respect Limited, a Hong Kong corporation which we refer to as "Parent" in this proxy statement, and the Parent and Mr. Han will be the shareholders of the surviving corporation.

After careful consideration and upon the recommendation of the Special Committee comprised entirely of directors with no financial interest in Parent and no affiliation (other than being Board members of the Company) with Mr. Yanlin Han, our board of directors (other than Mr. Han who did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto) (i) determined that the Merger Agreement and the transactions contemplated by the merger agreement, including the merger, are substantively and procedurally fair to and in the best interests of our Company and our unaffiliated shareholders (by which we mean, for purposes of this determination, our shareholders other than Mr. Han); (ii) approved and authorized the Merger Agreement and the merger and (iii) recommends that you vote "FOR" the adoption of the Merger Agreement at the special meeting.

This proxy statement provides detailed information about the Merger Agreement and the merger.  The description of the Merger Agreement and all other agreements in this proxy statement are subject to the terms of the actual agreements.  We encourage you to read this proxy statement carefully, including its Appendixes and the documents we refer to in this proxy statement.

Your vote is very important, regardless of the number of shares you own.  The proposed merger cannot be completed unless it is approved by (1) the affirmative vote of the holders of a majority of the outstanding shares of the Company’s voting common stock entitled to vote on the merger which is required under Florida law (the "Florida law vote") and (2) a majority of the votes cast by holders of outstanding shares of the Company’s voting common stock entitled to vote on the merger, excluding the votes cast by Mr. Han which is required under the rules of the Toronto Stock Exchange ("TSX vote") as described in the accompanying proxy statement.  Mr. Han owned as of the record date approximately 38.0% of the Company’s shares, which shares would be counted for the purpose of determining the Florida law vote but would not be counted for purpose of determining the TSX vote. Accordingly, assuming that Mr. Han voted all of his share in favor of the merger, the affirmative vote of greater than approximately 21% of the remaining 62% of the shares (or 13% of the all outstanding shares) would be required to approve the merger for purpose of the Florida law vote, and, assuming all of the Company's stockholders voted all of their shares with respect to the Merger Agreement, the affirmative vote of the majority of the remaining 62% of the shares would be required to approve the merger agreement for purposes of the TSX vote.

Only shareholders who owned shares of our common stock at the close of business on __________, the record date for the special meeting, will be entitled to vote at the special meeting.  To vote your shares, you may use the enclosed proxy card or attend the special meeting and vote in person.  On behalf of our board of directors, I urge you to complete, sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the special meeting.

Thank you for your support of our Company.  I look forward to seeing you at the special meeting.

Sincerely,

/s/ Maggie Deng

Maggie Deng,
Secretary

The proxy statement is dated _________2010, and is first being mailed to shareholders on or about __________.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

In addition to delivering the proxy materials for the special meeting to be held on __________ to shareholders by mail, the proxy statement for such meeting is also available on our website at www.dragonpharma.com.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
The Parties to the Merger	1
The Merger	1
Merger Consideration	1
Treatment of Outstanding Stock Options	2
Market Prices and Dividend Data	2
Material United States Federal Income Tax Consequences of the Merger	2
Material Canadian Federal Income Tax Consequences of the Merger	2
Opinion of the Special Committee's Financial Advisor	3
The Special Meeting of Shareholders	3
Interests of Our Executive Officers and Directors in the Merger	4
Indemnification Agreements	5
Intentions of our Directors and Executive Officers and Voting Commitment	5
Parent's Financing for the Transaction-Good Faith Deposit	6
Conditions to the Closing of the Merger	6
Solicitation of Other Offers	7
Termination of the Merger Agreement	7
Termination Fees	8
Regulatory Matters	8
Appraisal Rights	8
Legal Proceedings Regarding the Merger	9

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	9
Notice of Internet Availability	15

SPECIAL FACTORS	16
Background to the Merger	16
Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors	18
Opinion of the Special Committee's Financial Advisor	22
Additional Information	27
Purpose and Reasons for the Merger for Parent, MergerSub and Mr. Han	28
Position of Parent, MergerSub and Mr. Han as to the Fairness of the Merger	28
Interests of Our Executive Officers and Directors in the Merger	31
Interest of Mr. Han in Parent and MergerSub	31
Change in Control Benefits for Our Executive Officers	32
Indemnification of Directors and Officers	32
The Special Committee	32
Related Party Transactions	33
Form of the Merger	33
Merger Consideration	33
Parent's Financing for the Transaction	33
Effects of the Merger	33
Plans for Our Company After the Merger	34
Effects on the Market for the Shares; OTC Bulletin Board and TSX Listing; Registration Under the Exchange Act	35
Effects on Our Company if the Merger is Not Completed	35
Material United States Federal Income Tax Consequences of the Merger	36
Material Canadian Federal Income Tax Consequences of the Merger	37

- i -

Holders Resident in Canada	38
Holders Not Resident in Canada	38
Regulatory Matters	39
Accounting Treatment	40
Legal Proceedings Regarding the Merger	40
Appraisal Rights	40
Exercising Dissent Rights	43
Provisions for Unaffiliated Shareholders	44
Voting Intentions of Our Directors and Executive Officers and Voting Commitment of Mr. Han, Parent and MergerSub	44
Estimated Fees and Expenses of the Merger	44

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	45

RISK FACTORS	45

THE SPECIAL MEETING	46
Date, Time and Place	46
Purpose of the Special Meeting	46
Record Date; Shares Entitled to Vote; Quorum	46
Vote Required	47
Voting of Proxies	47
Revocability of Proxies	47
Solicitation of Proxies	48

THE PARTIES TO THE MERGER	48

THE MERGER AGREEMENT	49
The Merger	49
Effective Time	50
Merger Consideration	50
Payment Procedures	50
Treatment of Outstanding Stock Options	51
Representations and Warranties	51
Company Material Adverse Effect Definition	54
Conduct of Business Pending the Merger	54
Solicitation of Other Offers	56
Termination in Connection with a Superior Proposal	58
Merger Financing-Good Faith Deposit	59
Indemnification	60
Additional Covenants	60
Conditions to the Closing of the Merger	61
Termination of the Merger Agreement	62
Termination Fees	64
Limitation on Remedies	64
Amendment; Extension of Time; Waiver	64

IMPORTANT INFORMATION REGARDING DRAGON PHARMACEUTICAL INC.	65
Description of Business	65
Description of Property	65
Legal Proceedings	65

- ii -

Directors and Executive Officers	65
Ownership of Common Stock by Certain Beneficial Owners, Directors and Executive Officers	67
Market Price of Our Company Common Stock and Dividend Information	69
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	70
Quantitative and Qualitative Disclosures about Market Risk	70
Management's Discussion and Analysis of Financial Condition and Results of Operations	70
Financial Statements	70
Selected Financial Data	70
Consolidated Balance Sheet Data	70
Consolidated Statements of Operation	71
Book Value Per Share	71
Prior Public Offerings	71
Prior Stock Purchases	71
Prior Stock Purchases by Mr. Han, Parent and MergerSub	71
Transactions During the Past Sixty Days	71

IMPORTANT INFORMATION REGARDING MR. HAN, PARENT AND MERGERSUB	71
Mr. Han	71
Parent	72
MergerSub	72
Criminal and Administrative Proceedings	72
Interest in Securities of Our Company	72

AUTHORITY TO ADJOURN THE SPECIAL MEETING	72
Generally	72
Vote Required	73

OTHER MATTERS	73

SHAREHOLDER PROPOSALS	73

INFORMATION INCORPORATED BY REFERENCE	74

WHERE YOU CAN FIND MORE INFORMATION	74

MISCELLANEOUS	76

APPENDIX A: AGREEMENT AND PLAN OF MERGER DATED MARCH 26, 2010
APPENDIX B: OPINION OF CANACCORD FINANCIAL LTD.
APPENDIX C-1: DISSENT & APPRAISAL RIGHTS OF THE FLORIDA BUSINESS CORPORATIONS ACT
APPENDIX C-2: FORM OF DISSENTER’S APPRAISAL NOTICE
APPENDIX D: FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009

This proxy statement incorporates important business and financial information about the Company from documents filed with the Securities and Exchange Commission that are not included in, or delivered with, this document. This information is available without charge at the Securities and Exchange Commission’s website, http://www.sec.gov, as well as from other sources. Refer to “WHERE YOU CAN FIND MORE INFORMATION.”

- iii -

SUMMARY TERM SHEET

This following summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you.  To understand the merger fully and for a more complete description of the legal terms of the merger, we encourage you to read carefully this entire proxy statement, its Appendixes and the documents referred to or incorporated by reference in this proxy statement.  Each item in this summary includes a page reference directing you to a more complete description of that topic. Refer to "Where You Can Find More Information."

The Parties to the Merger

Dragon Pharmaceutical Inc. Dragon Pharmaceutical Inc. is a manufacturer and distributor of a broad line of high-quality antibiotic products including Clavulanic Acid, 7-ACA, downstream cephalosporin active pharmaceutical ingredient and formulated powder for injection in both Chinese and emerging markets.  Our headquarters are located at Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9.  Our telephone number at our headquarters is (604) 669-8817.  Dragon Pharmaceutical Inc. is referred to in this proxy statement as alternatively the "Company," “Dragon” and "we."

Chief Respect Limited, a Hong Kong corporation, is a new company which was formed in connection with the merger.  Chief Respect Limited has not carried on any activities other than in connection with the merger.   Mr. Han, our Chairman, Chief Executive Officer and owner of approximately 38.0% of the outstanding share of our common stock, is the sole shareholder of the Chief Respect Limited.  Chief Respect Limited’s principal offices are located at 11/F, AXA Centre, 151 Gloucester Road, Wanchai, Hong Kong, and its telephone number is (852)-25823800.  Chief Respect Limited is referred to in this proxy statement as "Parent."

Datong Investment Inc., a Florida corporation, is a wholly owned subsidiary of Parent and has not engaged in any business activity other than activities related to the purpose of merging with our Company.  If the merger is completed, Datong Investment Inc. will cease to exist following its merger with and into our Company.  The principal offices are located at c/o Corporation Service Company, 1201 Hays Street, Tallahassee, FL 32301.  Datong Investment is referred to in this proxy statement as "MergerSub."

The Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, MergerSub, a wholly owned subsidiary of Parent, will merge with and into our Company. The shares of common stock of the Company held by Mr. Han prior to the merger will remain issued and outstanding after the merger and will not be affected by the merger.  After the merger, Dragon will continue as the surviving corporation and as a subsidiary of Parent.  The surviving corporation will be a privately held corporation with Mr. Han and the Parent as its shareholders.  With the exception of Mr. Han, our current shareholders will cease to have any ownership interest in the surviving corporation or rights as shareholders of the surviving corporation.

Merger Consideration

If the merger is completed, each share of our common stock, other than as provided below, will be converted into the right to receive $0.82 in cash, without interest and less any applicable withholding taxes. We refer to this consideration per share of common stock to be paid in the merger as the "merger consideration." The following shares of our common stock will not be converted into the right to receive the merger consideration in connection with the merger: (1) shares held by any of our shareholders who are entitled to and who properly exercise appraisal rights under Florida law; and (2) shares owned by Mr. Han.  Mr. Han currently owns approximately 38.0% of our outstanding shares and is our Chairman and Chief Executive Officer.

At the effective time of the merger, our shareholders, with the exception of Mr. Han, will no longer have any rights as a shareholder other than the right to receive the merger consideration, or for those who have properly exercised appraisal rights under Florida law, the right to receive fair value.  In no event will our shareholders, with the exception of Mr. Han,  have rights as a member or shareholder of Parent or MergerSub, respectively, as a result of the merger.  Our shareholders entitled to the merger consideration will receive the merger consideration after exchanging their stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our shareholders shortly after the effective time of the merger.

Treatment of Outstanding Stock Options

Pursuant to the plans and stock option agreements under which they were issued, each outstanding stock option will, at the effective time of the merger, to the extent not previously exercised, be canceled and terminated and converted into the right to receive a cash payment for each vested share of our common stock subject to such option equal to the excess, if any, of (1) the merger consideration over (2) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes.

Market Prices and Dividend Data

Shares of our common stock are quoted on the OTC Bulletin Board under the symbol "DRUG". On March 26, 2010, the last full trading day prior to the public announcement of the merger, the closing price for our common stock was $0.69 per share.  On ______, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock was $_____ per share.

Material United States Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock in the merger generally will result in your recognizing gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in your shares of our common stock.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own financial situation.  Further, we have not addressed the tax effect of the merger to persons who are not citizens of or residents of the United States. In addition the tax effect on holders of stock options has not been address.  We strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.

Material Canadian Federal Income Tax Consequences of the Merger

A shareholder who is resident in Canada and who holds common shares as capital property is generally expected to recognize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the amount of cash received for such common shares, net of any reasonable costs of disposition, exceeds (or is less than) the holder’s adjusted cost base of the common shares. Any capital gain so realized on the merger by a shareholder who is a non-resident of Canada in general is not expected to be subject to Canadian federal income taxation.

This overview of Canadian federal income tax considerations is subject to the more detailed discussion under “Special Factors – Material Canadian Federal Income Tax Consequences of the Merger” and the assumptions noted therein.  In addition, tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts and your particular circumstances.  We are not in a position to give tax advice to any particular holder, and we strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.

Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors

Our board of directors (other than Mr. Han who did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto) recommends that you vote "FOR" adoption of the Merger Agreement and "FOR" the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.  In reaching its determination that the Merger Agreement and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to our Company and our unaffiliated shareholders (by which we mean, for purposes of this determination, our shareholders other than Mr. Han) and its decision to approve the Merger Agreement and recommend its adoption to our shareholders, our board of directors considered the factors described herein.  Our board of directors based its recommendation in part on the recommendation of the Special Committee, which Special Committee acted with the advice and assistance of our management and its independent legal and financial advisor and was comprised at all times of directors with no financial interest in Parent and no affiliation with Mr. Han.

Opinion of the Special Committee's Financial Advisor

On March  26, 2010, Canaccord Financial Ltd., which we refer to as "Canaccord” in this proxy statement, rendered its opinion to the Special Committee to the effect that, as of March 26, 2010, the consideration to be received by our unaffiliated shareholders in the proposed merger pursuant to the Merger Agreement was fair to such unaffiliated shareholders from a financial point of view.  For purposes of its opinion, Canaccord defined our unaffiliated shareholders as the holders of our common stock, other than Mr. Han.

Canaccord’s opinion speaks only as of the date of the opinion. The opinion was directed to the special committee and is directed only to the fairness of the merger consideration to Dragon’s shareholders, other than holders of shares of Dragon who comply with the provisions of the FBCA regarding the right of the shareholders to dissent from the Merger and Mr. Han,  from a financial point of view.  It does not address the underlying business decision of Dragon to engage in the merger or any other aspect of the merger.   The summary of Canaccord’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Appendix B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Canaccord in preparing its opinion.  However, neither Canaccord’s  written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to any shareholder as to how such shareholder should act or vote with respect to any matter relating to the merger.  Refer to "Special Factors—Opinion of the Special Committee's Financial Advisor.”

The Special Meeting of Shareholders

Date, Time and Place.  A special meeting of our shareholders will be held on __________, at our corporate office, Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada  V6B 4N9, at 10:30 a.m., local time, to:

•	consider and vote upon the adoption of the Merger Agreement;

•
consider and vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Merger Agreement at the time of the special meeting; and

•	transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date and Voting Power.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on __________, the record date for the special meeting.  You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date.  There are 67,066,418 shares of our common stock entitled to be voted at the special meeting.

Required Vote.  Under Florida law, the adoption of the Merger Agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date (the "Florida law vote").  In addition, under the rules of the Toronto Stock Exchange the Merger Agreement must be approved by holders of common stock representing a majority of the shares of outstanding common stock excluding shares of common stock owned by Mr. Han (the "TSX vote").  Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast by holders of our common stock present, in person or represented by proxy, and entitled to vote at the special meeting.

Interests of Our Executive Officers and Directors in the Merger

You should be aware that members of our board of directors and executive officers have interests in the merger that may be different from, or in addition to, yours.  These interests are summarized below and more fully described in "Special Factors—Interests of Our Executive Officers and Directors in the Merger”

•
Mr. Han, our Chairman, Chief Executive Officer and an owner of approximately 38.0 % of our outstanding shares, is the sole owner of the Parent.  Mr. Han is also the sole director and officer of the Parent and the MergerSub. The shares of common stock of the Company held by Mr. Han prior to the merger will remain issued and outstanding after the merger and will not be affected by the merger.  After the merger, Dragon will continue as the surviving corporation and as a subsidiary of Parent.  The surviving corporation will be a privately held corporation with Mr. Han and the Parent as its shareholders.

•
Similar to all other option holders under our stock option plan, stock options held by our executive officers and directors will be canceled and converted into the right to receive a cash payment, for each vested share of our common stock subject to each option, equal to the excess, if any, of (1) the merger consideration over (2) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes.  Refer to the "—Treatment of Outstanding Stock Options," above.

Indemnification

The Merger Agreement also provides that from and after the effective time of the merger, Parent and the surviving corporation shall:

•
to the extent permitted under applicable law, indemnify and hold harmless each individual who is as of the date of the  Merger Agreement or during the period from such date through the effective time of the merger serving as our director, officer, trustee or fiduciary or, in such capacity for any of our subsidiaries with respect to any judgments, fines, penalties and amounts paid in settlement in connection with any claim, suit, action, proceeding or investigation, based on or arising out of or relating to such individual's position as a director, officer, trustee, employee, agent or fiduciary of ours or any of our subsidiaries;

•
assume all our and our subsidiaries' obligations to such individuals in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger, as provided in our and our subsidiaries' organizational documents; and

•	provides for standard releases from liability for any act while such person was acting as a director or executive officer on behalf of the Company.

Voting Intentions of Our Directors and Executive Officers and Voting Commitment

Under the terms of the Merger Agreement, Mr. Han, our Chairman and Chief Executive Officer, agreed to vote all shares of common stock held by him in favor of the adoption of the Merger Agreement. As of the date of this proxy statement, Mr. Han owns 25,453,741 shares of our common stock representing approximately 38.0% of our outstanding shares of common stock.

In addition, pursuant to a Support Agreement, Mr. Zhanguo Weng, Ms. Xuemei Liu, Dr. Alexander Wick and Dr. Yiu Kwong Sun, each a director of the Company (collectively “Supporting Shareholders”) have agreed to vote all shares of common stock held by them in favor of the adoption of the Merger Agreement.  Although the Special Committee, and in particular its Chairman Peter Mak, primarily negotiated with Mr. Han with respect to among other things merger consideration, the Special Committee kept informed and sought approval from the Mr. Weng and Ms. Liu.

As of the date of this proxy statement, Mr. Weng owns 8,986,783 shares, Ms. Liu owns 4,493,391 shares,  Dr. Wick owns 500,000 shares and Dr. Sun owns 700,000 shares of our common stock, which collectively represents approximately 21.9% of our outstanding shares of common stock.

Consequently, assuming that the Supporting Shareholders vote their shares of common stock representing approximately 21.9% of the outstanding shares in favor of the Merger Agreement, along with Mr. Han’s 38.0%, collectively representing 59.9% of the outstanding shares they will have a sufficient number of shares to approve the Merger Agreement under Florida law vote and but will need other shareholders to vote for the merger in order to meet the TSX vote.

Parent's Financing for the Transaction -Good Faith Deposit

Parent has represented to us that at the effective time of the merger, Parent will have sufficient cash to make all payments required under the Merger Agreement, including the merger consideration payable to our shareholders.  Parent intends to finance the merger consideration through Mr. Han’s personal funds and personal loans from private lenders.

The Parent has agreed to deposit $3,000,000 into a segregate account to be jointly controlled by Mr. Han and either Ms. Maggie Deng, Chief Operating Officer or Mr. Garry Wong, Chief Financial Officer on behalf of the Company.  $1,000,000 was delivered upon the execution of the Merger Agreement, and $2,000,000 was delivered upon the filing of the definitive proxy statement.  The deposit may be used to pay for the merger consideration.  If Parent is unable to obtain the merger consideration by the Closing, or if Mr. Han otherwise breaches the Merger Agreement, the Company will be entitled to a termination fee of $400,000.

Conditions to the Closing of the Merger

The obligations of the parties to consummate the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of certain conditions on or prior to the closing date of the merger.  Those conditions include (1) approval of the merger by a majority of the outstanding shares of our common stock;  (2) approval of the merger by a majority of the outstanding shares of our common stock excluding shares held by Mr. Han; and (3) no governmental authority preventing the merger by way of an injunction, order or other legal restraint.

The obligations of Parent and MergerSub to complete the merger are subject to the satisfaction of certain conditions including (1) a requirement that our representations and warranties be true and correct as of the date of the signing of the Merger Agreement and the closing of the merger, but only if a Company Material Adverse Effect (as defined in the Merger Agreement) would result if the representations and warranties are not so true and correct; (2) Company shall have performed or complied in all material respects with all agreements and covenants in the Merger Agreement required to be performed or complied with by it on or prior to the effective time of the merger and (3) our Chief Operating Officer shall have delivered a certificate that all of the conditions relating to our representations and obligations under the Merger Agreement have been satisfied.

Our obligations to complete the merger are subject to certain conditions including (1) a requirement that Parent and MergerSub's representations and warranties be true and correct as of the date of the signing of the Merger Agreement and the closing of the merger, but only if the failure to be so true and correct would prevent or materially hinder Parent or MergerSub from consummating the merger; (2) Mr. Han, Parent and MergerSub shall have performed or complied in all material respects with all agreements and covenants in the Merger Agreement required to be performed or complied with by them on or prior to the effective time of the merger; and (3) we shall have received a certificate signed by an authorized officer of Parent certifying that all of the conditions with respect to Parent's, MergerSub's and Mr. Han's representations and obligations under the Merger Agreement have been satisfied.

The conditions to the closing of the merger are more fully described below in "The Merger Agreement—Conditions to the Closing of the Merger."

Solicitation of Other Offers

In general, we are required to terminate discussions with respect to, or that could be reasonably be expected to lead to, an acquisition proposal and are required not to authorize or permit any of our representatives to, directly or indirectly, initiate, solicit, encourage or knowingly take any other action to facilitate any inquiries or the making of any acquisition proposal.

Notwithstanding the foregoing, if we receive a written acquisition proposal, we may contact the person making such proposal solely to clarify and understand the terms and conditions of such acquisition proposal so as to determine whether such acquisition proposal is reasonably likely to lead to a superior proposal.

Furthermore, if our board of directors determines in good faith that an acquisition proposal constitutes or is reasonably likely to lead to a superior proposal we may participate in negotiations regarding the acquisition proposal if our board of directors determines in good faith that not doing so would be inconsistent with its duties under applicable law.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the merger, whether before or after shareholder approval has been obtained:

•	by mutual written consent of the Parent and Company;

•	by either us or Parent if the merger has not been consummated within 270 days of the effective date of the merger agreement or if there is a court order preventing the merger;

•
by Parent if (1)  we breach or fail to perform any of our representations, warranties, covenants or agreements contained in the  Merger Agreement, unless such breach or failure would not result in a Company Material Adverse Effect, or (2) our board of directors withdraws its recommendation for the merger or recommends an alternative acquisition proposal; or

•
by us if (1) Parent or MergerSub breach or fail to perform any of their representations, warranties, covenants or agreements contained in the Merger Agreement unless such breach or failure would not prevent or materially hinder Parent or MergerSub from consummating the merger; or (2)   prior to obtaining the Company Shareholder Approval, (i) the Special Committee or the Company Board has concluded in good faith, after consultation with the Special Committee’s or the Company’s outside legal counsel and the Company Financial Advisor, that, in light of a Superior Proposal, failure to terminate this Agreement would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders (other than Mr. Han) under applicable Law, (ii) the Company has complied in all material respects with its obligations relating to acquisition proposals under certain provision of the merger agreement, and (iii) concurrent with such termination, the Company enters into a definitive agreement with respect to such Superior Proposal (“Superior Proposal”).

Termination Fees

We agreed to pay Parent a $1,000,000 termination fee (1) if our board of directors withdraws its recommendation for the merger or recommends an alternative acquisition proposal, and such alternative acquisition is consummated within 12 months; or (2) if we terminate the merger agreement as a result of a Superior Proposal.

In addition, we agreed to pay Parent a $400,000 termination fee if Parent terminates the agreement due to a breach by the Company of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

Parent agreed to pay us a $400,000 termination fee if we terminate the agreement due to a breach by Parent or MergerSub of any of their representations, warranties, covenants or agreements contained in the  Merger Agreement, including breach resulting from Parent’s  failure to secure financing for payment of the merger consideration.

Regulatory Matters

The merger is a “business combination” under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions ("MI 61-101") adopted by the Ontario Securities Commission. MI 61-101 provides that, unless exempted, a corporation proposing to carry out a business combination is required to obtain an independent valuation of the subject matter of the transaction and provide to the securityholders of the corporation a summary of such valuation. MI 61-101 also requires that, in addition to any other required securityholder approval, in order to complete the transaction, the approval of a majority of the votes cast by “minority” shareholders of the affected corporation be obtained.  The Company will be obtaining minority shareholder approval for the merger.

In accordance with Section 2.4(1)(b) of MI 61-101, Parent is exempt from the valuation requirements of MI 61-101 on the basis that Parent and the Supporting Shareholders have, through arm’s length negotiations, entered agreements to support and vote in favor of the merger.

Appraisal Rights

Florida law provides our shareholders with appraisal rights in connection with the merger. If you object to the merger, the Florida Business Corporation Act, or FBCA, permits you to seek relief as a dissenting shareholder and have the "fair value" of your shares of common stock determined by a court and paid to you in cash. If you oppose the merger and did not vote “For” the merger, and wish to dissent to the merger, you must deliver to the Company a written demand for appraisal of your shares by _______2010.

As discussed under the section titled “Special Factors-Appraisal Rights” any shareholder who opposes the merger may exercise dissent and appraisal rights under the FBCA.  If you wish to exercise your dissenter’s and appraisal rights, then you must demand payment and submit your stock certificates to Maggie Deng, Secretary, Dragon Pharmaceutical, Inc, Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9, prior to the merger and after the merger, Mr. Yanlin Han, Chief Respect Limited, Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9. The procedure for dissent and appraisal is described in Sections 607.1301 to 607.1333 of the Florida Business Corporation Act, which are attached as Appendix C-1 to this proxy statement. We require strict adherence to the procedures set forth therein, and failure to do so may result in the loss of all dissenters' appraisal rights.  Accordingly, each shareholder who might desire to exercise dissenter's appraisal rights should carefully consider and comply with the provisions of those sections and consult his or her legal advisor.  A form of Dissenter's Appraisal Notice is attached as Appendix C-2 to this proxy statement.

Legal Proceedings Regarding the Merger

There have been no lawsuits or legal proceedings regarding the merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address commonly asked questions regarding the merger.  These may not address all questions that may be important to you as a shareholder.  We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the Appendixes to this proxy statement and the documents we refer to in this proxy statement.

Q:           Why am I receiving this proxy statement?

A:           Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of shareholders, or at any adjournments or postponements of the special meeting.

Q:           What am I being asked to vote on?

 A:           You are being asked to vote to adopt a Merger Agreement that provides for the acquisition of our Company by Parent. The proposed acquisition would be accomplished through the merger of MergerSub, a  wholly owned subsidiary of Parent, with and into our Company.  Shares of common stock of our Company owned by Mr. Han will not be affected by the merger and will continue to remain issued and outstanding after the merger.  As a result of the merger, our Company will become a subsidiary of Parent and will be owned by the Parent and Mr. Han as shareholders of the surviving corporation.

In addition, you are being asked to grant our management discretionary authority to adjourn or postpone the special meeting.  If, for example, we do not receive proxies from shareholders holding a sufficient number of shares to adopt the Merger Agreement, we could use the additional time to solicit proxies in favor of adoption of the Merger Agreement.

Q:           What effects will the merger have on our Company?

A:           The merger is a "going private" transaction.  Upon completion of the merger, we will cease to be a publicly traded company and will be owned by Parent and Mr. Han. As a result, you will no longer have any interest in our future earnings or growth, if any. Following completion of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act" in this proxy statement, are expected to be terminated. In addition, upon completion of the merger, shares of our common stock will no longer be quoted on the OTC Bulletin Board or listed on the Toronto Stock Exchange or any other stock exchange or quotation system.

Q:           What happens if the merger is not completed?

A:           If the Merger Agreement is not adopted by our shareholders, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares pursuant to the Merger Agreement. Instead, our Company will remain as a public company and our common stock will continue to be registered under the Exchange Act and quoted on the OTC Bulletin Board and listed on the Toronto Stock Exchange.  Under specified circumstances, we may be required to pay Parent a termination fee or Parent may be required to pay us a termination fee, in each case, as described in "The Merger Agreement—Termination Fees."

 Q:           What will I receive in the merger?

A:           As a result of the merger, our shareholders (other than Mr. Han) will receive $0.82 in cash, without interest and less any applicable withholding tax, if any, for each share of our common stock they own as of the date of the merger, unless they properly exercise appraisal rights.  For example, if you own 100 shares of our common stock, you will receive $82.00 in cash, less any applicable withholding tax, if any, in exchange for your 100 shares.

Q:            What do I need to do now?

A:            We urge you to read this proxy statement, the Appendixes to this proxy statement and the documents we refer to in this proxy statement carefully and consider how the merger affects you.  Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, so that your shares can be voted at the special meeting of our shareholders.  Please do not send your stock certificates with your proxy card.

Q:            How does our Company's board of directors recommend that I vote?

A:           Our board of directors recommends that you vote "FOR" the adoption of the Merger Agreement and "FOR" the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of the adoption of the Merger Agreement at the time of the special meeting.  Refer to "Special Factors—-Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors."

Q:            Do any of our Company's directors or executive officers have interests in the merger that may differ from those of Company shareholders?

A:           Yes.  Mr. Han, our Chairman, Chief Executive Officer and an owner of approximately 38.0% of our outstanding shares common stock, is affiliated with Parent and MergerSub. Shares of common stock of the Company owned by Mr. Han will not be affected by the merger and will remain issued and outstanding.  After the merger, he will directly and indirectly own all of the issued and outstanding shares of the surviving corporation.  In addition, similar to all other option holders under our stock option plan, stock options held by our executive officers and directors will be canceled and converted into the right to receive a cash payment in an amount equal to the excess, if any, of (1) the merger consideration over (2) the option exercise price.  Refer to "Special Factors—Interests of Company Executive Officers and Directors in the Merger.

Q:            What is the Special Committee?

A:           On December 20, 2009 our board of directors established a Special Committee of directors to investigate and evaluate strategic alternatives, including a possible merger, acquisition, sale of all or substantially all of our assets or similar transactions, whether solicited by or on our behalf, or unsolicited.  Our board of directors did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of strategic alternatives.  The Special Committee, however, did not have the power or authority to authorize or approve a transaction or agree on behalf of our board of directors to do so, which power and authority was expressly reserved to our board of directors.

The Special Committee is, and has been at all times, composed of directors who have no financial interest in Parent and no affiliation with Mr. Han.  At the time the Special Committee recommended that our board of directors approve the Merger Agreement, the members of the Special Committee were Mr. Peter Mak, Chairman, Dr. Jin Li and Dr. Heinz Frey. In connection with their involvement in the Special Committee, the Board authorized compensation for Mr. Mak in the amount of $40,000, as Chairman,  and for Dr. Li and Dr. Frey, each in the amount of $20,000 as members of the Special Committee..Refer to "Special Factors—The Special Committee"

Q:           What vote is required to adopt the Merger Agreement?

 A:           Under Florida law, adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.   In addition, under the rules of the Toronto Stock exchange, the Merger Agreement must be approved by a majority of the votes cast by holders of outstanding shares of the Company’s voting common stock entitled to vote on the merger, excluding the votes cast by Mr. Han.  As of _____, the record date for determining who is entitled to vote at the special meeting, there were 67,066,418 shares of our common stock issued and outstanding.

Mr. Han, who is the Chairman and Chief Executive Officer of the Company, owns 38.0% of the outstanding shares of common stock;  and Mr. Zhanguo Weng, Ms. Xuemei Liu, Dr. Alexander Wick and Dr. Yiu Kwong Sun, each a director and a Supporting Shareholder who collectively own 21.9% of the outstanding shares of common stock; intend to vote “FOR” the Merger Agreement and merger. Assuming that the Supporting Shareholders vote their shares of common stock representing approximately 21.9% of the outstanding shares in favor of the Merger Agreement, along with Mr. Han’s 38.0%, collectively representing 59.9% of the outstanding shares they will have a sufficient number of shares to approve the Merger Agreement under Florida law vote and but will need other shareholders to vote for the merger in order to meet the TSX vote.

Q:           Where and when is the special meeting of shareholders?

A:           The special meeting will be held on _____ at Dragon’ headquarter office, Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9 at 10:30 a.m., local time.

Q:           Who is entitled to vote at the special meeting?

 A:           Only shareholders of record as of the close of business on ___2010 are entitled to receive notice of the special meeting and to vote at the special meeting, or at any adjournments or postponements of the special meeting the shares of our common stock that they held at the record date.

Q:           What is a “quorum”?

A:           A “quorum” is a majority of the outstanding shares entitled to vote and attending the meeting.  They may be present in person or represented by proxy.  For the purposes of determining a quorum, shares held by brokers or nominees for which we receive a signed proxy will be treated as present even if the broker or nominee does not have discretionary power to vote on a particular matter or if instructions were never received from the beneficial owner. These shares are called “broker non-votes.”  Abstentions will be counted as present for quorum purposes.

Q:           May I vote in person?

A:            Yes.  If your shares are registered in your name, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card.  If your shares are held in "street name" and you wish to attend and vote in person at the special meeting, then you must obtain a legal proxy issued in your name from the broker, bank or other nominee that holds your shares of record.  Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the special meeting.

You cannot vote shares held in "street name" by returning a proxy card directly to our Company or by voting in person at the special meeting.  If you hold your shares in "street name" and wish to vote in person at the special meeting, then you must obtain a legal proxy issued in your name from the broker, bank or other nominee that holds your shares of record.

Q:           How do I vote by proxy?

A:           To vote by proxy, you have to sign and date each proxy card you receive and return it in the postage-prepaid envelope enclosed with your proxy materials.  If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person.

If your shares are held by your broker or bank, in “street name,” you will receive a form from your broker or bank seeking instructions as to how your shares should be voted.

Q:           What shares are included on the proxy card(s)?

A:           The shares on your proxy card(s) represent all of your shares.  If you do not return your proxy card(s), your shares will not be voted.

Q:           Who will count the votes?

A:           Our Secretary will count the votes and act as the inspector of election.  Our transfer agent, Computershare Trust Company of Canada, will count the proxies and provide this information at the time of the meeting.

Q:           What happens if I do not return my proxy card or attend the special meeting and vote in person?

A:           The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.  In addition, under the rules of the Toronto Stock exchange, the Merger Agreement must be approved by a majority of the votes cast by holders of outstanding shares of the Company’s voting common stock entitled to vote on the merger, excluding the votes cast by Mr. Han.  Therefore, if you do not return your proxy card or attend the special meeting and vote in person, it will have the same effect as if you voted "AGAINST" adoption of the Merger Agreement.  For the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, abstentions will have no effect on the outcome.

 Q:           May I change my vote after I have mailed my signed proxy card?

A:           Yes.  You may change your vote at any time before your proxy is voted at the special meeting.  You can do this in one of three ways:

You can deliver to our corporate secretary a written notice bearing a date later than the proxy you delivered to us stating that you would like to revoke your proxy, provided the notice is received by__________ (_________time) on __________.

You can complete, execute and deliver to our corporate secretary a later-dated proxy for the same shares, provided the new proxy is received by _________ (_____ time) on __________.

You can attend the meeting and vote in person.  Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to us at Suite 310, 650 West Georgia Street, Vancouver, British Columbia V6B 4N9, Attention: Corporate Secretary, or hand-delivered to our corporate secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:           If my broker holds my shares in "street name," will my broker vote my shares for me?

A:           Your broker will not be able to vote your shares without instructions from you.  You should instruct your broker to vote your shares following the procedure provided by your broker.  Without instructions, your shares will not be voted, which will have the same effect as if you voted "AGAINST" adoption of the Merger Agreement.

Q:           What should I do if I receive more than one set of voting materials?

A:           You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares.  If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card.  Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:           What happens if I sell my shares of common stock before the special meeting?

A:            The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed.  If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration for the shares of our common stock you transferred.  The right to receive the merger consideration will pass to the person who owns your shares when the merger is completed.  You also will no longer be able to assert appraisal rights and if you vote in favor of adoption of the Merger Agreement, and the subsequent holder of your shares also will not be able to assert appraisal rights.

Q:           Will the merger be taxable to me?

A:           Yes.  The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, provincial or foreign income or other tax laws.  Generally, for U.S. federal income tax purposes, a shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder in the merger and the shareholder's adjusted tax basis in the shares of our common stock converted into cash in the merger.  Because individual circumstances may differ and many of our shareholders reside outside the United States, we recommend that you consult your own tax advisor to determine the particular tax effects to you.  Refer to "Special Factors—Material United States Federal Income Tax Consequences of the Merger"

In addition, a shareholder who is an individual resident in Canada and who holds common shares as capital property is generally expected to recognize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the amount of cash received for such common shares, net of any reasonable costs of disposition, exceeds (or is less than) the holder’s adjusted cost base of the common shares. Any capital gain so realized on the merger by a shareholder who is a non-resident of Canada in general is not expected to be subject to Canadian federal income taxation.  Refer to “Special Factors – Material Canadian Federal Income Tax Consequences of the Merger”

Q:           What will the stock option holders receive in the merger?

A:           Each outstanding stock option will, at the effective time of the merger, to the extent not previously exercised, be canceled and terminated and converted into the right to receive a cash payment for each share of our common stock subject to such option equal to the excess, if any, of (1) the merger consideration over (2) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes. Refer to  "The Merger Agreement—Treatment of Outstanding Stock Options”

Q:            What regulatory approvals and filings are needed to complete the merger?

A:           No government regulatory approvals are necessary to complete the merger.

Q:           When do you expect the merger to be completed?

A:           We are working toward completing the merger as quickly as possible and currently expect to consummate the merger at the end of the second quarter of 2010.  In addition to obtaining shareholder approval, we must satisfy all other closing conditions.

Q:             What rights do I have if I oppose the merger?

A:           Under Florida law, shareholders are entitled to appraisal rights in connection with the merger, subject to the conditions discussed more fully elsewhere in this proxy statement.  If a shareholder properly exercises appraisal rights, then the shareholder has the right to litigate a proceeding in court, at the conclusion of which the shareholder will receive the judicially determined fair value of their shares of our common stock.  The fair value of our common stock may be more than, equal to or less than the merger consideration to be paid to non-dissenting shareholders in the merger.  To preserve your appraisal rights, if you wish to exercise them, you must not vote in favor of the adoption of the Merger Agreement and you must follow specific procedures.  Failure to follow the steps required by law for perfecting appraisal rights may lead to the loss of those rights, in which case the dissenting shareholder will be treated in the same manner as a non-dissenting shareholder.  For a more complete description of your appraisal rights and related procedures, refer to the section entitled "Special Factors—Appraisal Rights" and Appendix C-1 for a reproduction of Sections 607.1301-607.1333 of the FBCA, which relates to the appraisal rights of dissenting shareholders.  Because of the complexity of the law relating to appraisal rights, shareholders who are considering objecting to the merger are encouraged to read these provisions carefully and consult their own legal advisors.

Q:           Should I send in my stock certificates now?

A:           No. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.  If you hold your shares in your name as a shareholder of record, then shortly after the merger is completed you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration in respect of your shares of our common stock. You should use the letter of transmittal from Computershare Trust Company of Canada who will serve as the paying agent to exchange your stock certificates for the merger consideration which you are entitled to receive as a result of the merger. If you hold your shares in "street name" through a broker, bank or other nominee, then you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your "street name" shares in exchange for the merger consideration.

Q:           Who should I contact for questions or to obtain additional copies of the proxy statement?

A:           If you have questions about the merger, including the procedures for voting your shares, you should contact:

Dragon Pharmaceutical Inc.
Suite 310, 650 West Georgia Street
Vancouver, British Columbia
Canada V6B 4N9
Attention: Maggie Deng, Corporate Secretary
Telephone: 604-669-8817

Notice of Internet Availability

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”) in addition to providing you with this full set of proxy materials, including the Notice of Annual Meeting of Shareholders, proxy statement, Proxy Card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, these proxy materials are available on our website at: www.dragonpharma.com.

SPECIAL FACTORS

Our board of directors believes that the proposed merger is in the best interest of the Company’s shareholders.  In coming to its decision, the board of directors considered a number of factors.  Our board of directors, with the assistance of management, has periodically reviewed and assessed our Company's business strategy and the various trends and conditions affecting our Company and our industry in general.  Our board of directors has explored a variety of strategic alternatives with the goal to increase revenue and profitability and maximize shareholder value.  This review and assessment has included, among other things, consideration of whether it would be in the best interests of our shareholders for our Company to continue as an independent public company, our ability to raise additional capital to continue as an independent public company, or to combine with or be acquired by another company.  In addition, our board of directors has considered the limited trading volume of our Company's common stock and the fact that a substantial number of our shares of common stock is held by one person, Mr. Han.

The following discussion contains a summary of the discussions and events relating to the contemplated merger.

Background to the Merger

During the end of calendar year 2008 and the beginning of 2009, the Company and management held a series of meetings with various investment bankers and funds in the attempt to raise capital for payment of debt, further expansion and to address the possible issue of relocating the Company’s production facilities.   Although these meetings led to some generic discussion about the raising of capital and other transactions including taking the Company private, in each circumstance, the Company believed that proposed purchase price was too low and too dilutive to existing shareholders.

At a board of directors meeting held on November 12, 2009, management reported on various alternatives for the Company including the sale of the Company or its operating subsidiary.  It was after the November 12, 2009 board meeting that Mr. Han considered possibly purchasing the remaining shares of the Company that he did not own and taking the Company private.

At the board of directors meeting held on December 20, 2009, Mr. Han indicated to the board that he was considering taking the Company private through the purchase of the remaining shares of common stock that he did not own.  At the December 20, 2009, Mr. Han indicated the following reasons why he was considering taking the action:

•          the Company has conducted extensive road shows and investor presentations during the  past year and approached many potential investors with no investment offers close to market price;

•          many alternatives have been explored by the board including issuing convertible bonds, listing on a senior stock exchange, migrating to the Hong Kong Stock Exchange, selling a majority interest in our subsidiaries, selling major assets, or merging with a Chinese public company.  Each of these plans involve many legal issues or  would largely dilute the current shareholders’ interest which could move our stock price down;

•          the city of Datong government has had discussions with the Company to relocate its production facilities. The Company’s production facilities are reaching full capacity and now are surrounded by residential buildings.  To meet future business opportunities and to expand capacity, a relocation of our production facilities has to be considered which will require a significant capital investment; and

•          the purchase of all of the outstanding shares of common stock will provide an opportunity for shareholders to receive cash for their shares at a price that may not be otherwise available due to the limited market liquidity for the Company’s shares.

Although at the December 20, 2009 board meeting Mr. Han indicated that he was considering taking the Company private through the purchase of all of the other shares of common stock not owned by him, he did not give a price for the shares or indicate how he would pay for such shares.    As a result of this discussion, the board of directors formed the Special Committee of Independent Directors (“Special Committee”) consisting of Mr. Peter Mak, who served as Chairman, and Drs. Li and Frey who served as the other Special Committee members.  In connection with their involvement in the Special Committee, the board authorized compensation for Mr. Mak in the amount of $40,000 and for Dr. Frey and Dr. Li each in the amount of $20,000.

On January 7, 2010 Special Committee held a meeting via conference call to consider Mr. Han’s proposal and alternatives, as well as the procedure and process of a going private transaction.  The Special Committee formalized its duties including the following: (1) maximize the interests of the shareholders; (2) engage an investment banker to assist the Special Committee in making an evaluation of the Company and its alternatives; and (3) engage professionals to assist in the process and to advise the Special Committee.  At the conclusion of the meeting, the Special Committee requested Mr. Mak to meet with potential investment bankers to assist the Special Committee through this process.

On January 14, 2010, Mr. Mak came to the Company’s headquarter office located in Vancouver, British Columbia, Canada to interview prospective investment bankers to assist the Company in this process.  Mr. Mak also was introduced to the Company’s counsel of Bullivant Houser Bailey, PC and Lang Michener, LLP.  Mr. Mak was also introduced to Canaccord which made a presentation as to its qualifications.  It was this at this meeting that Mr. Mak indicated that he would recommend the engagement of Canaccord to the other Special Committee members.

On January 15, 2010, the Board of Directors received a non-binding proposal from Mr. Han to acquire all of the outstanding shares of the Company at a price of $0.80 per share.

On January 22, 2010, the members of the Special Committee convened a meeting.  All members of the Special Committee were present in addition to Maggie Deng, Chief Operating Officer, Garry Wong, Chief Financial Officer and the Canadian and U.S. legal counsel for the Company.  After discussion with both the Company’s Canadian and US legal counsel, the Special Committee agreed to enter into negotiations with Mr. Han.  In addition, the Special Committee approved the retention of Canaccord as its financial advisor to assist in the process.  In coming to its decision to retain Canaccord, the Special Committee noted that Canaccord sponsored Dragon’s application with the Toronto Stock Exchange in connection with its merger with Oriental Wave in 2005, Canaccord’s senior investment banker and analysis had previously visited the Company’s Datong operations in China, and Canaccord was locally based in Vancouver, British Columbia which would make the process more efficient.

On January 22, 2010, the Company issued a press release informing the public of Mr. Han’s proposal.  On January 25, 2010, the Company filed a Current Report on Form 8-K with the SEC disclosing the issuance of the press release.

On February 8, 2010, the Special Committee held a meeting to hear a presentation of Canaccord’s preliminary range of values for the Company.  At such meeting, the following topics, among others, were discussed: (1) the Company’s corporate organization and business strategy; (2) relocation/expansion plans for the Company’s production facilities; (3) the Company’s current financial statements and financial projections relating to the Company’s future operations; (4) share distribution and majority share ownership; (5) share price history; (6) the Company’s management, (7) valuation methodologies; (8) information of comparable companies; (9) recent going private transactions for companies in the healthcare business; and (10) the implied value of Dragon’s shares.  After discussion among the Special Committee members, the Special Committee members appointed Mr. Mak to further negotiate with Mr. Han in an attempt to obtain a higher price for the shares.

On February 10, 2010, Mr. Mak and Mr. Han held discussions regarding the proposed purchase price.   Among other items discussed, Mr. Mak did point out that the proposed offering price of $0.80 per share was below book value.  In a letter dated February 11, 2010, Mr. Han responded that during the period that the Company was seeking capital from potential investors, the proposed offering price received was below Mr. Han’s proposed price.  However, Mr. Han did indicate that based on his financing capability, he would increase the purchase price to $0.82 per share.

On March 3, 2010, the board of directors met to consider Mr. Han’s new proposal and other terms of the proposed transaction.  All board of directors attended this meeting except for Mr. Han and Ms. Liu.  At the meeting, Canaccord made a presentation via telephone conference as to the purchase price of $0.80 by Mr. Han, which was subsequently disclosed that Mr. Han increased to $0.82 per share.  Canaccord went through its analysis, and preliminarily indicated that the initial proposed offering price of $0.80 fell within the range of fairness, but indicated that at that time, Canaccord was not in a position to issue its formal opinion since it had to reviewed by Canaccord’ opinion committee and that certain terms regarding the merger had yet to be finalized.  Mr. Mak then reported the Special Committee’s process, discussions with its financial advisor and attorneys, analysis, discussions with Mr. Han and its recommendation of the proposed transaction.  Mr. Mak had indicated that after further discussions with Mr. Han, Mr. Han increased his offer from $0.80 per share to $0.82 per share.  After discussion among the board members, the board of directors approved the merger at $0.82 per share subject to the Special Committee receiving a fairness opinion from Canaccord.

On March 26, 2010, Canaccord submitted its written fairness opinion to the Special Committee which indicated that merger consideration was fair from a financial point of view to the shareholders of the Company and on that same day, the Merger Agreement was signed by all parties.

Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors

Our board of directors, acting upon the recommendation of the Special Committee, which Special Committee acted with the advice and assistance of our management (excluding Mr. Han) and its independent financial and legal advisors, evaluated the proposed merger, including the terms and conditions of the Merger Agreement.

At the March 3, 2010, the Special Committee recommended that our board of directors adopt resolutions that:

•	approve and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger,

•
determine that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, are substantively and procedurally fair to and in the best interests of our Company and our unaffiliated shareholders (by which we mean, for purposes of this determination, our shareholders other than Parent, MergerSub, Mr. Han and their respective affiliates), and

•	recommended that our shareholders adopt the Merger Agreement.

As a result, our board of directors (excluding the vote of Mr. Han who did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto and Ms. Liu who did not attend such meeting) approved the resolutions recommended by the Special Committee subject to Canaccord providing the Special Committee a fairness opinion that the proposed merger consideration of $0.82 per share was fair from a financial statement point to the shareholders.  Canaccord delivered its opinion on March 26, 2010.

In the course of reaching their respective determinations, the Special Committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the Special Committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

•
our board of directors' knowledge of our business, financial condition, results of operations, prospects and competitive position and its belief that the cash to be received in the merger is more favorable to our shareholders than any other alternative reasonably available to our Company and our shareholders;

•	the additional capital expenditure of $100 million that will be required for two new facilities since our current 7-ACA and Clavulanic Acid product facilities are close to their maximum capacity;

•
our board of directors' recognition of challenges to our efforts to increase shareholder value as an independent publicly-traded company, including competition from companies with substantially greater resources than we currently have;

•
estimated forecasts of our future financial performance prepared by our management, together with our management's view of our financial condition, results of operations, business, prospects and competitive position;

•	the limited trading volume of our common stock in the market;

•	the consideration to be received by our unaffiliated shareholders in the merger and a comparison of similar merger transactions;

•	our ability to raise capital to complete our business objectives without substantial dilution to our existing shareholders;

•	the input from our Supporting Shareholders with respect to proposed merger;

•	the $3,000,000 good faith deposit to be used toward for the Merger Consideration;

•	the negotiations on the terms of the Merger Agreement between the Special Committee and its advisors, on the one hand, and Mr. Han and his advisors, on the other hand,

•
our board of directors' belief that the terms of the Merger Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•
the all cash merger consideration, which will allow our unaffiliated shareholders to immediately realize liquidity for their investment and provide our shareholders certainty of value for their shares;

•
the current and historical market prices of our common stock, including the 36.67% premium to the closing price of our common stock on January 22, 2010 (the date on which Mr. Han’s offer was first announced) represented initially by the $0.80 per share price subsequently increased to $0.82 per share price to be paid in the merger;

•
our ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a "superior proposal" (as defined in the Merger Agreement and further explained under "Merger Agreement—Solicitation of Other Offers" below), upon the payment to Mr. Han of $1,000,000 termination fee;  and

•	the financial analysis reviewed and discussed with the Special Committee and, at the request of the Special Committee, with our board of directors, by representatives of Canaccord.

In addition, the Special Committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated shareholders and to permit the Special Committee and our board of directors to represent effectively the interests of our unaffiliated shareholders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•
in considering the transaction with Parent, the Special Committee and our board of directors acted to represent solely the interests of the unaffiliated shareholders, and the Special Committee had independent control of the negotiations with Mr. Han's legal advisor on behalf of such unaffiliated shareholders;

•
all of the directors serving on the Special Committee at the time of the recommendation to our board for approval, and all of the directors of the board who voted for approval, of the merger and related matters are independent directors and free from any affiliation with Parent, MergerSub or Mr. Han, none of such directors is or ever was an employee of our Company or any of its subsidiaries; and none has any financial interest in the merger that is different from that of the unaffiliated shareholders;

•
none of our directors (other than Mr. Han) is affiliated with Parent, MergerSub or Mr. Han and none has any financial interest in the merger that is different from that of the unaffiliated shareholders;

•	the Special Committee was assisted in negotiations with Parent and evaluation of the transaction by Canaccord, its independent financial advisor;

•
the Special Committee had full control over the process of considering strategic alternatives for our Company the date it was established, and no transaction from that date forward was considered by our board for approval unless the Special Committee had recommended to our board the approval of such transaction;

•
the financial and other terms and conditions of the Merger Agreement were the product of  negotiations between the Special Committee and its advisors, on the one hand, and Mr. Han and Parent and their advisors, on the other hand;

•
under the direction of the Special Committee, management (excluding Mr. Han) contacted investment firms and potential investors previously met before to see if they may be interested in entering into a transaction involving the Company.  In this regard, subsequent to Mr. Han’s public announcement of his proposal, management contacted two United States firms who previously were interested in investing in the Company to see if they were still interested in the Company.  Those two firms indicated that they were not interested in the Company in light of Mr. Han’s proposed price;

•	the ability of our Company to terminate the Merger Agreement upon acceptance of a superior proposal without having to submit the Merger Agreement to the vote of our shareholders;

•	Mr. Han's complete recusal from the deliberations and discussions of our board of directors related to the merger and the vote on the Merger Agreement; and

•
the availability of appraisal rights to the unaffiliated shareholders who comply with all of the required procedures under Florida law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the court.

In addition to the above, the Special Committee also considered discussions with certain Supporting Shareholders for purposes of negotiating the terms of the Merger Agreement or preparing a report concerning the fairness of the Merger Agreement and the merger, or to require a separate affirmative vote of a majority of our unaffiliated shareholders.

The Special Committee and board of directors also considered a variety of potentially negative factors discussed below concerning the Merger Agreement and the merger, which are not listed in any relative order of importance:

•
the possibility that the merger might not be consummated and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel;

•	the taxability of an all cash transaction to our unaffiliated shareholders for U.S. federal income tax purposes;

•
the possibility that Parent may be unable or unwilling to complete the merger, including if it is unable to obtain sufficient financing to complete the merger despite its compliance with its obligations related to obtaining financing under the Merger Agreement;

•	$400,000 termination fee payable by Mr. Han, which is our Company's sole remedy if Parent does not consummate the merger for any reason including the unavailability of financing; and

•	the restrictions in the Merger Agreement on the conduct of our business prior to the completion of the merger.

The foregoing discussion of information and factors considered by the Special Committee and our board of directors is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee and our board of directors. In view of the wide variety of factors considered by the Special Committee and our board of directors, neither the Special Committee nor our board of directors found it practicable to, and neither did quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the Special Committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that our board of directors approve, and our board of directors approved, the Merger Agreement based upon the totality of the information presented to and considered by it.

In reaching its determination that the Merger Agreement and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to our Company and our unaffiliated shareholders and its decision to approve the Merger Agreement and recommend the adoption of the Merger Agreement by our shareholders, our board of directors considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above.

Opinion of the Special Committee's Financial Advisor

By letter dated January 26, 2010, the special committee retained Canaccord to act as its financial advisor in connection with a proposed transaction with Mr. Han.  Canaccord is a recognized investment banking firm who is experienced in mergers and acquisition in the biotechnology/pharmaceutical sector.  In the ordinary course of its investment banking business, Canaccord is regularly engaged in the valuation of companies and their securities in connection with mergers and acquisitions and other corporate transactions including cross-border transactions.

Canaccord acted as financial advisor to the special committee in connection with the proposed merger with Parent.  Canaccord did not participate in the negotiations leading to the Merger Agreement. At the February 8, 2010 special committee meeting and at the March 3, 2010 board meeting, at which the proposed merger was discussed, Canaccord gave its preliminary review of the proposed offering price.  Canaccord subsequently delivered to the special committee its written opinion dated March 26, 2010 stating that, as of such date, the merger consideration was fair to Dragon’s shareholders, other than holders of shares of Dragon who comply with the provisions of the Florida Business Corporation Act (“FBCA”) regarding the right of the shareholders to dissent from the Merger and Mr. Han, from a financial point of view.  Canaccord has confirmed its March 26, 2010 opinion by delivering to the board a written opinion dated the date of this proxy statement.  In rendering its updated opinion, Canaccord confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which their analyses were based, performing procedures to update certain of their analyses and reviewing the other factors considered in rendering its opinion.

The full text of Canaccord’s updated opinion is attached as Appendix B to this proxy statement and is incorporated herein by reference. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Canaccord in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge our shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

Canaccord’s opinion speaks only as of the date of the opinion. The opinion was directed to the special committee and is directed only to the fairness of the merger consideration to Dragon’s shareholders, other than holders of shares of Dragon who comply with the provisions of the FBCA regarding the right of the shareholders to dissent from the Merger and Mr. Han,  from a financial point of view.  It does not address the underlying business decision of Dragon to engage in the merger or any other aspect of the merger and is not a recommendation to any Dragon shareholder as to how such shareholder should vote at the special meeting with respect to the merger,  and the merger consideration to be received.

In arriving at its opinion, Canaccord reviewed:

•	Proposals in letters dated January 15, 2010 and February 11, 2010 by Yanlin Han;
•	Executed Agreement and Plan of Merger dated March 26, 2010;
•	Corporate documents including all minutes and resolutions of the shareholders and board of directors of Dragon for the last five years;
•	Internal financial models and operating information with respect to the business, operations and prospects prepared by management of Dragon;
•	Discussions with management of Dragon of the past and current business, operations, financial condition and prospects;
•	Historical market price for the common shares of Dragon and comparisons of its performance;
•	Public information with respect to other companies and / or transactions of a comparable nature that Canaccord considered to be relevant for purposes of its analysis;
•
A certificate of representation as to certain factual matters and the completeness and accuracy of the information upon which the Fairness Opinion is based, addressed to Canaccord and dated the date hereof, provided by senior officers of Dragon;

•	Certain other documents filed by Dragon on the System for Electronic Document Analysis and Retrieval (SEDAR) that Canaccord considered to be relevant for purposes of its analysis; and
•	Such other financial and market information, investigations and analyses as Canaccord considered necessary or appropriate in the circumstances.

In connection with Canaccord’s engagement, Canaccord did not solicit indications of interest in a potential transaction from other third parties.

In performing its reviews and analyses and in rendering its opinion, Canaccord assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with Canaccord and further relied on the assurances of management of Dragon that they were not aware of any facts or circumstances that would make such information inaccurate or misleading.  Canaccord was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Canaccord did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Dragon or any of its respective subsidiaries, or the collectability of any such assets, nor was it furnished with any such evaluations or appraisals.

Canaccord’s opinion was necessarily based upon market and other conditions as they existed on, and could be evaluated as of, the date of its opinion.  Canaccord assumed, in all respects material to its analysis, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement are not waived.  Canaccord also assumed that there has been no material change in Dragon’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to them, that Dragon will remain as going concerns for all periods relevant to its analyses.

In rendering its March 26, 2010 opinion, Canaccord performed a variety of financial analyses. The following is a summary of the material analyses performed by Canaccord, but is not a complete description of all the analyses underlying Canaccord’s opinion. The summary includes information presented in tabular format.  In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses.  The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description.  Canaccord believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Canaccord’s comparative analyses described below is identical to Dragon and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Dragon and the companies to which it is being compared.

The earnings projections for Dragon used and relied upon by Canaccord in its analyses were based upon internal financial projections provided by Dragon.  With respect to such financial projections, Dragon’s management confirmed to Canaccord that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Dragon, respectively, and Canaccord assumed for purposes of its analyses that such performances would be achieved.  Canaccord expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections provided by management of Dragon were prepared for internal purposes only and not with a view towards public disclosure; nor were they provided to Mr. Han.  These projections, as well as the other estimates used by Canaccord in its analyses, were based on numerous variables and assumptions that are inherently uncertain, and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Canaccord also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Dragon and Canaccord. The analyses performed by Canaccord are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Canaccord prepared its analyses solely for purposes of advising the special committee and board of directors in their consideration of the merger and in rendering its opinion and provided such analyses to the special committee on  February 8, 2010 and board meeting on March 3, 2010.  Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.  Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Canaccord’s analyses do not necessarily reflect the value of Dragon’s common stock or the prices at which Dragon’s common stock may be sold at any time.

Canaccord used three valuation methodologies to assess the value of the shares of common stock of Dragon consisting of Comparable Company Analysis, Discounted Cash Flow and Precedent Transaction Analysis.

Comparable Company Analysis

Canaccord reviewed trading multiples Enterprise Value (“EV”) to Earnings Before Interest Taxes Depreciation and Amortization (“EBITDA”) and price to earnings or (“P/E”) for other comparable companies.  In discussions with management, Canaccord considered the following companies listed on the Hong Kong Stock Exchange as the primary peer group:

•	The United Laboratories
•	China Pharmaceutical Group
•	Dawnrays Pharmaceutical Holdings

Canaccord considered the following companies as the secondary peer group, and although they do not focus on the same business as Dragon, they are in the pharmaceutical sector with a presence in China and are publicly listed on North American stock exchanges:

•	Simcere Pharmaceutical Group
•	Tongjitang Chinese Medicines
•	Tianyin Pharmaceutical

In addition, in its analysis, Canaccord believes that Dragon’s shares should trade at discount relative to its peers based on the following factors:

Canaccord discounted the implied valuation arrived from the peer group analysis by 30% - 35% ("Company Discount") to reflect to several factors including illiquidity of the shares, Dragon’s negative working capital position and financing risks with limited ability to access the capital markets and small company risk.

	EV/EBITDA		P/E

	LTM		LTM

Hong Kong Listed Chinese Pharma
Average	6.8	x	12.0	x
Median	7.0	x	10.7	x

U.S. Listed Chinese Pharma
Average	9.7	x	17.0	x
Median	10.1	x	17.0	x

Based on its finding, Canaccord determined that (1) the average last twelve months earnings before interest taxes depreciation and amortization (“LTM  EBITDA”) and earnings multiple for the primary peer group is 7x and 12x respectively; (2) the average LTM EBITDA and earnings multiple for the secondary peer group is 10x and 17x; and (3) the average LTM EBITDA and earnings multiple for the primary and secondary group  is 8x and 15x respectively.

EV/EBITDA

Applying a 6-7x multiple to Dragon's LTM EBITDA and Company Discount of 30-35%, Canaccord arrived at a valuation of $0.75 to $1.04 per share of Dragon.

P/E
Applying an 11-12x multiple to Dragon's LTM earnings and Company Discount of 30-35%, Canaccord arrived at a valuation of $0.68 to $0.80 per share of Dragon.

Further analysis included applying peer group multiples to Dragon’s projected EBITDA and earnings for the fiscal year ended 2009. Applying a 5-6x multiple to Dragon's projected 2009 EBITDA and Company Discount of 30-35%, Canaccord arrived at a valuation of $0.60 to $1.07 per share of Dragon. Applying a 9-10x multiple to Dragon's projected 2009 earnings and Company Discount of 30-35% Canaccord arrived at a valuation of $0.71 to $0.88 per share of Dragon.

Discounted Cash Flow

Canaccord utilized the financial projections provided by Dragon’s management. Projections were based on a capital expenditure assumption of $100 million over 2 years of which a large proportion would be financed by debt (100%) and government incentives.  Further assumptions utilized include a weighted average cost of capital in the range of 15% - 20% to discount the cash flows and terminal value to the present.

Based on the above assumptions, Canaccord arrived at a valuation of $0.62 to $1.13 per share.

Precedent Transaction Analysis

Canaccord reviewed relevant transactions such as going private, leverage buy out, management buy-out and majority shareholder purchasing remaining shares, in the healthcare sector.  Based on our review, premiums paid for the last 30 days prior to the announcement were median - 28% and average - 37%.   Applying a 28% to 37% premium to the 30 day volume-weighted average price of Dragon's per share price of $0.62, Canaccord arrives at a valuation of $0.79 to $0.85.

Recent Precedent Transactions in the Healthcare Sector

Buyer	Target

Private Equity	Goldshield Group plc
Chairman and CEO	Life Sciences Research, Inc.
Novarits AG	Speedel Holding AG
Chairman and CEO	Tongitang Chinese Medicines
General Atlantic	Emdeon Inc.
Private Equity	Pronova BioPharma ASA
Private Equity	Warner Chilcott Holdings
Private Equity	Talecris Biotherapeutics

Additional Information

As noted above, the discussion set forth above is a summary of the material financial analyses presented by Canaccord to the Special Committee in connection with its opinion. The preparation of such an opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Canaccord believes that its analyses summarized above must be considered as a whole. Canaccord did not form an opinion or recommendation as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Canaccord further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Canaccord’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Canaccord considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and Parent. The estimates of the future performance of the Company and Parent in or underlying Canaccord’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Canaccord’ analyses. These analyses were prepared solely as part of Canaccord’s analysis of the fairness, from a financial point of view, of the $0.82 per share merger consideration and were provided to the Special Committee in connection with the delivery of Canaccord’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Canaccord’ view of the actual values of the Company or Parent.

The type and amount of consideration payable in the Merger was determined through negotiations between representatives of the Special Committee and representatives of the Company, in each case acting at the direction of the Special Committee, on the one hand, and representatives of Parent, on the other hand, and was recommended for approval by the Special Committee and approved by the Board of Directors. The decisions to recommend the entry into and to enter into the Merger Agreement were solely those of the Special Committee and the Board of Directors, respectively. As described above, Canaccord’ opinion and analyses were only one of many factors considered by the Special Committee in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Special Committee or the Board of Directors with respect to the Merger or the $0.82 per share merger consideration.

Canaccord provided financial advisory services to the Special Committee in connection with the merger and Canaccord will receive a fee for such services of Cdn $150,000. Under the terms of the engagement letter between the Company and Canaccord, Cdn $75,000 was paid upon signing of the engagement letter and Cdn $75,000 was paid upon delivery of the fairness opinion. In addition, the Company agreed to reimburse Canaccord for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Canaccord against certain liabilities arising out of its engagement.

During the two years preceding the date of Canaccord’ opinion, neither Canaccord nor its affiliates were engaged by, performed any services for or received any compensation from the Company, Parent, Merger Sub or any of their respective affiliates (other than from the Company in connection with the Merger).

The Special Committee retained Canaccord to act as the Special Committee’s financial advisor in connection with the opinion.  References to Canaccord in this proxy statement refer to Canaccord and employees or representatives of Canaccord and/or its affiliates.

Purpose and Reasons for the Merger for Parent, MergerSub and Mr. Han

Parent, MergerSub and Mr. Han are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

If the merger is completed, our Company will become a subsidiary of Parent, and Mr. Han and Parent will own the Company.   For Parent and MergerSub, the purpose of the merger is to effectuate the transactions contemplated by the Merger Agreement.

For Mr. Han, the purpose of the merger is to allow Mr. Han to directly and indirectly own equity interests in our Company and to bear the rewards and risks of such ownership after shares of our Company's common stock cease to be publicly traded.

Mr. Han believes that it is best for our Company to operate as a privately held entity in order to allow our Company greater operational flexibility and to focus on its long-term growth and continuing improvements to its business without the constraints and distractions caused by the public equity market's valuation of its common stock. Moreover, Mr. Han believes that our Company's future business prospects can be improved through the active participation of Parent in the Company's strategic direction. Although Mr. Han believes that there will be significant opportunities associated with his investment in the Company, he realizes that there are also substantial risks (including the risks and uncertainties relating to the prospects of our Company) and that such opportunities may not ever be fully realized.

Mr. Han has believed for the past few months that it would be in the best interests of our Company, its shareholders and its employees for our Company to cease being a public company.  Mr. Han further believes that now is the appropriate time for our Company to cease being a public company in light of changes in the economy and the stock market.  As a small public company, our Company has lacked effective market making support, research coverage, and institutional investor interest which has affected the Company’s ability to raise capital at a reasonable cost.  Our common stock has been traded at low trading volumes.  Mr. Han does not see improvement in these adverse factors, due to Mr. Han's view that investment banks are cutting back on equity research, particularly for small capitalization public companies like our Company, and investment guidelines for institutional investors that preclude the purchase of low price, thinly traded or low market capitalization stocks.  Prior to our Company announcing that it had entered into the Merger Agreement, from January 1, 2010 until January 20, 2010, the Company's closing stock price had been ranging from $0.75 to $0.38.

Mr. Han believes that structuring the transaction as a merger transaction is preferable to other transaction structures because (1) it will enable Parent to acquire all of the outstanding shares of our Company, excluding Mr. Han’s shares, at the same time, and (2) it represents an opportunity for our Company's unaffiliated shareholders to receive fair value for their shares of common stock.

Position of Parent, MergerSub and Mr. Han as to the Fairness of the Merger

Parent, MergerSub and Mr. Han are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Parent, MergerSub and Mr. Han should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to adopt the Merger Agreement.

Parent, MergerSub and Mr. Han attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the shareholders of our Company, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such shareholders. However, Mr. Han does believe that a sale of our Company is in the best interests of the shareholders and that the merger consideration exceeds the value that he believes our Company's common stock could obtain in the foreseeable future if we continued as an independent, public company.

None of Parent, MergerSub or Mr. Han participated in the deliberation process of our board of directors, or in the conclusions of our board of directors, as to the substantive and procedural fairness of the merger to the unaffiliated shareholders of our Company, nor did they undertake any independent, third party evaluation of the fairness of the merger to our Company's unaffiliated shareholders.  Nevertheless, Parent, MergerSub and Mr. Han believe that the proposed merger is substantively and procedurally fair to the unaffiliated shareholders on the basis of the factors discussed below.

Parent, MergerSub and Mr. Han believe that the proposed merger is substantively fair to the unaffiliated shareholders based on the following factors:

•
the current and historical market prices of the common stock, including the 33.33% premium to the closing price of our common stock on January 20, 2010, represented by the $0.80 per share price to be paid in the merger.  January 20, 2010, was the last trading day prior to Mr. Han's publicly announced non-binding offer to purchase the Company for $0.80 per share.  Mr. Han subsequently increased his offer to $0.82 per share.  The $0.82 per share price also represents a 19% premium to the per share closing price of our common stock of $0.69 on March 26, 2010, the last trading day immediately prior to the announcement of the merger, and a 19% premium to the average per share closing price of our common stock of $0.70 for the month prior to the announcement of the merger.  From February 26, 2010 to March 26, 2010, our common stock traded below $0.82 per share and had not exceeded $0.82 per share since October 1, 2008;

•
the additional anticipated capital expenditure of $100 million that will be required for two new facilities since our current 7-ACA and Clavulanic Acid product facilities are close to its maximum capacity and the city of Datong has initiated discussion about the relocation of our production facilities;

•	none of Parent, MergerSub or Mr. Han purchased any shares of our common stock in the two years prior to execution of the Merger Agreement;

•
no other party during the period the Special Committee conducted its process to consider strategic alternatives for our Company made a firm offer to acquire the Company at a price per share equal to or higher than the $0.82 per share to be paid by Parent in the merger;

•
the Company's ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a "superior proposal" (as defined in the Merger Agreement and further explained under "Merger Agreement—Solicitation of Other Offers" below), upon the payment to Mr. Han of a $1,000,000 termination fee,

•	the fact that the merger consideration is all cash, allowing the unaffiliated shareholders to immediately realize a certain and fair value for all shares of their Company common stock;

•	the Company's ability, under certain circumstances, to provide information to, or participate in discussions or negotiations with, third parties regarding other proposals; and

•
the availability of appraisal rights to the unaffiliated shareholders who comply with all of the required procedures under Florida law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by court.

Parent, MergerSub and Mr. Han believe that the proposed merger is procedurally fair to the unaffiliated shareholders based on the following factors:

•
the board of directors (excluding Mr. Han), including director serving on the Special Committee, are not employees of the Company or any of its subsidiaries, are not affiliated with Parent, MergerSub or Mr. Han, and have no financial interest in the merger that is different from that of the unaffiliated shareholders;

•
none of the directors of the Company (other than Mr. Han) is affiliated with Parent, MergerSub or Mr. Han, and none has any financial interest in the merger that is different from that of the unaffiliated shareholders;

•
the Special Committee engaged Canaccord, as its financial advisor, and Bullivant Houser Bailey PC and Lang Michener LLP as its legal advisors, each of which has  experience in transactions similar to the proposed merger;

•	neither Canaccord, Bullivant Houser Bailey nor Lang Michener have previously been engaged to provide advice to Mr. Han, Parent or MergerSub;

•
the Special Committee made all material decisions relating to the Company's strategic alternatives since the date the Special Committee was established on December 20, 2010, including recommending to the Company's board of directors that the Company enter into the Merger Agreement;

•
the financial and other terms and conditions of the Merger Agreement were the product of  negotiations between the Special Committee and its advisors, on the one hand, and Mr. Han and Parent and their advisors, on the other hand;

•
Mr. Han's recusal from all board discussions regarding a potential sale of the Company, whether to him or to a third party, and that he did not have any conversations about his offer with any member of the Special Committee or board member subsequent to making his initial offer to acquire the Company on January 15, 2010 other than during negotiations over the terms of the merger;

•	the Company's ability, under certain circumstances, to provide information to, or participate in discussions or negotiations with, third parties regarding other proposals;

•
the Company's ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a "superior proposal" (as defined in the Merger Agreement and further explained under "Merger Agreement—Solicitation of Other Offers" below), upon the payment to Mr. Han of a $1,000,000 termination fee, and

•
the availability of appraisal rights to the unaffiliated shareholders who comply with all of the required procedures under Florida law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by a court in the State of Florida.

The foregoing discussion of the information and factors considered and given weight by Parent, MergerSub and Mr. Han in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by Parent, MergerSub and Mr. Han.  Parent, MergerSub and Mr. Han did not find it practicable to assign, and did not, assign or otherwise attach, relative weights to the individual factors in reaching their position as to the fairness of the merger. Rather, their fairness determinations were made after consideration of all of the foregoing factors as a whole. Parent, MergerSub and Mr. Han believe the foregoing factors provide a reasonable basis for their belief that the merger is substantively and procedurally fair to the unaffiliated shareholders.

Interests of Our Executive Officers and Directors in the Merger

In considering our recommendation in favor of the merger, you should be aware that members of our board of directors and our executive officers may have interests in the merger that are different from, or in addition to, yours.  All such interests are described below, to the extent material.  Except as described below under “Interest of Mr. Han in Parent and MergerSub” and hereunder, such persons have, to our knowledge, no material interest in the merger apart from those of shareholders generally.

Similar to all other option holders under our stock option plan, stock options held by our executive officers and directors will be canceled and converted into the right to receive a cash payment, for each vested share of our common stock subject to each option, equal to the excess, if any, of (1) the merger consideration over (2) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes.  As of the date of this proxy statement, directors (excluding Mr. Han) and executive officers own stock options to purchase an aggregate of  7,960,000 shares of common stock of which 4,690,000 have an exercise price of $0.51 per share, 3,100,000 shares of common stock have an exercise price of $0.74 per share and 170,000 shares of common stock have an exercise price of $0.71 per share.

Interest of Mr. Han in Parent and MergerSub

Mr. Han, our Chairman and Chief Executive Officer, is affiliated with Parent and MergerSub. Mr. Han owns approximately 38.0% of our outstanding shares.  Mr. Han also holds stock options to acquire 1,300,0000 shares of the Company's common stock, which options shall expire upon the closing of the merger and for which he will receive no consideration.  Mr. Han’s shares will not be affected by the merger and will remain issued and outstanding after the merger is completed. After the merger, Mr. Han will directly and indirectly own all of the outstanding shares of the surviving corporation.  The action of our board of directors to approve the merger and recommend that you vote “FOR” the adoption of the Merger Agreement was recommended to the board by the Special Committee and was approved by the majority of the board of directors which is composed solely of directors unrelated to Mr. Han, Parent or MergerSub.  Mr. Han did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto.

Change In Control Benefits for Our Executive Officers

None of our executive officers have employment agreements.

With respect to stock options, including stock options held by our executive officers, each outstanding stock option will: (A) vest at the effective time of merger; and (B) at the effective time of the merger, to the extent not previously exercised, be canceled and terminated and converted into the right to receive a cash payment, for each share of our common stock subject to such option, equal to the excess, if any, of (1) the merger consideration over (2) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes.

Indemnification of Directors and Officers

Under Section 607.0850 of the FBCA, in general the Company may indemnify a current or former director or officer of the Company or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity, if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Company.  Further, the Company’s Bylaws require it to indemnify all directors or officers to the fullest extent permitted by the FBCA.

In addition, pursuant to the Merger Agreement, Parent  and Surviving Corporation shall indemnify and hold harmless each director, officer, trustee, or fiduciary of the Company or its subsidiaries to the fullest extent authorized or permitted by applicable law  in connection with any claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom.  Finally, as part of the Merger Agreement, in connection with the resignation of the Company’s directors and executive officers, the Company has agreed to release from liability such directors and executive officer.

The Special Committee

On December 20, 2009, our board of directors established a Special Committee of directors to investigate and evaluate strategic alternatives, including a possible merger, tender offer, acquisition, sale of all or substantially all of our assets or similar transactions, whether solicited by or on our behalf, or unsolicited. The Special Committee is, and has been at all times, composed of directors who have no financial interest in Parent and no affiliation with Mr. Han. Our board of directors did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of strategic alternatives.  The Special Committee, however, did not have the power or authority to authorize or approve a transaction or agree on behalf of our board of directors to do so, which power and authority was expressly reserved to our board of directors.

Upon formation, the Special Committee was composed of Peter Mak, Chairman, and Drs. Jin Li and Heinz Frey.  For their services, Mr. Mak was paid $40,000 as Chairman and Drs. Li and Frey each received $20,000 as members.

Related Party Transactions

We are not aware of any related party transactions during the past two years between the Company and Parent, Mr. Han, MergerSub or their respective affiliates in which: (a) the aggregate value of the transaction with such related entity or person was 1% of Company’s revenue in the fiscal year such transaction occurred; or (b) such transaction exceeded $60,000.  In addition, during the past two years there has been no significant negotiations, transactions or material contracts relating to a merger, consolidation, acquisition, tender offer, election of Company’s directors or sale/transfer of significant amount of assets between the Company and Mr. Han, Parent, MergerSub or their  respective affiliates.

Form of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Florida law, at the effective time of the merger, MergerSub, a wholly owned subsidiary of Parent, will merge with and into us. The Company will survive the merger as a subsidiary of Parent, with the Parent and Mr. Han as the shareholders of the surviving corporation.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock (other than , shares held by Mr. Han or any shares held by shareholders who perfect their appraisal rights) will be converted into the right to receive $0.82 in cash, without interest and less any applicable withholding tax, if any.  Shares own by Mr. Han will remain issued and outstanding and unaffected by the merger.

As of the effective time of the merger, with the exception of Mr. Han’s shares, all other shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any shares of our common stock will cease to have any rights as a shareholder, except the right to receive $0.82 per share in cash, without interest and less applicable withholding tax (other than shareholders who have perfected their appraisal rights and Mr. Han).  The per share merger consideration of $0.82 was determined through negotiations between Parent, Mr. Han and us.

Parent's Financing for the Transaction-Good Faith Deposit

Parent has represented to us that at the effective time of the merger, Parent will have sufficient cash to make all payments required to be made by Parent under the Merger Agreement, including the merger consideration payable to our shareholders.  Parent intends to finance the merger consideration through Mr. Han’s personal funds and personal loans from private lenders.

The Parent has agreed to deposit $3,000,000 into an account directed by Mr. Han and either Maggie Deng or Garry Wong which may be used to pay the merger consideration, of which $1,000,000 was delivered upon the execution of the Merger Agreement, and $2,000,000 was delivered upon the filing of the definitive proxy statement.  If Parent is unable to obtain the financing contemplated by the Closing, this will result in the Parent’s breach of its covenant in the Merger Agreement.  In the event this breach is not cured within the prescribed time in the Merger Agreement, the Parent will have to pay us a $400,000 termination fee.

Effects of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Florida law, at the effective time of the merger, MergerSub, a wholly owned subsidiary of Parent will merge with and into our Company. The shares of common stock of the Company held by Mr. Han prior to the merger will remain issued and outstanding after the merger and will not be affected by the merger.  We will survive the merger as a subsidiary of Parent, and the surviving corporation will be privately owned by Mr. Han and the Parent as its only shareholders.

At the effective time of the merger, the directors of MergerSub will become the directors of the surviving corporation and the current officers of MergerSub will become the officers of the surviving corporation.

Upon the consummation of the merger, each share of our common stock, other than as provided below, will be converted into the right to receive $0.82 in cash, without interest and less any applicable withholding taxes. The following shares of our common stock will not be converted into the right to receive the merger consideration in connection with the merger: (1) shares held by any of our shareholders who are entitled to and who properly exercise appraisal rights under Florida law; (2) shares our Company or our subsidiaries own; and (3) shares owned by Mr. Han (which will remain issued and outstanding and unaffected by the merger).

In connection with the consummation of the merger, pursuant to the plans and stock option agreements under which they were issued, each outstanding stock option will, at the effective time of the merger, to the extent not previously exercised, be canceled and terminated and converted into the right to receive a cash payment for each vested share of our common stock subject to such option equal to the excess, if any, of (1) the merger consideration over (2) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes, if any.

For U.S. federal income tax purposes, the receipt of cash in exchange for shares of our common stock in the merger generally will result in the recognition of gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in your shares of our common stock.  Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own financial situation.  We strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.  More information regarding the federal income tax consequences is discussed in "—Material United States Federal Income Tax Consequences of the Merger."

Following the merger, the entire equity in the surviving company will be owned by Mr. Han and Parent, and Parent will be wholly owned by Mr. Han.  If the merger is completed, Mr. Han will be the sole beneficiary of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting our Company following the merger, unless Parent or Mr. Han sell equity in Parent. Similarly, Mr. Han will also bear the risks of ongoing operations, including the risks of any decrease in our value after the merger and the operational and other risks related to the surviving company.

If the merger is completed, the unaffiliated shareholders of our Company will have no ownership interest in the Company.  After the merger, the entire interest of the Company will be held by Mr. Han and Parent, and Parent will be wholly owned by Mr. Han.

Plans for Our Company After the Merger

It is expected that, upon consummation of the merger, the operations of our Company will be conducted substantially as they currently are being conducted, except that we will cease to have publicly traded equity securities and will instead be a subsidiary of Parent with Mr. Han and Parent as shareholders of the surviving corporation. Parent has advised us that it does not have any current intentions, plans or proposals to cause us to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the merger involving the Company's corporate structure, business or management, such as a merger, reorganization or liquidation;

•	the relocation of any material operations or sale or transfer of a material amount of assets except as previously disclosed; or

•	any other material changes in its business.

We expect, however, that Mr. Han will continue to assess the Company’s assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if Mr. Han decides that such transactions are in the best interest of the surviving corporation upon such review. The surviving corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Effects on the Market for the Shares; OTC Bulletin Board and TSX Listing; Registration under the Exchange Act.

      As a result of the consummation of the merger, the Company will become eligible for termination of registration under applicable U.S. securities laws.   To the extent permitted by applicable law, following the merger, the Surviving Company intends to terminate quotation or otherwise delist the shares of common stock from the OTC Bulletin Board and the TSX and to cause the Company to cease to be a public company.  Consequently, the Company would no longer legally be required to disclose publicly the information which it now must provide under the  Exchange Act and applicable Canadian securities laws or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act and applicable Canadian securities laws.

Effects on Our Company if the Merger is Not Completed

If the Merger Agreement is not adopted by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of our common stock pursuant to the Merger Agreement.  Instead, we will remain a public company and our common stock will continue to be registered under the Exchange Act and quoted and listed on the OTC Bulletin Board and Toronto Stock Exchange, respectively. In addition, if the merger is not completed, we expect that our management will operate our business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities to which they currently are subject, including, among other things, the nature of the industry on which our business largely depends, and general industry, economic, regulatory and market conditions.

If the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. In the event the merger is not completed, our board of directors will continue to evaluate and review our business operations, prospects and capitalization, make such changes as are deemed appropriate and seek to identify acquisitions, joint ventures or strategic alternatives to enhance shareholder value. If the Merger Agreement is not adopted by our shareholders, or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the Merger Agreement is terminated under certain circumstances, we will be obligated to pay Parent a termination fee of $400,000 or $1,000,000 as a condition to, upon or following such termination. For a description of the circumstances triggering payment of the termination fee, refer to "The Merger Agreement—Termination Fee" below.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to our shareholders whose shares of our common stock are converted into the right to receive cash in the merger.

The following summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the "Code" in this proxy statement, Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect.  The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders who are subject to special rules, including: non-U.S. Holders (as defined below), U.S. expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, insurance companies, cooperatives, pass-through entities and investors in such entities, shareholders who have a functional currency other than the U.S. dollar, shareholders who hold their shares of our common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or shareholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation.  This discussion does not address the receipt of cash in connection with the cancellation of options to purchase our Company's common stock, or any other matters relating to equity compensation or benefit plans.  In addition, this discussion does not addressed the tax effect of the merger to persons who are not citizens of or residents of the United States.   Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the merger.

For purposes of this discussion, we use the term "non-U.S. Holder" to mean a beneficial owner of our Company's common stock that is not, for U.S. federal income tax purposes, either a citizen or resident of the United States, a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any of its political subdivisions, or an estate or trust that is subject to U.S. federal income tax on its income regardless of its source.  Holders of our Company's common stock who are non-U.S. Holders may be subject to different tax consequences than those described below and are urged to consult their tax advisors regarding their tax treatment under U.S. and non−U.S. tax laws. If a partnership (including an entity taxable as a partnership for U.S. federal income tax purposes) holds our Company's common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. Partnerships holding our Company's common stock and their partners should consult their own tax advisors.

The Merger

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.  Generally, for U.S. federal income tax purposes, a shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder in the merger and the shareholder's adjusted tax basis in the shares of our common stock converted into cash in the merger.  If shares of our common stock are held by a shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if the shareholder's holding period for the shares of our common stock exceeds one year at the time of the merger.  Capital gains recognized by an individual upon a disposition of a share of our common stock that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates.  In addition, there are limits on the deductibility of capital losses.  The amount and character of gain or loss must be determined separately for each block of our common stock (i.e., shares acquired at the same cost in a single transaction) converted into cash in the merger.

Backup Withholding

A shareholder (other than certain exempt shareholders, including, among others, all corporations and certain foreign individuals) whose shares of our common stock are converted into the merger consideration may be subject to backup withholding at the then applicable rate (under current law, the backup withholding rate is 28%) unless the shareholder provides the shareholder's taxpayer identification number, or TIN, and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.  A shareholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service, or the IRS.  Each shareholder that is an individual should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to shareholders promptly following closing of the merger so as to provide the information and certification necessary to avoid backup withholding.  Each foreign individual shareholder must submit a signed statement (such as a Certificate of Foreign Status on Form W-8BEN) attesting to his or her exempt status.  Backup withholding is not an additional tax.  Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS.  If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF.  SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Material Canadian Federal Income Tax Consequences of the Merger

The following summary describes the material Canadian federal income tax considerations in respect of the arrangement generally applicable to a holder of common stock who, for purposes of the Income Tax Act (Canada) (the “Tax Act”), and at all relevant times, is an individual who holds such common stock as capital property, deals at arm’s length and is not affiliated with the Company, Mr. Han, Parent and MergerSub, and disposes of such common stock to Parent under the merger.  Holders who meet all of these requirements are referred to as “Holder” or “Holders” in this summary, and the summary only addresses such Holders.  This summary is not applicable to a holder who acquired common stock upon the exercise of employment stock options. In addition, the summary does not address the treatment of stock options under the merger (or the exercise or cancellation of stock options), does not address the treatment of dissenters, and does not address holders who are otherwise subject to special circumstances.  All affected Holders, and other holders not addressed by this summary, should consult with their own tax advisors.

This summary is based on the current provisions of the Tax Act and the regulations thereunder in force as of the date hereof, and our understanding, based on publicly available materials published in writing before the date hereof, of the current administrative practices of the Canada Revenue Agency. This summary also takes into account any specific proposals to amend the Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) before the date of this Circular (which we refer to in this Circular as the “Tax Proposals”) and assumes that all Tax Proposals will be enacted in the form proposed. However, there can be no assurance that the Tax Proposals will be enacted in their current form, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law or administrative practice, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account or consider other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from the Canadian federal income tax considerations described therein.  In addition, while the form of merger under the applicable law of Florida and under the Merger Agreement has no direct counterpart under Canadian law, this summary assumes that the legal effect of the merger will include a disposition of the common stock by Holders to Parent in exchange for the merger consideration.

All amounts relating to the disposition of common stock under the arrangement must be computed in Canadian dollars for the purposes of the Tax Act.

This summary is of a general nature only and is not exhaustive of all Canadian federal income tax considerations. Consequently, Holders are urged to consult their own tax advisors for advice regarding the specific income tax consequences to them of disposing of their common stock pursuant to the arrangement, having regard to their own particular circumstances, and any other consequences to them of such transactions under Canadian federal, provincial, local and foreign tax laws.  We are not in a position to give tax advice to any particular Holder, and this summary shall not be construed as such advice.  The discussion below is qualified accordingly.

Holders Resident in Canada

The following portion of the summary is generally applicable to a Holder (as defined above) who, for purposes of the Tax Act and any applicable income tax treaty, and at all relevant times, is resident or deemed to be resident in Canada (we refer to a Holder who meets these requirements as a “Resident Holder” in this summary).

A Resident Holder who disposes of common stock to Parent  under the merger will realize a capital gain (or capital loss) to the extent that the cash paid to the Resident Holder for such common stock under the merger, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base to the Resident Holder of such common stock immediately before the disposition.  Any capital gain or capital loss so realized will be subject to the normal rules under the Tax Act.

Holders Not Resident in Canada

The following portion of the summary is generally applicable to a Holder (as defined above) who, for the purposes of the Tax Act and any applicable income tax treaty, and at all relevant times, is not and has not been a resident or deemed to be a resident of Canada and does not use or hold, and is not deemed to use or hold, the common stock in connection with carrying on a business in Canada (we refer to a Holder who meets these requirements as a “Non-Resident Holder” in this summary).

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on the disposition of common stock to Parent under the merger unless such common stock constitutes ‘‘taxable Canadian property’’ to the Non-Resident Holder and the tax is not otherwise relieved under any applicable income tax treaty.

In general, and taking into account the Proposed Amendments, a common share is not expected to be “taxable Canadian property” to a Non-Resident Holder at the time of disposition where such common share is then listed on a designated stock exchange (which currently includes the TSX), provided that (i) the Non-Resident Holder (and/or persons with whom the Non-Resident Holder does not deal at arm’s length for purposes of the Tax Act) did not own 25% or more of the issued stock of any class or series of our capital stock at any time during the 60-month period immediately preceding that time, or (ii) where such ownership threshold was exceeded at any time during the period, not more than 50% of the fair market value of the share was derived directly or indirectly from any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties, or options or interests therein, at any time during the 60-month period.

Regulatory Matters

The merger is a “business combination” under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions ("MI 61-101") adopted by the Ontario Securities Commission. MI 61-101 provides that, unless exempted, a corporation proposing to carry out a business combination is required to obtain an independent valuation of the subject matter of the transaction and provide to the securityholders of the corporation a summary of such valuation. MI 61-101 also requires that, in addition to any other required securityholder approval, in order to complete the transaction, the approval of a majority of the votes cast by “minority” shareholders of the affected corporation be obtained.  The Company will be obtaining minority shareholder approval of the merger.

In accordance with Section 2.4(1)(b) of MI 61-101, Parent is exempt from the valuation requirements of MI 61-101 on the basis that Parent and the Supporting Shareholders have, through arm’s length negotiations, entered agreements to support and vote in favor of the merger.  As a group, the Supporting Shareholders, which are not joint actors with Parent, represent over 20% of the outstanding common shares of the Company beneficially owned, or over which control or direction was exercised, by persons other than Parent and joint actors of the Parent, and (ii) Mr. Z. Weng, one of the Supporting Shareholders, beneficially owns or exercises control or direction over, more than 10% of the outstanding common shares of the Company. In addition, in accordance with Section 2.4(1)(b) of MI 61-101, the consideration per common share offered under the Merger is at least equal in value to and in the same form as the consideration agreed to with the Supporting Shareholders and included in this proxy statement is the disclosure regarding the valuation exemption upon which Parent is relying and the facts supporting that reliance.

In addition, Parent reasonably believes, after reasonable inquiry, that at the time the agreements supporting the merger were entered into with the Supporting Shareholders:

(a)  the consideration was determined as a result of arm’s length negotiations;

(b)  each of the Supporting Shareholders had full knowledge and access to information concerning the Company and its securities;

(c)  any factors peculiar to the Supporting Shareholders, including non-financial factors, that were considered relevant by the Supporting Shareholders in assessing the consideration did not have the effect of reducing the price that would otherwise have been considered acceptable by the Supporting Shareholders; and

(d)  Parent and Mr. Han did not know of any material information in respect of the Company or its securities that had not been generally disclosed or if generally disclosed, could have reasonably been expected to increase the agreed consideration.

Since the time the agreements supporting the merger were entered into with the Supporting Shareholders, Parent and Mr. Han did not become aware of, after reasonable inquiry, any material information in respect of the Company or its securities that has not been generally disclosed and if generally disclosed, could reasonably be expected to increase the consideration. To the knowledge of Mr. Han and Parent (and its directors and senior officers), after reasonable inquiry, no prior valuation (as such term is defined in MI 61-101) has been made in respect of the Company in the 24 months preceding the date of this proxy statement.

MI 61-101 also requires that the Company include, if appropriate, disclosure in this proxy statement of recent judicial developments relating to going private transactions of a nature similar to the Merger.  Before the establishment of the current Canadian securities law regimes governing “related party transactions” involving corporations, a number of court cases had considered questions of procedural and substantive fairness with respect to proposed corporate transactions which would have resulted in the compulsory acquisition of shares held by public shareholders. The effect of these cases has generally now been superseded by the specific requirements and procedures of MI 61-101.

Accounting Treatment

The merger will be accounted for as a "purchase transaction" for financial accounting purposes.

Legal Proceedings Regarding the Merger

            There have been no lawsuits or legal proceedings regarding the Merger.

Appraisal Rights

Under the Florida Business Corporation Act, or FBCA, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of common stock as determined by a court, in lieu of the consideration you would otherwise be entitled to receive pursuant to the Merger Agreement.  These rights are known as appraisal rights.  A shareholder electing to exercise appraisal rights must strictly comply with the provisions of the applicable sections of the FBCA in order to perfect their rights.  The following is intended as a brief summary of the material provisions of the Florida statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Sections 607.1301 to 607.1333 of the FBCA, the full text of which appears in Appendix C-1 to this proxy statement.  Failure to precisely follow any of the statutory procedures set forth in such sections of the FBCA may result in a loss of your appraisal rights.

Under Section 607.1302, our shareholders are entitled to dissent from, seek appraisal for, and obtain payment of the fair value of his or her shares of our common stock if the Merger is consummated.  For this purpose, the "fair value" of a dissenter's shares will be the value of the shares immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable.  A shareholder who is entitled to so dissent and obtain such payment may not challenge the Merger, unless the action is unlawful or fraudulent with respect to him or the Company.

A shareholder of record may assert dissenter's appraisal rights as to fewer than all of our shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies us in writing of the name and address of each person on whose behalf he or she asserts dissenter's appraisal rights.  The rights of a partial dissenter will be determined as if the shares as to which he or she dissents, and his or her other shares were registered in the names of different shareholders.

A beneficial shareholder may assert dissenter's appraisal rights as to our shares held on his or her behalf only if:

•
the beneficial shareholder submits to the Company the written consent of the shareholder of record to the dissent and appraisal not later than the time the beneficial shareholder asserts dissenter's appraisal rights; and

•	the beneficial shareholder does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

If a shareholder of record of our Company wishes to exercise his, her or its dissent and appraisal rights, we are to provide to such dissenting shareholder a dissenter's appraisal notice of advising them of their appraisal rights as contemplated by Section 607.1320.  Section 607.1322 provides, among other things, that the dissenter's appraisal notice must be sent no later than 10 days after the effectuation of the corporate action.  The form of dissenter's appraisal notice is attached as Appendix C-2 this proxy statement. The merger will not be effected for a minimum of 20 days following mailing of this proxy statement to shareholders of Dragon Pharmaceutical Inc.  The dissenter's appraisal notice must:

•	state where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

•
include our Company's balance sheet as of the end of a fiscal year ending not more than 15 months before the date of the dissenter's appraisal notice, a statement of income for that year, a statement of changes in the shareholders' equity for that year and the latest available interim financial statements, if any;

•	contain a statement of our Company's estimate of the fair value of the shares and our offer to pay such estimated fair value;

•	set a date by which we must receive the demand for payment, which may not be less than 40 nor more than 60 days after the date the notice is delivered;

•	set a date by which a notice to withdraw the demand for payment must be received, which date must be within 20 days after the date the demand for payment must be received;

•
if requested in writing by the shareholder, provide to the shareholder so requesting within 10 days after the demand for payment must be received, the number of shareholders and the total number of shares held by them who have returned a demand for payment by the date specified; and

•	be accompanied by a copy of Sections 607.1301 to 607.1333, inclusive.

The dissenter's appraisal notice must provide for the shareholder to state:

•	their name and address;

•	the number, class and series of shares to which they assert appraisal rights;

•	that the shareholder did not vote for the Merger;

•	whether the shareholder accepts our offer as set forth in the notice; and

•	if our offer is not accepted, the shareholder's estimated fair value of the shares and a demand for payment of this estimated value plus interest.

Section 607.1321 and Section 607.1323 provide that a shareholder to whom a dissenter's appraisal notice is sent must:

•	demand payment within 20 days after receiving the dissenter's appraisal notice;

•	not vote, or cause or permit to be voted, any of their shares in favor of the Merger; and

•	deposit his certificates, if any, in accordance with the terms of the notice.

Any shareholder who demands payment and deposits his or her certificates, if any, before the proposed corporate action is taken loses all rights as a shareholder, unless the shareholder withdraws their demand by the date specified in the dissenter's appraisal notice.

Any shareholder who does not demand payment or deposit his, her or its certificates where required, each by the date set forth in the dissenter's appraisal notice, will not be entitled to payment for his, her or its shares under the Florida Business Corporation Act.

Subject to certain exceptions, within 90 days after receipt of a demand for payment from a dissenting shareholder, we will be required by Section 607.1324 to pay to the dissenter the amount that we estimated to be the fair value of his shares and accrued interest.  The obligation that we have in this regard may be enforced by the appropriate court.

If a dissenter believes that the amount offered by the Company pursuant to Section 607.1322 is less than the fair value of the dissenter's shares, the dissenter may under Section 607.1326 notify the Company in writing of his or her own estimate of the fair value of the shares and the amount of interest due; and demand payment of such estimate and interest.

A dissenter will be deemed to have waived his or her right to demand payment pursuant to Section 607.1326 unless the dissenter notifies the Company of his or her demand in writing within the time set forth on the dissenter's appraisal notice after the Company has made or offered payment for the shares.

Under Section 607.1330, if a dissenter's demand for payment remains unsettled, we will be required to commence a proceeding in the appropriate court of the county where our registered office is located within 60 days after receiving the demand, and to petition the court to determine the fair value of the shares and accrued interest.  If we do not commence the proceeding within the 60 day period, any dissenter may commence the proceeding in the name of the Company.

All dissenters, whether or not residents of Florida, whose demands remain unsettled, will be named as parties to the proceeding as in an action against their shares.  All parties must be served with a copy of the petition.  Non-residents may be served by registered or certified mail or by publication as provided by Florida law.

The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value.  The dissenting appraisers will be entitled to the same discovery rights as parties in other civil proceedings.

Each dissenter who is made a party to the proceeding is entitled to a judgment for the amount, if any, by which the court finds is the fair value of his or her shares, plus interest.

The court in a proceeding to determine fair value is required by Florida law to determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court.  The court will assess the costs against the Company, but retains discretion to assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily or not in good faith in demanding payment.

Exercising Dissent Rights

If a shareholder wishes to exercise his, her or its dissent and appraisal rights, the shareholder must send to the Company (at the address set out below) a written notice (a form of which is attached as Appendix C-2 demanding payment).

The shareholder must also send any certificates representing our shares to the address set forth as follows: Computershare Trust Company of Canada (Vancouver), 3rd Floor, 510 Burrard, Vancouver, British Columbia, Canada, V6C 3B9.

All written notices should be addressed to: Dragon Pharmaceutical Inc., Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9; Attention: Corporate Secretary
Telephone: 604-669-8817.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the broker or other nominee.

In view of the complexity in asserting a dissenters’ right, a shareholder who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Any shareholder who does not demand payment or deposit his, her or its certificates by the date set forth in the dissenter's appraisal notice will not be entitled to payment for his, her or its shares under the Florida Business Corporation Act.

Provisions for Unaffiliated Shareholders

No provision has been made to grant unaffiliated shareholders access to our files or those of Parent, MergerSub or Mr. Han or to obtain counsel or appraisal services at the expense of any of the foregoing.

Voting Intentions of Our Directors and Executive Officers and Voting Commitment of Mr. Han, Parent and MergerSub

Under the terms of the Merger Agreement, Mr. Han, our Chairman and Chief Executive Officer, agreed to vote all shares of common stock held by him in favor of the adoption of the Merger Agreement. As of the date of this proxy statement, Mr. Han owns 25,453,741 shares of our common stock representing approximately 38.0% of our outstanding shares of common stock. Neither Parent or MergerSub own any other shares of our common stock.

In addition, pursuant to a Support Agreement, Mr. Zhanguo Weng, Ms. Xuemei Liu, Dr. Alexander Wick and Dr. Yiu Kwong Sun, each a director of the Company, have agreed to vote all shares of common stock held by them in favor of the adoption of the Merger Agreement.  Although the Special Committee, and in particular its Chairman Peter Mak, primarily negotiated with Mr. Han with respect to among other things merger consideration, the Special Committee kept informed and sought approval from the Mr. Weng and Ms. Liu.

As of the date of this proxy statement, Mr. Weng owns 8,986,783 shares, Ms. X Liu owns 4,493,391 shares,  Dr. Wick owns 500,000 shares and Dr. Sun owns 700,000 shares of our common stock, which collectively represents approximately 21.9% of our outstanding shares of common stock.

Consequently, assuming that the Supporting Shareholders vote their shares of common stock representing approximately 21.9% of the outstanding shares in favor of the Merger Agreement, along with Mr. Han’s 38.0%, collectively representing 59.9% of the outstanding shares they will have a sufficient number of shares to approve the Merger Agreement under Florida law vote and but will need other shareholders to vote for the merger in order to meet the TSX vote.

Estimated Fees and Expenses of the Merger

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, SEC filing fees and other related charges, totaling approximately $320,000.  This amount includes the following estimated fees and expenses:

Description	Estimated Amount to be Paid
SEC filing fee	$5,000
Printing, proxy solicitation and mailing expenses	$10,000
Financial, legal, accounting and tax advisory fees	$300,000
Miscellaneous expenses	$5,000
Total	$320,000

In addition, if the Merger Agreement is terminated under certain circumstances described under "The Merger Agreement—Termination Fee," we have agreed to pay to Parent a termination fee of $400,000 or $1,000,000.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and certain of the documents to which we refer you in this proxy statement, contain not only historical information, but also forward-looking statements. Forward-looking statements are based on expectations, assumptions, estimates, projections or beliefs concerning future events, and deal with potential future circumstances and developments, in particular, whether and when the transactions contemplated by the Merger Agreement will be consummated.  The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such matters.  You should read all forward-looking statements carefully.  We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results, developments or outcome of future events we anticipate will be realized or, if realized, that they will not have negative effects on our business or operations or the timing or completion of the merger, if approved.  All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement. Except as required by applicable law or regulation, we do not undertake any obligation to update or supplement these forward-looking statements to reflect future events or circumstances.

RISK FACTORS

The risks and uncertainties regarding the merger and entry into the Merger Agreement include the following:

•
we may not be able to satisfy all of the conditions to consummation of the merger, including the adoption of the Merger Agreement by our shareholders, and obtaining the approval of the merger by a majority of the outstanding shares of our common stock excluding shares held by Mr. Han;

•
one or more events, changes or other circumstances may occur that could give rise to a termination of the Merger Agreement under circumstances that could require us to pay up to a $1,000,000 or $400,000 as a termination fee;

•	the occurrence of any material adverse change in our financial condition or results of operation;

•
the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees and the unwillingness of third parties to enter into or continue business relationships with us;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain interim operational covenants we agreed to in the Merger Agreement;

•	risks related to diverting management's attention from our ongoing business operations;

•	the decision of our board of directors as to whether or not to approve any acquisition proposal that may be submitted by a third party;

•	actions by Parent or MergerSub, or any other potential acquirer of our Company;

•	changes in general economic business conditions, such as interest rate fluctuations, unemployment, pricing pressures, and insolvency of suppliers, and access to credit;

•	changes in the competitive environment in which we operate;

•	changes in customer needs and expectations; and

•	risks detailed in our filings with the SEC, including our Annual Report on Form 10-K for the period ended December 31, 2009. Refer to also "Where You Can Find More Information.”

THE SPECIAL MEETING

We are furnishing this proxy statement to our shareholders, as of the record date, as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

The special meeting of our shareholders will be held at Dragon’s corporate offices located at Suite 310, 650 West Georgia Street, Vancouver, British Columbia Canada V6B 4N9, at 10:30 a.m., local time, on _______2010.

Purpose of the Special Meeting

At the special meeting, we will ask our shareholders to adopt the Merger Agreement.  Our board of directors has determined that the merger and other transactions described in the Merger Agreement are advisable to, and in the best interests of, our shareholders and has approved the Merger Agreement and recommends (other than Mr. Han who did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto) that our shareholders vote "FOR" the adoption of the Merger Agreement.

We are also asking that you grant us the authority to vote your shares to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Merger Agreement at the time of the special meeting.

Record Date; Shares Entitled to Vote; Quorum

Only shareholders of record at the close of business on ______2010, which we refer to as the record date in this proxy statement, are entitled to the notice of and to vote at the special meeting. On the record date, there were 67,066,418 shares of common stock outstanding and entitled to vote, and each such share is entitled to one vote on each matter to be considered at the special meeting.  A quorum is present at the meeting if a majority of all of the shares of our common stock issued and outstanding on the record date and entitled to vote at the special meeting are represented at the special meeting in person or by a properly executed proxy.  In the event that a quorum is not present at the special meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.
Vote Required

Under Florida law, the adoption of the Merger Agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date.  In addition, under the rules of the Toronto Stock Exchange, the Merger Agreement must be approved by holders of common stock representing a majority of the shares of outstanding common stock, excluding shares of common stock owned by Mr. Han.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, assuming a quorum is present with respect to the proposal, the affirmative vote of the holders of stock casting a majority of the votes entitled to be cast by all of the holders of the stock constituting such quorum.  If a quorum is not present at the special meeting, the affirmative vote of the holders of a majority of stock present and entitled to vote at the meeting may adjourn the meeting until a quorum shall be present.

Voting of Proxies

All shares represented by properly executed proxies we receive at or prior to the meeting will be voted according to the instructions indicated on such proxies.  Properly executed proxy cards that do not contain instructions will be voted "FOR" the adoption of the Merger Agreement and "FOR" authority to adjourn or postpone the special meeting, if necessary or appropriate.

Only shares affirmatively voted for the adoption of the Merger Agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal.  If a shareholder abstains from voting or does not execute a proxy, it will effectively count as a vote against the adoption of the Merger Agreement.  Brokers who hold shares of our common stock in "street name" for customers who are the beneficial owners of the shares may not give a proxy to vote those shares in the absence of specific instruction from those customers.  These non-voted shares are referred to as broker non-votes.  Broker non-votes will be counted as present for purposes of determining whether a quorum exists and will be counted as votes against the adoption of the Merger Agreement.

The persons named as proxies by a shareholder who votes for the proposal to adopt the Merger Agreement may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies.  No proxy voted against the proposal to adopt the Merger Agreement will be voted in favor of any adjournment or postponement.

Our board of directors knows of no other matters that may be brought before the meeting. However, if any other business is properly presented for action at the meeting, the persons named on the proxy card will vote in accordance with their judgment.

Revocability of Proxies

A proxy card may be revoked or changed at any time before it is voted at the meeting.  You can do this in one of three ways:

•
You can deliver to our corporate secretary a written notice bearing a date later than the proxy you delivered to us stating that you would like to revoke your proxy, provided the notice is received by ____(__ time) on ___.

•	You can complete, execute and deliver to our corporate secretary a later-dated proxy for the same shares, provided the new proxy is received by _____(______) on ______.

•	You can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to us at Suite 310, 650 West Georgia Street, Vancouver, British Columbia V6B 4N9, Attention: Corporate Secretary, or hand-delivered to our corporate secretary at or before the taking of the vote at the special meeting.

Please note that if you hold your shares in "street name" through a bank, broker or other nominee holder, and you have instructed your nominee to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change your vote. If that is your situation, please contact your nominee for instructions as to how to revoke or change your vote.

SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES.  A transmittal form with instructions for the surrender of certificates representing shares of our common stock will be mailed to shareholders shortly after completion of the merger by Computershare Trust Company of Canada who will serve as the paying agent.

Solicitation of Proxies

This proxy solicitation is being made by us on behalf of our board of directors and we will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our shareholders. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional compensation for their efforts. We will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of our shares of common stock that the brokers, banks and nominees hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses related to forwarding the material.

THE PARTIES TO THE MERGER

Dragon Pharmaceutical Inc. Dragon Pharmaceutical Inc. is a manufacturer and distributor of a broad line of high-quality antibiotic products including Clavulanic Acid, 7-ACA, downstream cephalosporin active pharmaceutical ingredient and formulated powder for injection in both Chinese and emerging markets.  Our headquarters are located at 650 West Georgia Street, Suite 310, Vancouver, British Columbia, Canada V6B 4N9.  Our telephone number at our headquarters is (604) 669-8817.  Dragon Pharmaceutical Inc. is referred to in this proxy statement as alternatively the "company" and "we."

Chief Respect Limited, a Hong Kong company, is a new company which was formed in connection with the merger.  Chief Respect has not carried on any activities other than in connection with the merger.   Mr. Han, our Chairman, Chief Executive Officer and beneficial owner of 38.0% of the outstanding share of our common stock, is the sole shareholder of the Chief Respect Limited.  Chief Respect Limited’s principal offices are located at 11/F, AXA Centre, 151 Gloucester Road, Wanchai, Hong Kong, and its telephone number is (852)-25823800.  Chief Respect Limited is referred to in this proxy statement as "Parent."

Datong Investment Inc., a Florida corporation, is a wholly owned subsidiary of Parent and has not engaged in any business activity other than activities related to the purpose of merging with our Company.  If the merger is completed, Datong Investment Inc. will cease to exist following its merger with and into our Company.  The principal offices are located at c/o Corporation Service Company, 1201 Hays Street, Tallahassee, FL 32301.  Datong Investment Inc. is referred to in this proxy statement as "MergerSub."

THE MERGER AGREEMENT

This section of the proxy statement summarizes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary. We urge you to read the Merger Agreement carefully in its entirety, as well as this proxy statement, before making any decisions regarding the merger.

The representations and warranties described in the summary below and included in the Merger Agreement were made by our Company, Parent and MergerSub to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and are subject to important qualifications, limitations and exceptions agreed to by our Company, Parent and MergerSub in connection with negotiating its terms, including information contained in a confidential disclosure schedule that our Company provided to Parent and MergerSub in connection with the Merger Agreement.  Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, or may have been used for the purpose of allocating risk between our Company, Parent and MergerSub rather than establishing matters as facts. The Merger Agreement is described in this proxy statement and included as Appendix A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding our Company, Parent and MergerSub or their respective affiliates or their respective businesses. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about our Company, Parent or MergerSub, and you should read the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement for information regarding our Company, Parent and MergerSub and their respective affiliates and their respective businesses.

The Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, MergerSub, a wholly owned subsidiary of Parent, will merge with and into our Company. After the merger, our Company will continue as the surviving corporation and as a subsidiary of Parent. The shares of common stock of the Company held by Mr. Han prior to the merger will remain issued and outstanding after the merger and will not be affected by the merger.  The surviving corporation will be a privately held corporation and our current shareholders, other than Mr. Han who will hold a direct and indirect ownership interest in the surviving corporation, will cease to have any ownership interest in the surviving corporation or rights as shareholders of the surviving corporation. Our shareholders, with the exception of Mr. Han will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

Upon consummation of the merger, the directors and officers of MergerSub will be the directors and officers of surviving corporation.  All directors and officers of the surviving corporation will hold their positions until their successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

We or Parent may terminate the Merger Agreement prior to the consummation of the merger in some circumstances, whether before or after the adoption by our shareholders of the Merger Agreement. Additional details on termination of the Merger Agreement are described in "—Termination of the Merger Agreement" below.

Effective Time

The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Florida (or at such later time as is agreed upon by the parties to the Merger Agreement and specified in the certificate of merger), which we refer to as the "Effective Time" in this proxy statement. We expect to complete the merger as promptly as practicable after our shareholders adopt the Merger Agreement (assuming the prior satisfaction of the other closing conditions to the merger). Unless otherwise agreed by the parties to the Merger Agreement, the closing of the merger will occur after the satisfaction or waiver of the conditions described in "—Conditions to the Closing of the Merger" below.

Merger Consideration

Except as stated below, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and converted at the effective time of the merger into the right to receive the merger consideration $0.82 in cash, without interest and less any applicable withholding taxes, if any. The following shares of our common stock will not receive the merger consideration:

•
shares owned by Mr. Han (as described in "Special Factors—Interests of our Executive Officers and Directors in the Merger"), which shares will remain issued and outstanding and unaffected by the merger; and

•
shares held by holders who did not vote in favor of the merger (or consent thereto in writing) and who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and who have complied in all respects with, the provisions of Sections 607.1301 to 607.1333 of the FBCA, and which shares will be entitled to payment of the appraised value of such shares as may be determined to be due to such holders pursuant to the applicable sections of the FBCA (unless and until such holder has failed to perfect or has effectively withdrawn or lost rights of appraisal under the FBCA).

At the effective time of the merger, each holder of a certificate formerly representing any shares of our common stock (other than shares for which appraisal rights have been properly demanded, perfected and not withdrawn or lost under the FBCA, and shares owned by Mr. Han) will no longer have any rights with respect to such shares, except for the right to receive the merger consideration upon surrender thereof. Refer to "Special Factors—Appraisal Rights."

Payment Procedures

Dragon has appointed Computershare of Canada as paying agent to receive the aggregate merger consideration for the benefit of the holders of shares of our common stock located outside of China.  In addition, Dragon has appointed [_______] (China paying agent) to serve as aggregate merger consideration for the benefit of the holders of shares of our common stock located within China. At or prior to the effective time of the merger, Parent will deposit with the paying agent and China paying agent an aggregate amount in cash equal to the aggregate merger consideration.

At the effective time of the merger, we will close our stock transfer books. After that time, there will be no further transfer of shares of our common stock.

Promptly after the effective time of the merger, but in any event within five business days after the effective time, the surviving corporation will cause the paying agent to mail to each holder of record of our shares of common stock a letter of transmittal and instructions advising such holders how to exchange their certificates for the merger consideration. The paying agent or China paying agent, as the case may be, will pay the merger consideration after each holder of our common stock (1) surrenders its certificates representing our shares of common stock to the paying agent and (2) provides to the paying agent or China paying agent a signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The paying agent or China paying will reduce the amount of any merger consideration paid by any applicable withholding taxes, if any. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent or China paying agent is not claimed within 12 months following the effective time of the merger, such cash will be returned to the surviving corporation. Subject to any applicable unclaimed property laws, after that point, holders of our common stock will be entitled to look only to the surviving corporation for payment of the merger consideration that may be payable upon surrender of any certificates.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate you must have your certificate properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation's reasonable satisfaction that the taxes have been paid or are not required to be paid.

If you have lost your certificate, or if it has been stolen or destroyed, you will be required to provide an affidavit to that fact and may be required to post a bond in such amount as the surviving corporation or paying agent or China paying agent may reasonably request. The letter of transmittal will tell you what to do in these circumstances.

Treatment of Outstanding Stock Options

Before the effective time of the merger, we will take all action necessary such that each outstanding stock option will, at the effective time of the merger, to the extent not previously exercised, be canceled and terminated and converted into the right to receive a cash payment, for each share of our common stock subject to such option, equal to the excess, if any, of (a) the merger consideration over (b) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes.

Representations and Warranties

The Merger Agreement contains representations and warranties of our Company and of Parent and MergerSub made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules, if any, that modify, qualify and create exceptions to the representations and warranties contained in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (1) they were made only as of the date of the Merger Agreement or a prior specified date, (2) in some cases they are subject to qualifications with respect to materiality and knowledge, (3) they may modified in important part by the disclosure schedules exchanged by the parties in connection with signing the Merger Agreement and (4) in the case of our representations and warranties, are qualified by certain disclosure in the filings we made with the SEC since December 31, 2008.  The disclosure schedules contain information that has been included in our prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

We make various representations and warranties in the Merger Agreement that are subject, in some cases, to exceptions and qualifications (including exceptions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). Refer to  "—Company Material Adverse Effect Definition" below. Our representations and warranties relate to, among other things:

•	our due organization, good standing and qualification, and other corporate matters with respect to us and our subsidiaries;

•	our capitalization and certain related matters;

•	our corporate authority and authorization to enter into, and enforceability of, the Merger Agreement;

•	the absence of conflicts with, or defaults under, our organizational documents, and applicable laws;

•	the required shareholder approvals to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement;

•	required regulatory filings and consents and approvals of governmental authorities;

•	documents filed with or furnished to the SEC and the accuracy of the information in those documents, including our financial statements;

•	the absence of certain undisclosed liabilities;

•
the conduct of our business in the ordinary course of business since September 30, 2009 and the absence of any event or change since September 30, 2009, that has had, individually or in the aggregate, a Company Material Adverse Effect;

•	litigation and government authorizations;

•	compliance with laws and compliance with, and adequacy of, permits;

•	this proxy statement not being misleading and the compliance of this proxy statement as to form with the requirements of the Exchange Act;

•	tax matters;

•	our employee benefit plans and compensation matters;

•	environmental matters;

•	intellectual property;

•	Florida takeover statutes;

•	labor matters;

•	title to property and matters with respect to leased property;

•	material contracts;

•	the opinion of the financial advisor to the Special Committee;

•	absence of brokers' and finders' fees;

•	transactions with our affiliates; and

•	insurance matters.

The Merger Agreement also contains various representations and warranties made jointly and severally by Parent and MergerSub. The representations and warranties of Parent and MergerSub relate to, among other things:

•	their due organization and good standing;

•	their authority and authorization to enter into, and enforceability of, the Merger Agreement;

•	the absence of conflicts with, or defaults under, their organizational documents, other contracts and applicable law;

•	required regulatory filings and consents and approvals of governmental authorities including the Toronto Stock Exchange and appropriate Canadian province;

•	actions relating to its obligation to deposit of $3,000,000 as part of the merger consideration to be paid in connection with the consummation of the transactions contemplated by the Merger Agreement;

•	information supplied in the proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3; and

•	absence of brokers' and finders' fees.

The representations and warranties of the parties expire upon consummation of the merger.

Company Material Adverse Effect Definition

Many of our representations and warranties are qualified by a Company Material Adverse Effect standard. For the purpose of the Merger Agreement, "Company Material Adverse Effect" is defined to mean, subject to various exceptions, any effect, event, fact, development, condition or change that, individually or in the aggregate (1) is materially adverse to our assets, business, results of operations or condition (financial or other) and those of our subsidiaries, taken as a whole, or (2) prevents, or materially hinders the consummation of the merger or any of the other transactions contemplated by the Merger Agreement, in each case, other than any effect, event, fact, development, condition or change arising out of or resulting from any of the following:

(a)	any decrease in the market price of our common stock (but not any change underlying such decrease to the extent such change would otherwise constitute a Company Material Adverse Effect);

(b)	changes in conditions in the U.S. or global economy (except to the extent such changes affect us and our subsidiaries in a materially disproportionate manner);

(c)	changes in conditions in the industry in which we and our subsidiaries operate (except to the extent such changes affect us and our subsidiaries in a materially disproportionate manner);

(d)	changes resulting from the announcement or pendency of the merger;

(e)	changes in laws;

(f)	changes in generally accepted accounting principles;

(g)	our failure to meet internal budgets or projections, whether or not publicly disclosed, or financial analyst projections;

(h)
acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the Merger Agreement (except to the extent such changes affect us and our subsidiaries in a materially disproportionate manner); or

(i)	any act we or our subsidiaries take at the request or with the consent of Parent or MergerSub.

Conduct of Business Pending the Merger

Until the effective time of the merger, except as contemplated by the Merger Agreement or with Parent's consent, we agreed that we will:

•	conduct our business in the ordinary course;

•
use commercially reasonable efforts to preserve substantially intact our and our subsidiaries business organizations, to keep available the services of our and our subsidiaries respective officers and employees and to preserve our and our subsidiaries respective current business relationships; and

•	file all required reports with the SEC, including but not limited to the Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

We also agreed that, until the effective time of the merger, subject to certain exceptions in the disclosure schedule to the Merger Agreement and except as contemplated by the Merger Agreement or with Parent's consent (which consent will be deemed to have been given if Parent does not object within five business days from the date on which Parent receives written notice), neither we nor our subsidiaries will:

•	amend our or their charter, bylaws or other organizational documents;

•
authorize for issuance, issue, sell or agree to issue or sell any shares of our or their stock, or any securities convertible into, exchangeable or exercisable for, or other rights of any kind to acquire, any shares of our or their stock or other ownership interests (except for issuances upon the exercise or settlement of stock options outstanding on the date of the Merger Agreement);

•	adopt any new incentive plan or any equity based compensation plan;

•
redeem, repurchase or otherwise acquire any shares of our or their stock or any rights, warrants or options to acquire any shares of our or their stock (except in connection with the exercise of  stock options or the vesting of restricted stock or the lapse of restrictions on restricted stock);

•	split, combine, subdivide or reclassify any shares of our or their stock;

•	declare, set aside, make or pay any dividend or other distribution with respect to any shares of our or their stock;

•	materially amend or terminate, or waive compliance with the material terms of or material breaches under, certain material contracts;

•	fail to comply in any material respect with the terms of certain material contracts;

•	enter into any new contract that would be a material contract if entered into prior to the date of the Merger Agreement;

•
pre-pay any long-term debt, or pay, discharge or satisfy any material claim, liability or obligation, in each case, except in the ordinary course of business; provided, that, even if in the ordinary course of business, we may not, without Parent's consent, pay, discharge or satisfy:(1) any claim made by a related party; (2) certain claims listed on the disclosure schedule to the Merger Agreement; or (3) any material claim first asserted after the date of the Merger Agreement.

•	make capital expenditures in excess of the amount budgeted in our capital budget that was made available to Parent;

•
waive, release or settle any material litigation other than settlements of litigation where (1) the amounts paid are covered by insurance or (2) the settlement involves only the payment of money damages and will not otherwise materially and adversely affect our business going forward; provided, that, we may not, without Parent's consent, waive, release or settle: (a) any litigation where we are adverse to a related party; (b) certain claims listed on the disclosure schedule to the Merger Agreement; or(c) any material litigation first filed after the date of the Merger Agreement;

•
take any action that would reasonably be expected to (1) result in any condition to the consummation of the merger not being satisfied, (2) materially delay the consummation of the merger or (3) materially impair our ability to consummate the merger or any other transaction contemplated by the Merger Agreement;

•	materially increase the compensation or fringe benefits payable to our officers or senior management or to any non-officer or non-senior management employees other than in the ordinary course;

•	amend or waive any provisions of any of our benefit plans or policies or adopt any new benefit plan or policy;

•
change our severance, termination or bonus policies or practices or enter into any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a merger;

•	adopt a plan of liquidation or dissolution;

•	materially change our accounting methods, principles or practices;

•	take any action that would be a Company Material Adverse Effect; or

•	announce any intention, enter into any agreement or otherwise commit to do any of the foregoing.

Solicitation of Other Offers

Generally, with respect to the solicitation and negotiation of other offers, the Merger Agreement provides that as of the date of the Merger Agreement we were required to (and were required to cause our subsidiaries and representatives to) terminate any discussions or negotiations with any person with respect to, or that could be reasonably expected to lead to, an acquisition proposal.

Prior to obtaining the shareholder approval described below in "—Conditions to the Closing of the Merger," which we refer to in this proxy statement as the "shareholder approval," and subject to certain exceptions discussed below, during the no shop period, which period commences on the date of the Merger Agreement and ends on the date on which the requisite shareholder approval is obtained:

•
we and our subsidiaries and representatives are required not to initiate, solicit or encourage or knowingly take any other action to facilitate any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

•	we and our subsidiaries and representatives are required not to initiate or participate in any discussions or negotiations that could reasonably be expected to lead to an acquisition proposal;

•
we and our subsidiaries and representatives are required not to enter into any agreement or understanding with respect to any acquisition proposal or that is intended to or could reasonably be expected to result in the termination of the merger or any other transaction contemplated by the Merger Agreement;

•
our board of directors is required to recommend that our shareholders approve the merger and our board of directors is required not to withdraw or modify such recommendation in a manner adverse to Parent; and

•	our board of directors is required not to recommend, adopt or approve, or publicly propose to recommend, adopt or approve, an acquisition proposal.

Exceptions to No Shop Period Restrictions.  Notwithstanding the restrictions described above, prior to obtaining shareholder approval, subject to our compliance with the provisions of the Merger Agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions, if we receive a written acquisition proposal, we may contact the person making such proposal solely to clarify and understand the terms and conditions of such acquisition proposal so as to determine whether such acquisition proposal is reasonably likely to lead to a superior proposal.

Furthermore, if our board of directors determines in good faith (after consultation with outside legal counsel and financial advisor) that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, our board of directors may, if it determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its duties under applicable law, then we may:

•	furnish any information to the person making such acquisition proposal, provided that any such information is provided pursuant to a confidentiality agreement and concurrently provided to Parent;

•	disclose to our shareholders any information required to be disclosed under applicable law; and

•	participate in negotiations with such person regarding such acquisition proposal.

We are required to promptly (and in any event within two days after receipt) notify Parent of any acquisition proposal or any communications with respect to any acquisition proposal, and provide Parent with certain information related to such acquisition proposal. We are also required to keep Parent informed on a prompt basis of the status, material terms and conditions of, and any material developments regarding any acquisition proposal.

An "acquisition proposal" is any good faith proposal or offer from any person or group relating to, in a single transaction or series of related transactions, any:

•	merger, consolidation or similar transaction involving us or any of our significant subsidiaries.

•	sale or other disposition of 50.1% or more of our consolidated assets by merger, consolidation, combination, reorganization, share exchange or similar transaction;

•	issuance, sale or other disposition of securities representing 50.1% or more of our outstanding common stock;

•	tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 50.1% or more of our outstanding common stock; or

•	transaction which is similar in form, substance or purpose to any of the foregoing.

A "superior proposal" is any written acquisition proposal made by a third party:

•
on terms which our board of directors (or a committee thereof) determines in good faith, after consultation with our outside legal counsel and financial advisor, to be more favorable to our shareholders than the merger contemplated by the Merger Agreement;

•	the material conditions to the consummation of such proposal are capable of being satisfied in the reasonable judgment of our board of directors; and

•	the financing for which is then committed.

Termination in Connection with a Superior Proposal

Our board of directors recommended (other than Mr. Han who did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto) that our shareholders adopt the Merger Agreement.

Our board of directors (or a committee thereof) may not, except under certain circumstances set forth below:

•	withdraw or modify (or publicly propose to withdraw or modify) in a manner adverse to Parent our board of directors' recommendation that our shareholders adopt the Merger Agreement; or

•	approve, adopt or recommend (or publicly propose to approve, adopt or recommend) an acquisition proposal to our shareholders.

Notwithstanding these restrictions, but subject to our obligations to provide certain information to and to negotiate in good faith with Parent and to take certain actions in connection with superior proposals as described below, at any time prior to obtaining the shareholder approval, our board of directors may withdraw or modify (or publicly propose to withdraw or modify) in a manner adverse to Parent its recommendation that our shareholders adopt the Merger Agreement or, in the case of the first bullet point below, approve, adopt or recommend (or publicly propose to approve, adopt or recommend) an acquisition proposal to our shareholders:

•
if we receive an acquisition proposal that has not been withdrawn or abandoned and that our board of directors (or a committee thereof) determines in good faith, after consultation with outside legal counsel and financial advisor, constitutes a superior proposal; or

•
other than in response to an acquisition proposal, if our board of directors (or a committee thereof) determines in good faith, after consultation with outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Our board of directors may not withdraw or modify (or publicly propose withdraw or modify) in a manner adverse to Parent our board of directors' recommendation that our shareholders adopt the Merger Agreement or approve, adopt or recommend (or publicly propose to approve, adopt or recommend) an acquisition proposal to our shareholders with respect to a superior proposal unless:

•
we have complied in all material respects with the provisions in the Merger Agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions;

•	we have provided Parent written notice that we intend to take such action and describing the material terms and conditions of the superior proposal that is the basis of such action;

•
during the three business day period following Parent's receipt of such notice, we have negotiated in good faith with Parent and MergerSub (to the extent they desire to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such superior proposal ceases to constitute a superior proposal and/or our board of directors no longer believes that failure to withdraw or modify its recommendation would be inconsistent with its fiduciary duties under applicable law; and

•
after such three business day period, our board of directors has determined in good faith, taking into account any changes to the terms of the Merger Agreement proposed by Parent, that its fiduciary duties no longer require our board of directors to withdraw or modify its recommendation.

Any amendment to the financial terms or any other material amendment of such superior proposal will require that we comply again with the foregoing requirements.

In order to enter into an acquisition agreement with respect to a superior proposal, the Merger Agreement must be terminated in accordance with its terms and we must pay a termination fee to Parent. Refer to  "—Termination of the Merger Agreement" and "—Termination Fee" below.

Notwithstanding these restrictions, subject to certain conditions, our board of directors may make certain disclosures contemplated by the securities laws or other applicable laws.

Merger Financing -Good Faith Deposit

Parent has represented  to the us that at the effective time of the merger, Parent will have sufficient cash to make all payments required to be made by Parent under the Merger Agreement, including the merger consideration payable to our shareholders.   Parent intends to finance the merger consideration through Mr. Han’s personal funds and personal loans from private lenders.

The Parent has agreed to deposit $3,000,000 into an account jointly controlled by Mr. Han and either Maggie Deng, Chief Operating Officer or Garry Wong, Chief Financial Officer directed by us to be used to pay the merger consideration, of which $1,000,000 was delivered upon the execution of the Merger Agreement, and $2,000,000 was delivered upon the filing of the definitive proxy statement.  If Parent is unable  to obtain the financing, Parent will be in breach of its representation, warranties and covenant and the Company will be entitled to a termination fee of $400,000.

Indemnification

The Merger Agreement provides that from and after the effective time of the merger, Parent and the surviving corporation shall:

•
to the extent permitted under applicable law, indemnify and hold harmless each individual who is as of the date of the  Merger Agreement or during the period from such date through the effective time of the merger serving as our director, officer, trustee or fiduciary or, in such capacity for any of our subsidiaries with respect to any judgments, fines, penalties and amounts paid in settlement in connection with any claim, suit, action, proceeding or investigation, based on or arising out of or relating to such individual's position as a director, officer, trustee, employee, agent or fiduciary of ours or any of our subsidiaries; and

•
assume all our and our subsidiaries' obligations to such individuals in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger, as provided in our and our subsidiaries' organizational documents.

Additional Covenants

The Merger Agreement contains additional agreements between us and Parent relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	the special meeting of our shareholders and the recommendation of our board of directors;

•	coordination of press releases and other public announcements or filings relating to the merger;

•
Parent's access to our employees, agents, properties, books, contracts, records and other information between the date of the Merger Agreement and the closing (subject to all applicable legal or contractual obligations and restrictions);

•	termination of quotation of our common stock on the OTC Bulletin Board and Toronto Stock Exchange Listing;

•	payment of all of our expenses relating to the merger on or before the merger;

•	facilitate in resignation of Company’s current directors and executive officers with the exception of Mr. Han, to be effective upon consummation of merger;

•
facilitate in the execution and delivery of the Support Agreement pursuant to which Mr. Wang, Ms. Xuemei Liu, Dr. Alexander Wick and Dr. Yiu Kwong Sun agree to vote their shares of common stock of the Company in favor of the merger;

•
actions to cause the disposition of our equity securities held by each of our directors and officers pursuant to the transactions contemplated by the Merger Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

•	Company’s obligation to file required reports with the SEC.

Conditions to the Closing of the Merger.

The obligations of the parties to consummate the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions on or prior to the closing date of the merger:

•	the affirmative vote to adopt the Merger Agreement by holders of a majority of the outstanding shares of our common stock,

•	the affirmative vote to adopt the Merger Agreement by holders of a majority of the outstanding shares of our common stock , excluding shares held by Mr. Han;

•
no governmental authority shall have enacted, issued or entered any injunction, order, ruling or other legal restraint which has become final and non-appealable and that enjoins, restrains, prevents or prohibits or makes illegal the consummation of the merger.

In addition to the conditions for all parties to the Merger Agreement, the obligations of Parent and MergerSub to complete the merger are subject to the satisfaction of the following conditions at or prior to the effective time of the merger:

•
our representations and warranties, must be true and correct in all material respects (1) as of the date of the Merger Agreement to the extent such representations and warranties speak as of such date and (2) as of the closing date of the merger as if made on and as of the closing date (or, if given as of an earlier date, at and as of such date), except where the failure to be so true and correct has not had, and will not have, individually or in the aggregate, a Company Material Adverse Effect;

•
we shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by us on or prior to the effective time of the merger;

•
no action, suit, proceeding or investigation shall be pending or threatened in which any governmental authority is a party wherein an unfavorable judgment, order, decree or ruling would (1) prevent, restrain or interfere with the consummation of any of the transactions contemplated by the Merger Agreement or (2) adversely affect Parent's right to own, operate or control our Company or any portion of our business or assets, and no such judgment, order, decree or ruling shall be in effect;  and

•
our chief executive officer shall have delivered a certificate to Parent certifying that all of the conditions with respect to our representations, warranties and obligations under the Merger Agreement described above have been satisfied.

In addition to the conditions for all parties to the Merger Agreement, our obligation to complete the merger is subject to the satisfaction of the following conditions at or prior to the effective time of the merger:

•
the representations and warranties made by Parent and MergerSub must be true and correct in all material respects (1) as of the date of the Merger Agreement to the extent such representations and warranties speak as of such date and (2) as of the closing date of the merger as if made on and as of the closing date (or, if given as of an earlier date, at and as of such date), except where the failure to be so true and correct has not, and will not, individually or in the aggregate, prevent or materially hinder Parent or MergerSub from consummating the merger or any of the other transactions contemplated by the Merger Agreement;

•
Mr. Han, Parent and MergerSub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by such party on or prior to the effective time of the merger; and

•
we shall have received a certificate signed by an authorized officer of Parent certifying that all of the conditions with respect to Parent's, MergerSub's and Mr. Han's representations, warranties and obligations under the Merger Agreement described above have been satisfied.

Although the parties have the right to waive conditions to the merger (other than as required by law), we are not aware of any circumstance in which Parent, MergerSub or our Company would waive any of the closing conditions described above. If, however, we waive any of the closing conditions described above, we do not anticipate re-soliciting our shareholders for approval unless such waiver would be material to our shareholders, in which case we would re-solicit the vote of our shareholders. In the event Parent is unable to obtain and alternative financing, Parent will be in breach of its representation, warranties and covenant and the Company will be entitled to a termination fee of $400,000.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the merger, whether before or after shareholder approval has been obtained:

By either us or Parent:

•	by mutual written consent of the parties;

•
if the merger has not been consummated within 270 days of the effective date of Merger Agreement,, except that a party cannot terminate the Merger Agreement for this reason if the failure of the merger to be consummated by such date was primarily due to such party failing to perform any of its obligations under the Merger Agreement;

•
if there is a final and non-appealable order, injunction, judgment, decree or ruling that enjoins, restrains, prevents or prohibits the consummation of the merger or makes the consummation of the merger illegal, except that a party cannot terminate the Merger Agreement for this reason unless such party has used its commercially reasonable efforts to oppose such order, injunction, judgment, decree or ruling or to have it vacated or made inapplicable to the merger;

by Parent:

•
if we have breached or failed to perform any of our representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure would cause certain conditions to the obligation of Parent and MergerSub to effect the merger not to be satisfied and which, if capable of being cured, is not cured by  the earlier date of (a) within 270 days of the effective date of the Merger Agreement or (b)  within 30 days after our receipt of Parent's written notice of such breach or failure, except that Parent may not terminate the Merger Agreement due to our breach or failure if Parent or MergerSub is then in material breach of its obligations under the Merger Agreement; or

•
if (1) our board of directors withdraws or modifies (or publicly proposes to withdraw or modify) in a manner adverse to Parent our board of directors' recommendation that our shareholders adopt the Merger Agreement; or  (2) our board of directors adopts, approves or recommends (or publicly proposes to adopt, approve or recommend) an acquisition proposal to our shareholders, other than the one contemplated by the Merger Agreement.

by us:

•
if Mr. Han, Parent or MergerSub has breached or failed to perform any of their representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure would cause certain conditions to our obligation to effect the merger not to be satisfied and which, if capable of being cured, is not cured by the earlier date of  (a) within 270 days of the effective date of the Merger Agreement or (b)  cured within 30 days after their receipt of our written notice of such breach or failure, except that we may not terminate the Merger Agreement due to their breach or failure if we are then in material breach of our obligations under the Merger Agreement; or

•
if prior to obtaining the Company Shareholder Approval (i) the Special Committee or the Company Board has concluded in good faith, after consultation with the Special Committee’s or the Company’s outside legal counsel and the Company Financial Advisor, that, in light of a Superior Proposal, failure to terminate this Agreement would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders (other than the holders of Mr. Han's Shares) under applicable law, (ii) the Company has complied in all material respects with its obligations relating to acquisition proposals under certain provision of the merger agreement, and (iii) concurrent with such termination, the Company enters into a definitive agreement with respect to such Superior Proposal.

Termination Fees

Termination Fee Payable to Parent.

•
We agreed to pay Parent a $1,000,000  termination fee if: (i) Parent terminates the Merger Agreement because  all of the following events occur: (A) (1) our board of directors withdraws or modifies (or publicly proposes to withdraw or modify) in a manner adverse to Parent , (2) our board of directors adopts, approves or recommends (or publicly proposes to adopt, approve or recommend) an acquisition proposal to our shareholders before obtaining the shareholder approval,  and (B) concurrently with such termination or within twelve (12) months following the termination of the Merger Agreement, the Company enters into an agreement with respect to an acquisition proposal, or an acquisition proposal is consummated, then the Company shall pay to Parent, if and when consummation of such acquisition proposal occurs; or (ii) or we terminate because of a Superior Proposal as discussed above.

•
We agreed to pay Parent a $400,000 termination fee if Parent terminates the Merger Agreement in circumstances where it is  permitted to do so because we  breached or failed to perform any of our representations, warranties, covenants or agreements contained in the  Merger Agreement.

Termination Fee Payable to Us.  Parent agreed to pay us a $400,000 termination fee if we terminate the Merger Agreement in circumstances where we are permitted to do so because Parent or MergerSub breached or failed to perform any of their representations, warranties, covenants or agreements contained in the  Merger Agreement, including Parent’s failure to obtain financing to consummate the merger.

Limitation on Remedies

None of the parties to the Merger Agreement can seek injunctions or seek to enforce specifically the terms of the Merger Agreement to complete the merger if the party seeking such remedies would have the right upon termination of the Merger Agreement to receive the applicable termination fees.  In all other instances, the parties are entitled to seek to enforce specifically the terms of the Merger Agreement against the other parties, in addition to any other remedy.

Amendment; Extension of Time; Waiver

At any time prior to the effective time of the merger, the Merger Agreement may be amended by written agreement of the parties, except that after receipt of shareholder approval, no amendment may be made without further shareholder approval if such further shareholder approval is required by law.  All amendments to the Merger Agreement must be approved by the parties' respective boards of directors or similar governing bodies.

At any time prior to the effective time of the merger, any party may waive any inaccuracies in the representations and warranties of any other party, extend the time for the performance of any of the obligations or acts of any other party; or waive compliance by the other party with any of the agreements contained in the Merger Agreement or, except as otherwise provided in the  Merger Agreement, waive any of such party's conditions.  Any agreement on the part of a party to any such extension or waiver is valid only if in writing and signed on behalf of such party.  The failure or delay by any party in exercising any right under the Merger Agreement will not constitute a waiver of that right.

IMPORTANT INFORMATION REGARDING DRAGON PHARMACEUTICAL INC.

Description of Business

For a description of our business, refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated herein by reference. We refer to such report as the "Form 10-K."

Description of Property

For a description of our properties, refer to the Form 10-K.

Legal Proceedings

We are not involved in any legal proceedings.

 Directors and Executive Officers

Set forth below for each of our directors and executive officers is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. Each person identified below is not a citizen of the United States of America.  Such person can be contacted c/o Dragon Pharmaceutical Inc., 650 West Georgia Street, Suite 310, Vancouver, British Columbia, Canada V6B 4N9.  Such reference shall not mean, however, that such director or executive officer is a resident of or citizen of Canada.

During the last five years, none of our directors or our executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors

Mr. Yanlin Han, age 46, is the Chief Executive Officer and the Chairman of the Board of Director of Company, positions he assumed in January 2005.  Prior to the reverse take-over of the Company, Mr. Han was the founder and Chairman of Oriental Wave and responsible for the overall strategic planning and direction of the Company.   Mr. Han has over 20 years of experience in the pharmaceutical industry in many positions like material buyer, product sales and manager for state-own companies in China and has very extensive sales and production management experience in China.  He founded his private company named Shanxi Tongling Pharmaceutical Company in 1994, which became the vehicle to acquire state-owned pharmaceutical companies through bankruptcy process or contractual management agreements.  Mr. Han set up a joint venture with a large Indian pharmaceutical company to produce pharmaceutical intermediates with mass fermentation technology.  Mr. Han also serves as the Vice-President of Shanxi Province Foreign Investment Enterprise Association and Vice-President of Datong City Trade Council.  Mr. Han graduated from Shanxi Institute of Economic Management in 1986.

Mr. Zhanguo Weng, age 55, had been a Director of the Company since January 2005.  Mr. Weng was the Vice President, China Operation until July 1, 2006 when the Company completed the sales of part of its formulation business.  Mr. Weng has over 25 years of experience in pharmaceutical industry including being the General Manager for Shanxi Tongzhen Pharmaceutical Co. Ltd. from August 1997 to January 2002 and Superintendent for Datong No. 2 Pharmaceutical Factory from June 1992 to August 1997.  He graduated from the Business Administration faculty of Shanxi Broadcasting University in 1986 and has also participated the Senior Program of MBA (Pharmaceutical Line) of People’s University of China for two years. Subsequent to the sales of part of the company’s formulation business on July 1, 2007, Mr. Weng became a director of Shanxi C&Y Pharmaceutical Company, the buyer of the Company’s formulation business.

Ms. Xuemei Liu, age 40, has been a Director of the Company since January 2005.  Ms. Liu is currently the Chairman of Tera Science & Technology Development Co. Ltd. which engages in a wide range of investment projects in real estate development, coal trading and media and publishing industry. Prior to her present position as Chairman of Tera Science & Technology Development Co. Ltd., Ms. Liu was the vice general manager of Beijing Chemical Baifeng Investment Corporation Futures Broker Company from 1996 to 1999. Ms. Liu graduated from Beijing University with a Bachelor degree in 1996 and graduated from the Graduate School of the Chinese Academy of Social Sciences with a Master degree in 1998.

 Dr. Heinz Frey, age 72, has been a Director of Company since September 2005, graduated from University of Bern, Switzerland in 1966, has 30 years of experience in the telecommunication industry, security manufacturing and service industry.  He has broad experience in the management of various sizes of companies with global presence, financing and controlling of international companies, leading development, production, sales and finance departments. He is also a board member of various companies.

 Dr. Alexander Wick, Ph.D., age 72, has been a Director of Company since 1998 and was the President from 2002 until his resignation effective on February 2, 2006.  As of February 3, 2009, Dr. Wick is an independent director of the Company. Dr. Wick holds a doctorate degree in synthetic organic chemistry from the Swiss Federal Institute of Technology and has completed post-doctoral studies at Harvard University.  He has had leading positions in the pharmaceutical research departments of F. Hoffmann-La Roche in the United States and Switzerland and Synthelabo in France (Director of Chemical Research and Development) for over 25 years in the field of antibiotics, prostaglandius, vitamins, cardiovascular CNS and AIDS. In 1995 he created the fine chemicals company Sylachim S.A., a 100% subsidiary of Synthelabo, active in chemical intermediates and API’s for the world’s largest pharmaceutical companies (turnover of over 100 million Euros) and was its President until its acquisition by the German conglomerate mg Technologies (Dynamit-Nobel GmbH) in 2001.  In 2006 he founded AS Biotech in Bern, Switzerland and is currently its president.

Dr. Yiu Kwong Sun, M.B., B.S., age 66, has been a Director of Dragon Pharma since 1999. Dr. Sun graduated from the University of Hong Kong Faculty of Medicine in 1967.  He is a Founding Fellow of the Hong Kong College of Family Physicians and a Fellow of the Hong Kong Academy of Medicine.  Since 1995, he has served as the Chairman of the UMP Healthcare Group, which has been operating and managing a large network of medical facilities throughout Hong Kong, Macau and China. Dr. Sun is currently the Clinical Associate Professor (honorary) in Family Medicine of the Chinese University of Hong Kong, and the Honorary Clinical Assistant Professor of the Family Medicine Unit of the University of Hong Kong.

Mr. Peter Mak, aged 49, has been a Director of the Company since 2005.   Mr. Mak is the managing director of Venfund Investment, a Shenzhen based mid-market M&A investment banking firm specializing in cross-border mergers and acquisitions, corporate restructuring, capital raising and international financial advisory services for Chinese privately-owned clients, which he co-founded in late 2001. Prior to that, Mr. Mak spent 17 years at Arthur Andersen Worldwide where he was a Firm partner and served as the managing partner of Arthur Andersen Southern China in his last position with the Firm. Mr. Mak also serves as an independent non-executive director and audit committee chairman of Trina Solar Limited, China GrenTech Corp. Ltd., Dragon Pharmaceutical Inc. and China Security & Surveillance Technology, Inc., companies listed in the U.S.; Shenzhen Fiyata Holdings Ltd., a company      listed in Mainland China; and Huabao International Holdings Ltd.,China Dongxiang (Group) Co., Ltd.，Pou Sheng International (Holdings) Limited，Real Gold Mining Limited and 361 Degrees International Limited，companies listed on the Hong Kong Stock Exchange. Mr. Mak is also the non-executive director of Bright World Precision Machinery Ltd., a company listed in the Republic of Singapore. Mr. Mak is a graduate of the Hong Kong Polytechnic University and a fellow member of the Association of Chartered Certified Accountants, UK, and the Hong Kong Institute of Certified Public Accountants, and a member of the Institute of Chartered Accountants, in England and Wales.

Dr. Jin Li, age 42, has been a Director of Company since September 2005, is currently a senior advisor of Phycos International Co., Ltd.  Prior to joining Phycos, he was a partner at the international law firm, Linklaters.  Mr. Li studied biochemistry at Peking University in China and received his Master of Science degree in Biochemistry from the University of Michigan and his JD degree from Columbia University Law School.  He has more than ten years of experience in international IPOs, M&A and business transactions.

Description of Executive Officers

The following sets forth the Company’s executive officers.

Name	Position	Age
Yanlin Han	Chief Executive Officer (Principal Executive Officer)	46
Garry Wong	Chief Financial Officer (Principal Financial Officer)	39
Maggie Deng	Chief Operating Officer and Corporate Secretary	42

For a description of Mr. Han, please see his biography above under “Directors.”

Garry Wong has been the Chief Financial Officer of the Company since January 2005. Prior to his current position, Mr. Wong served as the Company’s Executive Assistant to President and Chief Executive Officer of the Company from February 2002 to January 2005. Before joining the Company, Mr. Wong was a manager of the Global Mergers and Acquisitions Group at Nortel Networks since 1996. He managed and executed transactions consisting of acquisitions, divestitures, equity investments, spin-offs, public market listing and joint ventures, in Europe, North America, Asia and the Middle East.  Mr. Wong is a Chartered Financial Analyst, or CFA, who received an International MBA degree from York University, Canada with double majors in Corporate Finance and Greater China studies and a Bachelor degree in Business Administration from University of Hong Kong.

Maggie Deng has been the Chief Operating Officer and Corporate Secretary of the company since January 2005, holding bachelor degree from Tsinghua University in China. Ms. Deng has over 10 years of experience working in or with public companies as investment banker, mainly on IPOs and secondary offering for Chinese companies on domestic stock exchange as well as international ones. Ms. Deng was the senior manager of China International Capital Corporation, a Morgan Stanley joint venture investment banking firm in China, from 1998 to 2001.  Ms. Deng moved to Canada in 2001 and held a position of Assistant President in a start-up biotech company in Vancouver, Canada until she joined Company in January 2005.

Ownership of Common Stock by Certain Beneficial Owners, Directors and Executive Officers

The following table sets forth, as of March 15, 2010, the beneficial ownership of shares of our common stock, $0.001 par value per share, by each person who is or was a director or named executive officers, each person known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock, and by our directors and executive officers as a group.

 Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act and includes voting or investment power with respect to the shares.  Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.  Common stock beneficially owned and percentage ownership is based on 67,066,418 shares outstanding.

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owner	Number		Percent

Yanlin Han* Chairman and Chief Executive Officer	26,753,741	(2)	39.13%

Zhanguo Weng* Director	9,586,783	(3)	14.17%

Xuemei Liu* Director	5,193,391	(4)	7.66%

Alexander Wick* Director	1,600,000	(5)	2.35%

Yiu Kwong Sun* Director	1,400,000	(6)	2.07%

Peter Mak* Director	700,000	(7)	1.03%

Heinz Frey* Director	600,000	(7)	0.89%

Jin Li* Director	600,000	(7)	0.89%

Maggie Deng* Chief Operating Officer and Corporate Secretary	700,000	(7)	1.03%

Garry Wong* Chief Financial Officer	700,000	(7)	1.03%

All directors and executive officers as a group (10 persons)	47,833,915	(8)	63.98%

Bright Faith Overseas Limited	3,496,503		5.21%

Ms. Qingming Liu	6,000,000		8.95%

* C/O Dragon Pharmaceutical Inc., Suite 310, 650 West Georgia Street,  Vancouver, British Columbia V6B 4N9
For contact purposes only.  Listing of this address does not deemed such persons to be an American or Canadian resident.

(1)
Except as otherwise indicated, the Company believes that the beneficial owners of the common stock listed above, based on information furnished by such owners or publicly available, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within sixty days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	Includes options to purchase 1,300,000 shares.
(3)	Includes options to purchase 600,000 shares.
(4)	Includes options to purchase 700,000 shares.
(5)	Includes options to purchase 1,100,000 shares.
(6)	Includes options to purchase 700,000 shares. Also includes 600,000 shares of common stock owned by Yukon Health Enterprise for which Mr. Sun serves as director and officer.
(7)	Represents options exercisable within sixty days.
(8)	Includes options to acquire 7,700,000 shares of common stock.

Market Price of Our Company Common Stock and Dividend Information

The Company’s common stock began quotation on the OTC Bulletin Board on October 9, 1998 under the symbol “DRUG”. In addition, the Company’s shares of common stock are listed on the Toronto Stock Exchange under the symbol “DDD” and are quoted on the Berlin-Bremen Exchange, the Frankfurt Exchange and the XETRA Exchange under the symbol “DRP”. The OTC Bulletin Board represents the Company’s primary market.  The Company’s common stock being quoted and traded on the Berlin-Bremen Exchange, Frankfurt Exchange and XETRA Exchange are without the Company’s prior knowledge. The following quotations reflect the high and low bids for the Company’s common stock on a quarterly basis for the past two fiscal years as quoted on the OTC Bulletin Board representing the primary market for the Company’s shares.. These quotations are based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Common Stock
Quarter Ended	High	Low
December 31, 2009	$0.75	$0.55
September 30, 2009	$0.75	$0.45
June 30, 2009	$0.75	$0.38
March 31, 2009	$0.79	$0.30
December 31, 2008	$0.90	$0.30
September 30, 2008	$1.16	$0.61
June 30, 2008	$0.91	$0.61
March 31, 2008	$0.89	$0.65

We did not pay any dividends during any of the periods set forth in the table above. Under the terms of the Merger Agreement, we cannot set aside for payment, make or pay any dividend with respect to any share of our capital stock.

The closing price per share of our common stock, as reported on the OTC Bulletin Board on March 26, 2010, the last full trading day immediately before the public announcement of the merger was $0.69 per share.  The closing price per share of our common stock, as reported on the OTC Bulletin Board on __________, the latest practicable trading day before the printing of this proxy statement, was $______.

Following the effective time of the merger, there will be no further market for our common stock and our common stock will be deregistered under the Exchange Act, and no longer quoted on the OTC Bulletin Board or listed on TSX.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Changes in our accountants are included in the Form 10-K, refer to Form 10-K.

Quantitative and Qualitative Disclosures about Market Risk

Not Applicable.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Our management's discussion and analysis of financial condition and results of operations are included in the Form 10-K attached as Appendix D.

Financial Statements

Our audited financial statements for the years ended December 31, 2009 and 2008 were filed with the Form 10-K.

Selected Financial Data

Summary of Financial Information

The following table sets forth certain summary financial data.  The summarized financial data for the for the years ended December 31, 2009 and 2008 have been derived from our audited consolidated financial statements in our Form 10-K.

You should read the following information with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and accompanying notes in the Form 10-K.

Consolidated Balance Sheet Data

	December 31, 2009	December 31, 2008
	(Unaudited)	(Unaudited)
Cash	$6,397,000	$2,011,000
Total current assets	$55,922,000	$48,246,000
Total current liabilities	$109,374,000	$70,194,000
Total liabilities and stockholders’ equity	$186,638,000	$148,375,000

Consolidated Statements of Operations Data

	For the years ended
	December 31, 2009	December 31, 2008
	(Unaudited)	(Unaudited)
Sales	$165,772,000	$151,947,000
Gross profit	30,371,000	24,547,000
Income from operations	17,533,000	9,650,000
Net income	$8,257,000	$6,824,000
Earnings per share
Basic and fully diluted	$0.12	$0.09
Weighted average shares outstanding
Basic	67,066,418	66,867,818
Fully diluted	67,804,666	68,396,616

Book Value Per Share

Our net book value per share on a diluted basis as of December 31, 2009 was $0.97.

Prior Public Offerings

We have not made an underwritten public offering of its common stock for cash during the past three years that was registered under the Securities Act or exempt from registration under Regulation A.

Prior Stock Purchases

There have been no purchases of common stock effected by the Company during the past two years.

Prior Stock Purchases by Mr. Han, Parent and MergerSub

None of Mr. Han, Parent nor MergerSub have made any purchases of our common stock during the past two years.

Transactions During the Past Sixty Days

Other than as discussed above, there have been no transactions in shares of our common stock during the past sixty days by our Company, any of our Company's officers or directors, Mr. Han, Parent, MergerSub or any of Parent's or MergerSub's officers or directors.

IMPORTANT INFORMATION REGARDING MR. HAN,
PARENT AND MERGERSUB

Mr. Han

Mr. Han is the Chairman and Chief Executive Officer of the Company, and beneficial owner of approximately 38.0% of our common stock.  Mr. Han is currently the sole owner of all of the outstanding capital stock of the Parent, and the Parent is the sole owner of all of the outstanding capital stock of MergerSub.

Parent

Chief Respect Limited, referred to in this proxy statement as Parent, is a Hong Kong, Corporation.  Parent is a new corporation formed in connection with the merger.  It has not carried on any activities other than in connection with the merger and it is anticipated that until immediately prior to the effective time of the merger, Parent will not have any significant assets or liabilities. Mr. Han is the sole director and officer of the Parent.

MergerSub

Datong Investment, Inc, which is referred to in this proxy statement as MergerSub, is a Florida corporation.  MergerSub is a wholly-owned subsidiary of Parent.  MergerSub is a newly formed entity formed for the purposes of engaging in the merger and has had no business operations to date.  Mr. Han is the sole director and officer of the MergerSub.

Criminal and Administrative Proceedings

During the last five years, none of Parent, MergerSub or Mr. Han has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Interest in Securities of Our Company

Except as set forth in section titled "Important Information Regarding Dragon Pharmaceutical Inc.—Ownership of Common Stock by Certain Beneficial Owners and Directors and Executive Officers," none of Mr. Han, Parent or MergerSub or any of their associates or majority-owned subsidiaries beneficially owns any shares of our common stock.

AUTHORITY TO ADJOURN THE SPECIAL MEETING

Generally

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In that event, we will ask our shareholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the Merger Agreement. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting.

If the shareholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the Merger Agreement to defeat that proposal, we could adjourn the special meeting without a vote on the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement.

Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of adoption of the Merger Agreement is insufficient to approve the adoption of the Merger Agreement, it is in the best interests of our Company and our shareholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of adoption of the Merger Agreement to bring about its approval.

In addition, when any meeting is convened, the presiding officer, if directed by our board of directors, may adjourn the meeting if (1) no quorum is present for the transaction of business or (2) our board of directors determines that adjournment is necessary or appropriate to enable our shareholders to consider fully information which our board of directors determines has not been made sufficiently or timely available to shareholders or otherwise to exercise effectively their voting rights. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting was adjourned or postponed.

Vote Required

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, assuming a quorum is present with respect to the proposal, the affirmative vote of the holders of stock casting a majority of the votes entitled to be cast by all of the holders of the stock constituting such quorum. If a quorum is not present at the special meeting, a majority of the shareholders entitled to vote at the meeting may adjourn the meeting until a quorum shall be present.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, assuming a quorum is present with respect to the proposal, the affirmative vote of the holders of stock casting a majority of the votes entitled to be cast by all of the holders of the stock constituting such quorum. If a quorum is not present at the special meeting, the affirmative vote of the holders of a majority of stock present and entitled to vote at the meeting may adjourn the meeting until a quorum shall be present.

Any signed proxies we receive in which no voting instructions are provided on this matter will be voted "FOR" an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies unless such proxy is specifically marked "AGAINST" adoption of the Merger Agreement.

OTHER MATTERS

At this time, we know of no other matters to be submitted at the special meeting.  If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

SHAREHOLDER PROPOSALS

Due to the contemplated consummation of the merger, we do not currently expect to hold a 2010 annual meeting of shareholders because, following the merger, we will not be a public company. However, if the merger is not consummated for any reason, we will hold an annual meeting of shareholders in 2010. In the event the merger is not consummated, we will provide notice of a proposed annual shareholders meeting and the date shareholder proposals must be submitted to be considered for inclusion in Dragon’s proxy statement and form of proxy for the 2010 annual meeting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows the Company to incorporate by reference into this proxy statement, which means the Company may disclose important information by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement, except for any information superseded by information contained in, or incorporated by reference into, this proxy statement.

This proxy statement incorporates by reference the documents listed below that the Company previously filed with the SEC. These documents contain important information about the Company and its business, financial condition and results or operations.

The following documents filed by the Company with the SEC are incorporated herein by reference:

Type of Report/Statement	Periods Covered

Annual Report on Form 10-K	Year ended December 31, 2009

The Company also incorporates by reference all other reports it files pursuant to Section 13(a) or 15(d) of the Exchange Act and each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting. This proxy statement, any and all of the information that has been incorporated by reference in this proxy statement and not presented in this proxy statement or delivered with it, will be made available without charge, without exhibits (unless the exhibits are specifically incorporated by reference in this proxy statement), to any person to whom this proxy statement is delivered, upon written request directed to the Company at Dragon Pharmaceutical Inc., Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9, Attn: Corporate Secretary,  or telephonic request to the Company’s Secretary at telephone 604-669-8817.. Any requested documents will be sent by first class mail or other equally prompt means upon Company’s receipt of such request. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at that address.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Because the merger is a "going private" transaction, we have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above.

MISCELLANEOUS

Dragon Pharmaceutical Inc. has supplied all information in this proxy statement pertaining to our Company, and Mr. Han has supplied all information in this proxy statement pertaining to Parent and MergerSub.  Some of the important business and financial information relating to our Company that you may want to consider in deciding how to vote is incorporated by reference into this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED _______. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT).  NEITHER THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS NOR THE ISSUANCE OF CASH IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY.

PRELIMINARY COPY

PROXY CARD

SPECIAL MEETING OF SHAREHOLDERS
OF
DRAGON PHARMACEUTICAL INC.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF
DRAGON PHARMACEUTICAL INC.

VOTE BY MAIL –
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9, Attn: Corporate Secretary.

The undersigned hereby constitutes and appoints Maggie Deng, or failing her Garry Wong,  and each of them, true and lawful agents and proxies ("Proxies"), with full power of substitution and revocation in each, to attend the Special Meeting of Shareholders of Dragon Pharmaceutical Inc. ("Special Meeting") to be held at 10:30 a.m. local time, on _  _, at Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9, and any adjournment or postponement thereof, and thereat to vote, as directed herein, all shares of common stock, par value $0.001 per share, of our Company, which the undersigned would be entitled to vote if personally present, at the Special Meeting and all continuations, adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes.  Unless otherwise marked, the proxies are appointed the power and authority to vote the undersigned's shares "FOR" the proposals described on this proxy card.  Please complete your voting selection, date, sign and mail your proxy card in the envelope provided as soon as possible.

(continued, and to be signed and dated on reverse side)

PRELIMINARY COPY

Our board of directors recommends a vote FOR the following proposals:

1.  To adopt of the Agreement and Plan of Merger, dated March   , 2010, by and among Dragon Pharmaceutical Inc., Chief Respect Limited, a Hong Kong corporation, Datong Investment a Florida corporation and a wholly owned subsidiary of Chief Respect Limited, and Mr. Han with respect to certain provisions in the Merger Agreement, pursuant to which Datong Investment Inc. will merge with and into Dragon and each holder of Dragon shares of common stock, excluding Mr. Han,  will receive $0.82 per share.

For           Against           Abstain  

2.  To adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Merger Agreement at the time of the special meeting.

For           Against           Abstain  

3.  To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

For           Against           Abstain  

Please complete, sign, date and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the special meeting of shareholders. Returning the proxy will not limit your right to vote in person or to attend the special meeting, but will ensure your representation if you cannot attend. If you hold shares in more than one name or if your stock is registered in more than one way, you may receive more than one copy of the proxy materials. If so, please sign and return each of the proxy cards that you receive so that all of your shares may be voted. The proxy is revocable at any time prior to its use.

Signature:	Date:

Date:

Important: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DRAGON PHARMACEUTICAL INC.,

CHIEF RESPECT LIMITED,

DATONG INVESTMENT INC.

AND

YANLIN HAN

Dated as of March 26, 2010

A-i

A-ii

		Page

Section 10.06	Specific Performance	39
Section 10.07	Parties in Interest	39
Section 10.08	Obligations of Parent and of the Company	39
Section 10.09	Governing Law; Enforcement and Forum	39
Section 10.10	Headings	40
Section 10.11	Counterparts	40
Section 10.12	Waiver	40
Section 10.13	Waiver of Jury Trial	40
Section 10.14	Remedies Cumulative	40
Section 10.15	Arbitration	40

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as March 26, 2010 (this “Agreement”), is made and entered into by and among Dragon Pharmaceutical Inc., a Florida corporation (the “Company”), Chief Respect Limited, a Hong Kong corporation (“Parent”),  Datong Investment Inc., a Florida corporation and a subsidiary of Parent (“MergerSub”), and Mr. Yanlin Han, an individual (“Mr. Han”) solely with respect to Sections 5.06, 7.01(c), 7.08, 8.03(b), 9.03(c) and (d).

WHEREAS, the respective Boards of Directors of Parent, MergerSub and the Company have approved and declared advisable this Agreement and the merger of MergerSub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act (the “FBCA”), with the Company surviving the Merger, as a subsidiary of the Parent, and each share of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”) outstanding immediately prior to the Effective Time (other than (i) Company Common Stock held by holders who comply with the provisions of the FBCA regarding the right of shareholders to dissent from the Merger and require appraisal of their shares and (ii) Company Common Stock owned by Mr. Han immediately prior to the Effective Time which shall remain issued and outstanding and otherwise unaffected by the Merger) will thereupon be canceled and converted into the right to receive the Company Common Stock Merger Consideration, on the terms and subject to the conditions set forth herein;

WHEREAS, subject to the terms and conditions of this Agreement, the respective Boards of Directors of MergerSub and the Company have each determined that the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of their respective shareholders and have approved this Agreement and the transactions contemplated by this Agreement, including the Merger, and the Board of Directors of the Company (the “Company Board”) is recommending that the holders of Company Common Stock approve the Merger and adopt this Agreement; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS
Section 1.01              Definitions.

“Acquisition Proposal” means any good faith proposal or offer from any Person or group for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company or any Subsidiary of the Company that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) but substituting the reference of 10% therein to 50.1%, (b) sale or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of the Company or any of its  Subsidiaries representing 50.1% or more of the consolidated assets of the Company and or any of its Subsidiaries, (c) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 50.1% or more of the votes associated with the outstanding voting equity securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 50.1% or more of the outstanding Company Common Stock, or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement, or (ii) any merger, consolidation, business combination, recapitalization or similar transaction solely among the Company and one or more wholly owned Subsidiaries or among wholly owned Subsidiaries.

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Beneficial owner”, with respect to any Company Common Stock, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” or “business day” means any day other than a Saturday, Sunday or any day which the Company is closed for business or is a legal holiday under the laws of the U.S. or is a day on which banking institutions in the U.S. are authorized or obligated by Law or other governmental action to close.

“Certificate” or “Certificates” means any certificate representing Company Common Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the Bylaws of Dragon Pharmaceutical Inc., as amended.

“Company Charter” means the articles of incorporation of Dragon Pharmaceutical Inc., as amended.

“Company Common Stock Merger Consideration” means cash in the amount equal to $.82 per share, less any amounts due to the Company to the extent applicable.

“Company Material Adverse Effect” means, with respect to the Company, an Effect that, individually or in the aggregate,  (1) is materially adverse to the assets, business, results of operations or condition (financial or other) of the Company and its Subsidiaries, taken as a whole, or (2) prevents, or materially hinders the consummation of the Merger or any of the other transactions contemplated by this Agreement other than, in each case, any Effect arising out of or resulting from (a) any decrease in the market price of the Company Common Stock (but not any Effect underlying such decrease to the extent that such Effect would otherwise constitute a Company Material Adverse Effect), (b) changes in conditions in the U.S. or global economy (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner), (c) changes in conditions in the industry in which the Company and its Subsidiaries operate (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner), (d) any Effect resulting from the announcement or pendency of the Merger, (e) changes in Laws, (f) changes in GAAP, (g) failure by the Company to meet internal budgets or projections, whether or not publicly disclosed, or financial analyst projections, (h) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business and that operate in the geographic regions affected by such Effect, (i) any action taken by the Company or its Subsidiaries at the written request or with the written consent of Parent, or (j) any matter set forth on Section 1.01 of the Disclosure Schedules, if any.

“Company Products” shall mean all products and services developed or under development, owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries.

“Consent” means any consent, approval, waiver or authorization of, notice to or declaration or filing.

“Contract” shall mean any written or oral agreement, contract, commitment, arrangement or understanding of any nature, as in effect as of the date hereof or as may hereinafter be enforceable against the Company or its Subsidiaries.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Disclosure Schedule” means the disclosure schedule, if any, delivered by the Company to Parent  concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in this Agreement, provided, however, that the disclosure of any fact or item in any section of the Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent from the nature of such disclosure.  The disclosure of any fact or item in any section of the Disclosure Schedule that corresponds to a representation or warranty qualified by materiality or “Company Material Adverse Effect” is not intended to vary the definition of “Company Material Adverse Effect” or to imply that the item so included, or other items, are material.  Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement.

“Effect” means any effect, event, fact, development, condition or change.

“Enforceability Exceptions” means any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally or under principles of equity regarding the availability of remedies.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (in each instance in writing) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” mean all applicable federal, state, local and foreign laws, regulations, ordinances, and common law relating to pollution or protection of human health (to the extent relating to exposure to Materials of Environmental Concern) or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern.

“Expenses” means all out-of-pocket expenses, including all fees and expenses of accountants, investment bankers, legal counsel, financing sources and consultants incurred by a party or on its behalf in connection with or related to the transactions contemplated by this Agreement.

“FINRA” means Financial Industry Regulatory Authority.

“GAAP” means generally accepted accounting principles as applied in the U.S.

“Governmental Authority” means any government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of any nature; or anybody exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature,  whether federal, state, local, domestic or foreign.

“Knowledge of the Company” means the actual knowledge of the executive officers of the Company without independent investigation.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority.

“Liens” means any of the following: mortgage, lien (statutory or other) or other security agreement, security arrangement or security interest, hypothecation, pledge or other deposit arrangement, assignment; charge, levy, executory seizure by a Governmental Authority, attachment, garnishment, encumbrance (including any easement, exception, reservation or limitation, right of way, or the like), conditional sale, title retention or other similar agreement, arrangement, device or restriction, any financing lease involving substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction, or restriction on sale, transfer, assignment, disposition or other alienation.

“Materials of Environmental Concern” means hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that would reasonably be expected to have an adverse effect on human health or the environment.

“Ordinary Course” means any action taken by the Company or any of its Subsidiaries that is consistent in nature, scope and magnitude with the past practices of the Company or any of its Subsidiaries or is taken in the ordinary course of the normal, day-to-day operations of the Company or any of its Subsidiaries.

“OTCBB” means the Over the Counter Bulletin Board.

“Parent or MergerSub Material Adverse Effect” means any Effect that prevents or materially hinders Parent or MergerSub from consummating the Merger or any of the other transactions contemplated by this Agreement.

“Persons” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government, including Governmental Authorities.

“Related Party” means any of the following: (a) a director or executive officer of the Company, (b) any holder of more than 5% of Company Common Stock, (c) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer or shareholder, and (d) any person (other than a tenant or employee) sharing the household of such director, executive officer or shareholder.

“Subsidiary” or “Subsidiaries” of the Company, Parent or MergerSub  or any other person means a corporation, limited liability company, partnership, joint venture, trust or other entity or organization of which: (a) such party or any other subsidiary of such party is a general partner; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s subsidiaries; (c) at least 50% of the equity interests is controlled by such party, or (d) is or would be consolidated in such party’s financial statements pursuant to GAAP.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal made by a third party (a) on terms which the Company Board or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel and financial advisors) to be more favorable to the shareholders of the Company (in their capacity as shareholders) as compared to the transactions contemplated hereby (after giving effect to any alternative proposed by Parent in accordance with Section 7.03(d)), (b) the material conditions to the consummation of which are capable of being satisfied in the reasonable judgment of the Company Board (taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal, including any conditions, and the identity of the offeror and the timing and certainty of closing) and (c) in respect of which any required financing is then committed, provided, however, that any such Acquisition Proposal that is contingent upon such third party obtaining financing shall be deemed not to be a Superior Proposal.

“U.S.” means the United States.

“U.S. Dollars” and the sign “$” shall each mean the lawful currency of the U.S. of America.

Section 1.02              Other Defined Terms.  The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Act	§ 10.15

Agreement	Preamble

Articles of Merger	§ 2.04

Defined Term	Location of Definition

Claim	§ 7.05(a)

Closing	§ 2.05

Closing Date	§ 2.05

Company	Preamble

Company Adverse Recommendation Change	§ 7.03(a)

Company Balance Sheet	§ 4.07(b)

Company Board	Recitals

Company Closing Obligations and Expenses	§ 7.10

Company Common Stock	Recitals

Company Financial Advisor	§4.18

Company Financials	§4.07(b)

Company Intellectual Property	§4.11(a)

Company Material Contract	§4.24

Company SEC Documents	§ 4.07(a)

Company Shareholder Approval	§ 4.04

Company Shareholders Meeting	§ 7.01(a)

Company Stock Options	§ 3.01(d)

Company Termination Fee	§ 9.03(b)(ii)

D&O Expenses	§ 7.05(a)

Deposit	§ 5.06(a)

Dissenting Shares	§ 3.01(c)

Dissenting Shareholder	§ 3.04(a)

Effective Time	§ 2.04

ERISA	§ 4.21

Exchange Act	§ 4.05(b)

Defined Term	Location of Definition

Exchange Fund	§ 3.02(a)

FBCA	Recitals

Governmental Authorizations	§ 4.14

Governmental Order	§ 8.01(c)

Incentive Plans	§ 4.03(a)

Indemnified Parties	§ 7.05(a)

Lease Documents	§ 4.10(a)

Merger	Recitals

Merger Recommendation	§ 7.01(a)

MergerSub	Preamble

MI 61-101	§ 4.05(b)

Mr. Han	Preamble

Mr. Han’s Shares	§ 3.01(b)

Mr. Han Termination Fee	§ 9.03(c)

No Shop Period	§ 7.03(a)

Option Merger Consideration	§ 3.01(d)

Outside Date	§ 9.01(b)

Parent	Preamble

Paying Agent and China Paying Agent	§ 3.02(a)

Permits	§ 4.06(a)

Permitted Liens	§ 4.10(b)

Plans	§ 4.21

Proxy Statement	§ 4.05(b)

Releases	§ 7.08

Representative(s)	§ 7.03(a)

Defined Term	Location of Definition

Returns	§ 4.09(b)

Sarbanes-Oxley Act	§ 4.07(a)

Section 16	§ 7.04

Superior Offer Termination Fee	§ 9.03(b)(i)

Supporting Agreement	§ 7.12

Supporting Shareholder	§ 7.12

Surviving Corporation	§ 2.01

Tax or Taxes	§ 4.09(a)

Termination Date	§ 9.01

Transfer Taxes	§ 7.07

Unaffiliated Shareholders	§ 4.19

ARTICLE II

THE MERGER

Section 2.01              Merger.  Subject to the terms and conditions of this Agreement, and in accordance with the FBCA, at the Effective Time, MergerSub and the Company shall consummate the Merger pursuant to which (i) MergerSub shall be merged with and into the Company and the separate existence of MergerSub shall thereupon cease and (ii) the Company shall be the surviving corporation in the Merger (“Surviving Corporation”).  The Merger shall have the effects specified in the FBCA.

Section 2.02              Tax Characterization.  Parent, MergerSub and the Company intend that, for U.S. federal and state income tax purposes, the Merger shall, in the case of each holder of Company Common Stock that receives the Company Common Stock Merger Consideration in exchange for such holder’s Company Common Stock, be treated as a taxable purchase of Company Common Stock.

Section 2.03              Organizational Documents.  At the Effective Time, the Company Charter shall be amended and restated in its entirety to be identical to the articles of incorporation of MergerSub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or in accordance with the FBCA and the articles of incorporation, provided however, at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Dragon Pharmaceutical Inc.”  At the Effective Time, the Company Bylaws shall be amended and restated in their entirety to be identical to the Bylaws of MergerSub, as in effect immediately prior to the Effective Time, and the name of the Bylaws will be changed to Dragon Pharmaceutical Inc.  Thereafter, the Bylaws will remain the same until thereafter changed or amended as provided therein or in accordance with the FBCA and as provided by the Bylaws.

Section 2.04              Effective Time.  At the Closing, MergerSub and the Company shall duly execute and file a articles of merger, in a form that complies with the FBCA(the “Articles of Merger”), with the Secretary of State of the State of Florida in accordance with the FBCA.  The Merger shall become effective upon such time as the Articles of Merger has been accepted for record by the Secretary of State of the State of Florida, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the FBCA as the effective time of the Merger but not to exceed thirty (30) days after the Articles of Merger has been accepted for record by the Secretary of State of the State of Florida (the “Effective Time”).

Section 2.05              Closing.  The closing of the Merger (the “Closing”) shall occur as promptly as practicable after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”).  The Closing shall take place at the offices of Lang Michener, 1055 West Georgia, Vancouver, British Columbia, V6B 4N7, or at such other place as agreed to by the parties hereto; provided, however, the parties agree that they will endeavor to close the transaction, to the extent reasonably practicable, by facsimile, electronic document and funds transfer, courier and similar modes of communication without the necessity of personal attendance of the parties’ respective signatories and representatives.

Section 2.06              Directors and Officers of Surviving Corporation.  The directors and officers of MergerSub immediately prior to the Effective Time, shall be the initial directors and officers, respectively, of Surviving Corporation, each to hold office in accordance with the terms of the articles of incorporation and bylaws of Surviving Corporation and the FBCA.   All directors and executive officers of the Company serving as such immediately prior to the Effective Time shall resign.

Section 2.07              Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either MergerSub or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the MergerSub and the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either MergerSub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of MergerSub or the Company and otherwise to carry out the purposes of this Agreement.

ARTICLE III

EFFECTS OF THE MERGER

Section 3.01              Effects on Shares.  As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of Company Common Stock or holders of any shares of stock of MergerSub:

(a)           Each share of the stock of MergerSub issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted automatically into the right to receive one  duly authorized, validly issued, fully paid and nonassessable share of  common stock, $0.001 par value per share, of Surviving Corporation, so that, after the Effective Time, Parent and Mr. Han shall be the only holders of all of the issued and outstanding common stock of Surviving Corporation.

(b)           Each share of Company Common Stock that is owned by Mr. Han immediately prior to the Effective Time (“Mr. Han’s Shares”) shall, remain issued and outstanding and treated as issued and outstanding shares of common stock of the Surviving Corporation after the Effective Time.

(c)           Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares that are owned by shareholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Sections 607.1301 to 607.1333 of the FBCA (“Dissenting Shares”) and (ii) Mr. Han’s Shares, which shall remain issued and outstanding and unaffected by the Merger), shall automatically be converted into, and canceled in exchange for, the right to receive the Company Common Stock Merger Consideration.  At any time prior to the date of the Company Shareholder Meeting, Parent, may, in its sole and absolute discretion, increase the Company Common Stock Merger Consideration without the consent of the Company.

(d)           The Company shall take all necessary and appropriate actions so that, at the Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Stock (“Company Stock Options”) under the Company’s 2001 Stock Option Plan and 2005 Stock Option Plan or any other employee share option or compensation plan, agreement or arrangement of the Company shall become fully exercisable and vested;  and shall be canceled and only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, a cash payment, less any applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, to the extent such Company Stock Option is vested and exercisable, and (ii) the excess, if any, of the Company Common Stock Merger Consideration over the exercise price per share of such Company Stock Option (the “Option Merger Consideration”).   The Company shall take all necessary and appropriate actions so that all Company Stock Options with an exercise price per share of Company Common Stock that is equal to or greater than the Company Common Stock Merger Consideration, shall be canceled at the Effective Time without any cash payment being made in respect thereof and without any other consideration.

(e)           At the Effective Time, all Company Common Stock (other than Dissenting Shares and Mr. Han’s Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Company Common Stock Merger Consideration (without interest) to be paid in consideration therefor upon the surrender of such Certificates in accordance with Section 3.02.

Section 3.02              Exchange of Certificates; Paying Agents.

(a)           Paying Agents.  Prior to the Effective Time, Parent shall appoint Computershare Trust Company of Canada (Vancouver), 3rd Floor, 510 Burrard, Vancouver, British Columbia, Canada, V6C 3B9 to act as Exchange and Paying Agent (the “Paying Agent”) for the payment or exchange, as applicable, in accordance with this Article III, of the Company Common Stock Merger Consideration and the Option Merger Consideration (collectively, such cash being referred to as the “Exchange Fund”) for shareholders or option holders residing outside of China.  In addition, Parent, prior to the Effective Time and with the approval of the Company which will not be unreasonably withheld, will appoint a paying agent (“China Paying Agent”) for the payment or exchange, as applicable, of the Company Common Stock Merger Consideration and the Option Merger Consideration for shareholders or option holders residing inside of China.  The Company Common Stock Merger Consideration and the Option Merger Consideration may be paid in RMB to holders of the Company’s Common Stock or Stock Options residing in China.  The Company Common Stock Merger Consideration and Option Merger Consideration to be paid in RMB shall be computed by multiplying such amount by the U.S.–dollar foreign–exchange rate as reported in the Wall Street Journal as of the business day immediately preceding the Effective Time.  The Paying Agent and China Paying Agent shall coordinate their respective activities hereunder.  On or before the Effective Time, Parent shall deposit with the Paying Agent and China Paying Agent the Company Common Stock Merger Consideration and the Option Merger Consideration for the benefit of the holders of Company Common Stock and Company Stock Options.  Parent shall cause the Paying Agent and China Paying Agent to make, and the Paying Agent and China Paying Agent shall make payments of the Company Common Stock Merger Consideration and the Option Merger Consideration out of the Exchange Fund in accordance with this Agreement and the Articles of Merger.  The Exchange Fund shall not be used for any other purpose.  Any and all interest earned on cash deposited in the Exchange Fund shall be paid to Surviving Corporation.

(b)           Transfer Books.  At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock.  From and after the Effective Time, persons who held Company Common Stock immediately prior to the Effective Time (with the exception the holder(s) of Mr. Han’s Shares) shall cease to have rights with respect to such shares, except as otherwise provided for herein.  On or after the Effective Time, any Certificates of the Company presented to the Paying Agent, China Paying Agent, Surviving Corporation or the transfer agent for any reason shall be exchanged for the Company Common Stock Merger Consideration with respect to the Company Common Stock formerly represented thereby.

(c)           Procedures for Certificates.  Promptly after the Effective Time (but in any event within five (5) Business Days), Surviving Corporation shall cause the Paying Agent or China Paying Agent to mail to each person who immediately prior to the Effective Time held shares of Company Common Stock that were converted into the right to receive the Company Common Stock Merger Consideration pursuant to Section 3.01:  (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the holder’s Certificates in exchange for the Company Common Stock Merger Consideration to which the holder thereof is entitled.  Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Surviving Corporation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the Company Common Stock Merger Consideration payable in respect of the Company Common Stock, previously represented by such Certificate pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed, or accompanied by appropriate stock powers (with signatures guaranteed in accordance with the transmittal letter) or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Company Common Stock Merger Consideration as contemplated by this Section 3.02.  No interest shall be paid or accrue on the Company Common Stock Merger Consideration.

(d)           Further Ownership Rights in Company Common Stock or Company Stock Options.  At the Effective Time, with the exception of the holder of Mr. Han’s Shares whose shares shall remain issued and outstanding and unaffected by the Merger, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than the right to receive the Company Common Stock Merger Consideration provided under this Article III.  The Company Common Stock Merger Consideration paid upon the surrender for exchange of Certificates representing Company Common Stock in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Stock exchanged theretofore and represented by such Certificates.  The Option Merger Consideration paid with respect to Company Stock Options in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Stock Options, and on and after the Effective Time the holder of a Company Stock Option shall have no further rights with respect to any Company Stock Option, other than the right to receive the Option Merger Consideration as provided in Section 3.01(d).

(e)           Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock or Company Stock Options for twelve (12) months after the Effective Time shall be delivered to Surviving Corporation, and any holders of Company Common Stock or Company Stock Options prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Surviving Corporation for payment of the Company Common Stock Merger Consideration or the Option Merger Consideration, as applicable.  Any portion of the Exchange Fund that remains unclaimed and undistributed for five years after the Effective Time, will become the property of the Surviving Corporation and holders of Company Common Stock or Company Stock Options who might otherwise be entitled to any portion of the Exchange Fund will lose all rights to the fund.

(f)           No Liability.  None of Parent, MergerSub, Surviving Corporation, the Company or the Paying Agent, China Paying Agent, or none of their respective employees, officers, directors, shareholders, partners, members, agents or Affiliates, shall be liable to any person in respect of the Company Common Stock Merger Consideration or the Option Merger Consideration, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)           Investment of Exchange Fund.  With respect to the cash included in the Exchange Fund, the Paying Agent shall, as directed by Surviving Corporation from time to time invest such cash (A) in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available); and (B) in investments that shall have maturities that will not prevent or delay payments to be made pursuant to this Section 3.02.  Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Stock Merger Consideration or the Option Merger Consideration as contemplated hereby, Parent or Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full.

(h)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Surviving Corporation or the Paying Agent, the posting by such person of a bond in such amount as Surviving Corporation or the Paying Agent reasonably may direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Company Common Stock Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 3.03             Withholding Rights.  Parent, Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Surviving Corporation or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Stock Options in respect of which such deduction and withholding was made by Parent, Surviving Corporation or the Paying Agent, as applicable.

Section 3.04              Dissenters’ Shares.

(a)           No holder of Company Common Stock that has perfected a demand for appraisal rights with respect to its Company Common Stock pursuant to Sections 607.1301 to 607.1333 of the FBCA (a “Dissenting Shareholder”) shall be entitled to receive the Company Common Stock Merger Consideration with respect to the Company Common Shares owned by such Dissenting Shareholder unless and until such Dissenting Shareholder shall have effectively withdrawn or lost such Dissenting Shareholder’s right to appraisal under the FBCA. Each Dissenting Shareholder shall be entitled to receive only the payment provided by Sections 607.1301 to 607.1333 of the FBCA with respect to Dissenting Shares.  Any portion of the Company Common Stock Merger Consideration made available to the Paying Agent pursuant to Section 3.02 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

(b)           Notwithstanding the provisions of this Section 3.04, if any holder of Company Common Stock who asserts appraisal rights shall effectively withdraw or lose (through failure to perfect or otherwise) its rights of appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Common Stock shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Company Common Stock Merger Consideration, without any interest thereon and less any required withholding Taxes.

(c)           The Company shall give Parent (i) prompt notice upon receipt by the Company of any written demands for appraisal, attempted withdrawals of such demands, any other instruments served pursuant to applicable Law that are received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to any demand for appraisal under the FBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, if any, and the Company SEC Documents, the Company hereby represents and warrants to Parent and MergerSub as follows:

Section 4.01              Organization and Qualification; Subsidiaries; Authority.

(a)           The Company is a corporation duly organized, validly existing and in the State of Florida, and

(b)           Each of the Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.  Each of the Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company owns, directly or indirectly, all of the outstanding capital stock and equity interests of its Subsidiaries.

Section 4.02              Organizational Documents.  The Company has previously provided or made available complete copies of the Company Charter and the Company Bylaws (and in each case, all amendments thereto) and all such documents, are in full force and effect and no dissolution by the Company or any of the Company’s Subsidiaries, revocation or forfeiture proceedings regarding the Company or any of the Company’s Subsidiaries have been commenced.  The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Company Charter or Company Bylaws and each of the Company’s Subsidiaries is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of its charter, bylaws or other organizational documents which individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

Section 4.03              Capitalization.

(a)           The authorized shares of stock of the Company consist of 200,000,000 shares of Company Common Stock, par value $0.001 per share, of the Company.  As of the date hereof, (i) 67,066,418 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held by the Company in its treasury), (ii) 15,000,000 shares of Company Common Stock have been reserved for issuance pursuant to the 2001 Stock Option Plan and the 2005 Stock Option Plan (“Incentive Plans”), and (iii) Company Stock Options entitling the owners thereof to purchase 7,960,000 shares of Company Common Stock were outstanding.  As of the date of this Agreement, the Company had no Company Common Stock, or any other securities reserved for issuance or required to be reserved for issuance other than as described above.   All such issued and outstanding shares of the Company and its Subsidiaries are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights purchase option, call option, right of first refusal, subscription agreement, or any other similar right under the Company Charter, the Company Bylaws or any agreement to which the Company is party or by which it is bound.

(b)           Except for the Company Stock Options, there are no existing options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company to issue, transfer or sell any Company Common Stock or any investment that is convertible into or exercisable or exchangeable for any such shares.

(c)           The Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares.

(d)           There are no agreements or understandings to which the Company is a party with respect to the voting of any securities of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares.

Section 4.04             Authority; Validity and Effect of Agreements.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and all documents and agreements contemplated by this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company.  No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i) the Company’s Shareholder Meeting, (ii) the vote of at least a majority of the outstanding shares of Company Common Stock entitled to vote for the approval and adoption of this Agreement (the “Company Shareholder Approval”) and (iii) the filing and recordation of appropriate merger documents as required by the FBCA.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by  each of Parent and MergerSub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 4.05              No Conflict; Required Filings and Consents.

(a)           Subject to the receipt of the Company Shareholder Approval, the execution and delivery by the Company of this Agreement and all documents and agreements contemplated by this Agreement, including the Merger, do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate the Company Charter or the Company Bylaws, or (ii) assuming that all consents, approvals, authorizations and other actions described in this Section 4.05 have been obtained and all filings and obligations described in this Section 4.05 have been made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries, is bound.

(b)           The execution and delivery by the Company of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) applicable requirements, if any, of the Toronto Stock Exchange, (C) compliance with Multilateral Instrument 61-101 (“MI 61-101”) of the Canadian Securities Administrators, unless exempted, (D) the filing with the SEC of a proxy statement (as amended or supplemented from time to time the “Proxy Statement”), and other written communications that may be deemed “soliciting materials” under Rule 14a-12, (E) the filing with the SEC of Schedule 13E-3 and amendments thereto, (F) the filing of the Articles of Merger with, and the acceptance for record thereof by, and the Secretary of State of the State of Florida, and (G) other filings as may be required in connection with state or local transfer Taxes, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Company Material Adverse Effect.

(c)           As of the date hereof, the Company Board, at a meeting duly called and held at which a quorum of the directors of the Company Board were present in person or by telephone in compliance with the applicable provisions of the FBCA and the Company Bylaws, duly adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interest of the Company and its shareholders, (ii) adopting and approving this Agreement and the transactions contemplated hereby, including the Merger, in accordance the requirements of the FBCA, and (iii) subject to the terms and conditions set forth herein, recommending approval and adoption of this Agreement and the Merger by its shareholders, (iv) taking all corporate action required to be taken by the Company Board to authorize and approve the consummation of the Merger and the transactions contemplated hereby, and (v) electing, to the extent permitted by applicable Laws, to make inapplicable all state takeover laws or similar Laws, to the extent they might otherwise apply to the execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby, and none of the aforesaid actions by the Company Board has been amended, rescinded or modified as of the date hereof.  No further corporate action is required by the Company Board in order for the Company to approve this Agreement or the transactions contemplated hereby, including the Merger.

Section 4.06              Permits; Compliance with Laws.

(a)           The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for them to carry on their business as it is now being conducted (collectively, the “Permits”).

(b)           Neither the Company nor any of its Subsidiaries is in conflict with, or in default, breach or violation of, (i) any Laws applicable to the Company or any of its Subsidiaries, or by which any property or asset of the Company or any of its Subsidiaries is bound, or (ii) any Permit, in either case which individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

Section 4.07              SEC Filings; Financial Statements

(a)           SEC Filings.  The Company has timely filed or furnished all forms, reports, schedules, registration statements, proxy statements and other documents (including all exhibits, schedules and supplements) required to be filed or furnished by it with the SEC since December 31, 2008 (the “Company SEC Documents”).  Except as set forth in Section 4.07(a) of the Disclosure Schedule, the Company SEC Documents, each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance and compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except for such non-compliance as would not reasonably be expected to have a Company Material Adverse Effect, and (ii) did not, when filed or as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.   To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents are the subject of ongoing SEC review or outstanding SEC comment. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)           Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financials”):  (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act) and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated.  The Company does not intend to correct or restate, and to the Knowledge of the Company, there is not any basis to correct or restate, any of the Company Financials.  The consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2009 contained in the Company SEC Documents is hereinafter referred to as the “Company Balance Sheet.”  Except as disclosed in the Company Financials or set forth in Section 4.07(b) of the Disclosure Schedule, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course and (ii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby.  The Company has not had any dispute with any of its auditors regarding material accounting matters or policies during any of its past two fiscal years or during the current fiscal year-to-date.

Section 4.08              Absence of Certain Changes or Events.  Other than as set forth in the Company SEC Documents, since the date of the Company Balance Sheet through the date hereof, there has not been, accrued or arisen:

(a)           any Company Material Adverse Effect;

(b)           any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s or any of its Subsidiaries’ capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing agreements;

(c)           any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;

(d)           any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any material increase in compensation or fringe benefits payable (i) to officers or senior management of the Company or any of its Subsidiaries or (ii) to any non-officer and non-senior management employees of the Company or any of its Subsidiaries other than in the Ordinary Course or any amendment, modification or waiver of any provisions of any benefit plan or policy of the Company or any of its Subsidiaries (or the adoption of any new benefit plan or policy by the Company or any of its Subsidiaries);

(e)          any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices (excluding sales commissions) or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events);

(f)          any adoption of a plan of complete or partial liquidation or dissolution or adoption of resolutions providing for or authorizing such liquidation or dissolution; or

(g)          any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP.

Section 4.09              Taxes.

(a)          Definition of Taxes.  For the purposes of this Agreement, “Tax” or “Taxes” shall mean (i) any and all federal, state, local, provincial and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 4.09(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium Tax relief or similar arrangement) and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 4.09(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement or otherwise obligated to make any payment determined by reference to the Tax liability of a third party.

(b)          Tax Returns and Audits.

(1)       The Company and each of its Subsidiaries have (a) timely filed or caused to be filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes concerning or attributable to the Company or any of its Subsidiaries, and such Returns are true, correct, and complete in all material respects and have been completed in accordance with applicable Laws and (b) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Authority) all Taxes required to be paid or withheld whether or not shown as due on any Return.  To the Knowledge of the Company, no claim has ever been asserted in writing by any Governmental Authority to the Company or any of its Subsidiaries in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay material Taxes.  Except as set forth in Section 4.09(b) of the Disclosure Schedule, there are no liens for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(2)       Neither the Company nor any of its Subsidiaries has any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(3)       No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(4)       No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof that remains unpaid.

Section 4.10              Title to Property.

(a)           Properties.  Except as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries owns any real property.  All real property leases (“Lease Documents”) are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of the Lease Documents, any existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the Knowledge of the Company, and third Person under any of the Lease Documents, in each case subject to the Enforceability Exceptions.

(b)           Valid Title.  The Company and each of its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real, personal and mixed, reflected in the latest Company Financials included in the Company SEC Documents, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) (A) statutory liens for Taxes or other payments that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Laws; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) statutory purchase money liens (clauses (A), (B), (C) and (D) collectively, the “Permitted Liens”) and (iii) such imperfections of title and encumbrances, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties.

Section 4.11              Intellectual Property.

(a)           To the Knowledge of the Company, the Company or its Subsidiaries own, and/or are licensed or otherwise possess rights to use the entire right, title and interest to: (i) all patents and patent applications existing, trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions, technology, computer programs and software; (iii) trade secrets, including confidential and other non-public information; (iv) writings, designs, copyrights, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; (vi) internet websites, domain names and applications and registrations pertaining thereto; and (vii) other intellectual property rights (collectively, “Company Intellectual Property”), that are used in the businesses of the Company and its Subsidiaries as currently conducted.

(b)           To the Knowledge of the Company, there are no infringements of any Company Intellectual Property by any third party and the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe in any material respect any proprietary right of a third party. There are no actions pending or, to the Knowledge of the Company, threatened that assert the invalidity, misuse, infringement or unenforceability of any of the Company Intellectual Property.

Section 4.12              Proxy Statement.  None of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, (i) at the time of filing the Proxy Statement with the SEC, (ii) at the time of mailing the Proxy Statement, (iii) at the time of the Company Shareholders’ Meeting, or (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Proxy Statement such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Company.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

Section 4.13              Restriction on Business Activities.  Except as set forth in the Company’s SEC Documents, neither the Company nor any of its Subsidiaries is party to or bound by any Company Material Contract containing any covenant limiting in any material respect the right of the Company or any of its Subsidiaries to make use of any material Company Intellectual Property.

Section 4.14              Governmental Authorizations.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any material interest in any of their respective properties or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or the holding of any such interest (“Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be, and are in full force and effect.  As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notification from a Governmental Authority regarding any pending suspension or cancellation of any of the Governmental Authorizations and, to the Knowledge of the Company, threatened suspension or cancellation.

Section 4.15              Litigation.  Except as set forth in the Company SEC Documents, there is (i) no material action, suit, claim or proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible), or (ii) no investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Authority.   There is no material action, suit, proceeding, arbitration or, to the Knowledge of the Company, investigation involving the Company, which the Company presently intends to initiate.

Section 4.16              Compliance with Laws.  Neither  the Company nor any of its Subsidiaries is in violation or default of any Laws applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected, other than such violations or defaults that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.  There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

Section 4.17              Environmental Matters.

(a)           Environmental Compliance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the Environmental Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under the Environmental Laws, and compliance with the terms and conditions thereof.  Neither the Company nor any of its Subsidiaries have received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in such compliance.

(b)           Environmental Liabilities.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed.  In addition, there has been no past or present release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any material Environmental Claim against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed, or otherwise result in any material costs or liabilities under Environmental Law.

Section 4.18              Brokers’ and Finders’ Fees.  No broker, finder or investment banker or other Person (other than the fee payable to Canaccord Adams ( the “Company Financial Advisor”)) is entitled to any brokerage, finder’s or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby.

Section 4.19              Opinion of Company Financial Advisor.  The Special Committee of the Company Board has received an opinion of the Company Financial Advisor, to the effect that, as of the date of such opinion, and subject to various assumptions, qualifications and limitations, the Company Common Stock Merger Consideration to be received by the holders of Company Common Stock other than Parent, MergerSub, Mr. Han  and their respective affiliates (the “Unaffiliated Shareholders”) in the Merger pursuant to this Agreement is fair, from a financial point of view, to the Unaffiliated Shareholders.  A complete copy of the Company Financial Advisor’s written opinion will be made available to Parent as soon as practicable after the date of this Agreement; it being agreed that the Company Financial Advisor’s opinion may not be relied upon by Parent, MergerSub, Mr. Han, or any of their respective affiliates (other than the Company Board and the Special Committee of the Company Board).

Section 4.20              Transactions with Affiliates.  Except as disclosed in the Company SEC Documents, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.21              Employee Benefit Plans and Compensation.  The Company does not have any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or any  “specified fringe benefit plans” (as defined in Section 6039D of the Code (collectively, the “Plans”).  Neither the negotiation, execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event:  (i) result in any payment (including, but not limited to, any retention bonuses, parachute payments or noncompetition payments) becoming due to any employee or former employee or group of employees or former employees of the Company or any of its Subsidiaries; or (ii) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee of the Company or any of its Subsidiaries.

Section 4.22              Insurance.  The Company has made available to Parent true, correct and accurate copies of all insurance policies and fidelity bonds material to the business of the Company that are in effect as of the date hereof and all such policies are in full force and effect.  As of the date of this Agreement, there is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

Section 4.23             Investment Company Act of 1940.  None of the Company or any of its Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.24              Contracts.  All “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (“Company Material Contract”) are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.   Neither the Company nor any of its Subsidiaries have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.25              Takeover Statutes.  The Company has taken all appropriate and necessary actions to exempt this Agreement, the Merger and all the transactions contemplated herein from the requirements and restrictions of Sections 607.0901 and 607.0902 of the FBCA.

Section 4.26              No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article IV, none of the Company or any other Person makes any representation or warranty on behalf of the Company and any of its Subsidiaries in connection with this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUB

Parent and MergerSub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01              Due Incorporation Good Standing and Operations.  The Parent  is a company duly organized, validly existing and in good standing under the laws of Hong Kong and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  MergerSub  is a corporation duly incorporated, validly existing and in good standing under the Laws of Florida  and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of Parent and MergerSub has been formed solely for the purpose of entering into this Agreement and engaging in the transactions contemplated by this Agreement.  As of the date hereof, neither Parent nor MergerSub has incurred any liabilities other than as contemplated by this Agreement.

Section 5.02              Authorization; Binding Agreement.  Parent and MergerSub  have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by each of the board of directors of Parent and MergerSub, as appropriate, and no other proceedings on the part of Parent or MergerSub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and MergerSub and constitutes the legal, valid and binding agreement of Parent and MergerSub, enforceable against each of Parent and MergerSub in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03              Governmental Approvals.  The execution and delivery by Parent and MergerSub  of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) the filing of the Articles of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Florida, and (B) other filings as may be required in connection with state or local transfer Taxes, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Parent or MergerSub   Material Adverse Effect.

Section 5.04             No Violations.  The execution and delivery of this Agreement, the Merger, the consummation of the other transactions contemplated hereby and compliance by Parent and MergerSub with any of the provisions hereof, will not (i) conflict with or result in any breach of any provision of the articles of incorporation or Bylaws or other governing instruments of Parent or MergerSub, as applicable, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument to which Parent  is a party or by which its assets are bound, (iii) result in the creation or imposition of any Lien of any kind upon any of the assets of Parent or MergerSub or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.03, contravene any Law to which Parent or MergerSub or its or any of their respective assets or properties are subject.

Section 5.05              Proxy Statement.  The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any of the documents required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the Merger, including the Proxy Statement, if any, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (x) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, and (y) in the case of any document other than the Proxy Statement, at the time of the filing with the SEC of such document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof to the Company’s shareholders.

Section 5.06              Financing.

(a)           At or prior to the Closing, Parent and MergerSub will have sufficient cash and cash equivalents available to perform its obligations hereunder, including payment of the aggregate of the Company Common Stock Merger Consideration and the Option Merger Consideration pursuant to the Merger.  The Parent agrees to deposit an aggregate amount of $3,000,000 in cash into a segregated account directed by the Company to be used as part of the payment of the Company Common Stock Merger Consideration and Option Merger Consideration as follows: $1,000,000 upon signing of this Agreement and $2,000,000 upon the filing of the Definitive Proxy Statement with the SEC (the “Deposit”).   Mr. Han on behalf of himself and Ms. Deng, Chief Operating Officer, or Mr. Wong, Chief Financial Officer, on behalf of the Company shall have joint control over such segregated account.  As of the Effective Time, Parent shall have sufficient funds in cash to enable Parent to make all payments in respect of its obligations pursuant to this Agreement and to pay fees and expenses related to this Agreement, and the transactions contemplated hereby.  The parties may agree to use the Deposit under this Section 5.06 as part of the Exchange Fund.

In the event this Agreement is terminated pursuant to Sections 9.01 (a), (b), (c), (d), (e), or (f), then the Deposit will be returned to Mr. Han.  In the event that this Agreement is terminated pursuant to Section 9.01(g), then Parent will pay from the Deposit the Mr. Han Termination Fee set forth in Section 9.03(c) and any remaining balance shall be returned to Parent.

(b)           Parent, Mr. Han and MergerSub acknowledge and agree that the consummation of the transactions contemplated by this Agreement is not conditional upon the receipt by Parent, Mr. Han or MergerSub of the proceeds of the financing of the Commitment Letter, or any other financing arrangement, and that any failure by Parent to have available the funds to pay the Company Common Stock Merger Consideration and the Option Merger Consideration at the time the conditions to Closing set forth in Article VIII are satisfied or capable of satisfaction shall constitute a breach of this Agreement by Parent and MergerSub and entitle the Company to terminate this Agreement in accordance with Section 9.01(g) and to the remedies and relief set forth in Section 9.03(c).

Section 5.07.             Brokers’ and Finders’ Fees.  No broker, finder or investment banker or other Person engaged by, or otherwise acting on behalf of, Parent and MergerSub is entitled to any brokerage, finder’s or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company or any of its Subsidiaries shall have any liability prior to the Effective Time.

Section 5.08              Control and Management.  Mr. Han represents that he has sole control over Parent  and that neither he, Parent nor MergerSub has entered into any arrangement, agreement or understanding with any current director or executive officer of the Company that they will be hired by Mr. Han or his affiliate subsequent to Effective Time.

Section 5.09              No Other Representations or Warranties.  Except for the representations and warranties made by Parent and MergerSub in this Article V, none of Parent, MergerSub or any other Person makes any representation or warranty on behalf of Parent, MergerSub or any of their respective Subsidiaries in connection with this Agreement.

Section 5.10              Takeover Statutes.  Parent and MergerSub have taken all appropriate and necessary actions to exempt this Agreement, the Merger and all the transactions contemplated herein from being subject to the valuation requirements of MI 61-101.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01              Conduct of Business by Company Pending the Merger.  The Company agrees that, between the date of this Agreement and the Effective Time, except as required, permitted or otherwise contemplated by this Agreement and except with the prior written consent of Parent, the businesses of the Company and its Subsidiaries shall be conducted in, and the Company and its Subsidiaries shall not take any action except in, the Ordinary Course; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of its present officers, managers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations.   Neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent, provided, however, that consent of the Parent shall be deemed to have been given if Parent does not object within five (5) Business Days from the date on which written notice is received by Parent:

(a)           take any action that would have been required to be disclosed under Section 4.08 if such action had been taken prior to the date hereof;

(b)           amend or otherwise change any provision of the Company Charter, Company Bylaws, or similar organizational or governance documents;

(c)           authorize for issuance, issue or sell or agree or commit to issue or sell any shares of any class of capital stock of the Company or any of its Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any of its Subsidiaries, other than the issuance of Company Common Stock upon exercise of Company Stock Options outstanding on the date of this Agreement; (ii) adopt any new incentive plan or any equity based compensation plan; (iii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of Company Stock Options; (iv) reclassify, combine, split, or subdivide any stock of the Company or any of its Subsidiaries; or (v) set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any of its Subsidiaries.

(d)          (i) materially amend or terminate, or waive compliance with the material terms of or material breaches under, any Company Material Contract, or (ii) fail to comply, in any material respect, with the terms of any Company Material Contract, or (iii) enter into any new Contract or agreement that, if entered into prior to the date of this Agreement, would have been a Company Material Contract;

(e)           pre-pay any long-term debt, except in the Ordinary Course (which shall be deemed to include, without limitation, pre-payments or repayments of lines of credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto in accordance with their terms, as such loans become due and payable), or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the Ordinary Course;

(f)           waive, release, assign, settle or compromise any material litigation other than settlements of, or compromises for, any litigation where (i) the amounts paid or to be paid are covered by insurance coverage maintained by the Company and (ii) the settlement or compromise involves, directly or indirectly, only the payment of money damages and will not otherwise, directly or indirectly, materially and adversely affect the conduct of the business of the Company going forward; provided, however, the Company shall not, without Parent’s consent, waive, release, assign, settle or compromise (A) any litigation where Company is adverse to a Related Party, (B) any of the claims, liabilities or obligations listed on Section 6.01(e) of the Disclosure Schedule, or (C) any material litigation first filed after the date hereof, except to the extent permitted by Section 6.01(e).

(g)          except as provided in Section 7.03, take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied or that would reasonably be expected to materially delay the consummation of, or materially impair the ability of the Company to consummate the Merger or any other transaction contemplated by this Agreement in accordance with the terms hereof; and

(h)           except as provided in Section 7.03, announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

In connection with the continued operation of the Company and its Subsidiaries, the Company will confer in good faith with one or more representatives of Parent designated to the Company regarding operational matters and the general status of ongoing operations at such times reasonably requested by Parent and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01              Preparation of Proxy Statement; Shareholders’ Meeting.

(a)           As soon as reasonably practicable following the date of this Agreement, the Company, acting through the Company Board, shall in accordance with applicable Law, the Company Charter, and the Company Bylaws: (i) duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following no further comments from the SEC of the Proxy Statement for the purpose of securing the Company Shareholder Approval (such meeting, and any postponement or adjournment thereof, the “Company Shareholders Meeting”), (ii) except to the extent that the Company Board has effected or effects a Company Adverse Recommendation Change in accordance with the terms of Section 7.03(d), the Company shall, through the Company Board, advise and recommend to its shareholders the approval of the Merger (the “Merger Recommendation”) and shall include such recommendation in the Proxy Statement and (iii) use its commercially reasonable efforts to solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement and take all other action necessary or advisable to secure, at the Company Shareholders’ Meeting, the Company Shareholder Approval.

(b)           As soon as reasonably practicable following the date of this Agreement, the Company shall (i) prepare and file with the SEC the preliminary Proxy Statement and Schedule 13E-3, which filing shall be no later than 30 days following the date of this Agreement, (ii) mail to its shareholders the Proxy Statement a sufficient time prior to the Company Shareholders Meeting, which shall be held no later than 60 days after the date that the Company is able to file its definitive Proxy Statement with the SEC, and (iii) otherwise comply in all material respects with all legal requirements applicable to the Company Shareholders Meeting.   Parent, MergerSub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement.  Without limiting the generality of the foregoing, Parent and MergerSub will furnish as soon as reasonably practicable to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.  The Company shall use its commercially reasonable efforts to resolve all SEC comments (in consultation with Parent ) with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement to be mailed to the holders of Company Common Stock as promptly as practicable after the Proxy Statement is cleared with the SEC.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and MergerSub with a reasonable opportunity to review and comment on the Proxy Statement or such response and shall include in such documents or response comments reasonably proposed by Parent and MergerSub. Parent, MergerSub and the Company agree to correct as soon as reasonably practicable any information provided by it for use in the Proxy Statement which shall have become false or misleading.  If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company.  The Company shall as promptly as practicable (i) notify Parent and MergerSub of the receipt of any oral or written comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent and MergerSub with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

(c)           At the Company Shareholders’ Meeting, each of Mr. Han and Parent  shall vote, and Parent shall cause its Subsidiaries to vote, all shares of Company Common Stock Beneficially owned by each of Mr. Han, Parent and Parent’s Subsidiaries in favor of the adoption and approval of this Agreement and the Merger.

Section 7.02             Access to Information; Confidentiality.  Subject to applicable Law and confidentiality agreements, from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors and agents of the Company and its Subsidiaries to afford Parent, following notice from Parent  to the Company in accordance with this Section 7.02, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, contracts, commitments, books and records of the Company and each of its Subsidiaries, and all other financial, operating and other data and information and any other information concerning its business, properties and personnel as Parent  may reasonably request.  Notwithstanding the foregoing, neither Parent  nor any of its representatives shall (i) contact or have any discussions with any of the customers, employees, agents or representatives of the Company or its Subsidiaries, unless in each case Parent  obtains the prior written consent of the Company, which shall not be unreasonably withheld, (ii) damage any property or any portion thereof, or (iii) perform any onsite procedure or investigation (including any onsite environmental investigation or study) unless in each case Parent  obtains the prior consent of the Company, which shall not be unreasonably withheld.  Parent  shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior  notice thereof, setting forth the inspection or materials that Parent  or its representatives intend to conduct or review, as applicable.  The Company shall be entitled to have representatives present at all times during any such inspection.  Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (x) jeopardize the attorney-client privilege of the Company, the Company Board or any committee thereof or the Company’s Subsidiaries, or (y) contravene any Law or binding agreement entered into prior to the date of this Agreement, provided, that, if requested to do so by Parent, the Company shall use its commercially reasonable efforts to obtain a waiver from the counterparty.

Section 7.03              Acquisition Proposals.

(a)           Subject to Sections 7.03(b), 7.03(c) and 7.03(d), from the date of this Agreement to any time prior to obtaining the Company Shareholder Approval (“No Shop Period”), none of the Company or any of its Subsidiaries shall, nor shall any of them authorize or permit, directly or indirectly, any of their respective officers, trustees, directors, employees, investment bankers, financial advisors, accountants, attorneys, brokers, finders or other agents, advisors or representatives (each, a “Representative”) to, directly or indirectly: (i) initiate, solicit, encourage or knowingly take any other action to facilitate (including by way of furnishing information (other than public information widely disseminated through Company SEC Documents, press releases or other similar means) or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; (ii) initiate or participate in any discussions or negotiations, or furnish to any Person not a party to this Agreement any information in furtherance of any inquiries that could reasonably be expected to lead to an Acquisition Proposal; (iii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal (including any letter of intent, agreement in principle, memorandum of understanding, expense reimbursement agreement, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or intended to, or that would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement), or that is intended or that could reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement); or (iv) fail to make, withdraw or modify in a manner adverse to Parent  or publicly propose to withdraw or modify in a manner adverse to Parent the Merger Recommendation (it being understood that, subject to and without limitation of Section 7.03(e), taking a neutral position or no position with respect to any Acquisition Proposal shall be considered an adverse modification), or recommend, adopt or approve, or publicly propose to recommend, adopt or approve, a Acquisition Proposal, or take any action or make any statement inconsistent with the Merger Recommendation (any of the foregoing in this clause (iv), a “Company Adverse Recommendation Change”).  As of the date of this Agreement,  the Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated immediately any discussions, negotiations or communications with any party or parties that are currently ongoing with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal.

(b)           The Company shall promptly notify Parent  in writing (as soon as is reasonably practicable, but in any event no later than two Business Days from initial receipt or occurrence) of any Acquisition Proposal or any communications (written or oral) with respect to any Acquisition Proposal (including the material terms and conditions thereof and the identity of the Person making the Acquisition Proposal) which any of the Company or any of its Subsidiaries or any such Representative may receive after the date hereof, and the Company shall promptly provide to Parent  copies of any written materials received and a written summary of any other communications made in connection with the foregoing, and shall keep Parent  informed on a prompt basis as to the status, material terms and conditions and any material developments regarding any such proposal.

(c)           Notwithstanding Section 7.03(a) and Section 7.03(b) or any other provision of this Agreement to the contrary, following the receipt by the Company or any of its Subsidiaries, during the No Shop Period, of an Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of Section 7.03(a) or Section 7.03(b)), the Company Board may (directly or through Representatives) contact such Person and its advisors solely for the purpose of clarifying the Acquisition Proposal, or the material terms thereof, the conditions to and its likelihood of consummation, so as to determine whether the Acquisition Proposal is reasonably likely to lead to a Superior Proposal.  If the Company Board determines in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, the Company Board may, if the Company Board determines in good faith (after consulting with outside legal counsel) that failure to take such action would be inconsistent with its duties under applicable Law, (A) furnish non-public information with respect to the Company and its Subsidiaries to the Person who made such Acquisition Proposal provided, however, that the Company (1) concurrently furnishes such information to Parent  and (2) furnishes such information pursuant to a confidentiality agreement, (B) discloses to its shareholders any information required to be disclosed under applicable Law and (C) participates in negotiations regarding such Acquisition Proposal. Notwithstanding anything in this Section 7.03 to the contrary, the Company shall not be required to provide to Parent any information which the Company deems in good faith to be not appropriate for disclosure to Parent due to competitive concerns, or if the exchange of such information, as reasonably determined by the Company’s outside legal counsel, would be reasonably likely to result in the Company or the Merger violating applicable anti-trust Laws.

(d)           Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Shareholder Approval, if (1) the Company has received an Acquisition Proposal that has not been withdrawn or abandoned, and the Company Board or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal is a Superior Proposal, or (2) in the absence of an Acquisition Proposal, the Company Board or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel and financial advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, then the Company Board may make a Company Adverse Recommendation Change; provided, however, that (A) no Company Adverse Recommendation Change shall be made until after the third (3rd) Business Day following Parent ‘s receipt of written notice from the Company (i) advising Parent  that the Company Board has determined that the Company Board intends to make a Company Adverse Recommendation Change, (ii) if the basis of the proposed Company Adverse Recommendation Change is a Superior Proposal, advising Parent  of the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice be provided to Parent  and a new three (3) Business Day period), and (iii) if the basis of the proposed Company Adverse Recommendation Change is a Superior Proposal, representing that the Company has complied with this Section 7.03, (B) during such three (3) Business Day period, the Company, if requested by Parent , shall negotiate with Parent  in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to proceed with its Merger Recommendation, and not make a Company Adverse Recommendation Change, and (C) the Company shall not make a Company Adverse Recommendation Change if, prior to the expiration of such three (3) Business Day period, Parent  delivers a definitive proposal to adjust the terms and conditions of this Agreement such that the Company Board determines in good faith (after consultation with outside legal counsel and financial advisors) that its fiduciary duties no longer require it to make a Company Adverse Recommendation Change.

(e)           Nothing in this Section 7.03 or elsewhere in this Agreement shall prevent the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, however, that compliance by the Company with such obligations shall not relieve the Company of any of its obligations under the provisions of this Section 7.03.  In addition, it is understood and agreed that, for purposes of this Agreement (including Article VIII), a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not in and of itself be deemed a Company Adverse Recommendation Change.

Section 7.04             Employee Benefits Matters.  As of the Effective Time, Parent  shall, with respect to the Company Employees who become employees of Surviving Corporation at the Effective Time, continue to recognize all accrued and unused vacation days, holidays, personal, sickness and other paid time off days (including banked days) that have accrued to such employees through the Effective Time, and Parent  will allow such employees to take their accrued vacation days, holidays and any personal and sickness days in accordance with such policies as it may adopt after the Effective Time. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Stock Options to acquire Company Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 7.05              Directors’ and Officers’ Indemnification.

(a)           Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of the Company’s Subsidiaries, from and after the Effective Time, Parent  and Surviving Corporation shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Effective Time serving as a director, officer, trustee, or fiduciary of the Company or its Subsidiaries (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; (ii) at Parent and Surviving Corporation’s  own expense and with their own counsel, defend or settle such Claim on behalf of the Indemnified Parties;  provided, however, that  (x) the Parent and Surviving Corporation shall keep the Indemnified Parties informed of all material developments and events relating to such Claim, (y) the Indemnified Parties  shall have the right to participate, and (z) the Parent and Surviving Corporation shall not settle such Claim without the prior written consent of the Indemnified Parties; provided further however, that if there is a conflict between the Indemnified Parties, Parent and Surviving Corporation, and counsel of the Parent and Surviving Corporation cannot represent Indemnified Parties, then the Indemnified Parties shall have the right to be represented by a separate counsel of his or her choice, subject to the approval of the Parent and Surviving Corporation, which consent shall not be unreasonably withheld, and in which event Parent and Surviving Corporation shall promptly pay counsel for the Indemnified Parties, including any request for advancement of expenses of up to $10,000 for Indemnified Parties; and (iii) promptly pay on behalf of the Indemnified Parties to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any D&O Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any D&O Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security (but subject to Parent ‘s or Surviving Corporation’s, as applicable, receipt of a written undertaking by or on behalf of such Indemnified Party, if required by applicable Law, to repay such D&O Expenses if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified).  The indemnification and advancement obligations of Parent  and Surviving Corporation pursuant to this Section 7.05(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company or its Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives.  As used in this Section 7.05(a):  (1) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Effective Time at the request of the Company or any of its Subsidiaries; and (2) the term “D&O Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.05(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party.  Neither Parent  nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Indemnified Party otherwise consents thereto.

(b)           Without limiting the foregoing, Parent and MergerSub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Company’s Subsidiaries) and indemnification agreements of the Company or any of its Subsidiaries shall be assumed by Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c)           From the Effective Time, the articles of incorporation of Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d)           If Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Surviving Corporation assume the obligations set forth in this Section 7.05.

(e)           Parent shall cause Surviving Corporation to perform all of the obligations of Surviving Corporation under this Section 7.05 and the parties acknowledge and agree that Parent  guarantees the payment and performance of Surviving Corporation’s obligations pursuant to this Section 7.05.

(f)           This Section 7.05 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and Surviving Corporation.  Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.05.

Section 7.06              Further Action; Reasonable Efforts.

(a)           Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including using its commercially reasonable efforts to obtain all Permits, Consents, exemptions, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger, and (ii) execute and deliver any additional documents or instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)           The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to this Section 7.06(b), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law, providing copies of all related documents to the non-filing party and their advisors prior to filing, and, to the extent practicable, neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party.  Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement.  To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority.

Section 7.07              Transfer Taxes.  Parent  and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.

Section 7.08              Public Announcements.  Until the Closing, or in the event of termination of this Agreement, each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other.  Notwithstanding anything to the contrary in this Agreement, the Company and its Affiliates, and Mr. Han and his Affiliates, shall, in accordance with their respective legal obligations, including but not limited to filings permitted or required by the Securities Act and the Exchange Act, FINRA and other similar regulatory bodies, make (i) such press releases and other public statements and announcements (“Releases”) as the Company,  Mr. Han or their respective Affiliates, after discussion with their respective legal counsel, deem necessary and appropriate in connection with this Agreement and the transactions contemplated hereby, and (ii) any and all statements the Company or Mr. Han deem in their respective sole judgment to be appropriate in any and all filings, reports, prospectuses and other similar documents filed with the SEC or other regulatory bodies.  Each of the Company and Mr. Han shall use reasonable efforts to provide the other party with a copy of any Releases before any publication of same; provided that, if the content of the Release is, in the reasonable judgment of the Company or Mr. Han, after discussion with its or his respective legal counsel, materially similar to the content of a Release previously provided to the other party, then the Company or Mr. Han as the case may be, shall have no obligation to provide the other party with a copy of such Release.  The non-disclosing party may make comments to the disclosing party with respect to any such Releases provided to the non-disclosing party and the disclosing party shall take such comments into account and incorporate reasonable comments into the Releases.  Notwithstanding anything in this Section 7.08 to the contrary, the parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

Section 7.09              Termination of OTCBB Quotation and Toronto Stock Exchange Listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of FINRA to enable the termination of quotation by the Surviving Corporation of the Company Common Stock from the OTCBB and Toronto Stock Exchange.

Section 7.10              Company’s Expenses and Obligations.  The Company agrees that on or before the Closing it will have paid all of the Company’s expenses resulting from the process followed by the Company to make the determination to enter into this Agreement and any obligations to any third party arising from the Company’s entry into this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, including but not limited to, the expenses of the Company’s Special Committee of the Company Board, attorneys’ fees, accounting expenses associated with the Merger and the other transactions contemplated thereby, including the Proxy Statement, the Schedule 13E-3, and respective amendments thereto, the Company Financial Advisor and other representatives of or advisors to the Company (collectively “Company Closing Obligations and Expenses”).

Section 7.11              Resignations.  The Company shall use its commercially reasonable efforts to obtain and deliver to Parent at the Closing of the Merger evidence reasonably satisfactory to Parent of the resignations, effective as of the effective time of the Merger, of those directors and executive officers of the Company or any subsidiary thereof designated by Parent to the Company in writing and provide such directors and executive officers customary releases.

Section 7.12              Voting Commitment.  The Company shall use its commercially reasonable efforts to have each Mr. Zhanguo Weng, Ms. Xuemei Liu, Mr. Alexander Wick and Dr. Yiu Kwong Sun (each a “Supporting Shareholder”) execute and deliver to Parent simultaneously with the execution of this Agreement a Support Agreement substantially in the form of Exhibit A hereto (“Supporting Agreement”), committing each such person, among other things, to vote his or her shares of Company Common Stock in favor of the principal terms of the Merger at the Company’s Shareholders’ Meeting.

Section 7.13              SEC Filings.  The Company shall file all required reports with the SEC including but not limited to Annual Report on Form 10-K for the year ended December 31, 2009.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01              Conditions to the Obligations of Each Party.  The respective obligations of the Company, Parent and MergerSub to consummate the Merger are subject to the satisfaction or waiver in writing (as permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a)           The Company shall have obtained the Company Shareholder Approval;

(b)           The Company shall have obtained approval of the merger by a majority of the outstanding shares of our common stock excluding shares held by Mr. Han, and

(c)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which, in any such case, has become final and non-appealable and has the effect of enjoining, restraining, preventing or prohibiting the consummation of the Merger or making the consummation of the Merger illegal (“Governmental Order”).

Section 8.02              Additional Conditions to Obligations of Parent and MergerSub.  The obligations of Parent and MergerSub to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Company contained in this Agreement or otherwise made in writing by it pursuant hereto or otherwise made in connection with the Merger shall be true and correct in all material respects,  (i) as of the date of this Agreement to the extent such representations and warranties speak of such date, and (ii) at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, as of such earlier date) with the same force and effect as though made on and as of such date (including without limitation giving effect to any later obtained knowledge, information or belief of Company, Parent or MergerSub); provided, however, that notwithstanding anything herein to the contrary, this Section 8.02(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or will have, a Company Material Adverse Effect.

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Court Proceedings.  No action, suit, proceeding, claim, arbitration or investigation shall be pending or threatened in which any Governmental Authority is a party wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or otherwise interfere with the consummation of any of the transactions contemplated by this Agreement or (ii) affect adversely the right or powers of Parent  to own, operate or control the Company or any portion of the business or assets of the Company or Parent , and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

(d)           Officer’s Certificate.  The Company shall have delivered to Parent  a certificate, signed by the Chief Operating Officer of the Company and dated as of the Closing Date, to the effect that the conditions set forth in this Section 8.02 have been satisfied.

(e)           Performance of Obligations of the Supporting Shareholders.  Parent shall have received Supporting Agreement executed and delivered by each Supporting Shareholder of the Company as contemplated by Section 7.12, each of which shall remain in full force and effect.  The Supporting Shareholders shall have performed in all material respects all obligations required to be performed by them under the Supporting Agreement.

Section 8.03              Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties.  The representations, warranties, covenants and agreements of Parent and MergerSub contained in this Agreement or otherwise made in writing by it pursuant hereto or otherwise made in connection with the Merger shall be true and correct in all material respects, (i) as of the date of this Agreement to the extent such representations and warranties speak of such date, and (ii) at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, as of such earlier date) with the same force and effect as though made on and as of such date (including without limitation, giving effect to any later obtained knowledge, information or belief of Parent and MergerSub or Company); provided, however, that notwithstanding anything herein to the contrary, this Section 8.03(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, will have, an Parent or MergerSub Material Effect.

(b)           Agreements and Covenants.  Mr. Han, Parent and MergerSub shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Officer’s Certificate.  Parent shall have delivered to the Company a certificate, signed by an authorized officer of Parent and dated as of the Closing Date, to the effect that the conditions set forth in this Section 8.03 have been satisfied.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01              Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding the receipt of the Company Shareholder Approval, as follows (the date of any such termination, the “Termination Date”):

(a)           by mutual written consent of Parent  and the Company;

(b)           by either Parent or the Company, if 270 days (the “Outside Date”) shall have occurred and the Merger shall not have been consummated; provided, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement was the primary cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(c)          by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order; provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger;

(d)          by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.02(a) or (b), and (ii) is either incurable, or if curable, is not cured by the Company by the earlier of (x) 30 days following receipt by the Company of written notice of such breach or failure and (y) the Outside Date; provided, at the time of the delivery of such written notice, Parent  shall not be in material breach of its obligations under this Agreement;

(e)          by Parent, if a Company Adverse Recommendation Change shall have occurred;

(f)           by the Company, if prior to obtaining the Company Shareholder Approval, (i) the Special Committee or the Company Board has concluded in good faith, after consultation with the Special Committee’s or the Company’s outside legal counsel and the Company Financial Advisor, that, in light of a Superior Proposal, failure to terminate this Agreement would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders (other than the holders of Mr. Han’s Shares) under applicable Law, (ii) the Company has complied in all material respects with Section 7.03, and (iii) concurrent with such termination, the Company enters into a definitive agreement with respect to such Superior Proposal; or

(g)           by the Company, if Mr. Han, Parent or MergerSub shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, including but not limited to Section 5.06, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.03(a) or (b), and (ii) is either incurable, or if curable, is not cured by Parent or MergerSub by the earlier of (x) 30 days following receipt by Parent of written notice of such breach or failure and (y) the Outside Date, provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement.

Section 9.02              Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of this Section 9.02, Section 9.03 and Article X shall survive any such termination; provided, however, that nothing herein shall relieve any party hereto from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 9.03              Fees and Expenses.

(a)           Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that out-of-pocket costs and expenses incurred in connection with printing and mailing the Proxy Statement shall be borne by the Company.

(b)           The Company agrees that if this Agreement is terminated:

(i)           pursuant to Section 9.01(e) and (A) at any time after the date hereof and prior to obtaining the Company Shareholder Approval, an Acquisition Proposal shall have been publicly announced prior to such Termination Date (and such Acquisition Proposal was not withdrawn before the Termination Date), and (B) concurrently with such termination or within twelve (12) months following the termination of this Agreement, the Company enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall pay to Parent, if and when consummation of such Acquisition Proposal occurs, an amount equal to $1,000,000 (the “Superior Offer Termination Fee”);

(ii)           pursuant to Section 9.01(f), then the Company shall pay to Parent the Superior Offer Termination Fee; or

(iii)          pursuant to Section 9.01(d) then the Company shall pay to Parent $400,000 (the “Company Termination Fee”).

The Company Superior Offer Termination Fee or Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds as soon as is reasonably practicable, but in any event no more than three (3) Business Days following the event giving rise to the obligation to make such payment.  Upon payment of the Company Superior Termination Fee or Termination Fee, the Company shall have no further liability to Mr. Han, Parent and MergerSub at law or in equity with respect to such termination, this Agreement or otherwise.

(c)           Mr. Han agrees that if this Agreement is terminated pursuant to Section 9.01(g), then Mr. Han shall pay to the Company an amount equal to $400,000 (“Mr. Han Termination Fee”).  Mr. Han Termination Fee shall be paid by Mr. Han as directed by the Company in writing in immediately available funds as soon as is reasonably practicable, but in any event no more than three (3) Business Days following such termination.  Payment by Mr. Han of Mr. Han Termination Fee shall be the Company’s sole and exclusive remedy against Mr. Han, Parent and MergerSub for failure to consummate the Merger and performance under this Agreement and shall be in lieu of all other relief.  It is understood and agreed that payment of the Parent Termination Fee represents the reasonable estimate of actual damages by the Company, Mr. Han, Parent and MergerSub and does not constitute a penalty.  Upon payment of the Mr. Han Termination Fee, Mr. Han, Parent and MergerSub  shall have no further liability to the Company at law or in equity with respect to such termination, this Agreement or otherwise.

(d)           Each of the Company, Parent and Mr. Han acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement.  In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.  In the event that Mr. Han shall fail to pay Mr. Han Termination Fee when due, Mr. Han  shall reimburse the Company for all reasonable costs and expenses actually incurred or accrued by the Company (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.

Section 9.04              Waiver.  At any time prior to the Effective Time, the Company, on the one hand, and Parent, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent.  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.01            Non-Survival of Representations and Warranties.  The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

Section 10.02            Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent, MergerSub or Mr. Han:

Mr. Yanlin Han
c/o Jade & Fountain
31 Floor, Tower B, Far East International Plaza
317 Xian Xia Road
Shanghai, 200051 China
Direct: +86 21 6235 1185
Fax:      +86 21 6235 1477
Attention :  Scott Y. Guan

if to the Company:

Dragon Pharmaceutical Inc.
Suite 310 - 650 West Georgia Street
Vancouver, BC Canada  V6B 4N9
Telephone No: (604) 669-8817
Facsimile No:   (604) 669-4243
Attention: Mr. Peter Mak, Chairperson of the Special Committee of the Board of Directors

with copies to:

Bullivant House Bailey PC
601 California Street, Suite 1800
San Francisco, CA  94108
Telephone No:  (916) 930-2500
Facsimile No:    (916) 930-2501
Attention:  Daniel B. Eng

Lang Michener LLP
1500 Royal Centre P.O. Box 11117
1055 West Georgia Street
Vancouver, BC V6E 4N7
Phone: 604-689-9111
Fax:      604-685-7064
Attention:  Leo Raffin

Section 10.03            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  To such end, the provisions of this Agreement are agreed to be severable.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.04            Amendment.  This Agreement may be amended by the parties hereto by action taken by Mr. Han or the  respective board of directors  (or similar governing body or entity) of the Parent, Company or MergerSub, at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which, by Law, requires further approval by such shareholders.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.05            Entire Agreement; Assignment.  This Agreement, together with the Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

Section 10.06            Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to termination of this Agreement pursuant to Section 9.01, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity; provided, that, specific performance shall not be available to any party hereto to the extent that the party seeking specific performance would have the right upon termination of this Agreement pursuant to Section 9.01 to receive payment pursuant to Sections  9.03 (b), (c) or (d).

Section 10.07            Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Article III and Sections 7.04 and  7.05 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment or indemnification thereunder and may be enforced by such persons).

Section 10.08            Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 10.09            Governing Law; Enforcement and Forum.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 10.10            Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.11            Counterparts.  This Agreement may be executed and delivered in two or more original, facsimile or ..PDF counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.12            Waiver.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.13            Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.13.

Section 10.14            Remedies Cumulative.  The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies, whether at law or in equity, against the other parties, or their respective successors or assigns.

Section 10.15            Arbitration.  All disputes arising out of or in connection with this Agreement, will be submitted to arbitration governed by the Commercial Arbitration Act (British Columbia) (the “Act”).

If within 30 days after either party gives notice to the other of a dispute the parties agree upon a single arbitrator, the arbitration will be held before that arbitrator, otherwise the arbitration will be before a board of three arbitrators comprising one appointed by the Company, one appointed by Parent, and one appointed by the two arbitrators so appointed.

If the Company and Parent fail, after 14 days’ notice, to appoint an arbitrator, or if the two arbitrators fail to appoint a third arbitrator within 14 days from the later of their own appointments, then upon application by either party, the arbitrator or third arbitrator, as the case may be, will be selected in the manner provided in the Act.

The decision of the arbitrator (where a single arbitrator has been agreed upon) or a majority of the arbitrators (where three arbitrators have been appointed) will be final and binding on the parties.  The arbitrator(s) will be required to render his, her or their written decision within 60 days of the conclusion of the arbitration proceedings.

The place of arbitration will be Vancouver, British Columbia and the language of arbitration will be English.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, MergerSub, Mr. Han and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Chief Respect Limited, a Hong Kong Company

By:	/a/ Yanlin Han
Yanlin, Han/Chief Executive Officer

Datong Investment Inc., a Florida corporation

By:	/s/ Yanlin Han
Yanlin Han/Chief Executive Officer

DRAGON PHARMACEUTICAL INC., a Florida corporation

By:	/s/ Peter Mak
Peter Mak, Special Committee Chairman

Mr. Yanlin Han , an individual, as to Sections 5.06, 7.01(c), 7.08, 8.03(b), 9.03(c) and (d) only

/s/ Yanlin Han

EXHIBIT A

SUPPORT AGREEMENT

Exhibit A

SUPPORT AGREEMENT

THIS AGREEMENT made as of March 26, 2010,

BETWEEN:

[◆ insert name], of [◆ insert address]
(the “Holder”)

AND:

CHIEF RESPECT LIMITED, a company incorporated under the laws of Hong Kong having an office at 11/F, AXA Centre, 151 Gloucester Road, Wanchai, Hong Kong

(the “Purchaser”)
WHEREAS:

(A)
The Purchaser, Datong Investment Inc. (a wholly-owned subsidiary of the Purchaser), Mr. Yanlin Han and Dragon Pharmaceuticals, Inc. (the “Company”) have entered into an Agreement and Plan of Merger dated March 26, 2010 (the “Merger Agreement”) in respect of the proposed acquisition of all of the issued and outstanding common shares of the Company (“Company Shares”) by way of a merger under the Florida Business Corporation Act (the “Merger”) at a price payable in cash of $0.82 per Company Share;

(B)	Holder beneficially owns or controls the number of Company Shares, and options to purchase Company Shares, set forth in Schedule “A” to this Agreement (collectively, the “Company Securities”); and

(C)
Holder has agreed, among other things, to support the Merger and to vote the Company Securities and all additional Company Shares and options to purchase Company Shares that the Holder acquires beneficially during the period from the date of this Agreement through the Effective Time (the “Additional Securities,” and together with the Company Securities, the “Subject Securities”) beneficially owned by the Holder in favour of the shareholder resolution approving the Merger;

NOW THEREFORE the parties hereby agree that, in consideration of the premises, covenants and agreements herein contained, the sum of $1.00 and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows

1.	Any capitalized terms used herein but not otherwise defined will have the meaning ascribed to them in the Merger Agreement.

2.
Holder hereby covenants and agrees that from the date hereof until the termination of this Agreement, that the Holder will not, except in accordance with the terms of this Agreement or with the prior written consent of Purchaser:

(a)
grant or agree to grant any proxy or other right to vote the Subject Securities, or enter into any voting trust or pooling agreement or arrangement or enter into or subject any of such Subject Securities to any other agreement, arrangement, understanding or commitment, formal or informal, with respect to or relating to the voting thereof;

(b)
option, sell, assign, dispose of, pledge, encumber, grant a security interest in, transfer, or otherwise convey or relinquish the Holder’s right to vote the Subject Securities or agree to do any of the foregoing except that the Holder may exercise options to purchase Company Shares provided that any Company Shares that result from the exercise will be Additional Securities that will be subject to this Agreement;

(c)	exercise any rights of dissent provided under any applicable Laws or otherwise in connection with the Merger; and

(d)
do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to the Subject Securities pursuant to this paragraph, including, but not limited to, the sale of any direct or indirect holding company or entity or the granting of a proxy on the Subject Securities or the securities of any direct or indirect holding company which would have, indirectly, the effect prohibited by this paragraph.

3.           Holder hereby agrees that from the date hereof until the termination of this Agreement, the Holder will:

(a)
vote (or direct the voting of) all of the Subject Securities over which he has the right or power to vote or cause to be voted at every meeting of the holders of Company Shares, and at every adjournment or postponement thereof, and in any action by written consent of the holders of Company Shares (unless and only then to the extent prohibited by law):

(i)
in favour of the approval, consent, ratification and adoption of the shareholder resolution approving the Merger (and any actions required in furtherance thereof) and all other resolutions to be put to the meeting of holders of Company Shares in respect of the Merger as contained in the Merger Agreement;

(ii)
against any proposed action by the Company, the shareholders of the Company or any other Person: (a) in respect of any Acquisition Proposal; (b) which would reasonably be regarded as being directed towards or likely to prevent, impede, interfere with, postpone, discourage or delay the Merger or the successful completion of the Merger, including without limitation any amendment to the constating documents or by-laws of the Company or its corporate structure; and

(iii)	which would reasonably be expected to result in a Company Material Adverse Effect.

(b)
to the extent Holder has the right to grant a proxy in respect of any of the Subject Securities, upon the request or direction of Purchaser, execute and deliver to Purchaser within two Business Days following such request a proxy in respect of any resolution referred to in this paragraph 3, and have such Subject Securities counted or not counted (as directed by Purchaser) as part of a quorum in connection with any meeting of holders of Company Shares relating to matters set forth in paragraph 3(a)(ii); and

(c)
for greater certainty, in connection with any matter referred to in paragraph 3(a)(ii), consult with Purchaser prior to exercising any voting rights attached to the Subject Securities and exercise or procure the exercise of such voting rights as Purchaser will instruct, including without limitation the delivery to Purchaser, upon its request or direction, of a proxy in respect of any such resolution.

4.
Nothing herein will prevent Holder, if a member of the Board, from exercising the Holder’s fiduciary duties and engaging, in his capacity as a director of Company, in discussions or negotiations with, or furnishing information to, a Person who proposes an Acquisition Proposal that did not result from a breach of the Merger Agreement.

5.
Holder, by acceptance hereof, represents and warrants as follows and acknowledges that Purchaser is relying upon such representations and warranties in connection with entering into this Agreement and the Merger Agreement:

(a)
Holder has the sole right to vote or direct the voting of the Subject Securities and sole power to agree to all of the matters set forth in this Agreement, with no limitation, qualifications or restrictions on such rights;

(b)
Holder is the beneficial owner of the Subject Securities set forth in Schedule “A”, all of which are free and clear of any Liens, and does not own, beneficially or otherwise, any Subject Securities other than the Subject Securities listed on Schedule “A”;

(c)
this Agreement has been duly executed and delivered by Holder and constitutes a legal, valid and binding obligation of Holder, enforceable against the Holder in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity; and

(d)
Holder (i) is not a joint actor of, or involved, directly or indirectly, with the Purchaser in respect of the Merger, (ii) is not receiving any consideration for the Subject Securities other than what is being offered under the Merger Agreement, (iii) has full knowledge and access to information concerning the Company and its securities, (iv) any factors that were considered relevant by the Holder in assessing the consideration offered under the Merger Agreement did not have the effect of reducing the price that would otherwise have been considered acceptable by the Holder.

6.	Purchaser represents and warrants as follows and acknowledges that Holder is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)
Purchaser (including its shareholders) is not aware of any material information in respect of the Company or its securities that has not been generally disclosed or if generally disclosed, could have reasonably been expected to increase the consideration being offered in the Merger;

(b)
Purchaser is a corporation duly organized under the laws of  Hong Kong, is validly existing and has all necessary corporate power and authority to own its property and assets and to carry on its business as currently owned and conducted;

(c)
Purchaser has the necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Merger have been duly authorized and no other corporate proceedings on its part are necessary to authorize this Agreement or the Merger Agreement.  This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity; and

(d)
the authorization of this Agreement, the execution and delivery by Purchaser of this Agreement and the performance by it of its obligations under this Agreement and the Merger Agreement, will not result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provision of (i) its constating documents or by-laws; (ii) any applicable Laws; (iii) any note, bond, mortgage, indenture or contract or agreement to which Purchaser is party or by which it is bound; or (iv) any judgement, decree, order or award of any Governmental Authority or arbitrator.

7.
The Purchaser and Holder covenant to advise the other, and the Company, if they become aware of any material information in respect of the Company or its securities that has not been generally disclosed and if generally disclosed could reasonably be expected to increase the consideration offered under the Merger Agreement.

8.	This Agreement will terminate and be of no further force or effect upon the earliest of

(a)
such date and time as the Merger Agreement will have been terminated pursuant to Article IX thereof (which includes in circumstances where the Company terminates the Merger Agreement as a result of a Superior Proposal),

(b)	the Effective Time, and

(c)	the Purchaser or Holder providing the advice referred to under paragraph 7.

9.
Notwithstanding paragraph 8, this Agreement will terminate immediately upon any material adverse amendment being made to the Merger Agreement or the Articles of Merger after the date hereof, without the consent of the Holder. The determination of whether an amendment to the Merger Agreement or the Articles of Merger is a material adverse amendment will be from the perspective of the Holder.  Such a material adverse amendment would be an amendment prejudicial to the Holder that would include, but is not limited to, any amendment providing for decreased consideration payable to the Holder under the terms of the Merger Agreement or the Articles of Merger.  In no event will such a material adverse amendment include amendments made solely for the purpose of correcting clerical errors.  Upon any such termination in accordance with this provision, this Agreement will immediately be deemed to have been revoked by such Holder and will be of no further force or effect.  Notwithstanding anything in this Agreement to the contrary, the termination of this Agreement will not prejudice the right of either party hereto in respect of any breach hereof by the other party.

10.
Holder recognizes and acknowledges that this Agreement is an integral part of Purchaser entering into the Merger Agreement, and that Purchaser would not contemplate proceeding with the Merger unless this Agreement was entered into by Holder, and that a breach by Holder of any covenants or other commitments contained in this Agreement will cause Purchaser to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, Holder agrees that, in the event of any such breach, Purchaser will be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

11.	In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)	references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular paragraph or Schedule of to this Agreement;

(b)	references to a “paragraph” or “Schedule” is a reference to a paragraph or Schedule of this Agreement;

(c)	words importing the singular will include the plural and vice versa, and words importing gender will include the masculine, feminine and neuter genders;

(d)	the use of headings is for convenience of reference only and will not affect the construction or interpretation hereof; and

(e)	wherever the term “includes” or “including” is used, it will be deemed to mean “includes, without limitation” or “including, without limitation”, respectively.

12.
In the event of any increase or decrease or other change in the Subject Securities by reason of stock dividend, stock split, recapitalization, combination, exchange of shares or the like, the number of Subject Securities subject to this Agreement will be adjusted appropriately and equitably.

13.
The parties waive the application of any rule of Law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the party who (or whose counsel) prepared the executed agreement or any earlier draft of the same.

14.
Holder hereby consents to the disclosure of the substance of this Agreement in any press release or any circular relating to the Company Shareholders Meeting and to the filing of this Agreement as may be required pursuant to applicable securities Laws. The parties will co-ordinate in the making and dissemination of any public announcement relating to the subject matter of this Agreement. A copy of this Agreement may be provided to the directors of Company.

15.
This Agreement will be binding upon and will enure to the benefit of and be enforceable by each of the parties hereto and their respective successors, assigns, heirs, executors and personal representatives. This Agreement will not be assignable by any party without the prior written consent of the other parties.

16.	Time will be of the essence of this Agreement.

17.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated and the parties will negotiate in good faith to modify the agreement to preserve each party’s anticipated benefits under this Agreement.

18.
All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by electronic mail, or as of the following Business Day if sent by prepaid overnight courier, to the parties at the following addresses (or at such other addresses as will be specified by either party by notice to the other given in accordance with these provisions):

(a)	in the case of Holder to:

[◆ Insert Name]
[◆ Insert address]
Attention:
Email:

(b)	in the case of Purchaser to:

11/F, AXA Centre, 151 Gloucester Road
Wanchai, Hong Kong
Attention:	Mr. Yanlin Han
Email:	yanlinhan@vip.sina.com

19.
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

20.
This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of British Columbia and the laws of Canada applicable therein, without giving effect to any principles of conflict of Laws thereof which would result in the application of the Laws of any other jurisdiction, and all actions and proceedings arising out of or relating to this Agreement will be heard and determined exclusively in the courts of British Columbia.

21.	Each party hereto will pay its own expenses incurred in connection with this Agreement.

22.
This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance with any of the terms or conditions of this Agreement.

23.
This Agreement may be executed in any number of counterparts, each of which will be deemed to be original and all of which taken together will be deemed to constitute one and the same instrument, and it will not be necessary in making proof of this Agreement to produce more than one counterpart.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

CHIEF RESPECT LIMITED

By:

Name:

Title:

[signature page of Holder to follow]

Accepted and agreed to this 26 day of March, 2010.

Witness	[◆ Insert Name of Holder]

SCHEDULE A

SUBJECT SECURITIES

Name	Company Shares beneficially owned or controlled	Registered holder if different from beneficial owner	Company Shares issuable upon exercise of Options

[◆ insert]	[◆ insert]	[◆ insert]	[◆ insert]

APPENDIX B

OPINION OF CANACCORD FINANCIAL LTD.

Canaccord Financial Ltd.
P.O. Box 10337 Pacific Centre
609-Granville Street, Suite 2200
Vancouver, BC
Canada V7Y 1H2
T: 604.643.7300
F: 604.643.7733
March 26, 2010

Special Committee of the Board of Directors of
Dragon Pharmaceutical Inc.
Suite 310, 650 West Georgia Street
Vancouver, B.C. V6B 4N9

ATTENTION:  Mr. Peter Mak

Dear Sir,

Canaccord Financial Ltd. (“Canaccord”) understands that Dragon Pharmaceutical Inc. (“Dragon”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) among Dragon, Chief Respect Ltd. (“Parent”), Datong Investment, Inc., a subsidiary of Parent (“MergerSub”), and Mr. Yanlin Han, an individual (“Mr. Han”) pursuant to which MergerSub will merge with and into Dragon (the “Merger”) and each outstanding share of Dragon’s common stock, par value US$0.001 per share (“Dragon Common Stock”), other than:

(i) Dragon Common Stock that are held by holders who comply with the provisions of the Florida Business Corporation Act (“FBCA”) regarding the right of the shareholders to dissent from the Merger ; and

(ii) Dragon Common Stock owned by Mr. Han,

will be converted into the right to receive US$0.82 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

Holders of Dragon Common Stock, (but not including those holders who comply with the dissent provisions of FBCA and and Mr. Han) are hereunder referred collectively as the “Dragon Stakeholders”. Completion of the Merger is subject to securities law compliance and obtaining all necessary court, regulatory, stock exchange, board and shareholder approvals.

Engagement of Canaccord

The special committee of the board of directors of Dragon (the “Special Committee”) has engaged Canaccord (the “Engagement”) pursuant to an engagement letter dated as of January 26, 2010 (the “Engagement Letter”), to prepare and deliver to the Special Committee an opinion as to the fairness of the Consideration (the “Fairness Opinion”), from a financial point of view, to the Dragon Stakeholders.

Under the Engagement Letter, Dragon has agreed to pay Canaccord a cash fee for rendering this Fairness Opinion in connection with the Merger, no portion of which is conditional upon this Fairness Opinion being favourable, or that is contingent upon the consummation of the Merger. Dragon has also agreed to reimburse Canaccord for all reasonable out-of-pocket expenses and to indemnify Canaccord in relation to certain claims or liabilities that may arise in connection with the services performed under the Engagement Letter.

The Special Committee has acknowledged that this Fairness Opinion and all oral or written advice and materials provided by Canaccord to Dragon (including, without limitation, the Special Committee, board of directors, management and counsel of Dragon) in connection with the Engagement are intended solely for the benefit and internal use of Dragon (including, without limitation, the Special Committee, board of directors, management and counsel of Dragon), subject to certain exceptions provided in the Engagement Letter.

Canaccord consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof, which summary shall be in a form acceptable to Canaccord, in any proxy statement or other information statement, if applicable, to be mailed to the Dragon Stakeholders in connection with the Merger and to the filing thereof by Dragon with the applicable securities regulatory authorities.

Credentials of Canaccord

Canaccord is Canada’s largest independently-owned investment banking firm.  The corporate group of which Canaccord is a part employs approximately 1,570 people with offices in major Canadian cities, as well as internationally in the United Kingdom, the United States and Barbados.  Canaccord has approximately C$12 billion in assets under administration and its parent company is publicly traded with a consolidated market capitalization of approximately C$540 million.  Canaccord provides a wide range of services, including corporate finance, mergers and acquisitions, financial advisory services, institutional and retail equity sales and trading and investment research.  Canaccord and its principals have extensive knowledge of Canadian and U.S. equity capital markets, have prepared numerous valuations and fairness opinions, and have led numerous transactions involving private and publicly traded companies.

This Fairness Opinion is the opinion of Canaccord and the form and content hereof has been approved for release by a committee of its officers and directors, who are experienced in the preparation of fairness opinions and in merger, acquisition, divestiture and valuation matters.

Relationship with Interested Parties

Canaccord is not an insider, associate or affiliate (as such terms are defined in the Securities Act (British Columbia)) of Dragon, Parent or MergerSub or their respective associates or affiliates (collectively, the “Interested Parties”).  Prior to the Engagement, Canaccord has not in the past been engaged to provide any financial advisory and has neither acted as agent nor underwriter for any financings involving the Interested Parties.

Other Activities of Canaccord

Canaccord acts as a trader and dealer, both as principal and agent, in all Canadian and U.S. financial markets and, in such capacity, may have had, or in the future may have, positions in the securities of the Interested Parties and, from time to time, may have executed, or in the future may execute, transactions on behalf of the Interested Parties or other clients for which it received or may receive compensation. In addition, as an investment dealer, Canaccord conducts research on securities and may, in the ordinary course of business, be expected to provide research reports and investment advice to its clients on issues and investment matters, including research and advice on one or more of the Interested Parties or in respect of the Merger.

Other than pursuant to the Engagement, neither Canaccord nor any of its affiliated entities have any agreements, commitments or understandings in respect of any future business involving any of the Interested Parties. However, Canaccord may, from time to time in the future, seek or be provided with assignments from one or more of the Interested Parties.

Scope of Review

Canaccord has not been asked to, nor does Canaccord offer any opinion as to the terms of the Consideration (other than in respect of the fairness of the Consideration, from a financial point of view, to the Dragon Stakeholders) or the form of any agreements or documents related to the Consideration or the Merger

In preparing this Fairness Opinion, Canaccord reviewed and, where considered appropriate, in the exercise of its professional judgment, relied upon, without independently attempting to verify, among other things, the following:

▪	Proposals in letters dated January 15, 2010 and February 11, 2010 by Mr. Han to Dragon;
▪	the Agreement and Plan of Merger dated March 26, 2010;
▪	corporate documents including all minutes and resolutions of the shareholders and board of directors of Dragon for the last five years;
▪	draft proxy statement dated March 23, 2010;
▪	internal financial models and operating information with respect to the business, operations and prospects prepared by management of Dragon;
▪	discussions with management of Dragon of the past and current business, operations, financial condition and prospects;
▪	historical market price for the common shares of Dragon and comparisons of its performance;
▪	public information with respect to other companies and / or transactions of a comparable nature that Canaccord considered to be relevant for purposes of its analysis;
▪
a certificate of representation as to certain factual matters and the completeness and accuracy of the information upon which the Fairness Opinion is based, addressed to Canaccord and dated the date hereof, provided by senior officers of Dragon;

▪	certain other documents filed by Dragon on the System for Electronic Document Analysis and Retrieval (SEDAR) that Canaccord considered to be relevant for purposes of its analysis; and
▪	such other financial and market information, investigations and analyses as Canaccord considered necessary or appropriate in the circumstances.

Canaccord has not, to the best of its knowledge, been denied access by Dragon or any of its associates or affiliates, to any information requested by Canaccord.

Prior Valuations

Dragon has represented, to the best of its knowledge, to Canaccord that there have not been any prior valuations (as defined in Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions) of Dragon in the 24 months preceding the date hereof.

Assumptions and Limitations

This Fairness Opinion is subject to the assumptions, explanations and limitations set forth below.  With the approval of the Special Committee and as provided for under the Engagement, Canaccord has relied upon, and has assumed the completeness, accuracy and fair presentation of all financial information, business plans, forecasts, projections, estimates and budgets and other information, data, advice, opinions and representations obtained by it from public sources or provided to Canaccord by Dragon, or any of its officers, associates, affiliates, consultants, advisors and representatives pursuant to the Engagement relating to Dragon and its respective assets (collectively, the “Information”). This Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of the Information. With respect to any projections, forecasts or estimates, Canaccord has assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the management of Dragon.   In accordance with the terms of the Engagement, but subject to the exercise of its professional judgment, and except as expressly described herein, Canaccord has not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

Senior management of Dragon has represented to Canaccord in a certificate provided in such capacity that, among other things: (i) the Information (as defined in the certificate) provided orally by, or in the presence of, an officer or employee of Dragon or in writing by Dragon or any of its subsidiaries or affiliates (as such terms are defined in the Securities Act (British Columbia) (the “Act”)) or their respective agents to Canaccord for purposes of preparing this Fairness Opinion was, at the date the Information in respect of Dragon was provided to Canaccord, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of Dragon, its subsidiaries, affiliates or the Merger and did not and does not omit to state a material fact (as such term is defined in the Act) in respect of Dragon, its subsidiaries, affiliates or the Merger necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided; (ii) since the dates on which the Information was provided to Canaccord, except as disclosed in writing to Canaccord, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Dragon or any of its subsidiaries or affiliates and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on this Fairness Opinion; (iii) there are no independent appraisals or valuations or material non-independent appraisals or valuations relating to Dragon or any of its subsidiaries or affiliates or any of their respective assets or liabilities which have been prepared as of a date within the 24 months preceding the date hereof; (iv) since the dates on which the Information was provided to Canaccord, no material transaction has been entered into by Dragon or any of its subsidiaries or affiliates; (v) they have no knowledge of any facts not contained in or referred to in the Information provided to Canaccord by Dragon which would reasonably be expected to affect this Fairness Opinion, including the assumptions used or the scope of the review undertaken; (vi) other than as disclosed in the Information, to the best of their knowledge, information and belief after reasonable inquiry, Dragon does not have any material contingent liabilities and there are no actions, suits, proceedings or inquiries pending or threatened in writing against or affecting Dragon or any of its subsidiaries or affiliates at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, bureau, board agency or instrumentality which may in any way materially adversely affect Dragon and its subsidiaries taken as a whole; (vii) all financial material, documentation and other data concerning the Merger, Dragon and its subsidiaries or affiliates, including any projections or forecasts, provided to Canaccord were prepared on a basis consistent in all material respects with the accounting policies applied in the audited consolidated financial statements of Dragon dated as at December 31, 2009, reflect the assumptions disclosed therein (which assumptions management of Dragon believes to be reasonable) and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make such financial material, documentation or data not misleading in light of the circumstances in which such financial material, documentation or data was provided to Canaccord; (viii) to their knowledge, after having made due inquiry, no verbal or written offers for all or a material part of the properties and assets owned by, or the securities of, Dragon or any of its subsidiaries or affiliates have been received and no negotiations have occurred relating to any such offer within the 24 months preceding the date of the Engagement Letter which have not been disclosed in writing to Canaccord; and (ix) there are no agreements, undertakings, commitments or understandings (written or oral, formal or informal) relating to the Merger, except as have been disclosed in writing to Canaccord.

Canaccord has assumed that all conditions precedent to the completion of the Merger can be satisfied or waived by the parties thereto in the time required and that all consents, permissions, exemptions or orders of third parties and relevant authorities will be obtained, without adverse condition or qualification, and that the Merger can proceed as scheduled and without material additional cost to Dragon or liability of Dragon to third parties, that the procedures being followed to implement the Merger are valid and effective and all required documents under applicable securities laws will be distributed to the Dragon Stakeholders in accordance with all applicable securities laws, and that the disclosure in such documents will be accurate and will comply in all material respects with the requirements of all applicable securities laws.  Canaccord has also assumed that all the representations and warranties contained in the Agreement are correct as of the date hereof and the Merger will be completed substantially in accordance with the terms and requirements of the  Agreement.

This Fairness Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as of the date hereof and the condition and prospects, financial and otherwise, of Dragon as they were reflected in the information and documents, including, without limitation, the Information, reviewed by Canaccord and as it was represented to Canaccord in its discussions with representatives of Dragon.  In its analysis and in connection with the preparation of this Fairness Opinion, Canaccord has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of Dragon.

This Fairness Opinion has been provided exclusively for the use of the Special Committee for the purposes of considering the Merger.  Canaccord disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Fairness Opinion, which may arise or come to Canaccord’s attention after the date hereof.  Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting this Fairness Opinion, subject to the terms of the Engagement Letter, Canaccord reserves the right, but not the obligation, to change, modify or withdraw this Fairness Opinion as of the date of such change.

The disclosure by the Special Committee of the retention of Canaccord and the contents of this Fairness Opinion in certain regulatory filings as required and in accordance with all applicable laws, rules or regulations of any governmental authority or stock exchange will be permitted subject to Canaccord's prior review and approval (acting reasonably) of such disclosure.  Except as provided in this Fairness Opinion and in the Engagement Letter, or as may be required by applicable law or requirements of securities regulatory authorities or stock exchange in connection with the Merger, this Fairness Opinion is not to be used, published or distributed in whole or in part, in any other way or to any other person without the prior written consent of Canaccord, such consent not to be unreasonably withheld or delayed.

Canaccord has not been engaged to provide and has not provided: (i) a formal valuation of Dragon or its securities pursuant to Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions; (ii) an opinion as to the fairness of the process underlying the Merger; or (iii) a recommendation to any Dragon Stakeholders to take any action with respect to the Merger; and, in each case, this Fairness Opinion should not be construed as such. Canaccord expresses no opinion on the future trading prices of the securities of Dragon.  Dragon has advised Canaccord that Dragon does not require a formal valuation to satisfy its obligations pursuant to Multilateral Instrument 61-101 and Dragon has complied and will comply with all applicable securities laws in relation to the Merger.

Approach to Fairness

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant assumptions and methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not necessarily susceptible to partial analysis or summary description.  Qualitative judgments were made based upon Canaccord’s assessment of the surrounding factual circumstances relating to the Merger and Canaccord’s analysis of such factual circumstances in its best judgment.  Any attempt to select portions of Canaccord’s analysis or of the factors considered, without considering all of the analysis employed and factors considered, would likely create an incomplete and misleading view of the process underlying this Fairness Opinion.  This Fairness Opinion should be read in its entirety.

Conclusion as to the Fairness

Based upon and subject to the foregoing, Canaccord is of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Dragon Stakeholders.

Yours truly,

CANACCORD FINANCIAL LTD.

APPENDIX C-1

DISSENT AND APPRAISAL RIGHTS OF
THE FLORIDA BUSINESS CORPORATIONS ACT

607.0101 Short title.--This act shall be known and may be cited as the "Florida Business Corporation Act."

607.1301 Appraisal rights; definitions.--The following definitions apply to s. 607.1302-607.1333:

(1) "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

(3) "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in s. 607.1322-607.1333, includes the surviving entity in a merger.

(4) "Fair value" means the value of the corporation's shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) "Preferred shares" means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) "Senior executive" means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) "Shareholder" means both a record shareholder and a beneficial shareholder.

C-1-1

607.1302 Right of shareholders to appraisal.--

(1) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

(a) Consummation of a merger to which the corporation is a party if shareholder approval is required for the merger by s. 607.1103 and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(e) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation.

C-1-2

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

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2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a  beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

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(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation's articles of incorporation, bylaws, or board of directors' resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

607.1303 Assertion of rights by nominees and beneficial owners.--

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320 Notice of appraisal rights.--

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of s. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders' meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

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607.1321 Notice of intent to demand payment.--

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322 Appraisal notice and form.--

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder's name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation's offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder's estimated fair value of the shares and a demand for payment of the shareholder's estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

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3. The corporation's estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation's estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation's appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of s. 607.1301-607.1333.

607.1323 Perfection of rights; right to withdraw.--

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

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607.1324 Shareholder's acceptance of corporation's offer.--

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation's estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation's receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326 Procedure if shareholder is dissatisfied with offer.--

(1) A shareholder who is dissatisfied with the corporation's offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330 Court action.--

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation's principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder's shares, plus interest, as found by the court.

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(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331 Court costs and counsel fees.--

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with s. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332 Disposition of acquired shares.--

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefore, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333 Limitation on corporate payment.--

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder's option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

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(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

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APPENDIX C-2

Form of Dissenter's Appraisal Notice

Dissenter's Appraisal Notice of Dragon Pharmaceutical Inc.
Delivered Pursuant to Section 607.1322 of the Florida Business Corporation Act

Our Company's estimate of the fair value of the shares which are the subject of this notice is $0.82 per share of common stock, and we hereby offer to pay such estimated fair value.

Demand for payment must be sent by to the Company by mail, courier, facsimile or electronic mail by___________, 2010 as follows:

Chief Respect Limited.
Suite 310, 650 West Georgia Street
Vancouver, British Columbia
Canada V6B 4N9
Attention: Mr. Yanlin Han

Certificates of the Company's shares must be deposited by______, 2010 as follows:

Computershare Trust Company of Canada (Vancouver),
3rd Floor, 510 Burrard,
Vancouver, British Columbia, Canada, V6C 3B9

A form for demanding payment is attached to this Dissenter's Appraisal Notice as Exhibit A.

A copy of the dissent and appraisal provisions of the Florida Business Corporation Act is attached as Appendix C-1 to proxy statement to which this Dissenter's Appraisal Notice is attached.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2009, is included in this proxy statement.

A notice to withdraw any demand for payment must be received by ______, 2010.

If requested in writing, we will provide to the shareholder so requesting by _____ the number of shareholders and the total number of shares held by them who have returned a demand for payment by the date specified above.

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EXHIBIT A TO APPENDIX C-2

Form of Dissenter's Appraisal Notice To Company

Name and Address of Shareholder exercising dissent and appraisal rights:

________________________________________
________________________________________
________________________________________

Number of shares of common stock of Shareholder over which Shareholder is exercising dissent and appraisal rights:

______________________________

The undersigned hereby certifies that he/she/it acquired the shares of the Company before __________________________, being the record date for approval of the proposed Merger, and did not vote for the proposed Merger.

The undersigned hereby accepts the Company's offer as set forth in this Dissenter's Appraisal Notice:

Yes [   ]  No [   ]

If our offer is not accepted, the shareholder's estimated fair value of the shares is $_________ per share of common stock and the undersigned hereby demands payment of this estimated value plus interest.

Dated: _____________, 2010.

_____________________________________
Signature
_____________________________________
Print Name
_____________________________________
Print Title

Co-Owner, if any

_____________________________________
Signature
_____________________________________
Print Name
_____________________________________
Print Title

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APPENDIX D

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 10-K

☒	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2009

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File Number 0-27937

DRAGON PHARMACEUTICAL INC.
(Exact name of registrant as specified in its charter)

Florida (State of Other Jurisdiction of Incorporation or Organization)	65-0142474 (I.R.S. Employer Identification Number)

650 West Georgia Street, Suite 310
Vancouver, British Columbia V6B 4N9
(Address of Principal Executive Offices)

www.dragonpharma.com
(Registrant’s Internet Address)

(604) 669-8817
(Registrant’s telephone number including area code)

Securities registered under Section 12(b) of the Exchange Act:  None
Securities registered under Section 12(g) of the Exchange Act:  Common Stock, par value $0.001

Indicate by check mark if the registrant is a well-known seasoned issuer. As defined in Rule 405 of the Securities Act.
Yes ☐  No☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.
Yes ☐ No☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ☒ No☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  ☐ Yes   ☐ No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “Accelerated filer”, “Large accelerated filer” and “Smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one): ☐ Large accelerated filer ☐ Accelerated filer ☐Non-accelerated filer   ☒  Smaller reporting company

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.)
Yes ☐ No☒

The aggregate market value of voting and non-voting common stock held by non-affiliates of the registrant as of June 30, 2009 was $14,812,877.

As of March 15, 2010, there were 67,066,418 shares of the Company’s common stock, $0.001 par value, outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

None

TABLE OF CONTENTS

PART I

ITEM 1.                DESCRIPTION OF BUSINESS
With the exception of historical facts stated herein, the following discussion may contain forward-looking statements regarding events and financial trends that may affect Dragon Pharmaceutical Inc.’s future operating results and financial position. Such statements are subject to risks and uncertainties that could cause Dragon Pharmaceutical Inc.’s actual results and financial position to differ materially from those anticipated in such forward-looking statements. Factors that could cause actual results to differ materially include, in addition to other factors identified in this report, that Dragon Pharmaceutical Inc. has a substantial amount of liabilities, all of which factors are set forth in more detail in the sections entitled “Item 1A. Business Risks Associated With Dragon Pharmaceutical Inc.” and “Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operation” herein. Readers of this annual report are cautioned not to put undue reliance on “forward looking” statements that are, by their nature, uncertain as reliable indicators of future performance. Dragon Pharmaceutical Inc. disclaims any intent or obligation to publicly update these “forward looking” statements, whether as a result of new information, future events, or otherwise except as required by law.

As used in this annual report, the terms “we”, “us”, “our”, “the Company” and “Dragon Pharma” shall mean Dragon Pharmaceutical Inc. and its subsidiaries unless otherwise indicated. Further, unless otherwise indicated, reference to dollars shall mean United States dollars.

General
Dragon Pharmaceutical is a leading manufacturer and distributor of a broad line of high-quality antibiotic products including Clavulanic Acid, 7-ACA, downstream cephalosporin active pharmaceutical ingredient (“API”) and formulated powder for injection in both Chinese and emerging markets.

The Company’s headquarters, located in Vancouver, British Columbia, Canada, accommodates corporate functions such as corporate strategic planning, financial reporting, SEC compliance, corporate finance, risk management and entity-wide internal control oversight, and investor relations.  The Company also has an office in Beijing, China, which manages the Company’s marketing and sales for Chinese market and international market outside of China.

The Company currently has three production facilities in Datong, China, including two have been certified GMP (“Good Manufacturing Practice”) production facilities certified by the Chinese State Food and Drug Administration (“SFDA”): one facility producing bulk clavulanic acid, and another facility producing cephalosporin crude & sterilized bulk drugs and formulated powder for injection.  The third facility produces bulk 7-ACA, a core intermediate for downstream cephalosporin antibiotics. 7-ACA is an intermediate and no GMP is required for the production facility. The Company currently has 44 formulated drugs approvals and 38 API approvals from the Chinese SFDA.

At the beginning of 2008, the Company has realigned its business segments into two divisions: Penicillin and Cephalosporin. This realignment better reflects the Company’s business strategy to become a leading vertically integrated manufacturer and distributor of a broad line of high-quality antibiotic products. This realignment of business segments is part of the Company’s strategic plan to focus on antibiotic product lines, thereby increasing market share and market position by first integrating product lines from intermediates to API and then, finally, to formulated finished products, and second to developing new pipelines within the Company’s product lines to horizontally leverage current resources for future growth.  Formulated drugs under the Cephalosporin division are targeted at the Chinese markets while bulk intermediate and API from both Cephalosporin and Penicillin divisions are sold in both Chinese and selected international markets.

Corporate History
The Company was originally formed on August 22, 1989, as First Geneva Investments, Inc. First Geneva Investments was formed for the purpose of evaluating and acquiring businesses.  On August 17, 1998, the Company acquired Allwin Newtech Ltd., a British Virgin Islands corporation. Allwin Newtech Ltd. was formed on February 10, 1998, for the purpose of developing pharmaceutical products in China.  Allwin Newtech owned certain technology used to enhance the efficiency of producing erythropoietin or EPO.  On September 21, 1998, First Geneva Investments changed its name to Dragon Pharmaceutical Inc.

From 1998 to 2002, the Company successfully developed the biotech business with the generic version of Erythropoietin (“EPO”), an injectable that stimulates red blood cell development. The Company produced EPO in China and sold to 9 emerging markets including China, India, Brazil, Egypt, Peru, Dominican Republic, Trinidad-Tobago, Ecuador and Kosovo.

On January 12, 2005, the Company completed the acquisition of Oriental Wave Holding Ltd. (“Oriental Wave”). Oriental Wave was principally engaged in the production and sale of pharmaceutical products.  In connection with the acquisition of Oriental Wave, the Company issued 44,502,004 shares of common stock to the three prior owners of Oriental Wave. As a result, these three prior owners of Oriental Wave collectively owned 70.78% of the Company’s then outstanding shares. The acquisition of Oriental Wave allowed the Company to expand the Company’s range of products, leverage both companies’ marketing networks in China and in international markets, and improve the Company’s ability to execute the Company’s combined business strategy.

Oriental Wave, was the sole shareholder of Shanxi Weiqida Pharmaceutical Ltd. (“Shanxi Weiqida”), a China based pharmaceutical company engaged in the production, marketing and sale of pharmaceutical intermediates, active pharmaceutical ingredients and generic formulation drugs. Shanxi Weiqida Pharmaceutical Ltd was primarily formed and organized through the acquisition of assets from three Chinese companies. Two of these acquisitions were completed out of bankruptcy procedures of state-owned pharmaceutical companies.

Shanxi Weiqida was formed in January 2002 as a Chinese domestic company. At the time it was established, Shanxi Weiqida acquired, for no cost, from Shanxi Tongling Pharmaceutical Co. Ltd., or (“Shanxi Tongling”), all drug production permits, and product licenses of Datong No. 2 Pharmaceutical Factory, or (“Datong No. 2 Pharmaceutical”). The assets of Datong No. 2 Pharmaceutical were acquired by Shanxi Tongling in June 2001 out of bankruptcy for RMB 42.3 million, or approximately $5.1 million. Shanxi Tongling was founded in 1994 by Mr. Han, the Company’s current Chairman of the Board and Chief Executive Officer.

In April 2002, Shanxi Weiqida acquired from Shanxi Tongzhen Pharmaceutical Co. Ltd., or (“Tongzhen”) all of its product licenses and production permits in consideration for assuming approximately RMB 6.7 million, or approximately $0.8 million, of bank debt upon the liquidation of Shanxi Tongzhen.

In June 2002, Shanxi Weiqida purchased the assets relating to a capsules and injectables production line, including certain equipment, inventory, receivables and product licenses and related production permits, from Aurobindo Tongling (Datong) Pharmaceutical Co., Ltd., or Aurobindo Tongling (Datong), for consideration of approximately RMB 33.75 million, or approximately $4.1 million. At the time of the transaction, Mr. Han was also the Chairman of Aurobindo Tongling (Datong).

In September 2002, Shanxi Weiqida acquired out of bankruptcy all assets of Datong Pharmaceutical Factory, or (“Datong Pharmaceutical”), a state-owned enterprise, including the land use rights of Datong Pharmaceutical. Pursuant to the acquisition agreement entered into with the Datong Economic Committee of the Datong Municipal Government, Shanxi Weiqida acquired the assets in consideration for assuming all liabilities related to the employees of Datong Pharmaceutical. The agreement requires Shanxi Weiqida to pay the former employees of Datong Pharmaceutical certain minimum wages and health care costs until the date of their re-employment, retirement or death, whichever occurs first. Subsequently, Shanxi Weiqida transferred such obligation to the buyer of part of the Company’s Pharma division in 2006.

In February 2003, Shanxi Weiqida commenced construction of a clavulanic acid manufacturing facility, which was completed in August 2003. Pilot production began in August 2003 and full-scale production began in January 2004. Construction of Shanxi Weiqida’s 7-ACA manufacturing facility was completed in December 2003 and pilot production of 7-ACA commenced on July 1, 2004.  In July 2005, the Company started to ramp up the production.

In August 2005, the Company closed its biotech production facility in Nanjing, China and started the relocation of the biotech production facility to a site next to the Chemical division campus in Datong, China.  The Company received GMP certification for this facility from the Chinese SFDA on December 29, 2005 and production at this facility started during the first quarter of 2006.

Shanxi Weiqida’s head office is located in a special economic region in China.  Pursuant to the Chinese Corporate Income Tax Law approved on March 16, 2007, the applicable income tax rate for Shanxi Weiqida starting 2008 is 25%.

On June 29, 2006, the Company signed an agreement with an arms-length third party to sell part of its former Pharma division, including all the formulation production facilities located in the Economic Development Zone in Datong, China, 258 drug approvals from the Chinese SFDA, 900 employees and the whole direct sales team to hospitals for the formulation business and related inventories, account receivables and account payables. The total selling price for the assets was $13.32 million. The transaction was completed on July 1, 2006.  In addition, the Company also signed a separate agreement, with an amendment on July 28, 2006, to deliver international registration documentation and services on a related product to this arm-length third party.  This documentation and services agreement was valued at $1.5 million and was completed in September, 2006.

Subsequent to the sales of part of the Pharma division, Oriental Wave transferred the ownership of Shanxi Weiqida to Allwin Biotrade Inc., another wholly owned subsidiary of the Company.

On November 5, 2007, the Company signed an agreement with a non-affiliated third party to sell certain fixed assets and certain net working capital of the biotech business for US$ 2.14 million (or RMB 15.6 million).

At the beginning of 2008, the Company realigned its business segments into two divisions: Penicillin and Cephalosporin. This realignment of business segments is part of the Company’s strategic plan to focus on antibiotic product lines, thereby increasing market share and market position by first, integrating product lines from intermediates to API and then, finally, to formulated finished products, and second, to developing new pipelines within the Company’s product lines to horizontally leverage current resources for future growth.

Recent Events

On January 22, 2010, the Company announced that in a letter dated January 15, 2010, Mr. Yanlin Han, Chairman and CEO of the Company, has made a non-binding proposal to acquire all of the outstanding shares of the Company for a price of $0.80 per share. Dragon’s common stock quoted on OTCBB and traded on Toronto Stock Exchange closed at $0.60 per share and at CAD $0.63 per share, respectively, on January 22, 2010.  Mr. Han is the largest shareholder of the Company owning 37.95% of the total outstanding shares. Mr. Han’s letter indicates that his proposal is conditioned upon satisfactory completion of due diligence, negotiation of definitive transaction documents, receipt of the requisite financing commitments and receipt of necessary board approval.

The Board of Directors of the Company has established a Special Committee of independent directors consisting of Peter Mak, Chairman, and Dr. Jin Li and Dr. Heinz Frey to act on behalf of Dragon Pharma with respect to consideration of the proposal and other strategic alternatives.

On March 26, 2010, the Company entered into an Agreement and Plan of Merger by and among, Chief Respect Ltd., Datong Investment Inc., a wholly owned subsidiary of Chief Respect Ltd., and Mr. Yanlin Han, the Company's Chairman, Chief Executive Officer and largest shareholder. Chief Respect Ltd. is a Hong Kong corporation owned by Mr. Han. Under the terms of-the Agreement and Plan of Merger, Mr. Han will acquire shares of Dragon common stock not owned by him for $0.82 per share in cash. The transaction is expected to close in the second quarter of 2010 and is subject to certain closing conditions, including approval by Dragon Pharma’s shareholders, meeting certain requirements of the Toronto Stock Exchange, and other closing conditions set forth in the merger agreement. Under Florida law, the adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares entitled to vote. Under the rules of the Toronto Stock Exchange, the merger agreement must be approved by the holders of a majority of the outstanding shares entitled to vote, excluding the votes of those shares owned by Yanlin Han.

Business Segments

Prior to January 1, 2008, the Company originally operated three key business units consisting of a Chemical division for bulk pharmaceutical API and intermediates such as clavulanic acid and 7-ACA, a Pharma division for formulated drugs with a focus of cephalosporin antibiotics and a Biotech division for “EPO”.  However, during the quarter ended September 30, 2007, the Company decided to sell the Biotech division and therefore it has been reclassified as a discontinued operation.

Starting on January 1, 2008, the Company has realigned its business segments into two divisions: Cephalosporin and Penicillin divisions. This realignment better reflects the Company’s business strategy to become a leading vertically integrated manufacturer and distributor of a broad line of high-quality antibiotic products.

Penicillin Division:

The Penicillin division currently operates the production and sales of clavulanic acid, cefalexin and cefadroxil.  The Company is the first manufacturer of clavulanic acid in China and currently the market leader in the Chinese market.  In addition, as the largest exporter of such product from China, the Company is among the top leading suppliers in other emerging markets such as India.  During 2008, the Company expanded the product portfolio to include cefalexin and cefadroxil under the Penicillin division.

Clavulanic acid.  Clavulanic acid is a compound with poor anti-bacterial activity, but is a good inhibitor for Beta-lactamase. The use of such compound with penicillin molecules increases effectiveness against Beta-lactamase producing strains of pathogens. The combination of clavulanic acid and amoxicillin can be used against a variety of Beta-lactamase producing Gram positive and Gram negative bacteria. Clavulanic acid enhances the activity of amoxicillin as a broad spectrum antibiotic because of its powerful inhibitory effect on many Beta-lactamase enzymes. Clavulanic acid itself has little useful therapeutic activity.

The Company’s clavulanic acid technology and production process was licensed and transferred from Alpha Process Trust Reg., or Alpha Trust, an Italian company.  Starting in January 2004, the Company became the first commercial scale producer of clavulanic acid in China.  Before the Company started to supply to the Chinese market, clavulanic acid was imported at a relatively high price into China.  As the Company continued producing in China and started to sell the products locally at a competitive price, the total market size expanded as the Company made it more affordable to the market which further induced the demand for such products.

By being the first producer of clavulanic acid in China, the Company believes it has a competitive advantage over other manufacturers to fulfill demands for clavulanic acid in the Chinese market as well as internationally outside of China. Currently, the Company produces and sells 12 types of clavulanic acid formulated mixed powder in bulk form in the Chinese market as well as 7 other emerging markets including, India, South Korea, Jordan, Indonesia, Pakistan, Egypt & Mexico.

The production for clavulanic acid was started in January 2004 with an initial designed annual production capacity of 30 tons.  However, with the increasing demand of such products in the Chinese and other emerging markets together with the Company’s investment in process optimization and technology improvement, as at the end of 2009 fourth quarter, the production capacity increased to 135 tons from 78 tons per annum through the improvement in the fermentation yield.

According to the estimate from Healthoo.com, an industry analyst for the pharmaceutical industry in China, only approximately 10% of amoxicillin sold in the Chinese market was combined with clavulanic acid. The adoption rate is much lower than in the US and European markets due to the fact that population in the emerging markets started to use amoxicillin much later than their counterparts in the US and Europe and therefore, drug resistant cycle in emerging countries is at its initial stage. Comparatively, US and European populations started to take amoxicillin much earlier than populations in the emerging markets, such as China and India, and therefore a majority of amoxicillin sold in US and Europe markets has already been combined with clavulanic acid to fight resistance.  It is therefore widely expected that the adoption rate of clavulanic acid with amoxicillin in the emerging markets will eventually catch up to US and European levels as the resistant cycle continues to advance.

Cefalexin. Cefalexin, a Penicillin G downstream product, is a first-generation cephalosporin antibiotic, but its chemical composition makes it effective in treatment of patients that show sensitivity to penicillin drugs. Cefalexin is widely used to treat urinary tract infections, respiratory tract infections, and skin and soft tissue infections.  In January 2008, the Company introduced cefalexin into its product portfolio. Currently, with 840 tons annual capacity, the Company is one of the three leading suppliers of such product in the Chinese market.

Cefadroxil. Cefadroxil, also a Penicillin G downstream product, is a first-generation cephalosporin antibiotic that is the para-hydroxy derivative of cefalexin, and is used similarly in the treatment of mild to moderate susceptible infections such as the bacteria “Streptococcus pyogenes”, otherwise known as strep throat, and skin and urinary tract infections. Currently, the Company has a capacity of 120 tons per annum and mainly supplies to the Chinese market.

Cephalosporin Divison:

The Cephalosporion division operates the production and sales of 7-ACA, its downstream APIs and cephalosporin formulated finished drugs. 7-ACA is a core intermediate for over 50 cephalosporin downstream API and formulated finished drugs.  The Company is not only one of the key producers of 7-ACA in the world with its 780-ton production facility, but also the largest exporter of 7-ACA from China.  In addition, the Company is also one of the market leaders in two very important and growing markets: China and India.

Besides 7-ACA, the Company also offers downstream API products including ceftazidime (crude powder), cefuroxime (crude powder & sterilized bulk), ceftrixone (sterilized bulk) and cefalotin. Formulated finished products include 33 dosage forms from 11 different types of cephalosporin powder for injection. The Company plans to continue to increase its 7-ACA production capacity through technological innovation.  In addition, the Company will also expand the API and formulated powder for injection offerings in order to take advantage of the Company being one of the key producers of 7-ACA in the world.

Pharmaceutical Intermediate
7-ACA.  7-ACA is made from cephalosporin C and is a core intermediate for over 50 downstream synthesizing cephalosporin antibiotics, the β-lactam antibiotics family.  Produced by the fermentation of a filamentous fungus (cephalosporium acremonium now known as acremonium chrysogenum), cephalosporin C in the fermentation broth is isolated from the biomass by filtration. The strongly hydrophilic cephalosporin C is purified by laborious absorption and ion exchange steps. Cephalosporin C can be a free acid or a salt (sodium, potassium or zinc). The conversion of cephalosporin C to 7-ACA has two methods, a chemical process and an enzymatic process.  During 2008, the Company had the capability to produce via the enzymatic method in addition to the chemical method which was originally adopted since 2004. However, starting in the beginning of 2009, the Company has already converted all the 7-ACA production lines into the enzymatic method in order to further lower the production cost by eliminating the use of hazardous chemicals.  Currently, the Company uses part of the 7-ACA for its own downstream products and sells the remaining to both Chinese market and international market outside of China, especially India. Starting 2009, the Company also included other 7-ACA derivative intermediate such as D-7ACA into its product portfolio.

Cephalosporin Crude and Sterilized Bulk Drug
Ceftazidime. In January 2008, the Company added ceftazidime in crude powder form to its product portfolio.  Ceftazidime is a third-generation cephalosporin antibiotic, a downstream product for 7ACA, and has broad-spectrum activity against gram-positive and gram-negative bacteria.  It is mainly used for infections of the respiratory tract, the skin, urinary and genital tracts, septicemia, the abdominal cavity, and the central nervous system.  Company’s current capacity for ceftazidime crude bulk drug is 216 tons per annum with which part of the production is for self use in downstream products and the remaining is for external sales in the Chinese market.

Cefuroxime.  Cefuroxime is a second generation cephalosporin antibiotic, chemically similar to penicillin. It is effective against a wide variety of bacterial organisms, such as Staphylococcus aureus, Streptococcus pneumoniae, Haemophilus influenzae, E. coli, N. gonorrhoeae, and many others.  Cefuroxime is especially effective against susceptible bacterial infections of the middle ear, tonsillitis, throat infections, laryngitis, bronchitis, and pneumonia. It is also used in treating urinary tract infections, skin infections, and gonorrhea. The Company plans to launch the production of the bulk crude powder as well as sterilized cefuroxime in 2009 with an annual capacity of 216 tons and 60 tons respectively, which will be used partially for the Company’s own downstream formulated powder for injection and partially for external sales in the Chinese market.

Ceftriaxone.    Ceftriaxone is a third-generation cephalosporin antibiotic. Like other third-generation cephalosporins, it has broad spectrum activity against Gram-positive and Gram-negative bacteria. Ceftriaxone is often used for the treatment of community-acquired or mild to moderate health care-associated pneumonia. It is also a choice drug for treatment of bacterial meningitis.
Cefalotin.    Cefalotin is a first-generation cephalosporin antibiotic. It was the first cephalosporin marketed and continues to be widely used. Cefalotin will prevent the bacteria from forming an adequate and protective cell wall. This results in instability and subsequent death of the bacteria.

Cephalosporin Formulated Powder for Injection
The Company currently owns drug approval for 12 types of cephalosporin formulated powders for injection (in 44 different dosages) from the Chinese SFDA and has launched 11 types of powders for injection (in 33 different dosages) in the Chinese market, including ceftriaxone, ceftazidime, cefoperazone, cefoperazone-sulbactam, cefuroxime, cefazolin, cefminox, cefonicid, cefoxitin, ceftizoxime, and pantoprazole.

The Company plans to expand its current product offerings to cover more cephalosporin powder for injection and to gain market share by focusing on the fast growing rural area markets so as to achieve the ultimate goal to become one of the top leading cephalosporin antibiotic suppliers in China.

The management will continue to focus on accelerating the exploration of rural market development in order to further enlarge market share of the Company’s finished products in the Chinese market.  Approximately, 55% of China’s 1.32 billion population (or 726 million) live in rural areas, as compared to 45%, or 593 million people, that live in the urban area.  According to the recently approved medical reform plan announced on January 21, 2009, the Chinese government planned to spend US$123 billion by 2011 on the healthcare system, emphasizing the development of infrastructure for rural healthcare services, with an intent to equal services currently available in the urban areas.  Therefore, significant funding from the central government will continue to be injected into the healthcare infrastructure for rural areas. In addition, the Chinese government’s contribution, especially to the participants of national medical insurance program, will increase significantly.  These relevant factors may lead to the continuous growth in the demand of basic pharmaceutical products, such as antibiotics in the rural area.

Discontinued Operations: Biotech Division

The sole product of the Biotech division was erythropoietin or EPO, an injectable that stimulates red blood cell development.

During the fourth quarter of 2007, the Company determined that the biotech business was not aligned with the Company’s current core business strategy of focusing on its antibiotics intermediate and downstream formulation portfolio, and consequently, reached an agreement with a non-affiliated third party to sell the assets of the biotech operations. As a result, this biotech operation has been categorized as discontinued.  According to the agreement, the buyer agreed to pay the Company a total of US$ 2.14 million (or RMB 15.6 million) in exchange for certain fixed assets and certain net working capital of the biotech business.  As a result of the sale, intangible assets of $2.14 million and goodwill of $0.97 million related to the biotech division were written off during the year ended December 31, 2007.  These intangible assets and goodwill in the Biotech division were created as a result of the reverse take-over of Dragon Pharmaceutical Inc. by Oriental Wave on January 12, 2005.  The write-off of the Biotech division’s intangible assets and goodwill had no cash impact to the Company’s financial results, but created a loss from discontinued operations in 2007.  Excluding the impact of the non-cash write-off of the intangible assets and goodwill, the Biotech division would have been profitable for 2007 with an income of $0.18 million before write-off of intangible assets and goodwill.

Products

The following table describes the top five products of the Company in terms of revenue contribution from continuing operations.

Product	Category / Presentation	Treatment	% of 2009 Revenues	% of 2008 Revenues
7-ACA	Pharmaceutical intermediate / Bulk	7-ACA is a core intermediate for cephalosporin antibiotics	23.78%	32.67%
Ceftazidime	Crude powder / Bulk	Ceftazidime is used in treating infections of the respiratory tract, the skin, urinary and genital tracts, septicemia, the abdominal cavity, and the central nervous system.	18.10%	9.94%
Cefalexin/ Cefadroxil	Sterilized bulk drug/ Bulk	Cephalexin is used in treating urinary tract infections, repiratory tract infections, skin and soft tissue infections. Cefadroxil is for use to treat strep throat, skin and urinaru tract infections.	10.68%	13.00%
Amoxicillin Clavulanic Potassium (5:1)	Sterilized bulk drug / Bulk	Amoxicillin Clavulanic Potassium is used in treating many different types of bacterial infections, such as sinusitis, pneumonia, ear infections, bronchitis, urinary tract infections, and skin infections.	7.11%	6.00%
Ceftriaxone	Crude powder/Bulk	Ceftriaxone is used in treating community-acquired or mild to moderate health care-associated pneumonia, bacterial meningitis, lyme disease, typhoid fever and gonorrhea.	6.83%	7.95%
Total			66.50%	69.56%

Sales and Marketing

Geographical Breakdown
Formulated drugs under the Cephalosporin division are targeted at the Chinese markets while bulk intermediate and API from both Cephalosporin and Penicillin divisions are sold in both Chinese and selected international markets.

	2009		2008
	$ million	% of Revenues	$ million	% of Revenues
Total Company (Continuing Operations)
-China	133.64	81%	125.76	83%
-International	32.13	19%	26.19	17%
	165.77	100%	151.95	100%
By Division:
Penicillin Division
-China	35.81	68%	34.85	72%
-International	16.97	32%	13.32	28%
	52.78	100%	48.17	100%

Cephalosporin Division
-China	97.83	87%	90.91	88%
-International	15.16	13%	12.87	12%
	112.99	100%	103.78	100%

81% and 83% of the Company’s revenues for 2009 and 2008, respectively, were derived from the Chinese market while the remaining 19% and 17% for 2009 and 2008, respectively, were from international customers outside of China.  The increase in the contribution of the international market in 2009 was mainly because of the growth in Clavulanic Acid products as well as Cephalosporin bulk drugs in the international market outside of China.

Sales Models/Customers
The Company maintains different sales models for different products:
For formulated finished products (such as cephalosporin powder for injection under the Cephalosporin division), the Company’s sales department sells directly to regional distributors, which in turn sell to their customers which are mainly hospitals throughout China.

For bulk pharmaceutical intermediate (e.g. 7-ACA) and API products (e.g. Clavulanic Acid, cefalexin, cefadroxil, ceftazidime crude bulk drug), the Company’s sales department sells directly to both Chinese customers and international customers outside of China which are pharmaceutical companies using the Company’s products to make their own downstream pharmaceutical products.

During 2009 and 2008, sales to the Company’s five largest customers accounted for approximately 46% and 37% of the Company’s sales, respectively; while sales to the Company’s largest customer accounted for approximately 13% and 12% of the Company’s sales, respectively.  The Company has historically made its sales through purchase orders and not through long-term contracts.

Pricing Policy
All formulated finished products (such as cephalosporin powder for injection under the Cephalosporin division) are subject to retail price control imposed by the Chinese SFDA. The main objective of such price control policy is to set an upper limit to the retail prices of pharmaceutical products in order to prevent excessive price increases.

 All of the Company’s other products such as bulk pharmaceutical intermediate (e.g. 7-ACA) and API products (e.g. Clavulanic Acid, cefalexin, cefadroxil, ceftazidime crude bulk drug, cefuroxime, ceftriaxone sodium and cefalotin) are market priced products and therefore are not subject to any government price control.

Facilities
The Company has an office in Vancouver, Canada that houses certain corporate functions, such as financial reporting, risk management and entity-wide internal control oversight, SEC compliance, corporate finance, and investor relations. In addition, the Company also has a sales office in Beijing, China that houses the sales and marketing team for both the Chinese and international markets.

The Company currently owns three production facilities in Datong, China, including two that have been certified GMP production facilities by the Chinese “SFDA”: one  facility producing bulk clavulanic acid and one facility with a capacity of producing cephalosporin crude & sterilized bulk drugs and formulated powder for injection.  The third facility produces bulk 7-ACA, a core intermediate for downstream cephalosporin antibiotics. 7-ACA is an intermediate and no GMP is required for the production facility.

The production campus for 7-ACA and clavulanic acid has a total area of approximately 947,200 square feet. This fully integrated production campus also houses the entire production infrastructure, such as the power supply, boiler, steam and chilled water facilities and a water treatment plant.  The land use right for this campus expires in August 2053.

In the past, the Company has used contract manufacturers to produce the cephalosporin powder for injection. As the Company’s sales volume and market share for its formulation products continue to increase in the Chinese market, the Company purchased a 84,000 square feet manufacturing facility with a production line for cephalosporin powder for injection.  This facility also includes several workshops for other crude sterilized bulk drugs for cephalosporin antibiotics.  This allows the Company to ensure enough production volume to meet growing demand of the Company’s products and better control of its manufacturing cost as well as product quality assurance.

The Company’s current 7-ACA and Clavulanic Acid product facilities have reached its maximum capacity. As a result, the Company has acquired a land use right for a piece of land located in the suburban area of Datong city to build the new 7-ACA and Clavulanic Acid production facilities with expanded capacities.   It is the management’s current estimate that a capital expenditure of $100 million will be required for these two new facilities. Regarding the existing 7-ACA and Clavulanic Acid production facilities, the Datong City Government has indicated that it would fully compensate the Company as an incentive to move to the new location by the end of 2010 when the new facilities are expected to be completed.  The estimated relocation compensation is $36 million, including fixed assets (cost of land use right, building and fixtures) that cannot be relocated to the new location. The Company does not expect any loss from the relocation.  Final agreement is yet to be signed with the government.  As at December 31, 2009, the Company received $16,673,000 (RMB114 million) advance of the compensation from the Government.

Competition
For pharmaceutical intermediate and API, world production was traditionally concentrated in Europe, a base for large scale fermentation activities. However, with the growing importance of generic drugs as a result of an increasing number of commonly used drugs being off-patent and global pressure on cutting medical expenses, there is a global trend of shifting the production base from the traditional base in Europe to selected emerging countries, especially China.  China has already become a competitive powerhouse in terms of producing certain types of pharmaceutical intermediate and API.  For example, 80% of vitamin C, 80% of Penicillin G, 70% of 7-ACA, 30% of Amoxicillin worldwide are currently produced in China.

Clavulanic acid.  In 2004, the Company first started the production of clavulanic acid.  Since then, the Company has maintained its market leadership in China.  There are currently two other producers of bulk clavulanic acid in China: Shangdong Lunan Pharmaceutical and The United Laboratories. However, the scale of these competitors is smaller than the Company. According to an analyst report issued in May, 2007 by Healthoo.com, an industry analyst of the pharmaceutical industry in China, the Company sold to 80% of downstream formulation companies in China which purchased clavulanic acid to be included in their downstream finished products during 2006.

As the largest exporter of clavulanic acid from China, the Company currently exports to 7 emerging markets and is among the top suppliers in India, which has been an important worldwide hub for producing generic formulation drugs supplied to the rest of the world.  For the emerging markets outside of China, the Company faces competition mainly from European manufacturers. Among them, Lek Pharmaceutical and Chemical Company of Slovenia, SmithKline Beecham Pharmaceuticals of Britain, Deva Holding A.S. of Turkey, Amifarma S.L. of Spain and DSM N.V. of the Netherlands, are the leading manufacturers of clavulanic acid.  However, on October 2, 2008, DSM N.V. announced that it would close down the clavulanic acid production site in Sweden by the end of 2009 citing that DSM cannot maintain a profitable manufacturing activity for the product in Sweden.

7-ACA.  The Company currently sells 7-ACA to both the Indian and Chinese market.  India is an important worldwide hub for producing generic formulation drugs supplied to the rest of the world. Other companies directly competing in the worldwide market include Antibioticos (a subsidiary of the Fidia Group of Italy), Biochemie, (a subsidiary of Novartis of Switzerland) and several other Chinese producers. However, the Company has maintained a long-term supply relationship with Aurobindo Pharma, one of the top 5 largest pharmaceutical companies by export value and revenues, and so far, the Company’s export to India has been exclusively to Aurobindo Pharma.
In China, the Company mainly faces competitions from China Pharma, Fuzhou Pharma and the United laboratories.  The management of the Company believes that we are the third largest producers of 7-ACA in China, which places the Company among the largest producers worldwide.

Cephalosporin Powder for Injection      The Company’s cephalosporin powder for injection currently only addresses the Chinese market as it represents one of the fastest growing markets in the world.  Current Chinese market size for cephalosporin injectable is estimated to be 4.5 billion units and is expected to increase 15% annually in the next 5 years. The cephalosporin finished formulation market, including the injectable and oral segments, is highly fragmented and competitive, with over 400 downstream formulation companies manufacturing finished products, out of which only 3 companies have more than 3% market share. In addition, out of the top 20 cephalosporin downstream formulation companies, only 3 have direct access to its own cephalosporin intermediate and API.  All other cephalosporin downstream formulation companies do not produce the upstream intermediate and API themselves and are relying on purchased materials for their finished products. Given the level of fragmentation in the sector, the management of the Company expect that the industry will further consolidate and only companies who control the sources of materials, i.e. intermediate (7-ACA) and API will eventually have the ability to consolidate other market participants.  The Chinese market is mainly led by three producers of cephalosporin formulated products, namely, Harbin Pharma Group, Shanghai Pharma Group, Hainan Tongyong Sanyang Pharma, among over 400 other market participants.  Harbin is also a producer of 7-ACA but its 7-ACA production cannot fully fulfill its own demand for its downstream formulated products.  The Company’s current strategy is to focus on accelerating the exploration of rural market development in order to further enlarge market share of the Company’s finished products in the Chinese market. As the rural market is expanding rapidly given the Chinese government’s plan to spend US$123 billion by 2011 for the healthcare system, with the emphasis on accelerating the development of the rural healthcare services’ infrastructure to match such infrastructure in the urban area.  Company management believes that the Company has a competitive advantage in gaining market share in the untapped growth in the rural areas where the Company’s reputation as a quality and reliable producer of both upstream and downstream cephalosporin products is well known.

Intellectual Property, Government Approvals and Regulations

Intellectual Property
The Company, through its subsidiary, Shanxi Weiqida, has 7 registered trademarks in China.  Currently, the Company has submitted an application for a patent on a production technique. Since all of the Company’s products are generic drugs, they are not protected by any intellectual property rights except for their trade names.

Regulation of the Chinese Pharmaceutical Industry
As a manufacturer of pharmaceutical products, the Company is subject to regulation and oversight by different levels of the food and drug administration in China, in particular, the Stated Food and Drug Administrator (“SFDA”).  The “Law of the PRC on the Administration of Pharmaceuticals” as amended on February 28, 2001, provides the basic legal framework for the administration of the production and sale of pharmaceuticals in China and covers the manufacturing, distributing, packaging, pricing and advertising of pharmaceutical products in China. Its implementation regulations set out detailed implementation rules with respect to the administration of pharmaceuticals in China. The Company is also subject to other PRC laws and regulations that are applicable to manufacturers and distributors in general.

Pharmaceutical Product Manufacturing
Permits and Licenses for Pharmaceutical Manufacturers
A manufacturer of pharmaceutical products must obtain a pharmaceutical manufacturing permit from the provincial food and drug administration. This permit, once obtained, is valid for five years and is renewable upon its expiration.  Our current pharmaceutical manufacturing permit will expire on December 31, 2010.  Company management does not believe it will be difficult to renew the pharmaceutical manufacturing permit. In addition, before commencing business, a pharmaceutical manufacturer must also obtain a business license from the relevant administration for industry and commerce.

Good Manufacturing Practices
A manufacturer of pharmaceutical products and raw materials must obtain the GMP certification to produce pharmaceutical products and raw materials in China. GMP certification criteria include institution and staff qualifications, production premises and facilities, equipment, raw materials, hygiene conditions, production management, quality controls, product distributions, maintenance of sales records and manner of handling customer complaints and adverse reaction reports. A GMP certificate is valid for five years. A manufacturer is required to obtain GMP certificates to cover all of its production operations.

Generally, GMP certificates are valid for five years and the management of the Company does not believe it will be difficult for the Company to renew any of our GMP certificates.  The following table summarizes the most recent GMP certificates the Company obtained for each of its manufacturing facilities:

	Issue Date	Expiration Date
Clavulanic Acid	January 24, 2006	September 15, 2010
Cefalexin/ Cefadroxil	February 1, 2008	January 31, 2013
Cephalosporin Sterilized Bulk Drug	March 23, 2009	March 22, 2014
Cephalosporin Powder for Injection	August 3, 2007	August 2, 2012

Price control
The retail prices of certain pharmaceuticals sold in China, primarily those included in the national and provincial Medical Insurance Catalog and those pharmaceuticals whose production or trading are deemed to constitute monopolies, are subject to price controls in the form of fixed prices or price ceilings. Manufacturers and distributors cannot set the actual retail price for any given price-controlled product above the price ceiling or deviate from the fixed price imposed by the government. The prices of medicines that are not subject to price controls are determined freely at the discretion of the respective pharmaceutical companies, subject to notification to the provincial pricing authorities. Sales of pharmaceutical products by pharmaceutical manufacturers in China to overseas markets are not subject to any price control.

Currently, the Company’s cephalosporin powder for injections (under the Cephalosporin division) are subject to retail price control imposed by Chinese government administration authorities. The main objective of the price control policy is to set an upper limit to the retail prices of pharmaceutical products in order to prevent excessive increases in prices paid by the end consumers.  The Company’s other intermediate and bulk API products manufactured under both the Cephalosporin and Penicillin divisions are, therefore, not subject to any price control policy.

Reimbursement
China established a basic medical insurance system for urban employees in 1998 and implemented a new cooperative medical care system for rural residents since 2003. According to figures published by the PRC Ministry of Labor and Social Security, as of December 31, 2007, 616 million people, or approximately 46.7% of the whole population in China were enrolled in one of these two programs.  Out of these 616 million participants, 220 million are from the urban area while the remaining 396 million people are from the rural areas. Currently, the level of coverage under the National Medical Insurance Programs for the urban area, and the rural area, are different.

For rural areas, depending on the standard set by each province, there is a minimum coverage of RMB 100 (or approximately US$ 15) per program participant per year. 80% of such funding comes from the government while the remaining 20% comes from the program participant.  Under the new medical reform plan approved by the Chinese State Council on January 21, 2009, the minimum subsidy from the government will increase to RMB 120 (or approximately US$18) per program participant per year.

For urban areas, most program participants are urban residents who are currently employed or retired. Participants of the National Medical Insurance Program and their employers are required to contribute to the payment of insurance premiums on a monthly basis. The total amount of reimbursement for the cost of medicines, in addition to other medical expenses, for an individual participant under the National Medical Insurance Program in a calendar year is capped to the amounts in that participant’s individual account under the program. The amount in a participant’s account varies, depending on the amount of contributions from the participant and his or her employer. Generally, on average, participants under the National Medical Insurance Program who are from relatively wealthier parts of China and metropolitan centers have greater amounts in their individual accounts than those from less developed provinces.

The government announced a plan to expand the insurance coverage in the urban areas to include all children, students and unemployed persons.  Program participants are eligible for full or partial reimbursement of the cost of medicines included in the national Medical Insurance Catalog, which is divided into two tiers. Purchases of Tier A medicines are fully reimbursable, but certain Tier A medicines are only reimbursable if the medicine is used for a particular stated purpose in the Medical Insurance Catalog. Purchasers of Tier B medicines are required to make a certain percentage of co-payments, with the remaining amount being reimbursable. The percentage of reimbursement for Tier B medicines varies in different regions in the PRC. Factors that affect the inclusion of medicines in the Medical Insurance Catalog include whether the medicine is consumed in large volumes and commonly prescribed for clinical use in China and whether it is considered to be important in meeting the basic healthcare needs of the general public. The PRC Ministry of Labor and Social Security, together with other government authorities, has the power every two years to determine which medicines are included in the national medicine catalog, under which of the two tiers the included medicine falls, and whether an included medicine should be removed from the catalog. Provincial governments are required to include all Tier A medicines listed on the national Medical Insurance Catalog in their provincial Medical Insurance Catalog. For Tier B medicines listed in the national Medical Insurance Catalog, provincial governments have the discretion to adjust upwards or downwards by no more than 15% from the number of Tier B medicines listed in the national Medical Insurance Catalog that is to be included in the provincial Medical Insurance Catalog.

On January 21, 2009, the Chinese State Council passed a long awaited medical reform plan which promised to spend approximately US$ 123 billion by 2011 to provide universal medical service to the country’s 1.3 billion population.  The medical reform plan includes the following key measures to be implemented by 2011:
•	Increase the amount of rural and urban population covered by the basic medical insurance system or the new rural cooperative medical system to at least 90 percent of the population by 2011.
•	Gradually provide equal public health services in both rural and urban areas in the country.
•	Improve services of grassroots medical institutions, especially hospitals at county levels, township clinics or those in remote villages, and community health centers in less developed cities.
•	Launch a pilot program starting from this year to reform public hospitals in terms of their administration, operation and supervision, in order to improve the quality of their services.
Currently, 32 out of 33 types of the Company’s cephalosporin powder for injections launched in the Chinese market are included in the national Medical Insurance Catalog, which means the end consumers will be eligible for reimbursement as described above.

Product Liability and Protection of Consumers
Product liability claims may arise if the products sold have any harmful effect on the consumers.  The injured party can bring a claim for damages or compensation. The “General Principles of the Civil Law of the PRC,” in effect since January 1987, states that manufacturers and sellers of defective products causing property damage or injury shall incur civil liabilities.

The “Product Quality Law of the PRC” was enacted in 1993 and amended in 2000 to strengthen quality control of products and protect consumers’ rights. Under this law, manufacturers and distributors who produce and sell defective products may be subject to the confiscation of earnings from such sales, the revocation of business licenses and imposition of fines, and in severe circumstances, may be subject to criminal liability.

Research and Development
As a pharmaceutical manufacturer, Company’s research and development activities mainly focus on the improvement of product quality, production technology and production cost. In order to fulfill those objectives, the research and development department utilizes both internal and external resources, such as cooperation with universities and other research laboratories. For example, by the end of 2009, the Company has successfully converted all the 7-ACA production lines into the enzymatic method from the traditional chemical method in order to further lower the production cost by eliminating the use of hazardous chemicals. Furthermore, since 2007, the Company’s subsidiary has been selected to work exclusively with the research team from the East China University of Science and Technology on a PRC government subsidized national-level R&D research project to increase the fermentation yield of the Company’s 7-ACA production to the same level as seen in Europe.  In addition, with the Company’s investment in process optimization and technology improvement, as at the end of 2009 fourth quarter, the production capacity was reached 135 tons per annum through the improvement in the fermentation yield.

Total expenditures on research and development for the years ended December 31, 2009 and 2008 were $240,000 and $1,277,124, respectively.

Suppliers
The principal raw materials used for products include agricultural and petrochemical products, and certain active ingredients for our products.  The majority of such raw materials, as well as packaging materials, are sourced from various independent suppliers in China, while a few specific active ingredients for our products are currently sourced from the US and Germany.  In addition, the Company produces certain types of active ingredients used for the production of some of our cephalosporin finished products. In the case of sourcing raw materials from third parties, the purchase prices for the relevant raw materials are based on the prevailing market prices for such materials of similar quality. Our principal packaging materials include glass ampoules for injectables and external packaging and printed instructions for all of our pharmaceuticals.

Historically, the majority of our raw materials have been readily available. We generally maintain two vendors for each major raw material in order to diversify our vendor base and help to ensure a reliable supply of raw materials at reasonable prices. To date, raw materials shortages or price fluctuations have not had any material adverse effect on us. We also maintain a supplier evaluation scheme through which potential vendors are evaluated based on a number of factors including quality, timely delivery, cost and technical capability.

Employees
As of December 31, 2009, the Company had 8 employees in North America and approximately 2,398 employees in China. Employees in China are union members under the Chinese law and there have been no labor disputes.

ITEM 1A          RISK FACTORS
An investment in the Company’s common stock involves a high degree of risk. Before you invest, you should carefully consider the risks described below. If any of the following risks occur, the Company’s financial condition or results of operations could be materially affected.

Our Chairman and Chief Executive Officer Has Offered to Acquire All Outstanding Shares Subject to Conditions.

On March 26, 2010, the Company entered into an Agreement and Plan of Merger by and among, Chief Respect Ltd., Datong Investment Inc., a wholly owned subsidiary of Chief Respect Ltd., and Mr. Yanlin Han, the Company's Chairman, Chief Executive Officer and largest shareholder. Chief Respect Ltd. is a Hong Kong corporation owned by Mr. Han. Under the terms of the Agreement and Plan of Merger, Mr. Han will acquire shares of Dragon common stock not owned by him for $0.82 per share in cash.  The transaction is expected to close in the second quarter of 2010 and is subject to certain closing conditions, including approval by Dragon Pharma’s shareholders, meeting certain requirements of the Toronto Stock Exchange, and other closing conditions set forth in the merger agreement. Under Florida law, the adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares entitled to vote. Under the rules of the Toronto Stock Exchange, the merger agreement must be approved by the holders of a majority of the outstanding shares entitled to vote, excluding the votes of those shares owned by Yanlin Han.

Certain Officers And Directors Have Significant Control.
Messrs. Han and Weng and Ms. Liu, who are officers and/or Directors of the Company, own, in the aggregate, 58.05% of the Company’s issued and outstanding shares of common stock. As a result, these shareholders will be able to control certain corporate governance matters requiring shareholders’ approval. Such matters may include the approval of significant corporate transactions requiring a majority vote without seeking other shareholders’ approval. They will also have the ability to control other matters requiring shareholders’ approval including the election of directors that could result in the entrenchment of management.

Company Has A Negative Working Capital And It Must Restructure The Short-Term Loans.
As of December 31, 2009, the Company had current liabilities of $109.37 million and current assets of $55.92 million, including cash and restricted cash of $7.97 million and accounts receivable of $24.05 million.  The excess of current liabilities over current assets was mainly due to the fact that the Company financed its operations and increased sales and production level for both Cephalosporin and Penicillin divisions through operating revenues, accounts payable and short-term loans. As a result, the Company must, during the upcoming twelve months, negotiate with its banks to restructure or renew its loans. Assuming that the Company is successful in renegotiating its loans and that vendors continue to work with the Company regarding accounts payable, the Company believes that it will be able to fund its operations from product sales for the near future. However, there is no assurance that the Company will be able to renegotiate and extend its loans.  If the Company’s banks do not extend its loan or if they are extended on unfavorable terms, the Company may be adversely affected.

We Will Have To Raise Additional Capital To Move And Rebuild Our Facilities.
Our current 7-ACA and Clavulanic Acid product facilities have reached its maximum capacity.  As a result, we have acquired a piece of land to build two new production facilities.  It is the management’s current estimate that a capital expenditure of $100 million will be required for these two new facilities of which we anticipate that the Government of the City of Datong would pay approximately $36 million for the relocation.  In order to build the facilities, we will have to raise additional capital which may have a financial dilutive and an ownership dilutive effect.

Company Relies Heavily On A Limited Number Of Clients.
Sales to the Company’s five largest customers accounted for approximately 46% and 37% of the Company’s sales for the year ended December 31, 2009 and 2008, respectively; while sales to the Company’s largest customer accounted for approximately 13% and 12%, respectively.  Although the Company does not anticipate that there will be a material change in these customer relationships, a change in demand for these products due to world competition, market forces or other factors outside of the control of clients, could adversely affect its sales and net income.

Shanxi Weiqida Is Required To Contribute A Portion Of Its Net Income To Reserve Funds Which May Not Be Distributed.
By law, Shanxi Weiqida is required to contribute at least 10% of its after tax net income (as determined in accordance with Chinese GAAP) into a reserve fund until the reserve is equal to 50% of Shanxi Weiqida’s registered capital, a further percentage of its after tax net income, as determined by Shanxi Weiqida’s Board of Directors, into a staff welfare fund, and into an enterprise expansion fund if determined by the Board of Directors. The reserve fund and enterprise expansion fund are recorded as part of stockholders’ equity but are not available for distribution to shareholders other than in the case of liquidation, while the staff welfare fund is recorded as a liability, and is not available for distribution to shareholders. As a result of this requirement, the amount of net income available for distribution to shareholders will be limited.

The Company Intends To Raise Additional Capital Through The Issuance Of Equity Securities That Will Dilute The Ownership Of Other Shareholders.
The Company intends to raise additional capital through the issuance of its equity securities to finance its growth and reduce short-term debt and other liabilities.  No assurance can be given that the Company will be successful in its efforts. Furthermore, the issuance of equity securities will reduce other shareholders’ ownership in the Company.

The Company May Be Subject To Product Liability Claims In The Future That Could Harm Its Business And Reputation.
Product liability claims may arise if harmful products are sold to members of the public or if there are any alleged harmful effects from the consumption of the Company’s products. Under current Chinese laws, manufacturers and vendors of defective products in China may incur liability for loss and injury caused by such products, including having their business licenses revoked and facing criminal liability. Consistent with industry practice in China, Shanxi Weiqida does not carry product liability insurance coverage. Should any product liability claim be brought against the Company, there is no assurance that it would not have an adverse impact on its business, profitability or business reputation.

The Company Is Dependent Upon The Services Of Its CEO And Chairman, Mr. Yanlin Han.
Mr. Yanlin Han is the Company’s largest shareholder and serves as its CEO and Chairman of the Board. As a result, the Company’s operation is dependent on Mr. Han who has been the driving force behind the Company. If something happens to Mr. Han, this could divert management’s time and attention and adversely affect the management’s ability to conduct the business operations effectively.

Company Relies Heavily On The China Market And Changes In The Market Could Harm Its Business.
During 2009 and 2008, 81% and 83% of Company’s sales, respectively, were derived from China. It is anticipated that Company’s products in China will continue to represent a significant portion of sales in the near future. As a result of its reliance on the China market, the operating results and financial performance of Company could be affected by any adverse changes in economic, political and social conditions in China. In addition, the Company will be subject to varying degrees of regulation and licensing by governmental agencies in China. At this time, the management of the Company is unaware of any China legislative proposals that could adversely affect the Company’s business. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on Company, that regulators or third parties will not raise material issues with regard to compliance or non-compliance with applicable laws or regulations or that any changes in applicable laws or regulations will not have a material adverse effect on Shanxi Weiqida or the Company’s operations.

Certain Products Are Subject To Price Controls And If The Related Manufacturing Costs Increase, The Company’s Potential Profits May Be Harmed.
In July 2000, in an effort to enhance market competition in the pharmaceutical industry and to reduce medical expenses, the former State Development and Planning Commission of the People’s Republic of China promulgated a new policy to reform the price control of pharmaceutical products in China. For details, please refer to the Regulation section. All powder for injection products from the Company’s Cephalosporin division are subject to retail price control imposed by the government administration authorities, which accounted for approximately 26% of 2009 and 2008. If manufacturing costs increase for these products that are subject to price ceilings, and the retail price for those products is not adjusted upwards, the Company’s profitability will be adversely affected.

We Are Required To Maintain Compliance With GMP Standards.
All pharmaceutical manufacturers in China, including Shanxi Weiqida, a subsidiary of Company, are required to comply with certain Good Manufacturing Practice, or GMP, standards by certain time limits and, if not met, their pharmaceutical manufacturing enterprise permits will be revoked or they will not be renewed and accordingly production will have to be terminated. A GMP certificate is valid for five years from the issuance date of the certificate.

Further, Shanxi Weiqida has been accredited with all GMP certificates it requires for its production facilities. The standard of compliance required in connection with GMP certificates may change from time to time, which may give rise to substantial compliance burdens and increase Shanxi Weiqida’s costs in the future. If the recertification of any required GMP-related status is not granted, the relevant operations of Shanxi Weiqida may have to be terminated which in turn would have an adverse impact on the Company’s profitability.

Currency Conversion And Exchange Control Could Adversely Affect The Company’s Operations And Profitability.

The sales and expenses of Shanxi Weiqida are substantially settled in Renminbi, or RMB, however, the Company’s financial statements are reported in U.S. dollars. Accordingly, the Company’s net income, the value of its assets and its ability to pay dividends, if any, in U.S. dollars may be adversely affected by negative changes in the exchange rate of RMB against the U.S. dollar or other currencies.

On July 22, 2005, the Chinese government decided to no longer peg the value of the Renminbi to the US dollar but rather to a basket of currencies of its largest trading partners.  The result was an appreciation of the Renminbi against the value of the US dollar. The effect of the revaluation was an increase in the assets, liabilities, revenues and expenses of the Company and a foreign currency gain included in comprehensive income.

The majority of the Company’s assets, liabilities, revenues and expenses are denominated in Renminbi, which was tied to the US Dollar until July 22, 2005 and is now tied to a basket of currencies of China’s largest trading partners, is not a freely convertible currency.  The appreciation of the Renminbi against the US dollar would result in an increase in the assets, liabilities, revenues and expenses of the Company and a foreign currency gain included in comprehensive income. Conversely, the devaluation of the Renminbi against the US Dollar would result in a decrease in the assets, liabilities, revenues and expenses of the Company and a foreign currency loss included in comprehensive income.

Company Does Not Have Patent Protection And Is Subject To Substantial Competition.
Company competes in the generic drug segment of the pharmaceutical industry and has no patent protection for any of its products. Many pharmaceutical companies compete in the same market segment with similar products or products having comparable medicinal applications or therapeutic effects which may be used as direct substitutes for Company’s products. Further, many of these competitors are larger and have greater resources and market presence than Company. Larger competitors may, as a result of economies of scale, be able to afford to sell competing products at lower prices than Company. This will have an adverse effect on Company’s profitability.  As a result of the lack of patent protection, competitors with potential substitutes could launch similar products in the market with their prices analogous to or lower than those manufactured and sold by Company. Further, the lack of patent protection could also attract an even greater number of competitors who believe they can develop products that are substantially similar to those of Company at a lower cost.

Chinese Economic Planning Could Negatively Impact The Pharmaceutical Market In Which The Company’s Products Are Sold.
China has a long history of a planned economy and is still subject to plans formulated by the Central Chinese government. In recent years, the Chinese government has introduced economic reforms aimed at transforming the Chinese economy from a planned economy into a market economy with socialist characteristics. These economic reforms allow greater utilization of market forces in the allocation of resources and greater autonomy for enterprises in their operations. However, many rules and regulations implemented by the Chinese government are still at an early stage of development and further refinements and amendments are necessary to enable the economic system to develop into a more market oriented form. No assurance can be given that any change in economic conditions as a result of the economic reform and macroeconomic measures adopted by the Chinese government will have a positive impact on the Chinese economic development or its pharmaceutical sector, which is the market where the Company’s products are sold. At the same time, there can be no assurance that such measures will be consistent and effective or that the Company will benefit from or will be able to capitalize on all such reforms.

ITEM 1B.          UNRESOLVED STAFF COMMENTS
None
ITEM 2.             DESCRIPTION OF PROPERTY
The Company’s corporate administrative office is located at Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada covering 2,222 square feet for approximately Cdn $81,000 ($71,000) per annum until March 31, 2011. The Company also has an office in Beijing, China, which manages the Company’s marketing and sales for Chinese and international market outside of China.

The Company’s production facilities are all located in Datong city, China.  The Company’s own production campus, with a total area of approximately 947,200 square feet, houses the clavulanic acid and 7-ACA production facilities complete with a entire production infrastructure including power supply, boiler, steam and chilled water facilities and water treatment plant.  The land use right for this facility expires in August 2053.

In the past, the Company has used contract manufacturers to produce the cephalosporin powder for injection. As the Company’s sales volume and market share for its formulation products continue to increase in the Chinese market, the Company purchased a 84,000 square feet manufacturing facility with a production line for cephalosporin powder for injection.  This facility also includes several workshops for other crude sterilized bulk drugs for cephalosporin antibiotics.  This allows the Company to ensure enough production volume to meet a growing demand of the Company’s products, better control of manufacturing cost, as well as facilitate product quality.

The Company’s current 7-ACA and Clavulanic Acid product facilities have reached its maximum capacity. As a result, the Company has acquired a land use right for a piece of land located in the suburban area of Datong city to build the new 7-ACA and Clavulanic Acid production facilities with expanded capacities.   It is the management’s current estimate that a capital expenditure of $100 million will be required for these two new facilities. Regarding the existing 7-ACA and Clavulanic Acid production facilities, the Datong City Government has indicated that it would fully compensate the Company as an incentive to move to the new location when the new facilities are expected to be completed.  The estimated relocation compensation is $36 million, including fixed assets (cost of land used right, building and fixtures) that cannot be relocated to the new location. The Company does not expect any loss from the relocation.  Final agreement is yet to be signed with the government.  As at December 31, 2009, the Company received $16,673,000 (RMB114 million) advance of the compensation from the Government.

ITEM 3.           LEGAL PROCEEDINGS

The Company is not currently involved in any litigation or legal proceedings.

ITEM 4.           REMOVED AND RESERVED

PART II

ITEM 5.	MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

The Company’s common stock began quotation on the OTC Bulletin Board on October 9, 1998 under the symbol “DRUG”. In addition, the Company’s shares of common stock are listed on the Toronto Stock Exchange under the symbol “DDD” and are quoted on the Berlin-Bremen Exchange, the Frankfurt Exchange and the XETRA Exchange under the symbol “DRP”. The OTC Bulletin Board represents the Company’s primary market.  The Company’s common stock being quoted and traded on the Berlin-Bremen Exchange, Frankfurt Exchange and XETRA Exchange are without the Company’s prior knowledge. The following quotations reflect the high and low bids for the Company’s common stock on a quarterly basis for the past two fiscal years as quoted on the OTC Bulletin Board. These quotations are based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Common Stock
Quarter Ended	High	Low
December 31, 2009	$0.75	$0.55
September 30, 2009	$0.75	$0.45
June 30, 2009	$0.75	$0.38
March 31, 2009	$0.79	$0.30
December 31, 2008	$0.90	$0.30
September 30, 2008	$1.16	$0.61
June 30, 2008	$0.91	$0.61
March 31, 2008	$0.89	$0.65

Holders
As of March 15, 2010, there were 60 registered holders of the Company’s common stock.  Many of the shares of common stock are held in street name and there may be additional beneficial holders of the Company’s common stock.

Dividend Policy
The Company has paid no dividends on its common stock since its inception and may not do so in the future. For the foreseeable future, the management expects earnings, if any, will be retained to finance the growth of the Company.

Recent Sales of Unregistered Securities

We did not sell any unregistered equity securities during the year ended December 31, 2009.

Repurchase of Equity Securities

The Company did not repurchase any shares of its common stock during the year ended December 31, 2009.

ITEM 6.           SELECTED FINANCIAL DATA
Because the Company is a smaller reporting company, it does not need to provide the information required by this Item 6.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIALCONDITIONS AND RESULTS OF OPERATIONS
Except for statements of historical facts, this section contains forward-looking statements involving risks and uncertainties. You can identify these statements by forward-looking words including “believes,” “considers,” “intends,” “expects,” “may,” “will,” “should,” “forecast,” or “anticipates,” or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties. Forward-looking statements are not guarantees of the Company’s future performance or results, and the Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors.”  This section should be read in conjunction with the Company’s consolidated financial statements.

The following discusses the Company’s financial condition and results of operations for the years ended December 31, 2009 and 2008 based upon the Company’s audited consolidated financial statements which have been prepared in accordance with the United States generally accepted accounting principles. Since the Company sold its Biotech division during 2007, the results for the Biotech division have been shown separately as discontinued operations on the Company’s Consolidated Statements of Operations for the years ended December 31, 2009 and 2008.

Results of Operations for the Fiscal Years Ended December 31, 2009 and 2008
Sales for the year ended December 31, 2009 increased 9% to $165.77 million from $151.95 million for the same period in 2008.  $133.64 million, or approximately 81%, of the sales for the year ended December 31, 2009 were generated from the sales of products in the Chinese market, and the remaining $32.13 million, or approximately 19%, were generated from the sales of products in the markets outside of China.  By comparison, 83% of the sales for the year ended December 31, 2008 were generated from the sale of products in the Chinese market while the remaining 17% of the sales were generated in the international markets, outside of China.  For the year ended December 31, 2009, $52.78 million, or 32%, of sales were from the Penicillin division and $112.99 million, or 68%, of the sales were from the Cephalosporin division.  For the same period in 2008, 32% of sales were from the Penicillin division and 68% of sales were from the Cephalosporin division. The increase in sales for the full year of 2009 as compared to 2008 was primarily due to the increase in sales of clavulanic acid (29% year-over-year growth), cephalosporin crude bulk drug (99% year-over-year growth) and cephalosporin formulation (12% year-over-year growth).

Cost of sales for the year ended December 31, 2009 was $135.40 million compared to $127.40 million for the same period in 2008.  The increase in the cost of sales was mainly due to the increase in production and sales of products from both the Penicillin and Cephalosporin divisions.  Gross profit and gross margin for the year ended December 31, 2009 were $30.37 million and 18% compared to $24.54 million and 16% for the same period of 2008.  The increase in overall gross margin was mainly due to an increase in gross margin for Clavulanic Acid products from 31% gross margin for 2008 to 44% for 2009.

Divisional Revenues and Gross Margin Analysis
The Company’s businesses are currently organized under two business divisions:  the Penicillin division and the Cephalosporin division.

Penicillin Division
Sales for the Penicillin division for the year ended December 31, 2009 were $52.78 million, representing a 10% increase from the revenues of $48.17 million during the same period in 2008.  Sales from both the Chinese and international market increased 3% and 27% respectively from 2008 to 2009.  The increase in sales is mainly due to the 55% year-over-year increase in sales volume of clavulanic acid.

The Penicillin division’s gross margin for the year ended December 31, 2009 was 29% compared to 18% for the year ended December 31, 2008. The increase in the overall gross margin for the division was due to the increase in gross margin for Clavulanic acid which further improved to 44% in 2009 as compared to 31% in 2008 as a result of the improvements in production technology. Such technology improvement lowered per unit cost by 32% year-over-year.

Cephalosporin Division
The Cephalosporin division’s sales for the year ended December 31, 2009 were $112.99 million, accounting for 68% of the total sales of the Company.  By comparison, Cephalosporin division’s sales were $103.77 million for the same period in 2008, also contributing 68% of the total sales of the Company.  The 9% increase in sales of the Cephalosporin division during 2009 as compared to 2008 was mainly due to the significant increase in cephalosporin crude bulk drug (99% year-over-year growth) and cephalosporin formulation (12% year-over-year growth).  Sales of 7-ACA in 2009 were lower than in 2008 because of the increased in-house usage of 7-ACA to produce other cephalosporin API during 2009.

The overall gross margin for the division for the year ended December 31, 2009 was 13% as compared to 15% for the same period in 2008.  This is mainly due to the decrease in gross margin for Cephalosporin formulation in 2009 but offset partially by a higher gross margin for cephalosporin API from 8% in 2008 to 15% in 2009.

Expenses
Total operating expenses were $12.84 million for the year ended December 31, 2009. The major category of operating expenses was general and administration expenses of $6.30 million, selling expense of $4.54 million, and depreciation and amortization expenses of $1.76 million.  Total operating expenses were $14.89 million for the year ended December 31, 2008 with the major expenses being general and administration expenses of $8.57 million, selling expense of $4.00 million, and depreciation and amortization expenses of $1.04 million.

The decrease in operating expenses of $2.06 million for the year ended December 31, 2009 as compared to the same period for the prior year mainly reflected an decrease of $1.04 million in research and development expense and a decrease of $2.27 million in general and administration expenses offset by an increase of $0.72 million in depreciation and amortization as well as the increase of $0.53 million in selling expenses due to an increase in sales volume from both the Cephalosporin and Penicillin divisions.

 The decrease in general and administration expenses for 2009 was mainly due to the following reasons: 1) lowering of $1.45 million specifically related to the scheduled periodic overhaul of the 7-ACA & clavulanic acid facility in August, 2008 (please refer to the above section “Scheduled Periodic Overhaul during August 2008” for further information);  2) a decrease in travel expenses by $0.44 million; 3) a decrease in foreign exchange loss by $0.32 million, and 4) a decrease in stock based compensation by $0.11 million.

Total operating expenses as a percentage of sales was 7.7% for 2009 as compared to 9.8% for 2008. However, excluding the $1.45 million expenses specifically related to the scheduled periodic overhaul during 2008, the operating expenses as a percentage of sales lowered to 9% for 2008 (please refer to the above section “Periodic Scheduled Overhaul during August 2008” for further information).

Other Expense
During the year ended December 31, 2009, the Company recognized a net other expense of $5.56 million.  This amount primarily consisted of $4.06 million of interest expense and $2.15 million other expenses which included a provision for impairment of $1.00 million and $0.97 million for fixed assets and intangible assets respectively. Such amount was offset partly by a $0.53 million government grants for bringing in investment & new technology to Datong city.  Other expenses for the year ended December 31, 2008 were $2.73 million.

After-tax Income from Continuing Operations
The Company realized a 37% increase of after-tax Income from Continuing Operations from $6.02 million for 2008 to $8.26 million for 2009.  The improvement can be attributed to the growth of revenues from increased sales and production volumes and increased margin in Clavulanic acid products.

After-tax Income / (Loss) from Discontinued Operations.
For the year ended December 31, 2009, the Company recognized an after-tax income from discontinued operations of $Nil million as compared to an after-tax income from discontinued operations of $0.80 million in 2008.

Net Income
For the year ended December 31, 2009, the Company had a net income of $8.26 million as compared to $6.82 million for the same period in 2008, representing 21% year-over-year growth.

Comprehensive Income
Including a gain on foreign currency translation of $0.13 million, the Company had a comprehensive income of $8.39 million for the full year of 2009, compared to a comprehensive income of $10.01 million for the same period of 2008, which included a gain on foreign currency translation of $3.18 million. The gain on foreign currency translation results from translation of the financial statements expressed in RMB to United States Dollar. The increase mainly reflected the appreciation of the RMB relative to the United States dollar.

Net Income per Share - Basic
 The Company’s net income per share has been computed by dividing the net income for the period by the weighted average number of shares outstanding during the same period. The weighted-average number of shares outstanding was 67,066,418 and 66,867,818 for the full year of 2009 and 2008 respectively.

Net income per share for the year of 2009 was $0.12 per share as compared to $0.10 per share for the year of 2008, representing a 20% year-over-year growth.

Net Income / (Loss) per Share – Diluted
During 2009, some of the stock options outstanding had a dilutive impact of the Company’s net income. The weighted-average number of shares used to compute net income per share on a diluted basis was 67,804,666 and 68,396,616 for 2009 and 2008 respectively.

Net income per share on a diluted basis for the year of 2009 was $0.12 per share as compared to $0.10 per share for the year of 2008, representing a 20% year-over-year growth.

Scheduled Periodic Overhaul During August 2008
The Company currently produces its products in three facilities in two different locations in the city of Datong, China, one for 7-ACA, one for clavulanic acid and the third one for the cephalosporin API and downstream formulation products.  During the third quarter of 2008, the Company completed its scheduled periodic overhaul of its 7-ACA, clavulanic acid and related production infrastructure such as industrial boilers (steam supply), water circulation system, and power distribution system as well as the water treatment plant.

Since the pilot production of 7-ACA and clavulanic acid in this facility back in 2004, the Company has experienced several rounds of capacity and yield improvement from the initial production capacity of 400 tons and 30 tons for 7-ACA and clavulanic acid to the current capacity of 780 tons and 78 tons respectively. In addition, due to the continuous nature of the fermentation process for the 7-ACA and clavulanic acid production, this facility has been operating continuously in shifts 24 hours a day, 7 days a week and all year around.  Certain overhaul procedures such as refurbishment of the power distribution system, the clearance of the water circulation system as well as the servicing of the industrial boilers that produce steam for the fermentation process, cannot be performed concurrently during normal production. As a result, it is essential to perform such scheduled overhaul through suspending the production process on a temporary basis.  The Company also took advantage of this overhaul period to complete the transformation of the 7-ACA production line from the old chemical method to the enzymatic (biotech) method which is more cost efficient as well as environmental friendly.

Management scheduled the overhaul in August 2008 because summer has traditionally been the slow and high cost season for our business and such scheduled overhaul would allow the Company to better prepare for the upcoming busy season.  Starting September 1, 2008, the 7-ACA and clavulanic acid production facility has resumed normal operations.  According to industry practice, Company management expects that the next scheduled periodic overhaul of a similar nature will be carried out in two years.

In anticipation of the scheduled overhaul in August 2008, the Company had accumulated enough inventories for clavulanic acid to fulfill the demand of the products during the third quarter of 2008.  In addition, this scheduled periodic overhaul did not involve the cephalosporin formulation facility and therefore the production and sales of the cephalosporin formulation products were not affected during the third quarter of 2008.  However, sales of 7-ACA for 2008 were lower than the 2007.  This decrease was mainly due to lower production output during the third quarter of 2008 as a result of the scheduled overhaul.

Liquidity and Capital Resources
As of December 31, 2009, Company had current liabilities of $109.37 million and current assets of $55.92 million, including cash of $6.40 million, restricted cash of $1.58 million, and accounts receivables of $24.05 million. The deficiency in working capital was mainly due to the fact that the Company financed its operations and increased sales and production level for both Cephalosporin and Penicillin divisions through operating revenues, accounts payables and short-term loans.

The Company’s current 7-ACA and clavulanic acid product facilities have reached its maximum capacity. As a result, the Company has acquired a land use right for a piece of land located in the suburban area of Datong city to build the new 7-ACA and clavulanic acid production facilities with expanded capacities.   It is the management’s current estimate that a capital expenditure of $100 million will be required for these two new facilities. Regarding the existing 7-ACA and clavulanic acid production facilities, the Datong City Government has indicated that it would fully compensate the Company as an incentive to move to the new location by the end of 2010 when the new facilities are expected to be completed.  The estimated relocation compensation is $36 million, including fixed assets (cost of land used right, building and fixtures) that cannot be relocated to the new location. The Company does not expect any loss from the relocation.  Final agreement is yet to be signed with the government.  As at December 31, 2009, the Company received $16,673,000 (RMB114 million) advance of the compensation from the Government.

On March 26, 2010, the Company entered into an Agreement and Plan of Merger by and among, Chief Respect Ltd., Datong Investment Inc., a wholly owned subsidiary of Chief Respect Ltd., and Mr. Yanlin Han, the Company's Chairman, Chief Executive Officer and largest shareholder. Chief Respect Ltd. is a Hong Kong corporation owned by Mr. Han. Under the terms of the Agreement and Plan of Merger, Mr. Han will acquire shares of Dragon common stock not owned by him for $0.82 per share in cash. Consummation of the merger is condition upon a number of items.  If the merger is consummated, Mr. Han will be responsible for, among other thing, providing for the financing and relocating the new production facilities.

In the event that the merger is not consummated, the Company plans to raise the $64 million in order to build the two new production facilities.  In addition, the Company plans to increase its working capital and renegotiate and extend loans, when they become due to allow the Company to continue operations. To meet these objectives, the Company plans to raise funds through private placements in order to build its new facilities and to support existing operations. There is no assurance that funds will be available for the Company on acceptable terms, if at all, or that the Company will be able to negotiate and extend the loans. If adequate funds are not available or not available on acceptable terms or the Company is unable to negotiate or extend its loans, the Company may be required to scale back or abandon some activities. Management believes that these proposed actions provide the opportunity for the Company to continue as a going concern. However, the Company’s ability to achieve these objectives cannot be determined at this time. As a result, these conditions raise a substantial doubt about the Company’s ability to continue as a going concern.  The Company’s financial statements do not include any adjustments that might result from this uncertainty.

As of December 31, 2009, Company had current liabilities of $109.37 million as follows:

Accounts Payable	$23.34 million
Other Payables and Accrued Expenses	$51.05 million
Loans Payable-Short Term: (please refer to Note 10 of the Financial Statements for details)	$32.37 million
Notes Payable	$2.50 million
Due to related companies	$0.11 million
Total Current Liabilities	$109.37million

As of December 31, 2009, Company had outstanding short-term loans (less than one year term) totaling $32.37 million. Company believes that it will be successful in the renegotiating loans due based on the assumption that the Company has enhanced its ability to generate additional cash flow from its operation since the loans were originally entered into, even though there is no assurance of renewing the loans.

Long-term Liabilities:
At December 31, 2009, Company had long-term loan payable of $11.26 million and deferred revenue of $0.35 million.

ITEM 7A.        QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Because the Company is a smaller reporting company, it does not need to provide the information required by this Item 7A

ITEM 8.           FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
The information required by this section appears after the signature page (see F1 – F32). The Company has elected to provide the information required by Item 8 (b).

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
On October 9, 2009, Dragon Pharmaceutical Inc. decided not to reappoint Ernst & Young LLP as our independent accountant for the year ended December 31, 2009 and engaged Chang Lee LLP to serve as our independent registered public accounting firm for such year.  This change was disclosed on Form 8-K filed with the Commission on October 14, 2009.

ITEM 9A.(T)    CONTROLS AND PROCEDURES

(a)      Evaluation of Disclosure Controls and Procedures

As of December 31, 2009, the Company has carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures, as such term is defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures were effective to ensure that information required to be disclosed in the Company’s periodic reports filed under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified by the Securities and Exchange Commission’s rules and regulations.

(b)      Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America (“GAAP”). We recognize that because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

To evaluate the effectiveness of our internal control over financial reporting, management used the criteria described in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). A material weakness (within the meaning of PCAOB Auditing Standard No. 5) is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.  It is management’s assessment that our internal control over financial reporting was effective as of December 31, 2009.

(c)      Attestation Report of Independent Registered Public Accounting Firm

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to current rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

(d)      Changes in internal control over financial reporting.

There has been no change in the Company’s internal control over financial reporting that occurred during the Company’s fourth fiscal quarter ended December 31, 2009 and that has materially affected, or is reasonably likely to affect, the Company’s internal control over financial reporting.

ITEM 9B.          OTHER INFORMATION
None

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors, Executive Officers and Significant Employees

The Company has eight directors consisting of Mr. Han, Mr. Weng, Ms. Liu, Dr. Wick, Dr. Sun, Mr. Mak, Dr. Frey and Dr. Li. who were all re-elected as directors at the annual meeting of shareholders held on June 21, 2009.

Below in the sections titled “Description of Current Directors” and “Description of Executive Officers” are the names, ages and biographies of our current directors and executive officers, the principal offices and positions held by each person and the date such person became our director or executive officer.  The Company’s executive officers are elected annually by the Board of Directors.  Each year the shareholders elect the board of directors.  The executive officers serve until their death, resignation or removal by the Board of Directors.  With the exception of Messrs. Han and Weng, and Ms. Liu who were appointed as directors in connection with the acquisition of Oriental Wave as previously disclosed in the Securities and Exchange Commission filings, there were no other arrangement or understanding between any executive officer or director and any other person pursuant to which any person was elected as an executive officer or director.  There are no family relationships between any of our directors, executive officers, director nominees or significant employees.

During the last five years, none of our directors or our executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Description of Current Directors
Mr. Yanlin Han, age 46, is the Chief Executive Officer and the Chairman of the Board of Director of Company, positions he assumed in January 2005.  Prior to the reverse take-over of the Company, Mr. Han was the founder and Chairman of Oriental Wave and responsible for the overall strategic planning and direction of the Company.   Mr. Han has over 20 years of experience in the pharmaceutical industry in many positions like material buyer, product sales and manager for state-own companies in China and has very extensive sales and production management experience in China.  He founded his private company named Shanxi Tongling Pharmaceutical Company in 1994, which became the vehicle to acquire state-owned pharmaceutical companies through bankruptcy process or contractual management agreements.  Mr. Han set up a joint venture with a large Indian pharmaceutical company to produce pharmaceutical intermediates with mass fermentation technology.  Mr. Han also serves as the Vice-President of Shanxi Province Foreign Investment Enterprise Association and Vice-President of Datong City Trade Council.  Mr. Han graduated from Shanxi Institute of Economic Management in 1986.

Mr. Zhanguo Weng, age 55, had been a Director of the Company since January 2005.  Mr. Weng was the Vice President, China Operation until July 1, 2006 when the Company completed the sales of part of its formulation business.  Mr. Weng has over 25 years of experience in pharmaceutical industry including being the General Manager for Shanxi Tongzhen Pharmaceutical Co. Ltd. from August 1997 to January 2002 and Superintendent for Datong No. 2 Pharmaceutical Factory from June 1992 to August 1997.  He graduated from the Business Administration faculty of Shanxi Broadcasting University in 1986 and has also participated the Senior Program of MBA (Pharmaceutical Line) of People’s University of China for two years. Subsequent to the sales of part of the company’s formulation business on July 1, 2007, Mr. Weng became a director of Shanxi C&Y Pharmaceutical Company, the buyer of the Company’s formulation business.

Ms. Xuemei Liu, age 40, has been a Director of the Company since January 2005.  Ms. Liu is currently the Chairman of Tera Science & Technology Development Co. Ltd. which engages in a wide range of investment projects in real estate development, coal trading and media and publishing industry. Prior to her present position as Chairman of Tera Science & Technology Development Co. Ltd., Ms. Liu was the vice general manager of Beijing Chemical Baifeng Investment Corporation Futures Broker Company from 1996 to 1999. Ms. Liu graduated from Beijing University with a Bachelor degree in 1996 and graduated from the Graduate School of the Chinese Academy of Social Sciences with a Master degree in 1998.

 Dr. Heinz Frey, age 72, has been a Director of Company since September 2005, graduated from University of Bern, Switzerland in 1966, has 30 years of experience in the telecommunication industry, security manufacturing and service industry.  He has broad experience in the management of various sizes of companies with global presence, financing and controlling of international companies, leading development, production, sales and finance departments. He is also a board member of various companies.

 Dr. Alexander Wick, Ph.D., age 72, has been a Director of Company since 1998 and was the President from 2002 until his resignation effective on February 2, 2006.  As of February 3, 2009, Dr. Wick is an independent director of the Company. Dr. Wick holds a doctorate degree in synthetic organic chemistry from the Swiss Federal Institute of Technology and has completed post-doctoral studies at Harvard University.  He has had leading positions in the pharmaceutical research departments of F. Hoffmann-La Roche in the United States and Switzerland and Synthelabo in France (Director of Chemical Research and Development) for over 25 years in the field of antibiotics, prostaglandius, vitamins, cardiovascular CNS and AIDS. In 1995 he created the fine chemicals company Sylachim S.A., a 100% subsidiary of Synthelabo, active in chemical intermediates and API’s for the world’s largest pharmaceutical companies (turnover of over 100 million Euros) and was its President until its acquisition by the German conglomerate mg Technologies (Dynamit-Nobel GmbH) in 2001.  In 2006 he founded AS Biotech in Bern, Switzerland and is currently its president.

Dr. Yiu Kwong Sun, M.B., B.S., age 66, has been a Director of Dragon Pharma since 1999.  Dr. Sun graduated from the University of Hong Kong Faculty of Medicine in 1967.  He is a Founding Fellow of the Hong Kong College of Family Physicians and a Fellow of the Hong Kong Academy of Medicine.  Since 1995, he has served as the Chairman of the UMP Healthcare Group, which has been operating and managing a large network of medical facilities throughout Hong Kong, Macau and China.  Dr. Sun is currently the Clinical Associate Professor (honorary) in Family Medicine of the Chinese University of Hong Kong, and the Honorary Clinical Assistant Professor of the Family Medicine Unit of the University of Hong Kong.

Mr. Peter Mak, aged 49, has been a Director of the Company since September 2005.  Mr. Mak is the managing director of Venfund Investment, a Shenzhen based mid-market M&A investment banking firm specializing in cross-border mergers and acquisitions, corporate restructuring, capital raising and international financial advisory services for Chinese privately-owned clients, which he co-founded in late 2001. Prior to that, Mr. Mak spent 17 years at Arthur Andersen Worldwide where he was a Firm partner and served as the managing partner of Arthur Andersen Southern China in his last position with the Firm. Mr. Mak also serves as an independent non-executive director and audit committee chairman of Trina Solar Limited, China GrenTech Corp. Ltd., Dragon Pharmaceutical Inc. and China Security & Surveillance Technology, Inc., companies listed in the U.S.; Shenzhen Fiyata Holdings Ltd., a company listed in Mainland China; and Huabao International Holdings Ltd., China Dongxiang (Group) Co., Ltd., Pou Sheng International (Holdings) Limited, Real Gold Mining Limited and 361 Degrees International Limited, companies listed on the Hong Kong Stock Exchange. Mr. Mak is also the non-executive director of Bright World Precision Machinery Ltd., a company listed in the Republic of Singapore. Mr. Mak is a graduate of the Hong Kong Polytechnic University and a fellow member of the Association of Chartered Certified Accountants, UK, and the Hong Kong Institute of Certified Public Accountants, and a member of the Institute of Chartered Accountants, in England and Wales.

Dr. Jin Li, age 42, has been a Director of Company since September 2005, is currently a senior advisor of Phycos International Co., Ltd.  Prior to joining Phycos, he was a partner at the international law firm, Linklaters.  Mr. Li studied biochemistry at Peking University in China and received his Master of Science degree in Biochemistry from the University of Michigan and his JD degree from Columbia University Law School.  He has more than ten years of experience in international IPOs, M&A and business transactions.

Description of Executive Officers
The following sets forth the Company’s executive officers.

Name	Position	Age
Yanlin Han	Chief Executive Officer (Principal Executive Officer)	46
Garry Wong	Chief Financial Officer (Principal Financial Officer)	39
Maggie Deng	Chief Operating Officer and Corporate Secretary	42

For a description of Mr. Han, please see his biography above under “Description of Current Directors.”

Garry Wong has been the Chief Financial Officer of the Company since January 2005. Prior to his current position, Mr. Wong served as the Company’s Executive Assistant to President and Chief Executive Officer of the Company from February 2002 to January 2005. Before joining the Company, Mr. Wong was a manager of the Global Mergers and Acquisitions Group at Nortel Networks since 1996. He managed and executed transactions consisting of acquisitions, divestitures, equity investments, spin-offs, public market listing and joint ventures, in Europe, North America, Asia and the Middle East.  Mr. Wong is a Chartered Financial Analyst, or CFA, who received an International MBA degree from York University, Canada with double majors in Corporate Finance and Greater China studies and a Bachelor degree in Business Administration from University of Hong Kong.

Maggie Deng has been the Chief Operating Officer and Corporate Secretary of the company since January 2005, holding bachelor degree from Tsinghua University in China. Ms. Deng has over 10 years of experience working in or with public companies as investment banker, mainly on IPOs and secondary offering for Chinese companies on domestic stock exchange as well as international ones. Ms. Deng was the senior manager of China International Capital Corporation, a Morgan Stanley joint venture investment banking firm in China, from 1998 to 2001.  Ms. Deng moved to Canada in 2001 and held a position of Assistant President in a start-up biotech company in Vancouver, Canada until she joined Company in January 2005.

Audit Committee and Financial Expert
On June 21, 2009, the Board reappointed Mr. Mak, Dr. Frey and Dr. Li, each of whom is independent director, to the Audit Committee.  Mr. Mak, the Chairman of the Audit Committee, is an audit committee financial expert within the meaning of Item 407(d)(5)((ii) of Regulation S-X. The Audit Committee operates under a written charter.

Nominating Committee
Due to the size of the Company, the Company does not have a separate nominating committee. Instead, the Board of Directors serves as the nominating committee. There has been no material changes to the procedure by which the Company’s shareholders may recommend nominees to the Board of Directors.  The Board of Directors will consider nominations to the Board by its shareholders.  Requests for consideration should be made to the Company’s Corporate Secretary, Maggie Deng.

Code of Ethics
The Company has adopted a series of ethical standards and related policies, that are applicable to the officers, directors and employees of the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.  These standards and policies include Code of Ethical Conduct, Code of Ethical Conduct for Financial Managers, Anti-fraud Policy and Whistleblower Policy, which are all available on the Company’s website at www.dragonpharma.com.  Amendments to and waivers from these standards and policies will also be disclosed on the Company’s website.

Compliance with Section 16 of the Securities Exchange Act of 1934
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file reports of ownership and changes in ownership of the Company’s common stock with the SEC. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of Forms 3, 4 and 5 delivered to the Company as filed with the Securities and Exchange Commission, the management believes that the Company’s executive officers and directors and persons who own more than 10% of the Company’s common stock timely filed all required reports pursuant to Section 16(a) of the Exchange Act during the most recent fiscal year.

ITEM 11.          EXECUTIVE COMPENSATION

Compensation Committee
The Board first established the Compensation Committee in 2005.  On June 21, 2009, the Board elected Dr. Sun, Dr. Frey and Dr. Li, each of whom is independent director, to the Compensation Committee.  Dr. Sun is elected as the Chairman of the Compensation Committee.  The Compensation Committee operates under a written charter.

General Philosophy
The primary purpose of the Compensation Committee is to assist the Board of Directors by reviewing and making recommendations to the Board of Directors in matters related to compensation of the Company’s executives, employees and members of the Board.  The Company’s Board of Directors is ultimately responsible for establishing, approving and administering the Company’s executive and director compensation.

Executive Compensation
The Board of Director’s compensation objective is designed to attract and retain the best available talent while efficiently utilizing available resources. The Company compensates executive management consisting primarily of a base salary and equity compensation designed to be competitive with comparable employers in the location of countries in which it operates primarily China and Vancouver, Canada, and to align management’s compensation with the long-term interests of shareholders.   In considering executive management’s compensation, the Board also takes into consideration the financial condition of the Company.

 Currently, the Company does not maintain any incentive compensation plans based on pre-defined performance criteria. The Board of Directors has the general authority, however, to award equity incentive compensation, i.e. stock options, to the Company’s executive officers in such amounts and on such terms as the Board of Directors determines in its sole discretion.  The Board of Directors does not have a determined formula for determining the number of options available to be granted. The Compensation Committee reviews each executive’s contribution to the Company’s strategic goals periodically and makes recommendation to the Board of Directors.

The Board of Directors did not consider any change in control provisions, tax considerations nor performance criteria in granting the increasing these executives’ base salary and the granting of options.  The Chief Executive Officer was consulted and gave his opinion as to the compensation to be paid to the executive officers, but the actual compensation amount was recommended by the Compensation committee and approved by the Board of Directors.

The base salary for the Company’s executive officers was determined by negotiation in connection of the reverse takeover merger involving Oriental Wave and the Company that was completed in January 2005.  Since that time, there has been no change in the executives’ base salary.  As the Company’s headquarters and executive office is located in Vancouver, Canada, the Company pays its executive officers in Canadian dollars.  These base salaries decreased approximately 6.6% from 2008 to 2009 which reflects solely the depreciation of Canadian dollars against U.S. dollars.  The absolute amount of those base salaries of the Company’s executive officers in Canadian dollars remained the same since January 2005.

Compensation Summary
The following table summarizes all compensation earned by or paid to the Company’s Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer) and other executive officer, during the past two fiscal years.

Summary Compensation Table*

Name and principal position	Year	Salary	All Other compensation	Total
Yanlin Han Chairman and Chief Executive Officer (Principal Executive Officer)	2009	$170,995	-	$170,995
	2008	$183,020	-	$183,020

Garry Wong Chief Financial Officer (Principal Financial Officer)	2009	$114,564	-	$114,564
	2008	$122,621	-	$122,621

Maggie Deng Chief Operating Officer and Corporate Secretary	2009	$115,132	-	$115,132
	2008	$123,228	-	$123,228

*The columns for Bonus, Stock Awards, Option Awards, Non-Equity Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings were omitted because there were none earned or paid to any of the named executive officers during the past two fiscal years.

Option Grants in 2008 and 2009
For the year 2009, the Company did not grant any options.

For the year 2008, the Company granted options of 170,000 shares to certain employees at an exercise price of $0.75 per share on February 17, 2008.

Aggregated Option Exercises in Last Fiscal Year and Ten-Year Options/SAR Repricings
There was no repricing of options for the fiscal years ended December 31, 2008 and 2009.

Fiscal Year End Option
The following table sets forth for the Company’s executive officers named in the Summary Compensation Table and the number and exercise price of exercisable and un-exercisable options as at December 31, 2009.  There were no restricted stock awards outstanding as of December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

	Number of Securities Underlying Unexercised Options on December 31, 2009*
Name	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date
Yanlin Han Chairman and Chief Executive Officer	800,000	-	0.51	May 16, 2010
	500,000	-	0.74	Sept 30, 2010

Garry Wong Chief Financial Officer	200,000	-	$1.18	Jan 12, 2010
	300,000	-	$0.51	May 16, 2010
	200,000		$0.74	Sept 30, 2010

Maggie Deng Chief Operating Officer	200,000	-	$1.18	Jan 12, 2010
	300,000	-	$0.51	May 16, 2010
	200,000	-	$0.74	Sept 30, 2010

* There were no securities underlying unexercised unearned options under Equity Incentive Plan Awards on December 31, 2009.

Director’s Compensation
Directors are not routinely compensated for their services. However, from time to time, Board members are awarded stock options as recommended by the Compensation committee and determined by the Board. The exercise price of the options is based on the fair market value of the underlying shares of common stock at the time of grant. No directors received any compensation, including options to purchase common stock, during 2008 and 2009.

However, in connection with Mr. Han’s proposal to acquire all of the outstanding shares of the Company, the Board of Directors has established a Special Committee of independent directors to evaluate the proposal and other strategic alternatives. The Special Committee consists of Peter Mak, Dr. Jin Li and Dr. Heinz Frey.  Peter Mak, as the Chairman of the Special Committee, would be compensated US$ 40,000 and Dr. Jin Li and Dr. Heinz Frey, as the members of the Special Committee, would be compensated US$20,000 respectively by the end of the term of the Special Committee.

Summary Compensation Table*
Name and principal position	Year	Fees Earned or Paid in Cash ($)	All Other compensation	Total

Yanlin Han	2009	As described above in “Executive Compensation”
Chairman and Chief Executive Officer	2008	As described above in “Executive Compensation”

Zhanguo Weng	2009	-	-	-
Director	2008	-	-	-

Xuemei Liu	2009	-	-	-
Director	2008	-	-	-

Alexander Wick	2009	-	-	-
Director	2008	-	-	-

Yiu Kwong Sun	2009	-	-	-
Director	2008	-	-	-

Peter Mak	2009	-	-	-
Director	2008	-	-	-

Heinz Frey	2009
Director	2008	-	-	-

Jin Li	2009	-	-	-
Director	2008	-	-	-

*The columns for, Stock Awards, Option Awards, Non-Equity Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings were omitted because there were none earned or paid to any of the Named Executive Officers during the past two fiscal years.

Long-Term Incentive Plans-Awards in Last Fiscal Year
We do not currently have any long-term incentive plans.

ITEM 11.          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table shows the number of the Company’s common stock beneficially owned (unless otherwise indicated) by each shareholder known by the Company to be the beneficial owner of more than 5% of the Company’s common stock, by the Company’s named executive officer and current directors and the executive officers and directors as a group. Except as otherwise indicated, Common stock beneficially owned and percentage ownership set forth below is based on 67,006,418 shares issued and outstanding as of March 15, 2010.

	Shares Beneficially Owned(1)
Name and Adddress of Beneficial Owner	Number		Percent
Yanlin Han* Chairman and Chief Executive Officer	26,753,741	(2)	39.13%

Zhanguo Weng* Director	9,586,783	(3)	14.17%

Xuemei Liu* Director	5,193,391	(4)	7.66%

Alexander Wick* Director	1,600,000	(5)	2.35%

Yiu Kwong Sun* Director	1,400,000	(6)	2.07%

Peter Mak* Director	700,000	(7)	1.03%

Heinz Frey* Director	600,000	(7)	0.89%

Jin Li* Director	600,000	(7)	0.89%

Maggie Deng* Chief Operating Officer and Corporate Secretary	700,000	(7)	1.03%

Garry Wong* Chief Financial Officer	700,000	(7)	1.03%

All directors and executive officers as a group (10 persons)	47,833,915	(8)	63.98%

Bright Faith Overseas Limited	3,496,503		5.21%

Ms. Qingming Liu	6,000,000		8.95%

 *C/O Dragon Pharmaceutical, Inc., 650 West Georgia Street, Suite 310, Vancouver, British Columbia V6B 4N9

(1)           Except as otherwise indicated, the Company believes that the beneficial owners of the common stock listed above, based on information furnished by such owners or publicly available, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within sixty days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)	Includes options to purchase 1,300,000 shares.
(3)	Includes options to purchase 600,000 shares.
(4)	Includes options to purchase 700,000 shares.
(5)	Includes options to purchase 1,100,000 shares.
(6)	Includes options to purchase 700,000 shares. Also includes 600,000 shares of common stock owned by Yukon Health Enterprise for which Mr. Sun serves as director and officer.
(7)	Represents options exercisable within sixty days.
(8)	Includes options to acquire 7,700,000 shares of common stock.

Changes in Control
In connection with the merger and pursuant to a Support Agreement dated as of March 26, 2010, certain Board of Directors, namely Mr. Weng, Ms. Xuemei Liu, Dr. Wick and Dr. Sun, collectively owning 21.9% of the Company’s issued and outstanding common stock as of March 15, 2010, have agreed to vote all shares of common stock held by them in favor of the adoption of the Merger Agreement at the Company’s Special Shareholders Meeting.

Equity Compensation Plan Information
The Company’s shareholders approved a share option plan at its Annual Meeting held on December 18, 2001, authorizing 4,500,000 shares for issuance under the plan.  At its Annual Meeting held on August 12, 2005, the Company’s shareholders approved another share option plan authorizing the issuance of a further 15,000,000 shares. The following table provides aggregate information as of December 31, 2009 with respect to all compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, and warrants	Weighted-average exercise price of outstanding options, and warrants	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	9,760,000	$0.71	9,204,000
Equity compensation plans not approved by security holders	0	-	0
Total	9,760,000	$0.71	9,204,000

ITEM 13.          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

During the past two years, the Company has been a party to transactions involving one of its directors. See also Note 19 to the Company’s financial statements.

On January 22, 2010, the Company announced that in a letter dated January 15, 2010, Mr. Yanlin Han, Chairman and CEO of the Company, has made a non-binding proposal to acquire all of the outstanding shares of the Company for a price of $0.80 per share. The Company’s common stock quoted on OTCBB and traded on Toronto Stock Exchange closed at $0.60 per share and at CAD $0.63 per share, respectively, on January 22, 2010.  Mr. Han is the largest shareholder of the Company owning 37.95% of the total outstanding shares. Mr. Han’s letter indicates that his proposal is conditioned upon satisfactory completion of due diligence, negotiation of definitive transaction documents, receipt of the requisite financing commitments and receipt of necessary board approval.

The Board of Directors of the Company has established a Special Committee of independent directors consisting of Peter Mak, Chairman, and Dr. Jin Li and Dr. Heinz Frey to act on behalf of Dragon Pharma with respect to consideration of the proposal and other strategic alternatives.

On March 26, 2010, the Company entered into an Agreement and Plan of Merger by and among, Chief Respect Ltd., Datong Investment Inc., a wholly owned subsidiary of Chief Respect Ltd., and Mr. Yanlin Han, the Company's Chairman, Chief Executive Officer and largest shareholder. Chief Respect Ltd. is a Hong Kong corporation owned by Mr. Han. Under the terms of the Agreement and Plan of Merger, Mr. Han will acquire shares of Dragon common stock not owned by him for $0.82 per share in cash.  The transaction is expected to close in the second quarter of 2010 and is subject to certain closing conditions, including approval by the Company’s shareholders, meeting certain requirements of the Toronto Stock Exchange, and other closing conditions set forth in the merger agreement. Under Florida law, the adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares entitled to vote. Under the rules of the Toronto Stock Exchange, the merger agreement must be approved by the holders of a majority of the outstanding shares entitled to vote, excluding the votes of those shares owned by Yanlin Han.

Director Independence
Dr. Yiu Kwong Sun, Ms. Xuemei Liu, Mr. Peter Mak, Dr. Heinz Frey Dr. Alexander Wick, Mr. Zhanguo Weng and Dr. Jin Li are deemed to be independent directors within the meaning of NASD listing standards.

ITEM 14.          PRINCIPAL ACCOUNTING FEES AND SERVICES

For the year ended December 31, 2008 Ernst & Young LLP was engaged by the Company to provide both audit and non-audit services.  However, on October 14, 2009, the Company engaged Chang Lee LLP to provide both audit and non-audit services for the year ended December 31, 2009. See Item 9 above.  The following fees were paid for services provided by either Chang Lee LLP and Ernst & Young LLP.

Audit Fees. The aggregate fees paid for the annual audit of financial statements included in the Company’s Annual Report for the year ended December 31, 2009 and 2008 and the review of the Company’s quarterly reports for such years, amounted to approximately $213,000 and $363,000 respectively.

Audit Related Fees. For the years ended December 31, 2009 and 2008 the Company paid $0 and $0 to either Chang Lee LLP or Ernst & Young for other audit related fees.

Tax Fees. For the year ended December 31, 2009 and 2008, the Company paid $0 and $0 to either Chang Lee LLP or Ernst & Young for tax fees.

All Other Fees. For the years ended December 31, 2009 and 2008, the Company paid $Nil and $Nil to either Chang Lee LLP or Ernst & Young for any non-audit services.

The above-mentioned fees are set forth as follows in tabular form:
	2009	2008

Audit Fees	$213,000	$363,000
Audit Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees	$0	$0

Audit Committee Approval of Audit and Non-Audit Services of Independent Accountants

The Audit Committee approves all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The independent accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent accountants, and the fees for the services performed to date.

PART IV

ITEM 15.          EXHIBITS, FINANCIAL STATEMENTS SCHEDULES
(a)           The following documents are filed as a part of this report.

(1)           Financial Statements
Report of Independent Accountants
Year-end Consolidated Balance Sheets
Year-end Consolidated Statements of Operations
Year-end Consolidated Statements of Stockholders’ Equity
Year-end Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

(b)           Exhibits

Exhibit No.	Description
2.1	Share Exchange Agreement with First Geneva Investments(1)
3.1	Certificate of Incorporation(1)
3.2	Certificate of Amendment, dated June 19, 1997(1)
3.3	Certificate of Amendment of Articles of Incorporation, dated September 21, 1998(1)
3.4	Certificate of Amendment of Articles of Incorporation, dated January 11, 2005*
3.5	Certificate of Amendment of Articles of Incorporation, dated August 12, 2005*
3.6	Bylaws(1)
3.7	Amended and Restated Bylaws(2)
10.1	2001 Stock Option Plan(3)
10.2	Waivers of Certain Conditions to the Shares Purchase Agreement(4)
10.3	Escrow Agreement among the Company, Oriental Wave Holding Limited, Yanlin Han, Zhanguo Weng and Xuemei Liu, dated January 12, 2005(4)
10.4	Agreement for Advance and Long Term Supply of Products between Aurobindo (Datong) Bio-Pharma Co. Ltd. and Shanxi Weiqida Pharmaceutical Co. Ltd.(5)
10.5	Technology Transfer Agreement between Shanxi Weiqida Pharmaceutical Co., Ltd. and Alpha Process Trust Reg.(5)
10.6	Manufacturing Agreement for Dry-freeze Levoflaxacin Injectable by and between Shanxi Weiqida Pharmaceutical Co. and Shanxi Pude Pharmaceutical Co. Ltd.(5)
10.7	Technology Transfer Agreement between Shanxi Weiqida Pharmaceutical Co., Ltd. and Alpha Process Trust Reg.(5)
10.8	2005 Stock Option Plan(6)
14.1 23.1	Code of Ethics(6) Consent of Chang Lee LLP, Chartered Accountants*
23.2	Consent of Ernst & Young LLP., Chartered Accountants*
31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act
31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act
32	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act

* Filed herewith

(1)	Incorporated by reference to the Company’s Form 10SB12G filed with the SEC on November 4, 1999.

(2)	Incorporated by reference to the Company’s Form 10KSB filed with the SEC on March 31, 2005.

(3)	Incorporated by reference to the Company’s Form DEF14A filed with the SEC on November 21, 2001.

(4)	Incorporated by reference to the Company’s Form 8-K filed with the SEC on January 18, 2005.

(5)	Incorporated by reference to the Company’s Form 8-K filed with the SEC on March 2, 2005 (portions of which have been omitted for confidential treatment purposes).

(6)	Incorporated by reference to the Company’s Form DEF14A filed with the SEC on July 14, 2005.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 31, 2010	Dragon Pharmaceutical Inc.,
a Florida Corporation

/s/ Yanlin Han
Yanlin Han, Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures	Date

/s/ Yanlin Han
Mr. Yanlin Han, Chairman of the Board and Chief Executive Officer	March 31, 2010

/s/ Zhanguo Weng
Mr. Zhanguo Weng, Director	March 31, 2010

/s/ Dr. Yiu Kwong Sun
Dr. Yiu Kwong Sun, Director	March 31, 2010

/s/ Dr. Alexander Wick
Dr. Alexander Wick, Director	March 31, 2010

/s/ Xuemei Liu
Ms. Xuemei Liu, Director	March 31, 2010

/s/ Peter Mak
Mr. Peter Mak, Director	March 31, 2010

/s/ Heinz Frey
Dr. Heinz Frey, Director	March 31, 2010

/s/ Jin Li
Dr. Jin Li, Director	March 31, 2010

/s/ Garry Wong
Garry Wong, Chief Financial Officer	March 31, 2010
(Principal Financial Officer)

DRAGON PHARMACEUTICAL INC.
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

CONTENTS

PAGE	F2-F3	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	F4	CONSOLIDATED BALANCE SHEETS AS AT DECEMBER 31, 2009 AND 2008

PAGE	F5	CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

PAGE	F6	CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

PAGE	F7	CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

PAGES	F8—F32	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

F1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

DRAGON PHARMACEUTICAL INC.

We have audited the consolidated balance sheet of Dragon pharmaceutical Inc. as at December 31, 2009 and the consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We did not audit the Company’s consolidated financial statements as of December 31, 2008 and the year then ended in the consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows, which were audited by other auditors whose report, dated March 25, 2009, which expressed an unqualified opinion, has been furnished to us.  Our opinion, insofar as it relates to the amounts included for the year ended December 31, 2008, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2009 and the results of its operations and its cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

As discussed in Note 1(B) to the consolidated financial statements, the Company’s recurring working capital deficiency raises substantial doubt about its ability to continue as a going concern.  Management’s plan in regard to this matter also is described in Note 1(B).  These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada
March 29, 2010	Chartered Accountants

F2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Dragon Pharmaceutical Inc.

We have audited the accompanying consolidated balance sheet of Dragon Pharmaceutical Inc. as of December 31, 2008 and the consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Dragon Pharmaceutical Inc. as at December 31, 2008, and the consolidated results of its operations and cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1(B) to the consolidated financial statements, the Company’s recurring working capital deficiency raises substantial doubt about its ability to continue as a going concern.  Management’s plan in regard to this matter also is described in Note 1(B).  These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	/s/ Ernst & Young LLP
March 25, 2009	Chartered Accountants

F3

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS AT DECEMBER 31, 2009 AND 2008
Expressed in Thousands of US Dollars ($'000) Except Share Data
(Basis of Presentation – Note 1)

	Notes	December 31, 2009	December 31, 2008
ASSETS

CURRENT ASSETS
Cash	20	6,397	2,011
Restricted cash	11,20	1,577	2,923
Accounts receivable, net of allowances	2	24,053	10,499
Inventories, net	3	20,540	25,760
Prepaid expenses		1,885	5,738
Due from related parties	19	1,380	1,139
Deferred income tax assets	18	90	176
Total Current Assets		55,922	48,246

PROPERTY AND EQUIPMENT, NET	4,10	118,730	94,565

OTHER ASSETS
Intangible assets, net	5	4,272	1,503
Investments –cost		15	15
Other assets	6	7,348	3,751
Deferred income tax assets	18	351	295
Total Other Assets		11,986	5,564
TOTAL ASSETS		186,638	148,375

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable		23,338	17,142
Other payables and accrued liabilities	9	51,056	26,280
Loans payable – short-term	10	32,367	20,870
Notes payable	11	2,502	5,836
Due to related parties	19	111	66
Total Current Liabilities		109,374	70,194

LONG-TERM LIABILITIES
Loans payable – long-term	10	11,262	20,571
Deferred credit	12	351	394
Total Long-Term Liabilities		11,613	20,965
TOTAL LIABILITIES		120,987	91,159

COMMITMENTS AND CONTINGENCIES (Note 16)
STOCKHOLDERS’ EQUITY
Authorized: 200,000,000 common shares at par value of $0.001 each, common shares issued and outstanding 2009: 67,066,418; 2008: 67,066,418		67	67
Additional paid-in capital		49,151	49,105
Retained earnings/ (Deficit)		2,387	(4,588)
Reserves	17	5,935	4,653
Accumulated other comprehensive income		8,111	7,979
Total Stockholders’ Equity		65,651	57,216

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		186,638	148,375

The accompanying notes are an integral part of these consolidated financial statements.

F4

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in Thousands of US Dollars ($'000) Except Per Share Data

	Note	2009	2008

SALES	13	165,772	151,947
COST OF SALES		135,401	127,400
GROSS PROFIT		30,371	24,547

OPERATING EXPENSES
Selling expense		4,539	4,007
General and administrative expenses		6,303	8,574
Research and development expenses		240	1,277
Depreciation and amortization		1,756	1,039
Total Operating Expenses		12,838	14,897

INCOME FROM OPERATIONS		17,533	9,650

OTHER INCOME / (EXPENSE)
Interest expense		(4,055)	(3,626)
Other income	12,14	645	1,085
Other expenses	4, 5	(2,149)	(192)
Total other expenses		(5,559)	(2,733)

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES		11,974	6,917

INCOME TAX EXPENSE	18	(3,717)	(896)

INCOME FROM CONTINUING OPERATIONS		8,257	6,021

INCOME FROM DISCONTINUED OPERATIONS	7	-	803
NET INCOME		8,257	6,824

OTHER COMPREHENSIVE INCOME
Foreign currency translation		132	3,183

COMPREHENSIVE INCOME		8,389	10,007

Earnings per share - basic	15
- from continuing operations		0.12	0.09
- from discontinued operations		0.00	0.01
- net income		0.12	0.10

Earnings per share - diluted	15
- from continuing operations		0.12	0.09
- from discontinued operations		0.00	0.01
- net income		0.12	0.10

The accompanying notes are an integral part of these consolidated financial statements.

F5

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in Thousands ($'000) of US Dollars Except Share Data

			Additional	Retained		Accumulated other
	Common Stock		Paid-In	earnings/		comprehensive	Due from a
	Shares	Amount	Capital	(Deficit)	Reserves	income	Stockholder	Total

Balance, December 31, 2007	66,374,507	$66	$42,681	$(4,488)	$3,833	$4,796	$(24)	$46,864
Stock options exercised (Note 17 (B))	260,000	1	166					167
Shares released from escrow (Note 17 (B))	431,911	-						-
Other comprehensive income
- foreign currency translation						3,183		3,183
Stock-based compensation			154					154
Transfer from retained earnings to:
- additional Paid-in Capital: (Note 16 (C) and 17(A))			6,104	(6,104)				-
- reserve (Note 17 (A)):				(820)	820			-
Repayment from stockholders							24	24
Net income for the year				6,824				6,824
Balance, December 31, 2008	67,066,418	67	49,105	(4,588)	4,653	7,979	-	57,216
Other comprehensive income
- foreign currency translation						132		132
Stock-based compensation			46					46
Transfer from retained earnings to:
- reserve (Note 17 (A)):				(1,282)	1,282			-
Net income for the year				8,257				8,257
Balance, December 31, 2009	67,066,418	67	49,151	2,387	5,935	8,111	-	65,651

The accompanying notes are an integral part of these consolidated financial statements.

F6

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in Thousands of US Dollars ($ '000)

	2009	2008

CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Income from continuing operations	8,257	6,021
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,848	8,032
Stock-based compensation expense	46	154
Accreted interest on long term payable	-	56
Gain on disposal of assets	(57)	(54)
Provision on impairment loss of assets	1,970	-
Deferred income tax expense	30	503
Deferred credit	(44)	(43)
Changes in operating assets and liabilities
Accounts receivable	(10,319)	523
Inventories	5,281	(6,147)
Prepaid expenses	3,868	(1,932)
Accounts payable	6,151	7,086
Notes payable	(3,347)	5,745
Restricted cash	1,352	(2,877)
Amount due from related parties	(196)	(239)
Other payables and accrued liabilities	2,106	(1,959)
Cash provided by continuing operations	25,946	14,869
Cash provided by discontinued operations	-	923
Net Cash provided by Operating Activities	25,946	15,792

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchase of long-lived assets	(39,004)	(23,472)
Government grants received in advance	95	-
Advance from Government for relocation	11,843	4,739
Deposit for land and construction	-	(943)
Recovery of land deposit	-	1,149
Cash used in continuing operations	(27,066)	(18,527)
Cash provided by discontinued operations	-	1,580
Net Cash used in Investing Activities	(27,066)	(16,947)

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Repayment of long-term accounts payable	-	(1,527)
Repayment of non-interest bearing demand loans	(1,850)	(3,640)
Proceeds from non-interest bearing demand loans	5,279	2,189
Proceeds from loans payable	31,330	27,728
Repayment of loans	(29,247)	(26,791)
Proceeds from exercise of stock options	-	167
Net Cash provided by (used in) Financing Activities	5,512	(1,874)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(6)	304

NET INCREASE (DECREASE) IN CASH	4,386	(2,725)
CASH AT BEGINNING OF THE YEAR	2,011	4,736

CASH AT END OF THE YEAR	6,397	2,011

Cash paid during the period for interest expense, net of capitalized interest	4,055	3,570
Cash paid during the period for income taxes	2,370	1,595

SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITIES:
Exchange of assets to offset payables	(158)	(54)

The accompanying notes are an integral part of these consolidated financial statements.

F7

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
 Expressed in US Dollars

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization and principal activities

The Company was originally formed on August 22, 1989, as First Geneva Investments, Inc. First Geneva Investments was formed for the purpose of evaluating and acquiring businesses.  On August 17, 1998, the Company acquired Allwin Newtech Ltd., a British Virgin Islands corporation. Allwin Newtech Ltd. was formed on February 10, 1998, for the purpose of developing pharmaceutical products in China.  On September 21, 1998, First Geneva Investments Inc. changed its name to Dragon Pharmaceutical Inc.

On January 12, 2005, the Company completed the acquisition of Oriental Wave Holding Limited (“Oriental Wave”). Oriental Wave was principally engaged in the production and sale of pharmaceutical products in China.  In connection with the acquisition of Oriental Wave, the Company issued 44,502,004 shares of common stock to the three prior owners of Oriental Wave. As a result, these three prior owners of Oriental Wave collectively owned 70.78% of the outstanding shares.

The Company is a leading manufacturer and distributor of a broad line of high-quality antibiotic products including Clavulanic Acid, 7-ACA, and downstream cephalosporin active pharmaceutical ingredient (“API”) and formulated powder for injection in both Chinese and other emerging markets.

The Company currently has three production facilities in Datong, China, including two that have been GMP (“Good Manufacturing Practice”) production facilities certified by the Chinese State Food and Drug Administration ("SFDA"): one facility producing bulk clavulanic acid and related active pharmaceutical ingredient (“API”), and another facility with a capacity of producing cephalosporin crude & sterilized bulk drugs and formulated powder for injection.  The third facility produces bulk 7-ACA, a core intermediate for downstream cephalosporin antibiotics.

Starting on January 1, 2008, the Company has realigned its business segments into two divisions: Penicillin and Cephalosporin divisions. This realignment better reflects the Company’s business strategy to become a leading vertically integrated manufacturer and distributor of a broad line of high-quality antibiotic products.

The Penicillin Division currently operates the production and sales of Clavulanic Acid, Cefalexin and Cephadroxil.

The Cephalosporin Division operates the production and sales of 7-ACA, its downstream APIs and cephalosporin formulated finished drugs. 7-ACA is a core intermediate for over 50 cephalosporin downstream API and formulated finished drugs. Downstream API products include Ceftazidime (crude powder), Cefotaxime (crude powder & sterilized bulk) and Cefuroxime (sterilized bulk). Formulated finished products include thirty-three dosage forms from eleven different types of cephalosporin powder for injection.

The Company’s headquarters, located in Vancouver, British Columbia accommodates corporate functions such as financial reporting, SEC compliance, corporate finance, risk management and entity-wide internal control oversight and investor relations. The Company also has corporate offices in Beijing, China to manage the sales and marketing for the Chinese market as well as international markets outside of China.

During the year ended December 31, 2009, Beijing Weixiang Bio-tech Co. Ltd. (“Beijing Weixiang”), a wholly owned subsidiary incorporated in China, was dissolved. The net assets of $651,000 were transferred to Shanxi Weiqida Pharmaceutical Co., Ltd (“Shanxi Weiqida”), another wholly owned subsidiary incorporated in China. Beijing Weixiang was established in 2005 and the core business was to research and develop new products. During the year ended December 31, 2009, the Company decided to centralize its research and development function in Shanxi Weiqida and dissolve Beijing Weixiang.

F8

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

(B) Basis of presentation and accounting policies

The consolidated financial statements include the accounts of the Company and its 100% owned subsidiaries: Oriental Wave Holding Limited (“Oriental Wave”) (incorporated in the British Virgin Islands), Shanxi Weiqida Pharmaceutical Co., Ltd. (“Shanxi Weiqida”) (incorporated in China), Beijing Weixang Bio-tech Co. Ltd.(“Beijing Weixiang”) (incorporated in China and dissolved in 2009 (Note 1 (A)), Allwin Newtech Ltd. (incorporated in the British Virgin Islands), Sanhe Kailong Bio-pharmaceutical Co., Ltd. (incorporated in China), Nanjing Huaxin Bio-pharmaceutical Co. Ltd. (“Huaxin”) (incorporated in China), Allwin Biotrade Inc. (incorporated in the British Virgin Islands) and Dragon Pharmaceuticals (Canada) Inc. (incorporated in Canada).  All significant inter-company balances and transactions have been eliminated upon consolidation.

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has a working capital deficiency of $53 million as at December 31, 2009.

 In addition, the Company has acquired a land use right for a piece of land located in the suburban area of Datong China to build a new 7-ACA and a new Clavulanic Acid production facilities with expanded capacities.   It is the management’s current estimate that a capital expenditure of $100 million will be required for these two new facilities which are expected to be completed by the end of 2010. The government of city of Datong has indicated that it would compensate the Company in the amount of $36 million as an incentive to move the existing 7-ACA and Clavulanic Acid production facilities to the new location (Note 4).  As a result, the Company anticipates that it will need to raise $64 million to build the two new facilities. .

On March 26, 2010, the Company entered into an Agreement and Plan of Merger by and among, Chief Respect Limited, Datong Investment Inc., a wholly owned subsidiary of Chief Respect Limited, and Mr. Yanlin Han, the Company’s Chairman, Chief Executive Officer and largest shareholder.  Chief Respect Limited is a Hong Kong corporation owned by Mr. Han.  Under the terms of the Agreement and Plan of Merger, Mr. Han will acquire shares of Dragon common stock not owned by him for $0.82 per share in cash.  Consummation of the merger is condition upon a number of items (Note 21).  If the merger is consummated, Mr. Han will be responsible for, among other thing, providing for the financing and relocating the new production facilities.

 In the event that the merger is not consummated, the Company plans to seek additional equity through the conversion of some of its liabilities and expects to raise funds through private placements in order to support existing operations and finance the two new production facilities. The Company has also significantly increased production levels which is expected to generate additional cash flow under contracted supply agreements. In addition, the Company intends to continue to renegotiate and extend loans, as required, when they become due, as has been done in the past. Subsequent to December 31, 2009, the Company successfully refinanced its loans due in January 2011 amounting to $5,412,000 (RMB37 million) (Note 10). There is no assurance that additional funds will be available for the Company on acceptable terms, if at all, or that the Company will be able to negotiate and extend the loans.

If adequate funds are not available or not available on acceptable terms or the Company is unable to negotiate or extend its loans, the Company may be required to scale back or abandon some activities. Management believes that actions presently taken provide the opportunity for the Company to continue as a going concern. The Company’s ability to achieve these objectives cannot be determined at this time. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  These financial statements do not include any adjustments that might result from this uncertainty.

F9

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

(C) Use of Estimates

In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for the reported period.  Actual results could differ from those estimates.

(D) Accounting Standards Codification

The Company has applied the Accounting Standards Codification (the “ASC”) approved by the Financial Accounting Standards Board (the “FASB”) as the source of authoritative generally accepted accounting principles (GAAP).

(E) Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. There was no cash equivalent as of December 31, 2009 and 2008.

(F) Accounts Receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts.  An allowance for doubtful accounts is established and recorded based on management’s assessment of the credit history with the customer and current relationships with them. The Company uses the specific identification method to determine its allowance for doubtful accounts.

(G) Investments

The Company’s investment in a private company represents less than 1% of the total equity of the private company as of December 31, 2009.  The investment is carried at cost and written down to estimated fair market value when indications exist that this investment has other than temporarily declined in value.  No write downs have been recorded to date.

(H) Inventories

Inventories are stated at the lower of cost or replacement cost with respect to raw materials and the lower of cost and net realizable value with respect to finished goods and work-in-progress, cost being determined on a weighted average basis.  Idle facility costs, abnormal freight, handling costs, and amounts of wasted materials (spoilage) are treated as current period costs.

The Company provides inventory allowances based on excessive spoilage and obsolete inventories determined principally by customer demand and product expiration dates.

F10

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

(I) Property and Equipment

Property and equipment is recorded at cost, less accumulated depreciation.  Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Interest costs that are attributable to the acquisition, construction or production of property and equipment that take a substantial period of time to get ready for its intended use are capitalized as part of the cost. No interest was capitalized during the years ended December 31, 2009 and 2008.
Land use rights are recorded at cost, less accumulated amortization.

Depreciation is provided on a straight-line basis over the assets’ estimated useful lives, less an estimated residual value.  The estimated useful lives are as follows:

Land use rights and buildings	50 Years
Plant and equipment	10 Years
Motor vehicles	8 Years
Furniture and office equipment	5 Years

Depreciable assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable based on projected undiscounted cash flows associated with the assets.  A loss is recognized for the difference between the fair value and the carrying amount of the assets.  Fair value is determined using a discounted cash flow analysis.

(J) Intangible Assets

Intangible assets represent production technology, licenses and permits for the production and sales of pharmaceutical products in China and are amortized on a straight-line basis over a period of ten years. Intangible assets are tested for impairment whenever events or circumstances indicate that a carrying amount may not be recoverable.  An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted cash flows.  The amount of the impairment loss to be recorded is calculated by the excess of the asset’s carrying value over its fair value.  Fair value is determined using a discounted cash flow analysis.

 (K) Revenue Recognition

The Company recognizes revenue, net of estimated provisions for returns, rebates and sales allowances, from the sale of pharmaceutical products. Revenues are recognized only when the Company has transferred to the customer the significant risk and rewards of ownership of the goods, title to the products transfers, the amount is fixed and determinable, evidence of an agreement exists, there is reasonable assurance of collection of the sales proceeds, the Company has no future obligations and the customer bears the risk of loss.

(L) Shipping and handling costs

Shipping and handling costs related to the movement of finished goods from manufacturing locations to customer locations are recorded as selling expenses. Shipping and handling costs were $2,153,000 and $1,794,000 for the years ended December 31, 2009 and 2008, respectively.

F11

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

(M) Advertising Costs

Advertising costs are expensed as incurred.  Advertising expense totaled $6,000 and $25,000 for the years ended December 31, 2009 and 2008, respectively.

(N) Research and Development

Research and development costs related to both present and future products are expensed as incurred.  Total expenditures on research and development for the years ended December 31, 2009 and 2008 were $240,000 and $1,277,000, respectively.

(O) Income Taxes

The Company accounts for income taxes under ASC topic 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740 prescribes a two-step process to determine the amount of tax benefit to recognize. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon examination by a tax authority. If the tax position is deemed “more-likely-than-not” to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50 percent likelihood of being realized upon ultimate settlement. If the tax position does not meet the “more-likely-than-not” threshold then it is not recognized in the financial statements.

Pursuant to the Chinese Corporate Income Tax Law approved on March 16, 2007, the applicable income tax rate for Shanxi Weiqida is 25% of the taxable income from January 1, 2008.

The Company files income tax returns in the United States, Canada and China tax jurisdictions. These tax returns are generally open to examination by the relevant tax authorities from three to seven years from the date they are filed. The Company is currently not under examination by any authority for income tax purposes.

(P) Foreign Currency Translation

Shanxi Weiqida, Huaxin and Dragon Pharmaceuticals (Canada) Inc. maintain their accounting records in their functional currencies (Renminbi Yuan and Canadian dollar, respectively), however, the Company’s reporting currency is U.S. dollars. In accordance with guidance now incorporated in ASC Topic 830 (formerly FAS 52),the financial statements of the Company’s subsidiaries having a functional currency other than US dollars are translated into United States dollars using period end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses.  Capital accounts are translated at their historical exchange rates when the capital transaction occurred.  Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholders’ equity as other comprehensive income. Foreign currency exchange gains and losses on transactions occurring in a currency other than the Company’s functional currency are included in the determination of net income in the period.

F12

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

(Q) Other Comprehensive Income

The Company has adopted ASC Topic 220, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  The Company is disclosing comprehensive income in its Consolidated Statement of Operations and accumulated other comprehensive income in its Statement of Stockholders' Equity.  Comprehensive income comprises all changes in equity for the period except those resulting from investments by owners and distributions to owners.

(R) Segments

Starting on January 1, 2008, the Company has realigned its business segments into two divisions: Penicillin and Cephalosporin divisions. This realignment better reflects the Company’s business strategy to become a leading vertically integrated manufacturer and distributor of a broad line of high-quality antibiotic products.

The Penicillin Division currently operates the production and sales of Clavulanic Acid, Cefalexin and Cefadroxil.  Clavulanic Acid is a drug that combines with penicillin group antibiotics to increase the effectiveness against bacteria resistance. Cefalexin is a Penicillin G downstream product that is widely used to treat urinary tract infections, respiratory tract infections, skin and soft tissue infections. Cefalexin and Cefadroxil were launched and included in the Company’s product portfolio in January 2008.

The Cephalosporin Division operates the production and sales of 7-ACA, its downstream APIs and cephalosporin formulated finished drugs. 7-ACA is a core intermediate for over 50 cephalosporin downstream API and formulated finished drugs. Downstream API products include Ceftazidime (crude powder), Cefotaxime (crude powder & sterilized bulk) and Cefuroxime (sterilized bulk). Formulated finished products include thirty-three  dosage forms from eleven different types of cephalosporin powder for injection.

(S) Earnings Per Share

Earnings per share (“EPS”) is calculated in accordance with ASC topic 260. Basic EPS is based upon the weighted average number of common shares outstanding. Diluted EPS is based on the assumption that all dilutive stock options were exercised. Dilution is computed by applying the treasury stock method. Under this method, options are assumed to be exercised at the beginning of the period, and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

(T) Government Grants and Deferred Revenue

The Company received grants from federal and provincial governments. Government grants are recognized only when there is reasonable assurance that the Company will comply with any conditions attached to the grant and the grant will be received.
A grant relating to current expenditures is reported separately as 'other income' in the period in which the grant is earned and the expenditures have been incurred.  An earned grant relating to capital assets is recorded as deferred revenue and amortized to income on a straight-line basis as the asset is depreciated.

F13

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

(U) Stock Based Compensation

Effective January 1, 2006, the Company has adopted ASC Topic 718 (formerly SFAS 123R), “Accounting for Stock-Based Compensation”, which establishes a fair value method of accounting for stock-based compensation plans. In accordance with guidance now incorporated in ASC Topic 718, the cost of stock options and warrants issued to employees and non-employees is measured on the grant date based on the fair value. The fair value is determined using the Black-Scholes option pricing model. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive benefit, which is generally the vesting period.  Results for prior periods have not been restated.

(V) Fair Value of Financial Instruments

The Company has adopted the provisions of ASC Topic 820, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

•	Level one – Quoted market prices in active markets for identical assets or liabilities;
•	Level two – Inputs other than level one inputs that are either directly or indirectly observable; and
•	Level three – Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

The carrying amount of the Company’s cash and cash equivalents, accounts receivable, investments, amounts due to related parties and loans and other payables approximates their fair value, due to the nature of these instruments.

There were no assets or liabilities measured at fair value on a non-recurring basis during the year ended December 31, 2009.

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision.  Changes in assumptions can significantly affect estimated fair values.

(W) Subsequent Event

The Company has adopted ASC Topic 855 “Subsequent Events”, which establishes general standards of accounting for disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and whether that date represents the date the financial statements were issued or were available to be issued.

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure until March 29, 2010, the date the financial statements were available to be issued.

F14

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

(X) Recent Accounting Pronouncements

In June 2009, the FASB amended ASC 860, (formerly SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment to SFAS No. 140). ASC 860 eliminates the concept of a ―qualifying special-purpose entity, changes the requirements for derecognizing financial assets, and requires additional disclosures in order to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. ASC 860 is effective for fiscal years beginning after November 15, 2009. The Company will adopt ASC 860 in fiscal 2010. We do not expect that the adoption of ASC 860 will have a material impact on our financial statements.

In June 2009, the FASB amended ASC 810 (formerly SFAS No.167, Amendments to FASB Interpretation No. 46). The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. ASC 810 is effective for the first annual reporting period beginning after November 15, 2009 and for interim periods within that first annual reporting period. We will adopt ASC 810 in fiscal 2010. We do not expect that the adoption of ASC 810 will have a material impact on our financial statements.

In October 2009, the FASB issued guidance on revenue arrangements with multiple deliverables stating that when vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration using the relative selling price method. The new guidance includes new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition. This guidance was effective for us January 1, 2011. We do not expect the application of this guidance will have a material impact on our financial position, cash flows or operating results.

In January 2010, the FASB issued new standards in the ASC 820, Fair Value Measurements and Disclosures, which requires reporting entities to make new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair- value measurements. ASU 2010-6 is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for annual periods beginning after December 15, 2010. We do not anticipate that this update will have a material impact on our consolidated financial statements.

NOTE 2	ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2009 and December 31, 2008 consisted of the following:
	December 31, 2009	December 31, 2008
	($‘000)	($‘000)
Trade receivables	19,353	9,957
Receivable from government *	3,593	-
Other receivables	1,268	1,316
Less: allowance for doubtful accounts	(161)	(774)

Accounts receivable, net	24,053	10,499

F15

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

For the year ended December 31, 2009, the Company recorded a provision for doubtful accounts of $67,000 in the Consolidated Statements of Operations compared to $22,000 for the year ended December 31, 2008.

As at December 31, 2009, accounts receivable of $2,779,000 is pledged as collateral for $2,779,000 (RMB19 million) loans payable (Note 10) and accounts receivable of $1,040,000 is pledged as collateral for $1,040,000 (RMB 7.1 million) note payable facility (Note 11).

* The Company’s current 7-ACA and Clavulanic Acid production facilities are near their maximum capacity. Since 2007, the Company has been actively exploring additional business opportunities which may involve an investment in a new production campus. In this regard, the Company paid the deposits of $3,751,000 (RMB25.7 million) to the land bureau and various contractors for possible land and construction costs in 2007 and the balance was recorded as other assets as at December 31, 2008 (Note 6). During the year ended December 31, 2009, the local government re-organized city development plan and decided to arrange another land location to the Company (Note 4).  The Government agreed to reimburse $3,593,000 (RMB24.6 million) to the Company for the costs incurred. Prepayment of $175,000 (RMB1.2 million) to a subcontractor was used for the construction of new production facilities. The Company received $1,462,000 (RMB10 million) from the government in March 2010, and the remaining balance is expected to be received by the end of the year.

NOTE 3                 INVENTORIES

Inventories at December 31, 2009 and December 31, 2008 consisted of the following:

	December 31, 2009	December 31, 2008
	($‘000)	($‘000)
Raw materials	8,283	8,375
Work-in-progress	8,103	8,049
Finished goods	4,516	9,927
	20,902	26,351
Less: provision	(362)	(591)
	20,540	25,760

As at December 31, 2009 and 2008, the Company recorded an inventory valuation provision for lower of net realizable value or cost of $362,000 and $591,000 in the Consolidated Statements of Operations and Comprehensive Income, respectively.

NOTE 4                 PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at December 31, 2009 and 2008:
	December 31, 2009
		Accumulated
	Cost	Depreciation /Provision for impairment	Net Book Value
	($‘000)	($‘000)	($‘000)
Plant and equipment	100,385	32,858	67,527
Land use rights and buildings	26,973	1,954	25,019
Motor vehicles	971	363	608
Furniture and office equipment	3,900	2,639	1,261
Construction in progress *	25,313	998	24,315
	157,542	38,812	118,730

F16

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

	December 31, 2008
		Accumulated	Net Book
	Cost	Depreciation	Value
	($‘000)	($‘000)	($‘000)
Plant and equipment	85,848	23,454	62,394
Land use rights and buildings	19,718	1,490	18,228
Motor vehicles	860	330	530
Furniture and office equipment	3,470	2,154	1,316
Construction in progress	12,097	-	12,097
	121,993	27,428	94,565

Depreciation expense for the years ended the December 31, 2009 and 2008 was $ 10,440,000 and $7,875,000 respectively. Plant and Equipment with a net book value of $25.6 million is pledged as collateral for $10 million in loans payable (Note 10).

During the year ended December 31, 2009, certain assets that were previously under construction and included in construction in progress, were completed and accordingly transferred to plant and equipment. Assets completed and acquired during the years ended December 31, 2009 and 2008 included：
	2009	2008
	($'000)	($'000)
7-ACA and bulk drugs production facilities	6,960	12,120
Formulation drugs production facility	860	131
Clavulanic acid production line	2,999	1,402
Utility facilities and office building	4,506	2,603
Assets completed	15,325	16,256
Assets acquired from Tongling (Note 8)	7,008	5,408
Assets completed and acquired	22,333	21,664

* The balance of construction in progress as at December 31, 2009 represents capital expenditures $4,968,000 for new plant, $9,304,000 for expansion of 7-ACA facility, $8,418,000 for utilities facilities and $2,623,000 for office building.  The government of the city of Datong has intention to acquire the office building and compensate $1,625,000 for the building cost. The Company recognized a provision of $998,000 in other expenses for the year ended December 31, 2009.

The Company has acquired a land use right for a piece of land located in the suburban area of the city of Datong to build a new 7-ACA and a new Clavulanic Acid production facilities with expanded capacities.  It is the management’s current estimate that a capital expenditure of $100 million will be required for these two new facilities which are expected to be completed by the end of 2010 (Note 1(B)). As at December 31, 2009, the total spending for these new production facilities was $12,118,000, including $4,968,000 (RMB34 million) recorded in construction in progress and $7,150,000 (RMB49 million) recorded in other assets (Note 6).

F17

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

Regarding the existing 7-ACA and Clavulanic Acid production facilities, the government of the city of Datong has indicated that it would fully compensate the Company as an incentive to move to the new location.  The estimated relocation compensation is $36 million, including fixed assets (cost of land used right, building and fixtures) that cannot be relocated. The Company does not expect any loss from the relocation.  Final agreement has not been signed with the government.  The Company received $16,673,000 (RMB114  million) and $5,850,000 (RMB 40 million) advance of the compensation from the government as at December 31, 2009 and in March 2010, respectively (Note 9).

NOTE 5                 INTANGIBLE ASSETS

Intangible assets consist of the following as of December 31, 2009 and December 31, 2008:

	December 31, 2009	December 31, 2008
	($'000)	($'000)
Product licenses and permits	2,735	1,707
Production technology	3,096	-
Less: accumulated amortization	(587)	(204)
	5,244	1,503
Provision for impairment loss	(972)	-
	4,272	1,503

Amortization expense for the years ended December 31, 2009 and 2008 was $408,000 and $157,000 respectively. Amortization expense over the next five years will be approximately $486,000 per year.

During the year ended December 31 2009, the Company acquired licenses and permits for nine bulk drugs for a total amount of $1,023,000 (RMB7 million) (Note 8) , and production technology for clavulanic acid and 7ACA for a total amount of $3,096,000. The balance will be amortized on a straight-line basis over a period of ten years.

In accordance with the estimated future cash flows, the carrying amount of product licences permits for formulation drugs are not recoverable, impairment loss of $972,000 was recognized as other expenses during the year ended December 31, 2009.

NOTE 6                 OTHER ASSETS

	December 31, 2009	December 31, 2008
	($'000)	($'000)
Prepayment for construction & equipment *	7,348	-
Deposit for land and constructions costs **	-	3,751
Total	7,348	3,751

* The balance as at December 31, 2009 represents prepayment of $7,150,000 for construction and equipment related to the new production facilities (Note 4), and $198,000 for equipment for Clavulanic acid facility.

** See Note 2.

NOTE 7         DISCONTINUED OPERATIONS

The Company signed an agreement on November 5, 2007 with a non-affiliated third party to sell the assets of the biotech operation excluding finished goods on hand. According to the agreement, the buyer agreed to pay the Company, before June 2008, a total of US$ 2.14 million (or RMB 15.6 million), in exchange for certain fixed assets and certain net working capital as at October 31, 2007 of the biotech business.  The loss on disposal of biotech division was as follow:

F18

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

($’000)
Accounts receivable	567
Inventory -Raw materials & Work-in-progress	249
Value added tax for sales of inventories	42
Total Current Assets	858
Property and equipment	1,516
Less accounts payables and accrued liabilities	(770)
Net assets for sale	1,604
Selling price	2,138
Gain on sale of fixed assets and working capital	534
Less: write off of intangible assets and goodwill	(3,112)
Loss on disposal of biotech division	(2,578)

The Company received $525,000 of the amount receivable from the buyer of the biotech division in 2007, and the remaining balance of $1,613,000 was received in 2008.

The operations of the biotech division have been reclassified and are presented in the consolidated financial statements as discontinued operation. A summary of such discontinued operation of the biotech division is as follows:

	2009	2008
	($'000)	($'000)

Net sales	-	2,146
Cost of sales	-	842
Gross Profit	-	1,304
Operating and other expenses	-	(233)
Income before taxes	-	1,071
Income tax expense	-	(268)
Income from discontinued operation	-	803

NOTE 8                 ACQUISITION OF TONGLING

As at June 30, 2009, the Company executed an agreement with Aurabindo Tongling (Datong) Pharmaceutical Ltd. (“Tongling”), an unrelated third party, to acquire plant and equipment and nine bulk drugs product licenses with a total amount of $8,032,000.   The Company had leased the production plant from Tongling from December 2007 to June 30, 2009. The plant has a 84,000 square feet manufacturing facility with a production line for cephalosporin powder for injection. This plant facility also includes several workshops for other crude sterilized bulk drugs for cephalosporin antibiotics. As a result of the acquisition, the Company has expanded its facility to produce more bulk drugs to meet growing demand of the China market.

F19

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

Tongling had no purchasing and sales functions since 2007 when it leased its production facility to the Company. The acquisition did not involve equity and legal form transfer, and there was no liability assumed in this acquisition.

The following table summarizes the consideration paid for the acquisition and the preliminary determination of the fair value of assets acquired at the acquisition date:
($'000)
Consideration
Cash	8,032
Acquisition-related costs was minor, and recorded in general and administrative expenses
Recognized amount of identifiable assets
Land used rights and buildings	3,309
Equipment	3,595
Motor vehicles	104
Total fixed assets	7,008
Intangible assets – nine bulk drugs product licenses	1,024
Total identifiable net assets	8,032
Goodwill	-
8,032

For the year ended December 31, 2008, the Company acquired equipment of $5,408,000 from Tongling for bulk drugs production facility.

NOTE 9                 OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities at December 31, 2009 and December 31, 2008 consist of the following:

	December 31, 2009	December 31, 2008
	($'000)	($'000)
Long-lived assets payable	19,232	11,582
Non-interest bearing demand loans	5,149	1,715
Advance of government grants *	1,996	1,897
Advance from government for relocation **	16,673	4,814
Payable to a stockholder***	145	-
Accrued expenses	2,625	2,656
Value added tax payables	834	45
Income taxes payable	1,707	388
Other taxes payable	993	1,098
Deposits received from customers	1,702	2,085
	51,056	26,280

* The Company received $95,000 (RMB 650,000) in 2009 and $2,187,000 (RMB16 million) in 2007 of government grants relating to the construction of a water treatment facility. According to an approval of expenditure of the project from the local provincial government in 2008, the Company reclassified $438,000 (RMB3 million) to deferred revenue and recognized on a straight-line basis as the assets is depreciated over 10 years (Note 12). Upon receipt of final approval of the completed project, the remaining balance of $1,996,000 (RMB13,650,000) will be reclassified as deferred revenue and recognized on a straight-line basis as the asset is depreciated.

F20

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

** During the years ended December 31, 2009 and 2008, the Company received land relocation compensation of $11,843,000 (RMB81 million) and $4,739,000 (RMB33 million) from the government of the city of Datong. In March 2010, the Company received $5,850,000 (RMB 40 million) land relocation compensation from the government (Note 4).  As the occurrence and date of relocation has not been determined, the amounts have been classified as other payable and accrued liabilities.

*** This balance bears no interest and was paid off in February 2010 (Note 19).

NOTE 10              LOANS PAYABLE

	December 31, 2009	December 31, 2008
	($'000)	($'000)
RMB11.68 million loan payable to an unrelated third party, non-interest bearing and uncollateralized, due March 2009.	-	1,704

RMB65 million loan payable to an unrelated third party, interest rate of 8.316% and uncollateralized, due September 2009.	-	9,483

RMB5.67million loan payable to a bank, interest rate of 6.696% per annum, collateralized by equipment with a net book value of $3.2 million due December 2009	-	827

RMB10 million loan payable to a bank, interest rate of 6.903% per annum, collateralized by property and equipment with a net book value of $1.8 million, due January 2010 . The loan was renewed in January 2010 and due January 2011	1,463	-

RMB10 million loan payable to a bank, interest rate of 6.318% per annum, collateralized by property and equipment with a net book value of $1.8 million, due January 2010. The loan was renewed in January 2010 and due January 2011	1,463	-

RMB20 million loan payable to a bank, interest rate of 5.841% per annum, guaranteed by a related party, due January 2010. The loan was repaid in January 2010, and RMB17 million was loaned from the same bank due February 2011	2,925	-

RMB2.5 million loan payable to a bank, interest rate of 6.804% per annum, guaranteed by an unrelated third party, due April 2010 (Note 16(B))	366	496

RMB19 million loan payable to a bank, interest rate of 5.103% per annum, collateralized by accounts receivable of $2,799,000, due June 2010 (Note 2).	2,779	-

RMB20 million loan payable to an unrelated third party, interest rate of 9.828% and uncollateralized, due June 2010	2,925	2,918

RMB20 million loan payable to an unrelated third party, interest rate of 9.828% and uncollateralized, due June 2010 *	2,925	2,918

RMB20 million loan payable to an unrelated third party, interest rate of 9.828% and uncollateralized, due June 2010 **	2,925	-

RMB36 million loan payable to a bank, interest rate of 10.458% per annum, guaranteed by an unrelated third party, due October 2010	5,265	5,252

RMB15 million loan payable to an unrelated third party, interest rate of 7.965% and uncollateralized, due November 2010 ***	2,194	2,189

RMB48.8 million loan payable to a bank, interest rate of 6.903% per annum, collateralized by equipment with a net book value of $22 million, due December 2010	7,137	7,630

RMB17 million loan payable to an unrelated third party, interest rate of 7.965% and uncollateralized, due July 2011	2,486	-

RMB10 million loan payable to an unrelated third party, interest rate of 9.558% and uncollateralized, due December 2011	1,463	-

RMB50 million loan payable to a bank, interest rate of 7.02% per annum, guaranteed by an unrelated third party, due September 2011 (Note 16(B))	7,313	8,024

	43,629	41,441
Less: current maturities	32,367	20,870
	11,262	20,571

F21

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

Maturities are as follows:
Fiscal year ended December 31,
2010	32,367
2011	11,262
43,629

* The Company has guaranteed the third party to obtain a bank loan of $2,925,000 (RMB20 million) due June 2010. Interest on the loan is charged at 9.828%.  The third party loaned the $2,925,000 to the Company and charged the same interest rate at 9.828%. According to an agreement between the third party and the Company, the Company will pay the loan balance of $2,925,000 directly to the bank upon maturity.

F22

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

** The Company has guaranteed the third party to obtain a bank loan of $2,925,000 (RMB20 million) due June 2010. Interest on the loan is charged at 9.828%.  The third party loaned the $2,925,000 to the Company and charged the same interest rate at 9.828%.

*** The Company has guaranteed the third party to obtain a bank loan of $2,925,000 (RMB20 million) due November 2010, interest on the loan is charged at 7.965%. The third party loaned $2,194,000 (RMB15 million) to the Company and charged the same interest rate at 7.965% (Note 16 (B)).

NOTE 11              NOTES PAYABLE

The Company has a banking facility whereby the Company has issued several non-interest bearing notes payables to several vendors totalling $1,462,000 (RMB10 million) and a letter of credit of $113,000 (RMB773,000) to an overseas supplier as at December 31, 2009 (2008: $2,918,000 (RMB20 million)). The notes will be due in March 2010 and the term for letter of credit is six months.  These notes and letter of credit are collateralized by $1,577,000 of bank deposits that may only be used to repay the notes and letter of credit.

The Company also entered into an agreement in 2009 with a bank providing a facility whereby the Company has issued several non-interest bearing notes to several vendors with a total amount of $1,040,000 (2008: $2,918,000).   The notes are guaranteed by the bank and which can be provided to suppliers to guarantee payment for purchases.  The bank charged a fee of 0.05% on the total amount of each promissory note issued.  The facility was collateralized by accounts receivable of $1,040,00 (Note 2). These notes will be due in May 2010.

NOTE 12              DEFERRED CREDIT

Deferred credit consisted of the following as of December 31, 2009 and 2008
	December 31, 2009	December 31, 2008
	($'000)	($'000)
Deferred credit	438	438
Less: accumulated amortization	(87)	(44)
	351	394

The Company received government grants of $438,000 (RMB3 million) from provincial government relating to the construction of a water treatment facility in 2007. The Company obtained the final approval from the government that the Company has complied with all conditions attached to the grant in 2008.  $438,000 was recorded as deferred revenue and recognized as other income on a straight-line basis as the asset is depreciated over ten years (Note 9 and Note 14(A)).

NOTE 13              SEGMENTS

The accounting policies of the segments are the same as described in the summary of significant accounting policies.  The Company evaluates segment performance based on gross profit.  All sales by division were to external customers (Note 20). Sales relating to the cephalosporin division’s 7-ACA product represented approximately 23.78% of the total sales for the year ended December 31, 2009 (2008: 32.67%). Substantially all of the Company’s assets are located in China. The following is a summary of the Company’s segment information for the years ended December 31, 2009 and 2008 and as of December 31, 2009 and December 31, 2008.

F23

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

	Cephalosporin	Penicillin
	Division	Division	Total
	($'000)	($'000)	($'000)
2009
Sales	112,996	52,776	165,772
Gross profit	15,065	15,306	30,371
Depreciation and amortization	8,814	2,034	10,848
Additions to long-lived assets	30,894	8,906	39,800

As at December 31, 2009
Intangible assets	1,463	2,809	4,272
Total assets allocated to reportable segments including intangible assets	134,306	44,358	178,664
Cash and restricted cash			7,974
Consolidated total assets			186,638

2008
Sales	103,775	48,172	151,947
Gross profit	15,757	8,790	24,547
Depreciation and amortization	6,233	1,799	8,032
Additions to long-lived assets	25,398	1,273	26,671

As at December 31, 2008
Intangible assets	1,503	-	1,503
Total assets allocated to reportable segments including intangible assets	108,298	35,143	143,441
Cash and restricted cash			4,934
Consolidated total assets			148,375

Geographical segments information is as follow:
	2009	2008
	($’000)	($’000)
Sales
- China	133,641	125,755
- India	26,468	21,052
- Other	5,663	5,140
	165,772	151,947
Total assets
- China	186,414	148,208
- Other	224	167
	186,638	148,375

F24

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

NOTE 14              OTHER INCOME

(A)	Government grants

During the year ended December 31, 2009, Shanxi Weiqida, a wholly-owned subsidiary of the Company, applied for, and received, non-refundable grants of $526,000 (2008: $342,000) from the government of China for bringing in investment and new technology to the city of Datong, Shanxi Province, China.

During the year ended December 31, 2009 and 2008, the Company recognized amortization income of $44,000 and $43,000 of government grants related to the construction of a water treatment facility, respectively (Note 12).

(B)	Subsidies for employee benefit

During 2007, Shanxi Weiqida received subsidies of $1,370,000 from the government of China for mandated employee benefit contributions for the period from July 2005 to June 2008. These subsidies were deposited directly into the employee’s social benefit and insurance accounts, $0 and $420,000 was recognized as other income for the years ended December 31, 2009 and 2008, respectively.

NOTE 15              EARNINGS PER SHARE

The computations of basic and diluted earnings per share (“EPS”) for the years ended December 31, 2009 and 2008 are as follows:

	2009	2008
In thousands of US Dollars ($,000) except share and per share data
Income from continuing operations	8,257	6,021
Income from discontinued operations	-	803
Net Income	8,257	6,824

Weighted average shares used to compute basic EPS	67,066,418	66,867,818
Dilutive effect of stock options	738,248	1,528,798
Weighted average shares used to compute diluted EPS	67,804,666	68,396,616
Basic EPS
- from continuing operations	0.12	0.09
- from discontinued operations	0.00	0.01
- net income	0.12	0.10
Diluted EPS
- from continuing operations	0.12	0.09
- from discontinued operations	0.00	0.01
- net income	0.12	0.10

For years ended December 31, 2009 and 2008, diluted weighted average number of shares outstanding include the dilutive effect of stock options of 4,690,000 and 7,790,000, respectively, and exclude the anti-dilutive effect of stock options of 5,070,000 and 1,970,000, respectively.

F25

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

NOTE 16              COMMITMENTS AND CONTINGENCIES

(A) Employee Benefits

The full time employees of Shanxi Weiqida are entitled to employee benefits including medical care, worker compensation, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan.  The Company is required to accrue for those benefits based on certain percentages of the employees’ salaries.  The total provision for such employee benefits was $1,315,000 and $914,000 for the years ended December 31, 2009 and 2008, respectively.  The Company is required to make contributions to the plans out of the amounts accrued for medical and pension benefits.  The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.

(B) Loan Guarantees (Note 10)

The Company has issued a guarantee to a bank as collateral for loans to a third party vendor of $8,044,000 (RMB55 million) due February 2010. Interest is charged at 8.19%. The loan was repaid by the vendor in February 2010. The potential liability of the Company was released.  The vendor provided a guarantee to the Company to obtain a bank loan of $7,313,000 (RMB50 million) due September 2011 (Note 10).

The Company has guaranteed a bank loan to a supplier in the amount of $2,194,000 (RMB15 million), due in July 2010.  Interest on the loan is charged at 7.434% and the bank has the right to seek settlement from the Company for payment should the supplier fail to repay the loan. There is no recourse or possible recovery for the Company should the supplier default on its bank loan.  The maximum potential amount of future payments (undiscounted) that the Company could be required to make is $2,278,000 (RMB 15.57 million). The Company provided the guarantee to the supplier to maintain a good business relationship.

The Company has issued a guarantee to a bank as collateral for loans to a third party vendor of $2,486,000 (RMB17 million) due September 2011 and $3,949,000 (RMB27 million) due October 2011. Interest is charged at 9.072%. The bank has the right to seek settlement from the Company for payment should the third party vendor fail to repay the loan.  The maximum potential amount of future payments (undiscounted) that the Company could be required to make is $7,478,000 (RMB51.13million). The vendor also provided a guarantee to the Company to obtain a bank loan of $366,000 (RMB2.5 million) due April 2010 (Note 10).

The Company has guaranteed a third party to obtain bank loans of $2,925,000 (RMB20 million) due November 2010, interest on these loans is charged at 7.965%. The third party loaned $2,194,000 (RMB15 million) to the Company and charged the same interest rate at 7.965%. The Company has booked $2,194,000 (RMB15 million) as a liability as at December 31, 2009 (Note 10). The remaining balance of $731,000 (RMB5 million) was used by the third party and the maximum potential amount of future payments (undiscounted) that the Company could be required to make is $780,000 (RMB 5.3 million).  This third party has pledged certain property and equipment to the Company as collateral for this guarantee.

The Company has issued a guarantee of $2,925,000 (RMB20 million) to a bank as collateral for a loan to a related party, whose director is also a stockholder of the Company, due in August 2011.  Interest on the loan is charged at 6.3% and the bank has the right to seek settlement from the Company for payment should the related party fail to repay the loan. There is no recourse or possible recovery for the Company should the related party default on its bank loan.  The maximum potential amount of future payments (undiscounted) that the Company could be required to make is $3,225,000 (RMB 22 million).

F26

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

As of December 31, 2009, there were no claims pending against any of the above loans that the Company guarantees.

(C) Capital Commitments

According to the approval of the Business Bureau of Shanxi province on December 12, 2007, the total registered capital to Shanxi Weiqida, increased from $29,250,000 (RMB200 million) to $58,500,000 (RMB400 million). The Company is required to contribute the additional registered capital of $29,250,000 (RMB 200 million) by paying cash of $15,503,000 (RMB106 million) and transferring $13,747,000 (RMB94 million) of retained earnings of Shanxi Weiqida within three years from November 20, 2007. For the years ended December 31, 2009 and 2008, the Company transferred $0 and $6,104,000 (RMB45 million)  of retained earnings of Shanxi Weiqida to registered capital of Shanxi Weiqida, respectively (Note 17(A)). As at December 31, 2009, the Company has capital commitment of $15,503,000 (Rmb106 million) to Shanxi Weiqida.

(D) Operating Leases

The Company has commitments related to operating leases for property which require the following payments for each year ending December 31:
($’000)
2010	163
2011	105
2012	49
317
The rent expense for the years ended December 31, 2009 and 2008 was $683,000 and $1,637,000, respectively.

(E)  Other Commitments

Capital expenditure contracted for but not yet incurred as at December 31, 2009 was $3,081,000.

NOTE 17              STOCKHOLDERS’ EQUITY

(A) Reserves

Pursuant to PRC regulations, Shanxi Weiqida is required to make appropriations to reserves funds, comprising the reserve fund, staff welfare fund and enterprise expansion fund, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”).  Appropriations to the reserve fund should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of Shanxi Weiqida’s registered capital.  The reserve fund is established for covering potential losses. Appropriations to the staff welfare fund are at a percentage, as determined by the Board of Directors, of the after tax net income determined in accordance with the PRC GAAP.

The staff welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees. Appropriations to the enterprise expansion fund are made at the discretion of the Board of Directors.  The enterprise expansion fund is established for expanding business operation. The reserve fund and enterprise expansion fund are recorded as part of shareholders’ equity but are not available for distribution to shareholders other than in liquidation, while the staff welfare fund is recorded as a liability and is not for distribution to shareholders. The appropriations to reserves are made by the Board of Directors on an annual basis.

F27

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

In order to fulfil Shanxi Weiqida’s additional registered capital requirement, the Company transferred $0 and $6,104,000 of retained earnings of Shanxi Weiqida to registered capital during the years ended December 31, 2009 and 2008. As at December 31, 2009 and 2008, Shanxi Weiqida has paid in capital of $36,983,000 (RMB294 million) and $36,983,000 (RMB 294 million), respectively (Note 16 (C)).

During the years ended December 31, 2009 and 2008, the Company appropriated reserves of $1,282,000 and $820,000, respectively, and staff welfare fund of $10,000 and $7,000, respectively, based upon the respective year’s net income.

(B) Stock Options

The Company has adopted the 2005 Stock Option Plan, effective August 13, 2005, which allows for the granting of options to Directors and Employees for a period of up to ten years.

The Company granted options on February 17, 2008 to its employees to purchase 170,000 shares at an exercise price of $0.75 (being the market price at the time) expiring on February 17, 2011. Of this grant, options to purchase 120,000 shares vested immediately with 25,000 options vesting on each of February 17, 2009, and 2010.
During the year ended December 31, 2008, a director of the Company exercised 200,000 stock options at a price of $0.68. Pursuant to the share purchase agreement, dated September 11, 2004 and the escrow agreement, dated January 12, 2005 (the “Agreements”), the Company released 431,911 shares from escrow to the former shareholders of Oriental Wave Holding Limited. The Agreements related to the acquisition of Oriental Wave Holding Limited and provided for the release of the escrowed shares if certain stock options outstanding at the date of acquisition were exercised prior to the expiry dates. As the release of the escrowed shares did not change the original purchase price, no value was ascribed to the common shares.  As at December 31, 2009, no escrowed shares remain outstanding.

During the year ended December 31, 2008, a former employee of the Company exercised 60,000 stock options at a price of $0.51.

The following table summarizes stock options information for the years ended December 31, 2009 and 2008:
	Shares	Weighted Average Exercise Price
Options outstanding at December 31, 2007	9,975,000	$0.71
Granted	170,000	$0.75
Exercised	(260,000)	$0.64
Expired	(75,000)	$0.68
Forfeited	(50,000)	$0.87
Options outstanding at December 31, 2008	9,760,000	$0.71
Options Outstanding at December 31 2009	9,760,000	$0.71

F28

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

Options Outstanding				Options Exercisable
		Weighted			Weighted
		Average	Weighted		Average	Weighted
Range of		Remaining	Average		Remaining	Average
Exercise	Number	Contractual	Exercise	Number	Contractual	Exercise
Prices	Outstanding	Life	Price	Exercisable	Life	Price
$0.51 - $0.75	7,960,000	0.53	$0.60	7,935,000	0.53	$0.60
$1.18	1,800,000	0.03	$1.18	1,800,000	0.03	$1.18
	9,760,000	0.44	$0.71	9,735,000	0.44	$0.71

The Company recorded stock-based compensation expense of $46,000 for the year ended December 31, 2009 ($154,000 for the year ended December 31, 2008) related to stock options granted to directors and employees, which amounts are included in general and administrative expenses. The estimated fair value of stock options granted during the year ended December 31, 2008 was determined using the Black-Scholes option pricing model with the following weighted average assumptions: expected volatility – 81.51%; risk-free rate – 4.4%; expected average life of the options – 3 years; dividend yield – 0%. The Company estimated a 0% forfeiture rate by considering the historical employee turnover rates and expectations about the future, and will subsequently adjust compensation cost for differences between expectations and actual experience. The estimated fair value of the options granted during the year ended December 31, 2008 was $0.41 per share. The fair value of the options is being expensed on a straight-line basis over the vesting period of the options.

Aggregate intrinsic value of the Company’s stock options is calculated as the difference between the exercise price of the options and the quoted price of the common shares that were in-the-money. The aggregate intrinsic value of the Company's outstanding stock options as at December 31, 2009 and 2008 was $375,000 and $422,000, respectively.  The estimated fair value of stock options vested during the years ended December 31, 2009 and 2008 was $106,000 and $145,000 respectively.  There is approximately $1,000 of unrecognized compensation expense as of December 31, 2009 that is expected to be recognized over the next two months.

NOTE 18              INCOME TAXES

Shanxi Weiqida and Huaxin are subject to income taxes in China on their taxable income as reported in their statutory accounts at a tax rate in accordance with the relevant income tax laws.

Oriental Wave, Allwin Newtech Ltd. and Allwin Biotrade Inc are British Virgin Islands (“BVI”) companies and are not subject to income taxes.  During the year ended December 31, 2006, the three BVI companies elected to be treated as disregarded entities in the U.S.  After this election, the three BVI companies would be viewed as branches of Dragon Pharmaceutical Inc. and be subject to taxes in the U.S. Dragon Pharmaceutical Inc. and Dragon Pharmaceuticals (Canada) Inc. are U.S. and Canadian companies, respectively, and are subject to taxes in those jurisdictions.

On March 16, 2007, The National People’s Congress of China passed “The Law of the People's Republic of China on Enterprise Income Tax” (the “Enterprise Income Tax Law”).  The Enterprise Income Tax Law became effective on January 1, 2008.  This new law eliminated the existing preferential tax treatment that is available to the foreign invested enterprises (“FIE”s) but provides grandfathering of the preferential tax treatment currently enjoyed by the FIEs.  Under the new law, both domestic companies and FIEs are subject to a unified income tax rate of 25% starting from 2008.

F29

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

The Company has structured its business and operations on an international basis.  The Company's history is that they have also been involved in a number of business combinations.  As a result the Company could be involved in various investigations, claims and tax reviews that arise in the ordinary course of business activities.  The tax effect of temporary differences that give rise to significant components of the deferred tax assets are as follows:
	December 31, 2009 ($,000)	December 31, 2008 ($,000)
Deferred tax assets /(liabilities)
Inventory	90	176
Deferred revenue	490	573
Long-term assets	32	(24)
Losses carried forward	2,731	2,577
Total deferred tax assets	3,343	3,302
Less: Valuation allowance	(2,902)	(2,831)
Net deferred tax assets	441	471
Less: deferred tax- current	90	176
Net deferred tax assets	351	295

The valuation allowance is reviewed periodically. When circumstance changes and this causes a change in management’s judgment about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

The Company has non-capital losses carried forward of approximately $1.6 million in Canada, expiring between 2010 and 2028.  The Company also has non-capital losses carried forward of approximately $6.6 million in the US expiring between 2024 and 2029.  Deductibility of the losses and period of expiration is subject to the normal review by taxation authorities.

All income and taxes are attributable to foreign operations. A reconciliation of the federal statutory income tax, at the statutory rate of 35% to the Company’s effective income tax rate, for the years ended December 31, 2009 and 2008 are as follows:
	2009	2008
	($,000)	($,000)
Income from operations before taxes	11,974	6,917
Statutory tax rate	35%	35%
Income tax expense at statutory tax rates	4,191	2,421
Foreign tax rate differential	(1,431)	(623)
Expenses not deductible (recovery) for income tax purposes	499	(797)
Foreign tax refund	-	(1,163)
Change in valuation allowance and others	458	1,058
Income tax expense	3,717	896

Undistributed earnings of the Company’s non Canadian subsidiaries amounted to approximately $15,780,000 and $7,429,000 as of December 31, 2009 and 2008, respectively. The Company has not provided any additional U.S. federal or state income taxes or foreign withholding taxes on the undistributed earnings as such earnings have been indefinitely reinvested in the business as defined in ASC Topic 740.  The determination of the amount of the unrecognized deferred tax liability related to the undistributed earnings is not practicable because of the complexities associated with its hypothetical calculation.

F30

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

During the years ended December 31, 2009 and 2008, Shanxi Weiqida applied for and received an income tax credit for reinvestment of $0 and $457,000 from the government of China, respectively. This credit is related to reinvestment of retained earnings of 2006 of $6,704,000 (RMB 49 million) to paid-in capital of 2007. These credits were recorded as a reduction of income taxes for the year ended December 31, 2008.
Shanxi Weiqida received tax credits of $0 and $706,000 from Chinese local tax authority for purchasing domestically manufactured equipment in 2009 and 2008, respectively. These credits were treated as a reduction of income taxes expense.

The effective income tax rate for Shanxi Weiqida for the years ended December 31, 2009 and 2008 was 27.8% and 11.8%, respectively.

NOTE 19              RELATED PARTY TRANSACTIONS

The Company supplied certain raw materials to a related party, whose director is also a stockholder of the Company, for which the Company charged $2,095,000 and $2,244,000 for the years ended December 31, 2009 and 2008, respectively. The Company also used this party as a contract manufacturer of certain cephalosporin products for which the party charged $62,000 and $431,000 for the years ended December 31, 2009 and 2008.  The transactions were recorded at the exchange amount.
The balance arising from sales/purchase of goods and services are as follows:
	December 31, 2009	December 31, 2008
	($'000)	($'000)
a. Due from related parties
Due from a company whose director is also a stockholder and director of the Company	1,380	1,139
Less: current maturities	1,380	1,139
	-	-
b. Due to related parties
Due to a company whose director is also a stockholder and director of the Company	111	66
Less: current maturities	111	66
	-	-

The balances due from/to related parties bear no interest and are under normal trade repayment terms.

As at December 31, 2009, the Company had payable of $145,000 to a stockholder recorded in other payable. This balance bears no interest and was repaid in February 2010 (Note 9).

NOTE 20              CONCENTRATIONS AND RISKS

81% and 83% of the Company’s revenues for the years ended December 31, 2009 and 2008, respectively, were derived from customers located in China. During the years ended December 31, 2009 and 2008, the Company had sales of $26,468,000 and $21,052,000 respectively to customers in India, representing 16% and 14% respectively of the Company’s revenues for the years ended December 31, 2009 and 2008. Sales to the Company’s largest customer, a Cephalosporin Division customer, accounted for approximately 13% and 12% of the Company’s sales for the years ended December 31, 2009 and 2008, respectively. Amounts owing from one customer represented 16% of the Company’s trade receivables at December 31, 2009.

F31

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
Expressed in US Dollars

The Company is exposed to the risk arising from changing interest rates. A detailed analysis of the Company’s Loans Payable, together with their respective interest rates and maturity dates, are included in Note 10.

The majority of the Company’s assets, liabilities, revenues and expenses are denominated in Renminbi, which was tied to the US Dollar and is now tied to a basket of currencies of China’s largest trading partners, is not a freely convertible currency. The appreciation of the Renminbi against the US Dollar would result in an increase in the assets, liabilities, revenues and expenses of the Company and a foreign currency gain included in comprehensive income. Conversely, the devaluation of the Renminbi against the US Dollar would result in a decrease in the assets, liabilities, revenues and expenses of the Company and a foreign currency loss included in comprehensive income.  As at December 31, 2009, approximately US$7,756,000 of the cash and restricted cash (December 31, 2008:  US$4,819,000) were held in Renminbi.

NOTE 21	SUBSEQUENT EVENT

On January 22, 2010, the Company announced that in a letter dated January 15, 2010, Mr. Yanlin Han, Chairman and CEO of the Company, has made a non-binding proposal to acquire all of the outstanding shares of the Company for a price of $0.80 per share. Dragon’s common stock quoted on OTCBB and traded on Toronto Stock Exchange closed at $0.60 per share and at CAD $0.63 per share, respectively, on January 22, 2010.  Mr. Han is the largest shareholder of the Company owning 37.95% of the total outstanding shares. Mr. Han’s letter indicates that his proposal is conditioned upon satisfactory completion of due diligence, negotiation of definitive transaction documents, receipt of the requisite financing commitments and receipt of necessary board approval.

The Board of Directors of the Company has established a Special Committee of independent directors consisting of Peter Mak, Chairman, and Dr. Jin Li and Dr. Heinz Frey to act on behalf of Dragon Pharma with respect to consideration of the proposal and other strategic alternatives.

On March 26, 2010, the Company entered into an Agreement and Plan of Merger by and among, Chief Respect Ltd., Datong Investment Inc., a wholly owned subsidiary of Chief Respect Ltd., and Mr. Yanlin Han, the Company's Chairman, Chief Executive Officer and largest shareholder. Chief Respect Ltd. is a Hong Kong corporation owned by Mr. Han. Under the terms of the Agreement and Plan of Merger, Mr. Han will acquire shares of Dragon common stock not owned by him for $0.82 per share in cash.  The merger is expected to close in the second quarter of 2010 and is subject to certain closing conditions, including approval by Dragon Pharma’s shareholders, meeting certain requirements of the Toronto Stock Exchange, and other closing conditions set forth in the merger agreement. Under Florida law, the adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares entitled to vote. Under the rules of the Toronto Stock Exchange, the merger agreement must be approved by the holders of a majority of the outstanding shares entitled to vote, excluding the votes of those shares owned by Yanlin Han or any other “interested” shareholders.

F32